PROXY STATEMENT/OFFERING CIRCULAR

of

Frontenac Bancshares, Inc. 3330 Rider Trail Drive Earth City, Missouri 63045 314-569-5355 rroberson@frontenacbank.com	Royal Bancshares, Inc. 13171 Olive Boulevard St. Louis, Missouri 63141 314-212-1655 steve.baden@royalbanksnet.com

Securities being offered—30,000 shares of Royal Bancshares, Inc. Class AA Common Stock,

par value $1.00 per share1

You should carefully consider the “RISK FACTORS” beginning on page 13.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10 percent of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Shares of Royal common stock are not savings or deposit accounts or other insured obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Proxy Statement/Offering Circular is May 16, 2016, and it is first being mailed to the shareholders of Frontenac Bancshares, Inc. on or about May 16, 2016.

This Proxy Statement/Offering Circular has been prepared substantially in accordance with applicable disclosure requirements set forth in SEC Form S-4.

[1]	There is no public market for these shares and none is expected to develop.

All shares are being offered for distribution as merger consideration in connection with the merger transaction described in this Proxy Statement/Offering Circular. No proceeds will be retained by the issuer. No underwriters are involved in this offering and no underwriter commissions will be paid. Only the issuer will distribute shares of Royal pursuant to this Proxy Statement/Offering Circular; no shareholders of the issuer will distribute any shares pursuant to the Proxy Statement/Offering Circular. The actual date of distribution (offering) of the securities will be shortly after the merger is consummated (if the merger is not consummated for any reason, no shares will be distributed).

The total number of shares of Class AA Common Stock will be less than the amounts shown herein. The Merger Agreement allows each Frontenac shareholder to elect stock, or cash, as the merger consideration that shareholder will receive. As a result, it cannot be accurately predicted how many shares will be issued in the merger.

For a discussion of the calculation of the merger consideration, see “THE MERGER AGREEMENT—Calculation of Merger Consideration” at page 64. The aggregate cash portion of the merger consideration is capped at 25 percent of the aggregate merger consideration. The aggregate offering price for the merger consideration actually issued by Royal will not exceed $30,000,000.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Frontenac Bancshares, Inc., headquartered in Earth City, Missouri, referred to herein as “Frontenac,” and Royal Bancshares, Inc., headquartered in St. Louis, Missouri, referred to herein as “Royal,” and the managers of Royal Acquisition LLC, headquartered in St. Louis, Missouri, referenced to herein as “Acquisition,” have approved a Merger Agreement to merge Frontenac with and into Acquisition, with Acquisition as the survivor. If the shareholders of Frontenac vote to approve the Merger Agreement and the merger is completed, Frontenac will merge with and into Acquisition, and shareholders of Frontenac will receive the merger consideration described below (other than those Frontenac shareholders who properly exercise their right to dissent and receive the fair value of their shares instead of the merger consideration).

Holders of Frontenac common stock will be entitled to receive, at their election, for each one share of Frontenac common stock (or its equivalent, in preferred stock):

•	a fraction of one share of Class AA Common stock of Royal; or

•	an amount of cash.

Holders of Frontenac preferred stock will be entitled to receive the merger consideration they would have been eligible to receive had those shares been converted to Frontenac common stock at the time of the merger.

The exact amount of Royal common stock or cash received for each one share of Frontenac common stock (or its equivalent) cannot be determined until near the time of the merger. Under the terms of the Merger Agreement, the exact amount of merger consideration, in the aggregate and per share of Frontenac common stock (or its equivalent), will be determined as of the last day of the calendar month immediately preceding the closing of the merger transaction. Had the merger been consummated in January 2016, the merger consideration per share of Frontenac common stock (or its equivalent) would have been 0.0038 shares of Class AA Common stock of Royal or $3.68. There can be no assurance as to what amounts the merger consideration will be, at the closing of the merger; it could be materially more or materially less than the amounts described here. For a description of the calculation of the merger consideration, see “THE MERGER AGREEMENT—Calculation of Merger Consideration” at page 64 of the Proxy Statement/Offering Circular.

The Board of Directors of Frontenac engaged independent legal and financial advisors to assist it in its review of the proposed merger and negotiation of the Merger Agreement. The merger consideration that shareholders of Frontenac will receive in the merger was derived through arms-length negotiations between Frontenac and Royal. Attached as Annex B is the fairness opinion of Sheshunoff & Co., financial advisor to Frontenac.

This Proxy Statement/Offering Circular provides you with detailed information about the proposed merger between Frontenac and Acquisition. This document also contains information about Royal and Frontenac. We encourage you to carefully read and consider this Proxy Statement/Offering Circular in its entirety.

If you require additional information:

For information regarding Frontenac, please contact: Robert D. Roberson, President and Chief Executive Officer of Frontenac:

3330 Rider Trail Drive

Earth City, Missouri 63045

314-569-5355

rroberson@frontenacbank.com

For information regarding Royal, please contact: Stephen A. Baden, President and Chief Executive Officer of Royal:

13171 Olive Boulevard

St. Louis, Missouri 63141

314-212-1655

steve.baden@royalbanksnet.com

FRONTENAC BANCSHARES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on June 12, 2016

TO THE SHAREHOLDERS OF FRONTENAC BANCSHARES, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Frontenac Bancshares, Inc. (the “Company”) will be held on June 12, 2016, at 10:00 a.m. local time, at the Stegton Regency Banquet Center located at 1450 Wall Street, St. Charles, Missouri 63303, and any adjournments, continuations or postponements, thereof, for the following purpose:

1.	To vote upon the Amended and Restated Agreement of Plan and Merger entered into by and among the Company, Royal Acquisition LLC (“Royal Acquisition”) and Royal Bancshares, Inc., a copy of which is set forth in the accompanying Proxy Statement/Offering Circular as Annex A and incorporated herein by this reference, and the merger of the Company with and into Royal Acquisition, with the result of such transaction being that the separate existence of the Company would cease and Royal Acquisition would continue as the surviving entity.

The Board of Directors of the Company has fixed the close of business on April 30, 2016, as the record date for determination of shareholders entitled to notice of and to vote at the special meeting or any adjournments, continuations or postponements thereof.

By Order of the Board of Directors,

Robert D. Roberson President and Chief Executive Officer

St. Louis, Missouri

May 16, 2016

iii

Annex A:	Amended and Restated Agreement and Plan of Merger
Annex B:	Opinion of Sheshunoff & Co. (Financial Advisor to Frontenac)
Annex C:	Opinion of Sandler O‘Neill + Partners, LP (Financial Advisor to Royal)
Annex D:	Section 351.455 of the Revised Statutes of Missouri (Dissenter’s Rights)
Annex E:	Frontenac 2015, 2014, and 2013 Audited Financial Statements
Annex F:	Royal 2015, 2014, and 2013 Audited Financial Statements
Annex G:	Frontenac Articles of Incorporation
Annex H:	Frontenac Bylaws
Annex I:	Royal Amended and Restated Articles of Incorporation
Annex J:	Royal Amended and Restated Bylaws
Annex K	Frontenac Internal Financial Projections

iv

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the purpose of this Proxy Statement/Offering Circular?

A:	This document serves as the proxy statement for Frontenac and as the offering circular for Royal. As a proxy statement, this document is being provided to shareholders of Frontenac because the board of directors of Frontenac is soliciting proxies for the special meeting of shareholders called to consider the proposed merger transaction. As an offering circular, this document is being provided to shareholders of Frontenac because Royal is offering shares of Royal common stock in exchange for shares of Frontenac stock as merger consideration.

Q:	What is the proposed merger transaction?

A:	A merger in which Frontenac will merge with and into Acquisition and Acquisition will be the surviving entity. After the merger Frontenac will cease to exist as a separate corporation. Upon the effective date of the merger, shareholders of Frontenac will automatically become shareholders of Royal (unless they elect to receive cash as their merger consideration, or elect to exercise their dissenter’s rights). Acquisition will be the surviving entity in the merger and will be wholly-owned by Royal.

Q:	What will I receive in connection with the merger?

A:	If the merger is approved and consummated, shareholders of Frontenac will be entitled to receive, at their election, for each one share of Frontenac common stock (or its equivalent):

•	a fraction of one share of Class AA Common stock of Royal; or

•	an amount in cash.

Holders of Frontenac preferred stock will be entitled to receive the merger consideration they would have been eligible to receive had those shares been converted to Frontenac common stock at the time of the merger.

The exact amount of Royal common stock or cash received for each one share of Frontenac common stock (or its equivalent) cannot be determined until near the time of the merger. Under the terms of the Merger Agreement, the exact amount of merger consideration, in the aggregate and per share of Frontenac common stock (or its equivalent), will be determined as of the last day of the calendar month immediately preceding the closing of the merger transaction. For a description of the calculation of the merger consideration, see “THE MERGER AGREEMENT—Calculation of Merger Consideration” at page 64.

Had the merger been consummated in January 2016, the merger consideration per share of Frontenac common stock (or its equivalent) would have been 0.0038 shares of Class AA Common stock of Royal or $3.68. There can be no assurance as to what amounts the merger consideration will be, at the closing of the merger; it could be materially more or materially less than the amounts described here.

Q:	What is the capital structure of Royal?

A:	Currently Royal has 100,000 shares of Common stock authorized. The Merger Agreement requires that Royal adopt amended and restated articles of incorporation; after adoption of these amended and restated articles of incorporation, Royal will have authorized 150,000 shares of Class A Common stock, 35,000 shares of Class AA Common stock, and 100,000 shares of undesignated Preferred stock. The existing Common stock will remain outstanding and be redesignated as Class A Common stock; Frontenac shareholders electing stock as their merger consideration will receive Class AA Common stock. Royal has no current intention to issue any Preferred stock

Q:	Are there any restrictions on the amount or type of merger consideration I may receive?

A:

For those shareholders of Frontenac that are not accredited investors, SEC rules restrict the value of Royal common stock the shareholder may receive to no more than (for an individual) the greater of 10 percent of

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 1

the shareholder’s net worth or annual income. To the extent a non-accredited shareholder elects to receive Royal common stock and the value of that stock would exceed this limit, the shareholder will receive cash for the merger consideration in excess of the SEC limit. The Merger Agreement also permits Royal to restrict the aggregate cash merger consideration to 25 percent of the aggregate merger consideration—if the cash consideration would otherwise be greater than 25 percent, those shareholders of Frontenac electing cash will instead receive a portion of their merger consideration as cash and a portion as Royal common stock.

Q:	What do I need to do now?

A:	After you carefully read this Proxy Statement/Offering Circular, please vote your proxy promptly by indicating on the enclosed blue proxy form whether you are in favor of or opposed to approving the merger and Merger Agreement, and by signing, dating, and mailing the proxy form in the enclosed postage paid business reply envelope as soon as possible, so that your shares will be represented at the special meeting of shareholders.

Regardless of whether you plan to attend the special meeting in person, we encourage you to promptly complete and mail the proxy form to us. This will help to provide for a quorum at the special meeting and will help reduce the costs associated with the solicitation of proxies.

The board of directors of Frontenac unanimously recommends that shareholders vote “FOR” approval of the merger and the Merger Agreement. Frontenac’s board of directors believes that the merger and the Merger Agreement are advisable to, fair to, and in the best interests of the shareholders of Frontenac, and has unanimously approved the merger and the Merger Agreement.

Enclosed with this Proxy Statement/Offering Circular is a yellow Election Form, pursuant to which each shareholder of Frontenac is to elect the form of merger consideration to be received for his, her, or its shares of Frontenac, should the merger be consummated. Under the terms of the Merger Agreement, if a holder of Frontenac common stock or preferred stock fails to deliver a properly completed Election Form no later than 5:00 pm St. Louis time, on June 9, 2016, to Royal Banks of Missouri, in its capacity as exchange agent under the Merger Agreement, the holder of such shares will receive Royal common stock as his, her, or its merger consideration after the consummation of the merger (subject to SEC limits on stock merger consideration that may be issued to non-accredited investors).

Q:	Can I change my vote after I have delivered my signed proxy form?

A:	Yes, you can change your vote at any time before your proxy is voted at the special meeting of shareholders. You can do this in any of the following three ways:

•	By sending a written notice to the Secretary of Frontenac, received before the special meeting, stating that you have revoked your proxy;

•	By completing, signing, and dating another proxy and returning it by mail to the Secretary of Frontenac, received before the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	If you are a holder of record, by attending the special meeting and voting in person (attendance at the special meeting by itself will not revoke a previously granted proxy).

If your shares are held in an account at a broker or other nominee holder, you should contact your broker or nominee holder to change your vote.

Q:	If my broker holds my shares in “street name” will my broker vote my shares for me?

A:	Not without your instructions. You should instruct your broker to vote your shares, following the directions your broker provides. Your broker will generally not have the discretion to vote your shares without your instructions.

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Page 2	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Q:	Will I be able to sell the shares of Royal common stock I receive in the merger?

A:	Generally, the shares are transferable, but there is no established market for the shares of Royal common stock. The issuance of Royal common stock pursuant to the merger has been qualified under Regulation A promulgated the U.S. Securities and Exchange Commission under the Securities Act of 1933 and as such all shares of Royal common stock that you receive in the merger will be freely transferable. However, because there is no established market for the shares, as a practical matter it may be difficult to sell any of the shares of Royal common stock you receive.

Q:	Do I have the right to dissent from the merger?

A:	Yes. Shareholders of Frontenac have the dissenter’s rights afforded to them under the Section 351.455 of the Revised Statutes of Missouri. Persons properly perfecting dissenters right will have the right to receive an amount of cash, either pursuant to agreement with Acquisition, or as determined by a court.

The text of Section 351.455 RSMo, providing for dissenter’s rights and the procedures for exercising them, is attached as Annex D to this Proxy Statement/Offering Circular. For further information on asserting dissenter’s rights, see “THE SPECIAL MEETING—Shareholder Right to Dissent.” FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 351.455 RSMo FOR PERFECTING DISSENTER’S RIGHTS MAY RESULT IN THE LOSS OF DISSENTER’S RIGHTS. SHAREHOLDERS CONSIDERING EXERCISING DISSENTERS RIGHTS ARE URGED TO CONSULT THEIR OWN LEGAL COUNSEL.

Q:	What are the U.S. federal income tax consequences of the merger to the shareholders?

A:	Generally, shareholders of Frontenac who receive only common stock of Royal should not recognize any gain or loss (except with respect to the cash received for any fractional share) for U.S. federal income tax purposes.

Some shareholders of Frontenac stock may receive both stock of Royal and cash, due to limits imposed by the SEC on the dollar value of securities that non-accredited investors may receive as merger consideration. In addition, if the cash portion of the merger consideration is oversubscribed, all shareholders of Frontenac electing to receive cash as their merger consideration will receive some cash and some common stock of Royal. For any former Frontenac shareholder receiving Royal common stock and cash, such shareholder will recognize any capital gain (long-term or short-term, depending upon the shareholder’s individual holding period) up to the amount of cash received as merger consideration, assuming the shares of Frontenac common stock were held as a capital asset by the shareholder.

For more information regarding tax consequences, see the section entitled “THE MERGER—Material United States Federal Income Tax Consequences” beginning at page 60.

This tax treatment may not apply to all shareholders of the Frontenac. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Q:	Should I send in my stock certificates now?

A:	No. You will receive complete instructions for tendering stock certificates after the merger is completed.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 3

Q:	Whom do I contact if I have questions about the merger?

A:	If you have more questions about the merger:

For information regarding Frontenac, please contact: Robert D. Roberson, President and Chief Executive Officer of Frontenac:

3330 Rider Trail Drive

Earth City, Missouri 63045

314-569-5355

rroberson@frontenacbank.com

For information regarding Royal, please contact: Stephen A. Baden, President and Chief Executive Officer of Royal:

13171 Olive Boulevard

St. Louis, Missouri 63141

314-212-1655

steve.baden@royalbanksnet.com

Proxy Statement/Offering Circular
Page 4	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

SUMMARY

This summary highlights selected information from this Proxy Statement/Offering Circular. It does not contain all of the information that is important to you. You should carefully read this entire Proxy Statement/Offering Circular and the documents to which it refers in order to understand fully the merger and to obtain a more complete description of the parties to the Merger Agreement and the legal terms of the merger. Each item in this summary includes a page reference that directs you to a more complete description in this Proxy Statement/Offering Circular of the topic discussed.

Frontenac

(See page 94)

Frontenac Bancshares, Inc.

3330 Rider Trail Drive

Earth City, Missouri 63045

314-569-5355

Frontenac is a Missouri general business corporation and registered bank holding company under the Bank Holding Company Act of 1956. Frontenac owns all of the capital stock of Frontenac Bank. As of December 31, 2015, on a consolidated basis Frontenac had total assets of approximately $286.1 million, deposits of approximately $237.0 million, and shareholders’ equity of approximately $23.9 million.

Frontenac Bank

(See page 94)

Frontenac Bank

3330 Rider Trail Drive

Earth City, Missouri 63045

314-569-5355

Frontenac Bank is a Missouri banking corporation, regulated by the Missouri Division of Finance and the Federal Deposit Insurance Corporation. Frontenac Bank operates four branches in the greater St. Louis, Missouri, metropolitan area.

Royal

(See page 69)

Royal Bancshares, Inc.

13171 Olive Boulevard

St. Louis, Missouri 63141

314-212-1655

Royal is a Missouri general business corporation and registered bank holding company under the Bank Holding Company Act of 1956. Royal owns all of the capital stock of Royal Banks of Missouri and all of the membership interest in Acquisition. As of December 31, 2015, on a consolidated basis Royal had total assets of approximately $422.7 million, deposits of approximately $347.8 million, and shareholders’ equity of approximately $58.4 million.

Acquisition

(See page 69)

Royal Acquisition LLC

13171 Olive Boulevard

St. Louis, Missouri 63141

314-212-1655

Acquisition is a Missouri limited liability company. Acquisition was formed solely to facilitate the merger and has no business or operations, and only nominal assets. Acquisition is wholly-owned by Royal.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 5

Royal Banks of Missouri

(See page 69)

Royal Banks of Missouri

13171 Olive Boulevard

St. Louis, Missouri 63141

314-212-1655

Royal Banks of Missouri is a Missouri banking corporation, regulated by the Missouri Division of Finance and the Federal Deposit Insurance Corporation. Royal Banks of Missouri operates seven branches in the greater St. Louis, Missouri, metropolitan area.

The Merger

(See page 37)

Frontenac, Royal, and Acquisition executed the Agreement and Plan of Merger on November 12, 2015. On March 10, 2016, Frontenac, Royal, and Acquisition executed an Amended and Restated Agreement and Plan of Merger (providing that the effective date remains November 12, 2015), primarily correcting clerical errors in the original agreement. All references in this Proxy Statement/Offering Circular to the Merger Agreement refer to the Amended and Restated Agreement and Plan of Merger. The Merger Agreement is attached to this Proxy Statement/Offering Circular as Annex A. You should read the Merger Agreement carefully. Subject to shareholder and regulatory approval and satisfaction of the other conditions contained in the Merger Agreement, the parties plan to complete the merger as of June 14, 2016.

What Shareholders of Frontenac Will Receive in the Merger

(See page 64)

Holders of Frontenac common stock will be entitled to receive, at their election, for each one share of Frontenac common stock:

•	a fraction of one share of Class AA Common stock of Royal; or

•	an amount in cash.

Holders of Frontenac preferred stock will be entitled to receive the merger consideration they would have been eligible to receive had those shares been converted to Frontenac common stock at the time of the merger.

The exact amount of Royal common stock or cash received for each one share of Frontenac common stock (or its equivalent) cannot be determined until near the time of the merger. Under the terms of the Merger Agreement, the exact amount of merger consideration, in the aggregate and per share of Frontenac common stock (or its equivalent), will be determined as of the last day of the calendar month immediately preceding the closing of the merger transaction. Had the merger been consummated in January 2016, the merger consideration per share of Frontenac common stock (or its equivalent) would have been 0.0038 shares of Class AA Common stock of Royal or $3.68. There can be no assurance as to what amounts the merger consideration will be, at the closing of the merger; it could be materially more or materially less than the amounts described here. For a description of the calculation of the merger consideration, see “THE MERGER AGREEMENT—Calculation of Merger Consideration” at page 64.

Royal will retain its membership interest in the surviving entity (Acquisition), and will be the sole member of Acquisition after the merger.

Royal will not issue any fractional shares of Royal common stock. Instead shareholders of Frontenac will receive cash in lieu of the fractional share to which the shareholder otherwise would be entitled to receive. The per share amount paid in lieu of fractional shares is equal to the per share amount of the cash merger consideration.

Under rules promulgated by the Securities and Exchange Commission (and as provided in the Merger Agreement), non-accredited investors may acquire, as their merger consideration, shares of Royal equal to no more than the greater of: (i) for natural persons, 10 percent of their net worth or 10 percent of their annual income; and (ii) for entities, the greater of 10 percent of annual revenue or 10 percent of net assets. Any non-accredited investor electing to receive Royal common stock as merger consideration will receive cash to the extent that the cap on shares required by the SEC is applicable to such non-accredited investor.

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Page 6	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

The Merger Agreement provides that no more than 25 percent of the aggregate merger consideration will be paid in cash, excluding cash paid in lieu of fractional shares and cash paid to dissenters. Cash paid in lieu of Royal common stock to non-accredited investors will be included within the 25 percent cap on the cash merger consideration. If the cash merger consideration is oversubscribed, those electing cash merger consideration will receive a pro rata portion of their merger consideration in cash and a pro rata portion in Royal common stock.

Shareholders of Frontenac Have Dissenter’s Rights

(See page 35)

Shareholders of Frontenac have the dissenter’s rights afforded to them under Section 351.455 of the Revised Statutes of Missouri. To perfect dissenter’s rights a shareholder must file with Frontenac prior to or at the Frontenac special meeting of shareholders a written objection to the Merger Agreement (which constitutes the plan of merger) and must not vote in favor of the merger or Merger Agreement (a single vote is to be taken with respect to proposed approval of the merger and the Merger Agreement).

Thereafter, a dissenting shareholder must, within 20 days after the merger is consummated, make a written demand on Acquisition, as the surviving entity in the merger, for payment of fair value for the dissenting shareholder’s shares (under the terms of the Merger Agreement, payment is be made by Royal, not Acquisition, but Missouri law requires that the demand be made on Acquisition). The demand must state the number and class of Frontenac shares owned by the dissenting shareholder. Any shareholder failing to make demand within the 20-day period is conclusively presumed to have consented to the merger and will be bound by the terms of the Merger Agreement. Under the terms of the Merger Agreement, any shareholder failing to duly and timely perfect dissenter’s rights will receive shares of Royal common stock as such shareholder’s merger consideration (subject to the SEC limit on stock merger consideration issued to non-accredited investors).

Within 30 days after the merger is consummated the dissenting shareholder and Acquisition may agree upon the fair value of the shares. If no agreement is reached in the 30-day period, the dissenting shareholder must file a petition in court for a finding and determination of fair value within 60 days after the expiration of the 30-day period. Failure to make a timely filing of the petition shall cause such shareholder and all persons claiming under him, her, or it, to be conclusively presumed to have approved and ratified the merger and to the bound by the terms of the Merger Agreement. Under the terms of the Merger Agreement, any shareholder failing to duly and timely perfect dissenter’s rights will receive shares of Royal common stock as such shareholder’s merger consideration (subject to the SEC limit on stock merger consideration issued to non-accredited investors).

The text of Section 351.455 RSMo, providing for dissenter’s rights and the procedures for exercising them, is attached as Annex D to this Proxy Statement/Offering Circular. For further information on asserting and perfecting dissenter’s rights, see “THE SPECIAL MEETING—Shareholder Right to Dissent” beginning on page 35.

Special Meeting of Frontenac

(See page 34)

Frontenac will hold a special meeting of shareholders to consider the merger and the Merger Agreement. The special meeting of shareholders of Frontenac will be held on June 12, 2016, at 10:00 a.m., Central Time, at The Stegton Regency Banquet Center, 1450 Wall Street, St. Charles, Missouri 63303.

Acquisition will not hold a special meeting of members; in lieu thereof Royal will act by unanimous consent, as the sole member of Acquisition.

The Board of Directors of Frontenac Unanimously Recommends to its Shareholders that the Shareholders Approve the Merger and the Merger Agreement

(See page 40)

The board of directors of Frontenac unanimously approved the Merger Agreement, believes that the merger is advisable to, fair to, and in the best interests of the shareholders of Frontenac, and recommends that the Frontenac shareholders vote “FOR” the proposal to approve the merger and the Merger Agreement. This belief is based on a number of factors described in this Proxy Statement/Offering Circular.

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Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 7

The Financial Advisors for Frontenac and Royal Provided Opinions as to the Fairness of the Merger

(See page 40)

In deciding to approve the merger, Frontenac considered the fairness opinion of its financial advisor Sheshunoff & Company, given orally on November 9, 2015, and confirmed in writing on November 9, 2015, that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, and limitations described in the opinion, the merger from a financial point of view was fair to the shareholders of Frontenac. A copy of the fairness opinion given by Sheshunoff is attached to this document as Annex B. Shareholders of Frontenac should read the opinion completely and carefully to understand the assumptions made, matters considered, and limitations on the reviews undertaken by Sheshunoff in providing its opinion.

In deciding to approve the merger, Royal considered the fairness opinion of its financial advisor, Sandler O’Neill + Partners, LP, dated November 10, 2015, that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, and limitations described in the opinion, the merger was fair from a financial point of view. A copy of the opinion given by Sandler O’Neill is attached to this document as Annex C.

Vote Required to Complete the Merger

(See page 34)

Under the Missouri Limited Liability Company Act and the Missouri General and Business Corporation Law, the merger and the Merger Agreement must be approved by a two-thirds majority of all the votes entitled to be cast by shareholders of Frontenac, as well as by the unanimous consent of Acquisition’s sole member. As a result it is important that all shareholders of Frontenac participate in the special meeting and vote their shares. Each shareholder is urged to promptly and duly complete and execute their proxy and return it to Frontenac in the enclosed self-addressed envelope.

Record Date; Voting Power

(See page 34)

You can vote at the special meeting of Frontenac shareholders if you owned common stock or preferred stock of Frontenac as of the close of business on April 30, 2016, the record date set by the Frontenac board of directors. Each share of Frontenac common stock is entitled to one vote. Each share of Frontenac preferred stock is entitled to the number of votes equal to the number of shares of common stock of Frontenac such share of preferred stock was convertible into as of the April 30, 2016, the record date.

Background of the Merger and Why Frontenac and Royal are Seeking the Merger

(See page 38)

In early 2015 Royal engaged Sandler O’Neill + Partners, LP to assist in finding a possible merger candidate. As a result of these discussions, Royal considered several possible targets for acquisition, including Frontenac. Over the previous ten years Royal and Frontenac managements had conducted several informal merger discussions. Given the identification of Frontenac by Sandler O’Neill and the strong working relationship between the two companies’ management teams, Stephen A. Baden, President and Chief Executive Officer of Royal reached out to Robert D. Roberson, President and Chief Executive Officer of Frontenac.

Discussions commenced in late Spring of 2015 regarding a possible merger. Several meetings were held between the two management groups, considering the benefits of operating as a larger, combined institution. After a general format of a possible transaction was agreed upon by Messrs. Baden and Roberson, meetings began with members of both companies’ boards of directors present. A consensus was reached that there were significant benefits to both companies arising out of a merger. Based upon this consensus, Royal engaged legal counsel to prepare a definitive Merger Agreement that would memorialize the general agreement reached by the two companies. As the possibility of a transaction with Royal progressed, Frontenac engaged Sheshunoff & Company to advise its board of directors with respect to the possible transaction.

Proxy Statement/Offering Circular
Page 8	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

During this period, both companies did an in-depth analysis of the subsidiary bank owned by the other party. This due diligence included, but was not limited to, contracts, loan files, human resource records, securities portfolios, and other assets, including other real estate owned. Royal engaged the Brown Smith Wallace LLC accounting firm to provide a “mark to market” valuation of Frontenac’s loan portfolio. The Merger Agreement was negotiated over the course of several weeks, with the final Merger Agreement executed on November 12, 2015. On March 10, 2016, Frontenac, Royal, and Acquisition executed an Amended and Restated Agreement and Plan of Merger (providing that the effective date remains November 12, 2015), primarily correcting clerical errors in the original agreement. All references in this Proxy Statement/Offering Circular to the Merger Agreement refer to the Amended and Restated Agreement and Plan of Merger.

Sheshunoff delivered an oral opinion, confirmed in writing, to the board of directors of Frontenac on November 9, 2015, that the merger and the Merger Agreement were fair from a financial point of view to the shareholders of Frontenac.

Sandler O’Neill delivered an oral opinion, confirmed in writing, to the board of directors of Royal on November 10, 2015, that the merger and the Merger Agreement were fair from a financial point of view.

Bank Merger

(See page 62)

It is intended that Frontenac Bank and Royal Banks of Missouri will merge shortly after the Frontenac/Acquisition merger, with Royal Banks of Missouri as the surviving banking corporation. This follow-on bank merger will occur after the Frontenac/Acquisition merger and at that time the only shareholders of the two banks will be Royal and Acquisition, each of which may act by unanimous consent rather than holding a formal meeting of shareholders or members. The Federal Deposit Insurance Corporation gave its approval of the bank merger on February 16, 2016. The Missouri Division of Finance is expected to give its approval to the bank merger at the time of the consummation of the bank merger.

Management and Board of Directors of Royal and Royal Banks of Missouri Following the Merger

(See page 68)

The following persons have been designated in the Merger Agreement to serve as the directors of Royal and Royal Banks of Missouri after the effective time of the merger, subject to removal or replacement from time to time thereafter by the shareholders:

Royal Directors	Royal Banks of Missouri Directors
Stephen A. Baden	Stephen A. Baden
Wayne Baker*	Wayne Baker*
Kelley Barbee†	Kelley Barbee†
Ira Bergman	Ira Bergman
Thomas R. Green	Thomas R. Green
John Hammond*†	John Hammond*†
J. Michael Hannegan*†	J. Michael Hannegan*†
Stephen J. Pessin	Stephen J. Pessin
Linda G. Renner	Linda Renner
Anthony Sansone, Sr.	Joe Crutchfield
Nikki Goldstein
Steve Lierman*
Robert Millstone
Paul Puricelli*†
Fred W. Wiesehan

*	Frontenac Bank director currently.
†	Frontenac Bancshares, Inc. director currently.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 9

The following persons will serve as the executive officers of Royal Banks of Missouri, after the effective time of the merger, subject to removal, replacement, reassignment, and such other actions as may be determined from time to time thereafter by the board of directors of Royal Banks of Missouri:

Stephen J. Pessin	Chairman
Linda Renner	Vice Chairwoman
Stephen A. Baden	President and Chief Executive Officer
Robert D. Roberson	Chief Operating Officer
Mitchell Baden	Senior Lending Officer
Cindy Thurman	Senior Credit Officer
Ashley Gates	Compliance and Bank Secrecy Act Officer

U.S. Federal Income Tax Consequences

(See page 60)

Generally, shareholders of Frontenac who receive only stock of Royal should not recognize any gain or loss (except with respect to the cash received for any fractional share) for U.S. federal income tax purposes.

Some shareholders of Frontenac stock may receive both stock of Royal and cash, due to limits imposed the SEC on the dollar value of securities that non-accredited investors may receive as merger consideration. In addition, the cash portion of the merger consideration is capped at 25 percent of the aggregate merger consideration, excluding cash paid in lieu of fractional shares and cash paid to dissenters. Cash paid in lieu of Royal common stock to non-accredited investors will be included within the 25 percent cap on the cash merger consideration. If the cash portion of the merger consideration is oversubscribed, all shareholders of Frontenac electing to receive cash as their merger consideration will receive some cash and some common stock of Royal. For former Frontenac shareholders receiving Royal common stock and cash, such shareholder will recognize any capital gain (long-term or short-term, depending upon the shareholder’s individual holding period) up to the amount of cash received as merger consideration, assuming the shares of Frontenac stock were held as a capital asset by the shareholder.

For more information regarding tax consequences, see the section entitled “THE MERGER—Material United States Federal Tax Consequences” beginning at page 60.

This tax treatment may not apply to all shareholders of Frontenac. Determining the actual tax consequences of the merger to you can be complex. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Accounting Treatment

(See page 59)

Royal will account for the merger as a purchase transaction.

Proxy Statement/Offering Circular
Page 10	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Interests of Certain Persons in the Merger

(See page 61)

The Merger Agreement provides that Royal Banks of Missouri and Robert D. Roberson will enter into an employment agreement upon consummation of the merger. The form of employment agreement does not provide for the title or duties of Mr. Roberson, but it is anticipated that he will become the Chief Operating Officer of Royal Banks of Missouri. The term of the employment agreement is not provided for in the Merger Agreement. Mr. Roberson’s compensation is to be set at $220,000 per annum for regular compensation, and a bonus of $100,000 payable if Mr. Roberson is still employed by Royal Banks of Missouri on December 31, 2016. Discretionary bonuses are permitted but not required. It is anticipated that Mr. Roberson will, beginning January 1, 2017, participate in a phantom stock deferred compensation plan to be established by Royal Banks of Missouri (entitling Mr. Roberson to no less than 60 basis points of Royal Banks of Missouri’s pre-tax income for each year during which Mr. Roberson participates in the plan). The employment agreement provides that during the term of the agreement and for six months thereafter Mr. Roberson will not solicit business from any customer of Royal Banks of Missouri or solicit employees of Royal Banks of Missouri.

Conditions to Complete the Merger

(See page 66)

The completion of the merger depends on a number of conditions being met, including the following:

•	The merger and Merger Agreement receive the requisite approval of the Frontenac shareholders

•	The Merger Agreement and the transactions contemplated therein receive all requisite regulatory approvals

•	The Form 1-A filed by Royal with respect to this Proxy Statement/Offering Circular is declared qualified by the SEC

•	No order, decree, or injunction prohibits the consummation of the merger

•	The representations and warranties of each of Frontenac and Royal in the Merger Agreement are true and correct in all material respects

•	Frontenac, Royal, and Acquisition perform in all material respects their respective obligations under the Merger Agreement

•	Royal must adopt Amended and Restated Articles of Incorporation and Amended and Restated Bylaws substantially in the forms set forth respectively in Annex I and Annex J to this Proxy Statement/ Offering Circular

•	No material adverse change occurs with respect to Frontenac or Royal

•	Each of Frontenac and Royal receives an opinion of counsel from the other party’s counsel as to certain legal matters related to the merger and Merger Agreement

•	That Frontenac and Royal receive an opinion of counsel for Royal that the tax treatment will be as described in this Proxy Statement/Offering Circular

A party to the Merger Agreement may elect to waive a condition that has not been satisfied and complete the merger although the party is entitled not to complete the merger.

Termination of the Merger Agreement

(See page 67)

The Merger Agreement and the transactions contemplated therein may be terminated prior to the effective time of the merger in any of the following manners:

•	By mutual consent of the boards of directors of all the parties to the Merger Agreement

•	By the board of directors of any party to the Merger Agreement if the merger is not consummated by September 30, 2016

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 11

•	By the board of directors of any party if there is a substantial likelihood that a required regulatory approval will not be obtained or will be obtained only with conditions that make it inadvisable to proceed with the merger

•	By the board of directors of either Royal or Frontenac in the event the other party is in material breach of the Merger Agreement and fails to cure the breach within 20 days

•	By Frontenac if there is a superior proposal to acquire Frontenac or Frontenac Bank and the Merger Agreement is not revised to allow the merger with Royal to proceed

Comparative Per Share Market Price Information

(See pages 119 and 120)

There are no established public trading markets for shares of common stock of Frontenac or of the common stock of Royal. Therefore, reliable information is not available about the prices at which such shares of Frontenac and/or Royal have been bought and sold.

Proxy Statement/Offering Circular
Page 12	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

RISK FACTORS

The ownership of Royal common stock involves a number of risks. If any of the risks described below actually occur, the business, financial condition, results of operations, or cash flows of Royal could be materially adversely affected. The risks below should be considered along with the other information included in this Proxy Statement/Offering Circular. There may exist other risks not identified here.

Risks Related to the Merger

There is no Established Market for Shares of Royal common stock (the Merger Consideration), and None is Expected to Form.

The shares of Royal Class AA Common stock issued as merger consideration to the shareholders of Frontenac will be freely tradable; however, there is currently no public market for these shares of Royal, nor is one expected to develop. Persons deemed to be affiliates of Royal after the merger (generally, directors, executive officers, and holders of 10 percent or more of Royal’s common stock) must comply with Rule 144 promulgated under the Securities Act of 1933 if they wish to sell or otherwise transfer any shares of stock of Royal received in the merger.

After the Merger, Shareholders of Frontenac Will Be Limited in their Ability to Influence Royal’s Actions and Decisions.

Following the merger, former shareholders of Frontenac in the aggregate will hold approximately 25 percent of the outstanding shares of Royal common stock. For two years following the merger, the holders of the Royal Class AA Common stock (the shares distributed as merger consideration) will be entitled to elect 40 percent of the directors of Royal, and those directors will in turn be entitled to appoint 40 percent of the members of Royal Banks of Missouri directors and those designated Royal Banks of Missouri directors will be entitled to appoint 40 percent of Royal Banks of Missouri’s loan committee. After the two year period expires, all of these special voting privileges will cease, and holders of Royal Class AA Common stock will vote as one class with the Class A Common stock holders. As a result, holders of Royal Class AA Common stock will have only a limited ability to influence Royal’s business and will not have separate approval rights with respect to any actions or decisions of Royal or have separate representation on Royal’s board of directors.

Royal May Fail to Achieve the Anticipated Benefits of the Merger.

There can be no assurance that any of the anticipated benefits of the merger discussed in this Proxy Statement/Offering Circular will be achieved in whole, or in part.

Royal May Fail to Effectively Integrate Frontenac and Royal Operations.

Royal’s merger with Frontenac involves the combination of two bank holding companies that previously have operated and, until completion of the merger, will continue to operate, independently. A successful combination of the operations of the two entities will depend substantially upon Royal’s ability to consolidate operations, systems, and procedures and to eliminate redundancies and costs. Royal may not be able to combine the operations of Frontenac with its operations without encountering difficulties, such as:

•	The loss of key employees and customers

•	The disruption of operations and business

•	Inability to maintain and increase competitive presence

•	Deposit attrition, customer loss, and revenue loss

•	Possible inconsistencies in standards, control procedures, and policies

•	Unexpected problems with costs, operations, personnel, technology, or credit

•	Problems with the assimilation of new operations, sites, or personnel, which could divert resources from regular banking operations

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 13

Additionally, general market and economic conditions, as well as governmental actions affecting the financial industry, may inhibit Royal’s successful integration of Frontenac.

If Royal has difficulties with the integration process, Royal might not achieve the expected economic benefits. There may also be business disruptions that cause the loss customers or cause customers to move their deposits and business to other financial institutions.

Retention of Frontenac Employees.

The ability of Frontenac to operate successfully until consummation of the merger will depend in large part upon the management and business skills of certain executive officers, including President and Chief Executive Officer Robert D. Roberson and certain other key employees. If one or more of these employees become unable to perform their duties or elect to terminate their employment, the financial performance and business condition of Frontenac may be adversely affected. Although Frontenac has taken certain steps to lessen the chances of such problems occurring (such as entering into contracts providing for retention bonuses), there can be no assurance that one or more key employees will not resign.

Risks Related to Ownership of Royal Common Stock

Shares Are Not Insured

Shares of Royal are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

Absence of Registration under Applicable Securities Laws

The issuance of Royal common stock as merger consideration has not been registered under the Securities Act of 1933, or under the securities laws of any state. Prospective purchasers must recognize that they do not necessarily have any of the protections afforded by applicable federal and state securities laws in registered and/or qualified offerings.

Exchange Ratios of Merger Consideration

The exchange ratios for the merger consideration (the number of shares of Royal common stock issuable, or amount of cash payable, for each share of Frontenac common stock, or its equivalent, held prior to the merger) were negotiated between Frontenac and Royal. Although each party considered various factors, the resulting exchange ratios should not be regarded as an indication of any future market price or value of for Royal common stock. No assurance is or can be given that Royal common stock can be resold, if at all, for the values implied in the Merger Agreement.

Reliance of Royal Upon Dividends from Royal Banks of Missouri

Royal relies on dividends from Royal Banks of Missouri for most of Royal’s revenue. Royal is a separate and distinct legal entity from Royal Banks of Missouri. These dividends are the principal source of funds to pay dividends on stock and interest and principal on debt. Various federal laws and regulations limit the amount of dividends that Royal Banks of Missouri may pay to Royal. In the event Royal Banks of Missouri is unable to pay dividends, Royal may not be able to service its debt, pay obligations, or pay dividends on stock. The inability to receive dividends from Royal Banks of Missouri could have a material adverse effect on Royal’s business, financial condition, and results of operations.

No Assurance of Cash Dividends

There can be no assurance that Royal will pay dividends in the future. Certain regulatory requirements could prevent Royal from paying dividends under certain circumstances even if the board of directors desired to declare dividends. See “SUPERVISION AND REGULATION—Regulation of Royal and Royal Banks—Limitations on Dividends.” The payment of dividends on Royal shares is generally within the discretion of the board of directors, which will determine the amount of dividends declared, if any, based upon Royal’s and Royal Banks of Missouri’s capital and other needs.

Proxy Statement/Offering Circular
Page 14	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Under the terms of the trust preferred securities issued by Frontenac (see below), the obligations of which are to be assumed by Royal as a part of the merger transaction, no dividends on Royal common stock will be payable unless and until Royal pays all deferred interest (including interest on interest), in accordance with the trust preferred instruments. Although Royal intends to make such payment after consummation of the merger, there can be no assurance that such payments will be made, or that Royal will not, at some future date, defer payments of interest under the trust preferred instruments, causing it to be subject to the prohibition on dividends.

Limited Resources

Future growth in operations or losses from operations may require increases in Royal’s capital. Additional equity financing could result in dilution to Royal’s existing shareholders. Debt financing would result in higher interest expense. There can be no assurance that Royal will generate sufficient funds to service its debt. Moreover, there is no assurance that future equity or debt financing will be available on terms acceptable to and/or in the amounts needed by Royal.

Company Debt

Royal currently has no outstanding debt. Thomas R. Green, a shareholder of Royal, has committed to loan funds to Royal in connection with the merger or other working capital needs of Royal, should Royal need those funds. The credit facility offered by Mr. Green is a $12 million revolving line of credit, with the interest rate floating at the 90 day LIBOR rate plus 300 basis points. Interest only is payable during the life of the facility, payable quarterly. The maturity date is three years. Royal is required to pledge 100 percent of the issued and outstanding common stock of Royal Banks of Missouri to secure its obligation. Mr. Green received a $2,500 facility fee.

On September 17, 2003, Frontenac Trust I (“Trust I”), a subsidiary of Frontenac, issued $5,000,000 of floating rate cumulative trust preferred securities in a private placement offering. These trust preferred securities mature on September 17, 2033. The maturity date may be shortened at any time, if certain conditions are met. Proceeds from the offering, net of underwriting fees and offering expenses, totaled $4,900,000. Trust I used the net proceeds from the trust preferred securities and a cash injection from Frontenac to purchase $5,155,000 of junior subordinated debentures of Frontenac bearing the same interest rate as the trust preferred securities. Interest is payable quarterly on the trust preferred securities at a rate equal to LIBOR for three-month U.S. dollar deposits plus 3.05 percent; however, such interest payments may be deferred up to 20 quarters, an option which Frontenac is currently exercising, after making the September 2014 payment of interest. At January 31, 2016, the accrued but unpaid interest was $236,033. Royal will assume the Frontenac obligations under these securities as a part of the merger process.

On December 15, 2004, Frontenac Statutory Trust II (“Trust II”), a subsidiary of Frontenac, issued $5,000,000 of floating rate cumulative trust preferred securities in a private placement offering. These trust preferred securities mature on December 31, 2034. The maturity date may be shortened at any time, if certain conditions are met. Proceeds from the offering, net of underwriting fees and offering expenses, totaled $4,900,000. Trust II used the net proceeds from the trust preferred securities and a cash injection from Frontenac to purchase $5,155,000 of junior subordinated debentures of Frontenac bearing the same interest rate as the trust preferred securities. Interest is payable quarterly on the trust preferred securities at a rate equal to LIBOR for three-month U.S. dollar deposits plus 2.40 percent; however, such interest payments may be deferred up to 20 quarters, an option which Frontenac is currently exercising, after making the September 2014 payment of interest. At January 31, 2016, the accrued but unpaid interest was $190,159. Royal will assume the Frontenac obligations under these securities as a part of the merger process.

Security for Bank Debt

Royal Banks of Missouri had outstanding aggregate advances, commitments, and letters of credit with the Federal Home Loan Bank of Des Moines, Iowa (“FHLB”), of $28.7 million at December 31, 2015. Royal Banks of Missouri has pledged assets to the FHLB to secure its obligations. Royal Banks of Missouri also has pledged collateral and executed necessary agreements to allow for access to the Discount Window of the Federal Reserve Bank of St. Louis.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 15

Concentration of Ownership

Approximately 75 percent of the shares of Royal Common stock outstanding as of January 31, 2016 (to be renamed Class A Common stock as a part of the transactions contemplated in the Merger Agreement) are held by members of the family of Thomas R. Green. Because of this concentration of ownership, shareholders who elect to receive Royal common stock as their merger consideration are unlikely to be able to effectively influence the election of directors or other matters to be voted upon by the shareholders of Royal. Currently, two members of the Green family (Thomas R. Green and Linda Renner) serve on Royal’s board of directors.

Obligations in Deferred Compensation Plan

Royal has a deferred compensation plan that creates “phantom shares” for two senior managers, Stephen A. Baden and Mitchell Baden. After the merger, it is expected that Robert Roberson will also participate in the deferred compensation plan. Upon the retirement of each of these individuals, Royal is obligated to fund the payments required of under the plan. Such obligation may arise at a time when Royal would not be in a condition to choose to make such payments. Any payments may have a material adverse effect upon the financial condition of Royal.

General Risks of Ownership and Operation of Financial Institutions

Royal’s primary asset is Royal Banks of Missouri. Royal’s ownership of Royal Banks of Missouri is subject to all of the risk and other factors generally incident to the operation of financial services businesses. The amount of revenue generated from the operation of Royal Banks of Missouri and the level of operating expenses will be affected by a number of factors that are not within the control of Royal Banks of Missouri or Royal, such as the conditions of the local and national economy and national monetary policy. Among the factors which can affect Royal Banks of Missouri’s business are:

•	General economic conditions, including recession, inflation, and fluctuations in general or local business conditions, including particular segments of the local economy

•	Increases in operating expenses, including expenses related to costs of deposits (interest paid), employee salaries, and fringe benefits

•	Decreases in revenues, including revenues related to loans and investments (interest earned), and other fees

•	Changes in governmental regulations affecting Royal Banks of Missouri’s business, including increased FDIC insurance costs, increased capital requirements, additional burdensome regulation, and the like

•	Closure, bankruptcies, contract disputes, and/or defaults in payment by customers, resulting in losses

Liability for Subsidiary Bank

By statute and under Federal Reserve policy, Royal is expected to act as a source of financial strength to Royal Banks of Missouri and commit resources to support it, even in circumstances where Royal might not otherwise choose to do so, absent such policy. This support may be required at times when Royal may not find itself able to provide it.

No Assurance of Future Growth

The key components to Royal’s growth strategy are growing Royal Banks of Missouri’s loan portfolio and fee-based income. Royal Banks of Missouri’s ability to achieve such growth and expansion will be dependent upon numerous factors, including the intensity of competition for deposits, loans, and other bank-related services, with other bank and non-bank financial institutions, the availability of suitable opportunities to make loans, avoidance of credit losses, hiring and training of personnel, depth in management, and adequate financing.

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Page 16	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Competition

Royal Banks of Missouri encounters substantial competition for customers of its deposit, loan, and other bank-related services in the markets in which it competes. Royal Banks of Missouri’s principal competitors include other financial institutions such as banks, savings and loan institutions, trust companies, credit unions, and a number of other non-bank competitors such as insurance companies, small loan companies, finance companies, mortgage companies, and other sources of funds, investment products, and payment services. Many of Royal Banks of Missouri’s non-bank competitors are not subject to the same extensive federal regulations applicable to Royal Banks of Missouri and, as a result, such competitors may have some advantage over Royal Banks of Missouri in providing certain services. Many of the financial institutions with which Royal Banks of Missouri competes are larger and have substantially greater financial resources than Royal Banks of Missouri.

Exposure to National Economic Conditions

Beginning in 2007 and broadening in 2008, market and economic conditions were severely impacted as credit conditions rapidly deteriorated and financial markets experienced widespread illiquidity and elevated levels of volatility. Concerns about future economic growth, interest rates, continued lower consumer confidence, resumed credit contraction, and lower corporate earnings, as well as uncertainty with respect to governmental intervention in the economy, continue to challenge the economic performance. As a result of these unparalleled market conditions, Congress and federal regulatory bodies, including the U.S. Treasury Department and the Board of Governors of the Federal Reserve System (the “Federal Reserve”), initiated several actions that have changed the landscape of the U.S. financial services industry. These actions include adoption of the Emergency Economic Stabilization Act and various programs established under that legislation in 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) in 2010.

The deterioration and slow recovery of the economy negatively impacted the credit quality of Royal Banks of Missouri’s loan portfolio. Although Royal believes economic conditions have stabilized, slow to modest recoveries over the years to come could adversely impact Royal Banks of Missouri’s loan portfolio.

The Federal Reserve recently initiated a hike in short-term interests, the first since 2006. Rates were raised in December 2015, from near zero, by 25 basis points (one-quarter of one percent). It is widely anticipated that the Federal Reserve will continue to slowly raise rates for an extended period of time, but the timing and extent of such changes cannot be predicted, adding uncertainty to the interest rate environment in which Royal does business.

Government Regulation

Royal and Royal Banks of Missouri are subject to extensive and pervasive regulation and reporting requirements of the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), and the Missouri Division of Finance. Such regulation restricts the activities that Royal may enter into and, in particular, its activities and transactions with respect to Royal Banks of Missouri. In addition to these prudential regulators, the Consumer Financial Protection Bureau (the “CFPB”) extensively regulates the activities of both bank and non-bank financial institutions. The CFPB has begun to promulgate regulations that impact Royal Banks of Missouri’s operations and more such regulation is expected.

Recent Financial Reform Legislation

On July 21, 2010, the Dodd-Frank Act was signed into law. This law has significantly changed the bank regulatory structure and affected the lending, deposit, investment, trading, and operating activities of financial institutions and their holding companies. The Dodd-Frank Act required various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies were given significant discretion in drafting the implementing rules and regulations. The Dodd-Frank Act also created a new regulator, the CFPB. Unlike traditional banking regulators which balance consumer protection with safe and sound banking practices, the CFPB is designed solely to regulate with respect to consumer protection.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 17

Regulatory Capital Requirements

Royal Banks of Missouri is subject to various regulatory capital requirements, administered by the FDIC. The failure to meet minimum capital requirements would require the FDIC to initiate certain mandatory actions and authorize a host of additional discretionary regulatory actions under the Prompt Corrective Action rules. These regulatory responses to undercapitalization may adversely affect the financial condition and results of operations of Royal and/or Royal Banks of Missouri. Even if Royal Banks of Missouri maintains minimum required capital levels, if it fails to maintain a higher level, referred to as “well capitalized,” the FDIC could impose conditions and restrictions that could adversely affect the financial condition or results of operations of Royal and/or Royal Banks of Missouri.

New Basel III Capital Requirements

The primary U.S. banking regulators have promulgated final rules adopting new capital measures and requirements, commonly referred to as “Basel III.” The Basel III regulations have established a new capital measure (Common Equity Tier 1), established enhanced (higher) capital requirements under the Prompt Corrective Action provisions, and established capital-based restrictions on the payments of dividends, stock redemptions, and certain discretionary bonuses, among other things. Basel III rules became effective as of January 1, 2015, with certain aspects phased-in over time. Because Basel III became effective relatively recently, Royal cannot predict whether it will materially adversely affect Royal or its shareholders.

Interest Rate Risk

Royal’s earnings will depend to a great extent upon the level of net interest income achieved by Royal Banks of Missouri, which is the difference between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. There can be no assurance that maturities on assets of Royal Banks of Missouri will be appropriately balanced in relation to maturities of liabilities (gap management). Gap management is not an exact science; rather, it involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. Moreover, rate changes can vary depending upon the level of rates and competitive factors. From time to time, maturities of assets and liabilities may not be balanced, and a rapid increase or decrease in interest rates could have an adverse effect on net interest margins and results of operations of Royal.

Liquidity of Royal Banks of Missouri and Royal

Liquidity risk at Royal Banks of Missouri and/or Royal could impair the ability to fund operations and jeopardize the financial condition of Royal Banks of Missouri and/or Royal. Liquidity is essential to Royal Banks of Missouri’s business. An inability to raise funds through traditional sources could have a substantial negative effect on liquidity. Royal Banks of Missouri’s access to funding sources in amounts adequate to finance activities and on terms that are acceptable could be impaired by factors that affect Royal Banks of Missouri or Royal specifically or the financial services industry or economy in general. Factors that could detrimentally impact access to liquidity sources include a decrease in the level of business activity as a result of a downturn in the markets in which Royal Banks of Missouri’s loans are concentrated or adverse regulatory action against Royal Banks of Missouri or Royal. Royal’s ability to borrow could also be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views or expectations regarding the prospects for the financial services industry.

Royal is a separate and distinct legal entity from Royal Banks of Missouri. Royal’s liquidity position is affected by dividends received from Royal Banks of Missouri, the amount of cash and other liquid assets on hand, payment of interest and dividends on debt and stock issued by Royal, capital contributions Royal makes into Royal Banks of Missouri, any reduction of debt by Royal, and proceeds raised through the issuance of stock. The failure of Royal to adequately fund its liquidity needs could have a substantial adverse effect upon its business, financial condition, and results of operations

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Page 18	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Sufficiency of Royal Banks of Missouri’s Reserve for Loan Losses

Royal Banks of Missouri’s customers may not repay their loans according to their terms, and the collateral securing the payment of these loans, if any, may be insufficient to assure repayment. When such events occur, Royal Banks of Missouri may experience significant loan losses that could have a material adverse effect on operating results. Management makes various assumptions and judgments about the collectability of Royal Banks of Missouri’s loan portfolio, including the creditworthiness of Royal Banks of Missouri’s borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of Royal Banks of Missouri’s loans. Royal Banks of Missouri maintains a reserve for loan losses in an attempt to cover any loan losses that may occur. In determining the size of the reserve, management relies on an analysis of Royal Banks of Missouri’s loan portfolio based on historical loss experience, volume and types of loans, trends in classifications, volume and trends in delinquencies and non-accruals, national and local economic conditions, and other pertinent information. If management’s assumptions are materially inaccurate, Royal Banks of Missouri’s current reserve may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in the loan portfolio. Material additions to Royal Banks of Missouri’s reserve for loan losses would materially decrease Royal Banks of Missouri’s (and Royal’s) net income. Royal Banks of Missouri’s reserve for loan losses was $4,500,504 (1.33% of total loans) and $4,563,656 (1.36% of total loans) at December 31, 2015 and 2014, respectively.

Stability of Royal Banks of Missouri’s Borrowers

A substantial portion of Royal Banks of Missouri’s loan customers are considered to be small- to medium-sized businesses. Borrowers of this type frequently have smaller market share, less capitalization, and fewer resources to draw upon than larger competitors. This in turn may make Royal Banks of Missouri’s customers more vulnerable to economic downturns and other dislocations in the marketplace. These vulnerabilities, in turn, may cause Royal Banks of Missouri’s customers to have a greater propensity to fail to make loan payments in accordance with the terms of their loan documents. Should a materially large percentage of Royal Banks of Missouri’s customers suffer such problems at or about the same time, this could adversely affect the results of operations or financial condition of Royal Banks of Missouri and Royal.

Internal Controls

Royal Banks of Missouri’s controls and procedures may fail or be circumvented. Management regularly reviews and updates Royal Banks of Missouri’s internal controls, procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurance that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on Royal’s business, financial condition, and results of operations.

FDIC Deposit Insurance Premiums

Royal Banks of Missouri’s FDIC deposit insurance premiums could be substantially higher in the future, which could have a material adverse effect on future earnings. The Dodd-Frank Act established 1.35 percent as the minimum deposit reserve ratio. The FDIC has determined that the deposit reserve ratio should be 2.0 percent and has adopted a plan under which it will meet the statutory minimum deposit reserve ratio of 1.35 percent by the statutory deadline of September 30, 2020. It is possible that Royal Banks of Missouri’s deposit insurance premiums will increase in the future as a result of these changes or from other, unforeseen, events.

Litigation

Significant legal actions could subject Royal and/or Royal Banks of Missouri to substantial liability. From time to time banks are subject to claims related to operations. These claims and legal actions, including supervisory actions by regulators, could involve monetary claims and significant defense costs. As a result, Royal may be exposed to substantial liabilities, which could negatively affect its results of operations and financial condition.

Investment Portfolio

The value of securities in Royal Banks of Missouri’s investment portfolio may be negatively affected by disruptions in securities markets or changes in the economic policies of the federal government. Volatile market conditions may detrimentally affect the value of investment securities, such as through reduced valuations due to perceived heightened credit and liquidity risks. There can be no assurance that the declines in market value associated with these disruptions would not result in other-than-temporary impairments of these assets, which could lead to write-downs of the carrying value of these assets which in turn could have a material adverse effect on Royal’s net income and capital levels.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 19

Reliance on Management

The success of Royal Banks of Missouri will depend to a large extent on its ability to attract and retain qualified senior management personnel for Royal Banks of Missouri. The loss of certain senior management personnel could adversely affect Royal Banks of Missouri. There can be no assurance that the services of the senior management of Royal Banks of Missouri will continue to be available or that Royal Banks of Missouri will be able to attract and retain qualified management personnel to sustain its growth.

Dependence on Technological Improvements

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Royal Banks of Missouri’s future success will depend in part upon its ability to create additional efficiencies in its operations. Many of Royal Banks of Missouri’s competitors have substantially greater resources to invest in technological improvements. There can be no assurance that Royal Banks of Missouri’s technological improvements will increase its operational efficiency or that Royal Banks of Missouri will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers.

Reliance upon Computers and Network Security

Royal Banks of Missouri is reliant upon computer systems and network infrastructure to conduct its business. These systems could be vulnerable to various hardware and cyber security issues, including malfunction, “hacking,” and “identity theft” attacks. Royal Banks of Missouri’s financial condition and results of operations are dependent upon Royal Banks of Missouri successfully protecting its computers, networks, and information from attack, loss, or destruction, whether due to intentional bad acts or other circumstances, some of which may be beyond Royal Banks of Missouri’s ability to control. There can be no assurance that Royal Banks of Missouri will successfully protect these systems and assets.

Reliance upon Intellectual Property of Others

Royal Banks of Missouri relies upon various vendors to provide a host of technology products and services used by Royal Banks of Missouri to operate its business. These types of products and services are frequently the subject of litigation related to the ownership of the technology. As such, Royal Banks of Missouri’s vendors, or Royal Banks of Missouri itself, may at times be the subject of claims that a use of certain technology infringes upon the intellectual property or other rights of some third party. The costs of defense of such claims, even if successful, could be materially adverse to Royal Banks of Missouri, and a successful claimant may be able to deprive Royal Banks of Missouri of the right to use a necessary technology. This could expose Royal Banks of Missouri to excessive financial demands by a third party, or even the possibility of Royal Banks of Missouri being barred from using technology necessary for its operations.

Risks Related to the Concentration of Royal Banks of Missouri’s Loan Portfolio

Commercial Real Estate and Real Estate Construction. As of December 31, 2015, 2014, and 2013, on a consolidated basis, approximately 71 percent, 69 percent, and 69 percent, respectively, of Royal Banks of Missouri’s loan portfolio consisted of commercial real estate and multi-family loans, and 4 percent, 7 percent, and 7 percent, respectively, of Royal Banks of Missouri’s loan portfolio consisted of commercial real estate construction loans. Such concentrations of its loan portfolio expose Royal Banks of Missouri to greater risk of losses in its loan portfolio than would be the case if the portfolio were more diversified. The performance of commercial real estate loans is influenced by a number of factors, including the prevailing interest rates, inflation, and levels of regional commercial activity. A change in any one of these factors, or in factors that Royal Banks of Missouri does not anticipate, could cause the performance of commercial real estate loans in Royal Banks of Missouri’s portfolio to decline, leading to significant losses in its loan portfolio and a material deterioration in financial performance or financial condition.

Proxy Statement/Offering Circular
Page 20	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Residential Real Estate. As of December 31, 2015, 2014, and 2013, on a consolidated basis, approximately 15 percent, 14 percent, and 14 percent, respectively, of Royal Banks of Missouri’s loans consisted of residential real estate. Such concentration of its loan portfolio exposes Royal Banks of Missouri to greater risk of loss in its loan portfolio than would be the case if the portfolio were more diversified. The performance of residential real estate loans is influenced by a number of factors, including national, regional, and local trends in home prices, rates of unemployment, general economic trends, interest rates, and regulations. A change in any one of these factors, or in factors that Royal Banks of Missouri does not anticipate, could cause the performance of residential real estate loans in Royal Banks of Missouri’s portfolio to decline, leading to significant losses in its loan portfolio and a material deterioration in financial performance or financial condition.

Out of Area Loans. As of December 31, 2015, 2014, and 2013, on a consolidated basis, approximately 20 percent, 21 percent, and 22 percent, respectively, of Royal Banks of Missouri’s loans consisted of loans made to borrowers out of the St. Louis metropolitan area. Such concentration of its loan portfolio exposes Royal Banks of Missouri to greater risk of loss in its loan portfolio than would be the case if those loans had been made within the area served by Royal Banks of Missouri. These loans represent a risk with respect to increased costs of monitoring loans and collateral, increased enforcement costs in the event of a default, and unfamiliarity with non-local conditions, trends, and historical performance. In addition, the performance of out of area loans may be influenced by a number of factors, including regional and local trends in real estate values, rates of unemployment, general economic trends, interest rates, and regulations not applicable to the St. Louis metropolitan area. A change in any one of these factors, or in factors that Royal Banks of Missouri does not anticipate, could cause the performance out of area loans in Royal Banks of Missouri’s portfolio to decline, leading to significant losses in its loan portfolio and a material deterioration in financial performance or financial condition.

Environmental Risks

A materially large portion of Royal Banks of Missouri’s loan portfolio is secured by real estate. During the ordinary course of business Royal Banks of Missouri may foreclose upon such assets and take title in the real estate. This exposes Royal Banks of Missouri to risks of various environmental hazards including, but not limited to, the presence of hazardous substances and the need to remediate environmental hazards. The costs of defending claims of an environmental nature, whether brought by a governmental agency or a third party, could be sufficiently great to materially adversely affect the financial condition of Royal Banks of Missouri, even if no liability were found. Further, liability for environmental hazards may materially adversely affect Royal Banks of Missouri’s financial condition, should Frontenac be held liable, or elect to assume liability in lieu of litigation.

U.S. Government Securities

During recent years the U.S. Congress has been deeply divided and this has resulted in periods of political instability during which it has been openly discussed that the U.S. Government might default upon its securities obligations. The mere consideration of possible default led one rating agency to down-grade U.S. Government securities, and another has considered such a downgrade. An event of default by the U.S. Government (or possibly even just another threat of default) could result in substantial disruptions to the global financial markets and have a material adverse effect upon the financial condition of Royal.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 21

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ROYAL

The following table sets forth certain financial information with respect to Royal, which is derived from the audited financial statements of Royal for the fiscal years ended December 31, 2015 and 2014. You should read this information in conjunction with Royal’s audited financial statements and related notes attached hereto as Annex F.

	At or for the Years Ended December 31,
	2015	2014
	(in thousands except per share data)
Selected Financial Condition Data:
Total assets	$422,657	$422,284
Loans, net[1]	334,407	329,954
Cash and cash equivalents	8,093	5,349
Securities available for sale	16,178	17,110
Securities held to maturity	30,412	37,782
Deposits	347,833	353,199
Short-term borrowings	10,503	7,742
Federal Home Loan Bank advances	2,000	2,000
Shareholders’ equity	58,427	55,149
Selected Operating Data:
Total interest income	$16,047	$16,495
Total interest expense	1,912	1,997

Net interest income	14,135	14,498
Provision for loan losses	46	—

Net interest income after provision for loan losses	14,089	14,498
Noninterest income	1,681	2,041
Noninterest expense	9,579	9,662

Income before income taxes	6,191	6,877
Income taxes	1,991	1,917

Net income	$4,200	$4,960

Basic earnings per share	$67.66	$79.90
Diluted earnings per share	$67.66	$79.90

[1]	Net of the reserve for loan losses.

Proxy Statement/Offering Circular
Page 22	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

	At or for the Years Ended December 31,
	2015	2014
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	1.01%	1.17%
Return on equity (ratio of net income to average shareholders’ equity)	7.34%	9.33%
Average interest rate spread[1]	3.55%	3.54%
Dividend payout ratio[2]	20.30%	19.42%
Dividends per share	$13.73	$15.52
Net interest margin[3]	3.69%	3.69%
Efficiency ratio [4]	60.57%	58.42%
Noninterest expense to average total assets	2.31%	2.27%
Average interest-earning assets to average interest-bearing liabilities	129.98%	130.00%
Asset Quality Ratios:
Nonperforming assets to total assets	3.57%	7.15%
Nonperforming loans to total loans	4.70%	9.00%
Net charge-offs (recoveries) to average loans outstanding	0.03%	0.44%
Allowance for loan losses to non-performing loans	17.35%	15.14%
Allowance for loan losses to total loans	1.33%	1.36%
Capital Ratios:
Shareholders’ equity to total assets at end of year	13.82%	13.06%
Average shareholders’ equity to average assets	13.79%	12.57%
Tangible capital	$58,227	$54,949
Tier 1 Leverage Ratio	14.41%	13.45%
Common Equity Tier 1 Risk-Based Capital Ratio[5]	15.85%	N/A
Tier 1 Risk-Based Capital Ratio[6]	15.85%	15.79%
Total Risk-Based Capital Ratio [7]	17.07%	17.04%

[1]	The difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities.
[2]	Dividends declared per share divided by diluted earnings per share.
[3]	Annual net interest income as a percent of average interest-earning assets.
[4]	Annual non-interest expense divided by the sum of net interest income and noninterest income
[5]	Common equity tier 1 capital divided by risk-weighted assets
[6]	All tier 1 capital divided by risk-weighted assets.
[7]	Total capital divided by risk-weighted assets.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 23

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FRONTENAC

The following table sets forth certain financial information with respect to Frontenac, which is derived from the audited financial statements of Frontenac for the fiscal years ended December 31, 2015 and 2014. You should read this information in conjunction with Frontenac’s audited financial statements and related notes attached hereto as Annex E.

	At or for the Years Ended December 31,
	2015	2014
	(in thousands except per share data)
Selected Financial Condition Data:
Total assets	$286,122	$271,981
Loans, net (1)[1]	192,897	197,011
Cash and cash equivalents	8,621	12,151
Securities available for sale	51,686	31,685
Securities held to maturity	—	—
Deposits	237,036	233,950
Short-term borrowings	7,142	3,433
Federal Home Loan Bank advances	6,300	—
Shareholders’ equity	23,897	23,193

Selected Operating Data:
Total interest income	$9,709	$9,751
Total interest expense	1,930	1,895

Net interest income	7,779	7,856
Provision for loan losses	425	—

Net interest income after provision for loan losses	7,355	7,856
Noninterest income	709	247
Noninterest expense	6,826	7,975

Income before income taxes	1,238	128
Income taxes	402	(6,560)

Net income	$836	$6,688

Basic earnings per share	$0.16	$1.29
Diluted earnings per share	$0.12	$1.19

[1]	Net of the allowance for loan losses.

Proxy Statement/Offering Circular
Page 24	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

	At or for the Years Ended December 31,
	2015	2014
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.30%	2.45%
Return on equity (ratio of net income to average shareholders’ equity)	3.52%	45.66%
Average interest rate spread[1]	3.02%	3.06%
Dividend payout ratio [2]	N/A	N/A
Dividends per share	N/A	N/A
Net interest margin [3]	3.05%	3.08%
Efficiency ratio [4]	80.42%	98.42%
Noninterest expense to average total assets	2.45%	2.92%
Average interest-earning assets to average interest-bearing liabilities	104.16%	103.20%
Asset Quality Ratios:
Nonperforming assets to total assets	5.57%	8.88%
Nonperforming loans to total loans	4.08%	7.66%
Net charge-offs (recoveries) to average loans outstanding	0.57%	0.31%
Allowance for loan losses to non-performing loans	48.85%	30.10%
Allowance for loan losses to total loans	1.99%	2.31%
Capital Ratios:
Shareholders’ equity to total assets at end of year	8.35%	8.53%
Average shareholders’ equity to average assets	8.53%	5.37%
Tangible capital	$23,897	$23,193
Tier 1 Leverage Ratio	10.23%	9.88%
Common Equity Tier 1 Risk-Based Capital Ratio[5]	13.75%	N/A
Tier 1 Risk-Based Capital Ratio[6]	13.75%	12.67%
Total Risk-Based Capital Ratio[7]	15.02%	13.93%

[1]	The difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities.
[2]	Dividends declared per share divided by diluted earnings per share.
[3]	Annual net interest income as a percent of average interest-earning assets.
[4]	Annual noninterest expense divided by the sum of net interest income and noninterest income.
[5]	Common equity tier 1 capital divided by risk-weighted assets.
[6]	Tier 1 capital divided by risk-weighted assets
[7]	Total capital divided by risk-weighted assets.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 25

COMPARATIVE HISTORICAL AND PRO FORMA DATA

The following table sets forth for the common stock of each of Royal and Frontenac certain historical, pro forma, and pro forma-equivalent per share financial information. For the book value per share information, cash dividends, basic earnings per share, and diluted earnings per share information for the year ended December 31, 2015, the pro forma information assumes the merger had become effective on January 1, 2015. The pro forma data in the tables represents a current estimate based on available information of the combined company’s results of operations and is based on an exchange ratio of 0.0038 shares of common stock of Royal for each share of common stock or common stock equivalent of Frontenac (the exchange ratio that would have existed had the merger been consummated in January 2016), and assumes that 75 percent of the shares of Frontenac common stock (and equivalents) are converted into Royal common stock as a result of the merger, and that such Royal shares were outstanding for the period presented. The information in the following table is based on, and should be read together with, the historical financial information of Royal set forth in Annex F to this Proxy Statement/Offering Circular and the historical financial information of Frontenac set forth in Annex E to this Proxy Statement/Offering Circular.

As of December 31, 2015

(unaudited)

	Royal Historical	Frontenac Historical	Royal Pro forma	Pro forma Frontenac Equivalent Per Share[1]
Book value per share[2]	$941.27	$3.34	$967.73	$3.68
Tangible book value per share[2]	$938.05	3.34	$924.72	$3.51
Cash dividends per share	13.73	—	$13.73	$0.05
Basic earnings per share	67.66	0.16	$64.66	$0.25
Diluted earnings per share	67.66	0.12	$64.66	$0.25

[1]	Assumes 75 percent of shares Frontenac common and equivalents are converted into shares of Royal common stock, based upon the exchange ratio that would have existed had the merger been consummated in January 2016, using financial data as of December 31, 2015.
[2]	Assumes the conversion of Frontenac preferred stock into Frontenac common stock.

Proxy Statement/Offering Circular
Page 26	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables show unaudited pro forma financial information about the financial condition and results of operations of Royal, including per share data, after giving effect to the merger with Frontenac and other pro forma adjustments. The unaudited pro forma financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with generally accepted accounting principles, and that the assets and liabilities of Frontenac will be recorded by Royal at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger had occurred in January 2016, using financial statements as of December 31, 2015. The unaudited pro forma condensed combined income statement for the year ended December 31, 2015, gives effect to the merger as if the merger had become effective at January 1, 2015. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Royal and Frontenac included elsewhere in this proxy statement/offering circular.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue, or other potential financial benefits of the merger. In addition, as explained in more detail in the accompanying notes, the preliminary exchange ratio reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual exchange ratio that will be used on the date of the merger.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 27

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2015

	Frontenac	Royal	Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$1,680,156	$7,829,389			$9,509,545
Interest earning deposits in banks	14,142,736	2,940,295			17,083,031
Investments in available-for-sale securities	51,686,350	16,178,298			67,864,648
Investments in held-to-maturity securities	—	30,411,870			30,411,870
Loans	196,961,299	338,907,205			535,868,504
Less purchase valuation	—	—	$(7,310,000)	(1)	(7,310,000)
Less reserve for possible loan losses	(3,923,017)	(4,500,504)	$3,923,017	(2)	(4,500,504)

Net loans	193,038,282	334,406,701			524,058,000

Bank premises and equipment	6,539,202	4,859,560	$1,000,000	(3)	12,398,762
Goodwill	—	199,913	$3,346,392	(10)	3,546,305
Other intangible assets	—	—	$2,300,000	(4)	2,300,000
Other assets	19,035,239	25,831,097	$(429,786)	(7)	44,436,550

	$286,121,965	$422,657,123			$711,608,711

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$7,037,675	$56,153,736			$63,191,411
Interest-bearing deposits	229,997,897	291,678,992	$(1,250,000)	(5)	520,426,889

Total deposits	237,035,572	347,832,728			583,618,300
Short-term borrowings	7,141,644	10,503,000			17,644,644
Long-term borrowings with the Federal Home Loan Bank	6,300,000	2,000,000	$32,000	(6)	8,332,000
Subordinated debentures	10,000,000	—			10,000,000
Note payable to shareholder	—	—	$6,579,060	(8)	6,579,060
Other liabilities	1,747,814	3,894,748			5,642,562

Total liabilities	262,225,030	364,230,476			631,816,566

Stockholders’ equity
Preferred stock	2,180,725	—	$(2,180,725)	(8)	—
Common stock	53,055	64,372	$(32,674)	(8)	84,753
Surplus	29,110,597	2,408,479	$(7,765,480)	(8)	23,753,596
Retained earnings	(6,627,934)	56,903,020	$6,627,934	(8)	56,903,020
Treasury stock	(700,740)	(718,652)	$700,740	(8)	(718,652)
Accumulated other comprehensive income	(118,768)	(230,572)	$118,768	(8)	(230,572)

Total stockholders’ equity	23,896,935	58,426,647			79,792,145

	$286,121,965	$422,657,123			$711,608,711

Proxy Statement/Offering Circular
Page 28	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Unaudited Pro forma Condensed Combined Statement of Income for the

Year Ended December 31, 2015

	Frontenac	Royal	Adjustments			Pro Forma Combined
Interest income	$9,709,291	$16,046,681	$1,462,000	(1)		$27,217,972
Interest expense	1,930,042	1,911,756	704,725	(5	)(6)(8)	4,546,523

Net interest income	7,779,249	14,134,925	757,275			22,671,449
Provision for loan losses	424,510	46,000				470,510

Net interest income after provision for loan losses	7,354,739	14,088,925	757,275			22,200,939
Noninterest income	708,988	1,680,623				2,389,611
Noninterest expense	6,825,876	9,578,814	280,000	(3	)(4)	16,684,690

Net income before income taxes	1,237,851	6,190,734	477,275			7,905,860
Income taxes	401,771	1,991,000	181,365	(9)		2,574,136

Net income	$836,080	$4,199,734	$295,910			$5,331,724

Basic earnings per share	$0.16	$67.66				$64.66
Diluted earnings per share	$0.12	$67.66				$64.66

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Income

Note 1 – Basis of Presentation

Royal has agreed to acquire Frontenac for a combination of cash and Royal common stock in an amount approximating 1.10 times the adjusted tangible equity capital of Frontenac, as defined in the Merger Agreement. If the merger had been consummated in January 2016, using data as of December 31, 2015, this total consideration would have been $27,944,558, including $1,657,858 in Frontenac merger-related costs assumed by Royal. Frontenac common and preferred shareholders may elect to take cash (which would have equaled $3.68 per share) or 0.0038 shares of Royal common stock, for each share of Frontenac common stock, or its equivalent in Frontenac preferred stock, exchanged in the merger. Frontenac preferred shareholders would have been entitled to convert their preferred shares to Frontenac common shares at December 31, 2015, at a conversion rate of 21.4938 Frontenac common shares for each share of Frontenac preferred stock. Following is the composition of Frontenac’s common and preferred shares, which includes undeclared, accrued dividends of $256,623, at December 31, 2015:

Common shares issued and outstanding		5,305,516
Less common shares held in treasury		(29,246)

Subtotal		5,276,270
Preferred shares issued and outstanding	87,229
x conversion rate	21.4938	1,874,883

Total common shares to be exchanged for Royal common shares or cash		7,151,153

NOTE: THESE SHARE COMPUTATIONS AND EXCHANGE RATIOS ARE BASED ON INFORMATION AS OF DECEMBER 31, 2015. THE ACTUAL SHARE AMOUNTS AND EXCHANGE RATIOS TO BE USED WILL BE BASED ON INFORMATION AT THE MONTH END IMMEDIATELY PRECEDING THE MERGER DATE. THE AMOUNT AND EXCHANGE RATIOS USED IN THESE PRO FORMA FINANCIAL STATEMENTS ARE COMPUTED AS IF THE MERGER OCCURRED IN JANUARY 2016, USING FINANCIAL DATA AS OF DECEMBER 31, 2015.

The cash portion of the merger consideration will be limited to 25 percent of the total consideration, which would have been $6,579,060 for 25 percent of the Frontenac shares (1,787,788), for a January 2016 consummation of the merger. For the remaining 5,363,365 Frontenac common shares, Royal would have issued 20,381 Royal Class AA common shares valued at $21,365,498 based on the price for the other Frontenac common shares exchanged.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 29

The merger will be accounted for under the acquisition method of accounting and, accordingly, the assets and liabilities for Frontenac have been marked to estimated fair value based upon conditions at December 31, 2015, and as if the transaction had been effective on January 1, 2015, for statement of income data. Since these are pro forma statements, there can be no assurance that the amounts reflected in these pro forma condensed combined financial statements would have been representative of the actual amounts earned had the companies been combined at that time.

Note 2 – Pro Forma Adjustments Footnotes

(1) To adjust Frontenac’s loans to fair value, which includes an $8,000,000 discount to adjust for credit deterioration of the acquired portfolio, and a $690,000 premium for interest rates. The $7,310,000 net discount is expected to be accreted over an estimated five-year life of the respective loans in a manner that approximates the level yield interest method.

(2) To eliminate Frontenac’s reserve for loan losses of $3,923,017.

(3) To adjust Frontenac’s fixed assets to fair value by $1.0 million related to premises, with amount amortized on a straight line basis over a 20-year weighted average remaining life.

(4) To record a core deposit intangible asset of $2.3 million, with amount amortized on a straight-line basis over a 10-year period. This asset was determined based upon the present value of the estimated future cash flows of core deposits discounted using a weighted average market rate.

(5) To adjust Frontenac’s time deposits to fair value by a decrease of $1,250,000, with amount amortized on a straight line basis over a three-year period.

(6) To adjust Frontenac’s long-term Federal Home Loan Bank advances to fair value by an increase of $32,000, with amount amortized on a straight line basis over a four-year period.

(7) To record a net deferred tax relating to the fair value adjustments and core deposit intangible using an assumed rate of 38 percent.

(8) To record the note payable to a Royal shareholder for the 25 percent cash portion of the transaction (which will require interest-only payments during its three-year maturity period at the floating rate of 90-day LIBOR plus 300 basis points, assumed for these pro forma financial statements to be 4.5 percent), and issuance of 20,381 Royal Class AA common shares for the remaining 75 percent of the purchase price.

(9) Effective tax rate assumed to be 38 percent.

(10) To record goodwill of $3,346,392 resulting from the difference of the purchase price and the fair value of identifiable net assets of Frontenac, computed as follows:

Proxy Statement/Offering Circular
Page 30	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Total merger consideration:
Cash	$6,579,060
Royal Class AA common stock (20,381 shares)	21,365,498

Total consideration	27,944,558

Adjusted Frontenac net assets:
Frontenac book value	23,896,935
Adjustments to reflect fair value:
Loans	(7,310,000)
Eliminate Frontenac’s reserve for loan losses	3,923,017
Premises and equipment	1,000,000
Deposits	1,250,000
Core deposit intangible	2,300,000
FHLB borrowings	(32,000)
Deferred tax liability	(429,786)

Net adjustments	701,231

Adjusted fair value of net assets	24,598,166

Resulting goodwill	$3,346,392

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 31

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2015, Royal Banks of Missouri and Frontenac Bank each independently exceeded all of their respective regulatory capital requirements. The following table sets forth the pro forma regulatory capital of Royal Banks of Missouri after giving effect to the merger, based upon the assumption that 75 percent of Frontenac common stock (and equivalents) will be converted into Royal common stock, at the ratio that would have existed had the merger been consummated in January 2016. On a pro forma basis after the merger, Royal Banks of Missouri’s pro forma regulatory capital will exceed all regulatory requirements.

	Royal Banks of Missouri Historical December 31, 2015 (unaudited)		Frontenac Bank Historical December 31, 2015 (unaudited)		Royal Banks of Missouri Pro Forma December 31, 2015 (unaudited)
	(in thousands)	(percent)	(in thousands)	(percent)	(in thousands)	(percent)
Tier 1 leverage ratio[1]
Tier 1 leverage capital	$59,390	14.41%	$28,841	10.23%	$84,885	12.29%
Tier 1 leverage requirement to be well capitalized	20,605	5.00%	14,094	5.00%	34,533	5.00%

Excess capital	$38,785		$14,747		$50,352

Common equity tier 1 risk-based ratio[2]
Common equity tier 1 capital	$59,390	15.85%	$28,841	13.75%	$84,885	14.61%
Common equity risk-based requirement to be well capitalized	24.350	6.50%	13,631	6.50%	37,784	6.50%

Excess Capital	$35,040		$15,210		$47,101

Tier 1 risk-based ratio(2)
Tier 1 capital	$59,390	15.85%	$28,841	13.75%	$84,885	14.61%
Tier 1 risk-based requirement to be well capitalized	29,969	8.00%	16,776	8.00%	46,503	8.00

Excess capital	$29,421		$12,065		$38,382

Total risk-based ratio(2)
Total risk-based capital	$63,938	17.07%	$31,507	15.02%	$92,099	15.85%
Total risk-based requirement to be well capitalized	37,461	10.00%	20,971	10.00%	58,097	10.00%

Excess capital	$26,477		$10,536		$34,002

[1]	Figures shown are as a percentage of total assets at December 31, 2015.
[2]	Capital ratios are shown as a percentage of risk-weighted assets.

Proxy Statement/Offering Circular
Page 32	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Proxy Statement/Offering Circular contains certain forward-looking statements about the financial condition, results of operations and business of Royal and Frontenac and about Acquisition as the surviving bank following the merger. These statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, tax consequences and accounting treatment of the merger, receipt of regulatory approvals, and pro forma data for Royal after the merger. These statements appear in several sections of this Proxy Statement/Offering Circular, including “SUMMARY,” “RISK FACTORS,” “INFORMATION ABOUT ROYAL AND ROYAL BANKS OF MISSOURI,” “ROYAL AND ROYAL BANKS OF MISSOURI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” “INFORMATION ABOUT FRONTENAC AND FRONTENAC BANK,” and “FRONTENAC AND FRONTENAC BANK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.” The forward-looking statements generally include any of the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “should,” “will” or “plans” or other similar expressions.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Royal following the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of Royal. In addition, neither Royal nor Frontenac intends to, nor are they obligated to, update these forward-looking statements after this Proxy Statement/Offering Circular is distributed, even if new information, future events, or other circumstances have made them incorrect or misleading as of any future date.

Factors that may cause actual results to differ materially from those contemplated by forward-looking statements include, among others, those discussed in the section entitled “RISK FACTORS” beginning on page 13, including the following:

•	lack of established market for the shares of Royal

•	failure to complete the merger because of such factors such as failure to obtain regulatory approval or failure to obtain the anticipated benefits of the merger

•	exposure to economic conditions, including the effects of any downturn in the economy on financial institutions

•	materially adverse changes in the financial condition or results of operations of either Royal or Frontenac prior to the merger

•	fluctuations in prevailing interest rates

•	the ability of Royal to compete with other participants in the financial services industry

•	the ability of Royal to attract, train and retain qualified personnel

•	loan losses beyond those currently anticipated

•	difficulty in disposing of property received in foreclosure beyond what is currently anticipated

•	other factors generally understood to affect the financial results of financial institutions

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 33

THE FRONTENAC SPECIAL MEETING OF SHAREHOLDERS

This Proxy Statement/Offering Circular, and the accompanying proxy form and Election Form, are being furnished to you in connection with the solicitation by the board of directors of Frontenac of proxies to be used at the special meeting of shareholders for Frontenac and at any adjournments or postponements thereof. The special meeting for shareholders of Frontenac will be held at the Stegton Regency Banquet Center, 1450 Wall Street, St. Charles, Missouri 63303, at 10:00 a.m. on June 12, 2016. This Proxy Statement/Offering Circular, the notice of special meeting, and proxy form are first being sent to you on or about May 16, 2016.

Purpose of the Meeting

At the special meeting of shareholders of Frontenac, the shareholders will consider and vote upon a proposal to approve the merger and adopt the Merger Agreement, pursuant to which Frontenac will merge with and into Acquisition. Upon consummation of the merger Acquisition will be the survivor and a wholly-owned subsidiary of Royal, and the shareholders of Frontenac will elect to either become shareholders of Royal or receive cash as their merger consideration. Approval of the proposal will constitute approval of the merger and the Merger Agreement. A copy of the Merger Agreement is attached to this Proxy Statement/Offering Circular as Annex A.

Record Date

Holders of record of shares of common stock and preferred stock of Frontenac at the close of business on April 30, 2016, are entitled to receive notice of and to vote at the special meeting of shareholders of Frontenac. At the close of business on January 31, 2016, there were 5,276,270 shares of common stock of Frontenac outstanding held by approximately 138 record holders and 87,229 shares of preferred stock of Frontenac, held by 38 record holders.

Quorum; Required Vote

The holders of a majority of the outstanding shares of stock of Frontenac entitled to vote at the meeting must be present for a quorum to exist at the special meeting. To determine if a quorum is present, Frontenac intends to count (a) shares of common and preferred stock of Frontenac present at the special meeting either in person or by proxy, and (b) shares of common and preferred stock of Frontenac for which it has received signed proxies, but with respect to which the holders of such shares have abstained on any matter

Under the provisions of the Missouri Limited Liability Company Act and the Missouri General and Business Corporations Law, the affirmative vote of the holders of a two-thirds majority of the issued and outstanding shares of stock of Frontenac entitled to vote is required to approve the merger and Merger Agreement. Abstentions, failures to vote, and broker non-votes will have the effect of a vote against approval and adoption of the Merger Agreement.

Holders of Frontenac common stock and preferred stock are entitled to vote with respect to the merger, as a single class. Holders of common stock are entitled to one vote per share held as of April 30, 2016, the record date. Holders of preferred stock are entitled to the number of votes per share equal to the number of shares of common stock into which one share of preferred stock would have been convertible, had it been converted on the record date for the special meeting of shareholders. As of April 30, 2016, the record date, each share of Frontenac preferred stock was convertible into 22.18 shares of common stock.

On January 31, 2016, directors and executive officers of Frontenac owned 1,992,883 shares of common stock of Frontenac, or approximately 36 percent of the outstanding shares of common stock of Frontenac. On January 31, 2016, directors and executive officers of Frontenac owned 51,552 shares of preferred stock of Frontenac, or approximately 59 percent of the outstanding shares of preferred stock of Frontenac.

On January 31, 2016, no directors and executive officers of Royal owned any shares of common stock or preferred stock of Frontenac.

Proxy Statement/Offering Circular
Page 34	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

The board of directors of Frontenac believes that the merger and the Merger Agreement are advisable to, fair to, and in the best interests of the shareholders of Frontenac, and has unanimously approved the merger and the Merger Agreement.

Proxies

The persons named on the accompanying proxy form will vote all shares of Frontenac common stock and preferred stock represented by properly executed proxies that have not been revoked. If no instructions are indicated, the persons named as proxies will vote the shares “FOR” approval and adoption of the merger and the Merger Agreement. Proxies marked “ABSTAIN” will have the effect of a vote “AGAINST” approval and adoption of the merger and the Merger Agreement.

If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank. Failure to instruct your broker or bank on how to vote your shares will have the effect of a vote “AGAINST” approval and adoption of the merger and the Merger Agreement.

Because approval and adoption of the merger and the Merger Agreement requires the affirmative vote of a two-thirds majority of all votes entitled to be cast, abstentions, failures to vote, and broker non-votes will have the same effect as a vote against approval and adoption of the merger and the Merger Agreement.

You may revoke a previously submitted proxy at any time prior to its exercise at the special meeting:

•	By sending a written notice to the Secretary of Frontenac, received before the special meeting, stating that you have revoked your proxy;

•	By completing, signing, and dating another proxy and returning it by mail to the Secretary of Frontenac, received before the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	If you are a holder of record, by attending the special meeting and voting in person (attendance at the special meeting by itself will not revoke a previously granted proxy).

If your shares are held in an account at a broker, you should contact your broker to change your vote.

All written notices of revocation and other communications with respect to revocation of proxies with respect to Frontenac should be delivered to 3330 Rider Trail Drive, Earth City, Missouri 63045, Attention: Dana R. Drummond, Assistant Secretary.

Solicitation of Proxies

Frontenac will pay all the costs of soliciting proxies from its shareholders. Frontenac will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses, if any, incurred by them in sending proxy materials to the beneficial owners of common stock of Frontenac. In addition to solicitations by mail, directors, officers, and employees of Frontenac may solicit proxies personally or by telephone without additional compensation.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

Frontenac is asking its shareholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed in this Proxy Statement/Offering Circular.

Shareholder Right to Dissent

Shareholders of Frontenac have the dissenter’s rights afforded to them under the Section 351.455 of the Revised Statutes of Missouri. To perfect dissenter’s rights a shareholder must file with Frontenac prior to or at the Frontenac special meeting of shareholders a written objection to the Merger Agreement (which constitutes the plan of merger) and must not vote in favor of the merger or Merger Agreement (a single vote is to be taken with respect to the proposed approval of the merger and the Merger Agreement).

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 35

Thereafter, a dissenting shareholder must, within 20 days after the merger is consummated, make a written demand on Acquisition, as the surviving entity in the merger, for payment of fair value for the dissenting shareholder’s Frontenac shares (under the terms of the Merger Agreement, payment is to be made by Royal, not Acquisition, but Missouri law requires that the demand be made on Acquisition). Fair value is measured as of the day prior to the date on which the special meeting of shareholders of Frontenac takes place. The demand must state the number and class of shares owned by the dissenting shareholder. Any shareholder failing to make demand within the 20-day period is conclusively presumed to have consented to the merger and will be bound by the terms of the Merger Agreement. Under the terms of the Merger Agreement, any shareholder failing to duly and timely make the demand for fair value will receive shares of Royal common stock as such shareholder’s merger consideration (subject to the SEC limits on stock merger consideration issued to non-accredited investors).

If, within 30 days after the consummation of the merger, Acquisition and the dissenting shareholder agree upon the fair value of the shareholder’s shares, payment therefor must be made within 90 days after the consummation of the merger, upon the shareholder surrendering the certificate(s) representing the shares held by the shareholder. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares or in Frontenac (or the surviving entity).

If no agreement is reached within such 30-day period, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county (St. Louis County) in which the registered office of the surviving entity (Acquisition) is situated, asking for a finding and determination of the fair value of the shares owned by the dissenting shareholder. The judgment will be payable only upon and simultaneously with the surrender to Acquisition of the certificate(s) representing the shares. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in the shares or in Frontenac (or the surviving entity). If the dissenting shareholder fails to file a petition within the 60-day period for filing, such shareholder and all persons claiming under him, her, or it, are conclusively presumed to have approved and ratified the merger and will be bound by the terms of the Merger Agreement. Under the terms of the Merger Agreement, any shareholder failing to duly and timely perfect dissenter’s rights will receive shares of Royal common stock as such shareholder’s merger consideration (subject to the SEC limits on stock merger consideration issued to non-accredited investors).

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 351.455 RSMo FOR PERFECTING DISSENTER’S RIGHTS MAY RESULT IN THE LOSS OF DISSENTER’S RIGHTS, IN WHICH EVENT A SHAREHOLDER WILL ONLY BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 351.455 RSMo, SHAREHOLDERS WHO ARE CONSIDERING EXERCISING DISSENTER’S RIGHTS ARE URGED CONSULT THEIR OWN LEGAL ADVISORS.

Proxy Statement/Offering Circular
Page 36	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

THE MERGER

The discussion in this Proxy Statement/Offering Circular of the merger of Frontenac with and into Acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement attached hereto as Annex A, and the other annexes attached to, and incorporated by reference into, this Proxy Statement/Offering Circular.

Description of the Merger

The Merger Agreement provides for Frontenac to merge with and into Acquisition and the separate existence of Frontenac to cease. Shareholders of Frontenac will be entitled to receive, at their election, for each one share of Frontenac common stock (or its equivalent):

•	a fraction of one share of Class AA Common stock of Royal; or

•	an amount in cash.

Holders of Frontenac preferred stock will be entitled to receive the merger consideration they would have been eligible to receive had those shares been converted to Frontenac common stock at the time of the merger.

The exact amount of Royal common stock or cash received for each one share of Frontenac common stock (or its equivalent) cannot be determined until near the time of the merger. Under the terms of the Merger Agreement, the exact amount of merger consideration, in the aggregate and per share of Frontenac common stock (or its equivalent), will be determined as of the last day of the calendar month immediately preceding the closing of the merger transaction. For a description of the calculation of the merger consideration, see “THE MERGER AGREEMENT—Calculation of Merger Consideration” at page 64.

Had the merger been consummated in January 2016, the merger consideration per share of Frontenac common stock (or its equivalent) would have been 0.0038 shares of Class AA Common stock of Royal or $3.68. There can be no assurance as to what amounts the merger consideration will be, at the closing of the merger; it could be materially more or materially less than the amounts described here.

Under certain circumstances, a Frontenac shareholder may receive merger consideration different from what he or she has elected. Some shareholders of Frontenac common stock may receive both stock of Royal and cash, due to limits imposed by the SEC on the dollar value of securities that non-accredited investors may receive as merger consideration. In addition, the cash portion of the merger consideration is capped at 25 percent of the aggregate merger consideration, excluding cash paid in lieu of fractional shares and cash paid to dissenters. Cash paid in lieu of Royal common stock to non-accredited investors will be included in the 25 percent cap on the cash merger consideration. If the cash portion of the merger consideration is oversubscribed, all shareholders of Frontenac electing to receive cash as their merger consideration will receive some cash and some common stock of Royal as their merger consideration.

Royal will not issue any fractional shares of Royal common stock. Instead, any shareholder of Frontenac who is otherwise entitled to a fractional share of stock of Royal will receive cash equal to the product of (x) the fraction of a share of common stock of Royal to which the shareholder otherwise would be entitled, times the per share amount of cash merger consideration.

Election Form to be Completed and Delivered to Exchange Agent by June 9, 2016

Enclosed with this Proxy Statement/Offering Circular is a yellow Election Form, pursuant to which each shareholder of Frontenac is to elect the form of merger consideration to be received for his, her, or its shares of Frontenac, should the merger be consummated. Under the terms of the Merger Agreement, if a holder of Frontenac common stock or preferred stock fails to deliver a properly completed Election Form no later than 5:00 pm St. Louis time, on June 9, 2016, to Royal Banks, in its capacity as exchange agent under the Merger Agreement, the holder of such shares will receive Royal common stock as his, her, or its merger consideration after the consummation of the merger (subject to SEC limits on stock merger consideration that may be issued to non-accredited investors).

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 37

Background of the Merger and Reasons for the Merger and Recommendation of Frontenac Board of Directors

In early 2015 Royal engaged Sandler O’Neill + Partners, LP to assist in finding a possible merger candidate. As a result of these discussions, Royal considered several possible targets for acquisition. On March 25, 2015, Royal entered into a letter of intent to combine with one potential target (located in St. Louis with assets of more than $150 million). After Royal conducted due diligence on this target, Royal elected to withdraw from the potential transaction, terminating the letter of intent on May 29, 2015.

On June 4, 2015, Stephen A. Baden, President and Chief Executive Officer of Royal reached out to Robert D. Roberson, President and Chief Executive Officer of Frontenac. Over the previous ten years Royal and Frontenac managements had conducted several informal merger discussions. Given the identification of Frontenac as a potential merger partner by Sandler O’Neill and the strong working relationship between the two companies’ management teams, Mr. Baden had determined that Frontenac was a logical candidate for a merger.

Starting with the meeting on June 4, 2015, the two management groups commenced a series of meetings (detailed below) in which they considered the potential benefits arising from a merger, long-range goals for a combined entity, potential cohesiveness of the two organizations, and possible transaction structures. A consensus was reached that there were significant benefits to both companies arising out of a merger.

Both the Royal and Frontenac boards of directors were actively involved in working with their respective management groups during the negotiation of the Merger Agreement. After Mr. Baden’s initial meeting with Mr. Roberson, Mr. Baden met with a group of Royal and Royal Banks of Missouri directors (which included all of the Royal directors except Mr. Sansone; Mr. Sansone was informed of the possible transaction by telephone conference with Mr. Baden). Subsequently, weekly meetings were held with the director group and Mr. Baden to discuss progress in the negotiations. Four directors from Royal met with a group of Frontenac directors on two occasions during the progress of the negotiations. On August 27, 2015, Royal directed counsel to prepare a definitive agreement based upon terms agreed upon in principle by Royal and Frontenac. On November 5, 2015, Sandler O’Neill and counsel for Royal met with the Royal board of directors. At that meeting Sandler O’Neill gave its oral fairness opinion, confirmed in writing on November 10, 2015. Also on November 10, 2015, the Royal board of directors approved the merger and the Merger Agreement.

With respect to involvement of the Frontenac board of directors, Mr. Roberson advised the Frontenac board of director’s Executive Committee and Gerald Scheidegger, Frontenac’s second largest shareholder, shortly after Mr. Roberson was contacted by Mr. Baden in early June 2015. The Frontenac Executive Committee plus Mr. Scheidegger together constituted an ad hoc committee with respect to the merger. Beginning in mid-July 2015, Mr. Roberson and the ad hoc committee met almost weekly to discuss the proposed merger and the status of negotiations. On a monthly basis, Mr. Roberson provided written summaries of the negotiations to the Frontenac board of directors. In August 2015 the ad hoc committee engaged Sheshunoff & Co., an investment banking firm with expertise in banking, to provide to Frontenac advice on the proposed merger and a fairness opinion. The ad hoc committee met with a representative of Sheshunoff on September 30, 2015, and again on November 9, 2015. During the November meeting, Sheshunoff & Co. provided its fairness opinion on the proposed merger. On November 10, 2015, Frontenac’s board of directors approved the Merger Agreement and the merger. Since the initial execution of the Merger Agreement on November 12, 2015, the ad hoc committee has continued to meet to discuss the status of the Merger Agreement, the merger, and matters related to the merger, and the ad hoc committee has provided updates to the Frontenac board of directors.

During the late spring and summer of 2015, both companies did an in-depth analysis of the subsidiary bank owned by the other party. This due diligence included, but was not limited to, contracts, loan files, human resource records, securities portfolios, and other assets, including other real estate owned. Royal engaged the Brown Smith Wallace LLC accounting firm to provide a “mark to market” valuation of Frontenac’s loan portfolio. The Merger Agreement was negotiated over the course of several weeks, with the final Merger Agreement executed on November 12, 2015. On March 10, 2016, Frontenac, Royal, and Acquisition executed an Amended and Restated Agreement and Plan of Merger (providing that the effective date remains November 12, 2015), primarily correcting clerical errors in the original agreement. All references in this Proxy Statement/Offering Circular to the Merger Agreement refer to the Amended and Restated Agreement and Plan of Merger.

Following is a time line of the meetings held in 2015 among the management groups (and advisors) with each other and with board members of Royal and Frontenac.

Proxy Statement/Offering Circular
Page 38	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

June 4—Mr. Baden and Mr. Roberson met; Mr. Baden disclosed that Royal had withdrawn from negotiations with a different banking organization.

July 8—Five members of the Royal board of directors (including Mr. Baden) met with the Frontenac ad hoc committee to discuss a potential transaction.

July 10—Mr. Baden met with the Frontenac ad hoc committee to express Royal’s interest in pursuing a transaction with Frontenac.

July 21—Mr. Baden and Mr. Roberson met to discuss the opportunities arising from a potential transaction and to outline steps for completing a transaction.

July 24—Members of Royal’s board of directors (including Mr. Baden) met with the Frontenac ad hoc committee, to discuss the long-term potential for a combined organization.

August 7—Mr. Baden and Mr. Roberson met to discuss opportunities arising from the potential transaction and to plan a meeting between Mr. Baden and the Frontenac ad hoc committee (which took place August 17).

August 14—Mr. Baden and Mr. Roberson met to discuss opportunities arising from the potential transaction.

August 17—Mr. Baden and Mr. Roberson met to discuss opportunities arising from the potential transaction.

August 17—Mr. Baden met with the Frontenac ad hoc committee, to provide an update of ongoing negotiations and the position of Royal with respect to the opportunities arising from the potential transaction.

August 21—Mr. Baden and Mr. Roberson met to discuss opportunities arising from the potential transaction.

September 2—Mr. Baden met with Mr. Roberson and staff to discuss due diligence issues.

September 3—Mr. Baden met with Mr. Roberson to discuss opportunities arising from the potential transaction.

September 11—Mr. Baden met with Mr. Roberson to discuss opportunities arising from the potential transaction.

September 12—Mr. Baden met with Mr. Roberson to review the due diligence report.

September 15—Mr. Baden met with Mr. Roberson to discuss opportunities arising from the potential merger and potential cost savings for the merged organization.

September 18—Mr. Baden met with Mr. Roberson to discuss the mechanics of a securities offering and compliance with SEC rules.

September 24—Mr. Baden met with Mr. Roberson to discuss compliance with SEC rules.

September 25—Mr. Baden met with Mr. Roberson to discuss the valuation of Royal, strategies to close the transaction, and the mechanics of data conversion.

October 2—Mr. Baden met with Mr. Roberson to discuss opportunities arising from the potential transaction.

October 9—Mr. Baden met with Mr. Roberson to discuss opportunities arising from the potential merger.

October 13—Mr. Baden and Mr. Roberson met with a public relations firm.

October 20—Mr. Baden and Mr. Roberson met socially, with their respective spouses.

November 12—Mr. Baden and Mr. Roberson met twice, in connection with execution of the Merger Agreement.

In reaching its decision to approve the merger and the Merger Agreement and to authorize management to execute and deliver the Merger Agreement, the boards of directors of Frontenac and Royal considered a number of factors, including, but not limited to, the following, which are set forth in no particular order:

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 39

•	Frontenac and Frontenac Bank have been in need of a capital infusion for several years. The current capital position of Frontenac Bank limits its ability to compete in the very competitive St. Louis market.

•	The merged bank will have a strong capital base, allowing it to compete more effectively.

•	Increased capital will provide for a higher lending limit for the merged banks, allowing for larger loans to existing customers and marketing to potential customers with larger borrowing needs than can currently be satisfied by either bank.

•	Interest income is expected to rise with increased lending activity.

•	While Royal shareholders will be slightly diluted upon consummation of the merger, it is anticipated that projected earnings of the merged banks should be able to recoup the diminution in per share book value in approximately three years.

•	Royal Banks of Missouri and Frontenac Bank do not have overlapping offices, so no branches will be required to be closed as a result of the merger.

•	Customers of both banks will benefit by having bank offices in more locations—Frontenac Bank customers will have an office in the City of St. Louis, and Royal Banks of Missouri customers will have access to an office in St. Charles, Missouri.

•	The product lines of the two banks are very similar, so only modest changes will be required, minimizing the impact on clients of both banks and assisting in client retention.

•	The merger is expected to provide numerous efficiencies, in such areas as data processing, human resources, communications, advertising and marketing, insurance, and accounting. Savings in the first 12 months are projected at approximately $1.5 million.

•	Regulatory costs will be spread over a larger capital base and client base, reducing the overall costs to the merged banks.

The foregoing discussion of the information and factors considered by the boards of directors of each of Frontenac and Royal is not intended to be exhaustive, but includes all material factors they considered. In arriving at its determination to approve the merger and the Merger Agreement, and to recommend that the shareholders of Frontenac vote to approve them, the board of directors of Frontenac did not assign any relative or specific weights to the above factors, and individual directors may have given different weights to different factors.

THE BOARD OF DIRECTORS OF FRONTENAC UNANIMOUSLY RECOMMENDS TO THE FRONTENAC SHAREHOLDERS THAT THEY APPROVE THE MERGER AND MERGER AGREEMENT AT THE SPECIAL MEETING OF FRONTENAC SHAREHOLDERS.

Financial Advisors and Their Opinions

Each of Frontenac and Royal engaged financial advisors to assist it in considering the proposed merger and in negotiating the terms of the Merger Agreement. Frontenac engaged Sheshunoff & Company and Royal engaged Sandler O’Neill + Partners, LP. Prior to the boards of directors of Frontenac and Royal approving the merger and the Merger Agreement, each received from its respective financial advisor an opinion with respect to the terms of the merger.

Fairness Opinion of Sheshunoff, Financial Advisor to Frontenac

Frontenac retained Sheshunoff to provide an opinion as to the fairness from a financial viewpoint to Frontenac’s shareholders of the merger consideration to be received by the shareholders of Frontenac. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporation, and other purposes. Frontenac retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

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Page 40	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

On November 9, 2015, Sheshunoff rendered its fairness opinion to the board of directors of Frontenac that, as of such date, the merger consideration was fair, from a financial point of view, to Frontenac. The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Annex B. You are urged to read Sheshunoff’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of Frontenac and does not constitute a recommendation to any shareholder of Frontenac as to how he or she should vote at the special meeting of shareholders of Frontenac.

In connection with the fairness opinion, Sheshunoff:

•	Reviewed the latest draft of the Merger Agreement dated October 30, 2015;

•	Discussed the terms of the Merger Agreement with the management of Frontenac and Frontenac’s legal counsel;

•	Conducted conversations with the management of Frontenac regarding recent and projected financial performance of Frontenac;

•	Evaluated the financial condition of Frontenac and Royal based upon a review of regulatory reports for the five-year period ended December 31, 2014, and interim period through September 30, 2015, and internally-prepared financial reports for Frontenac and Royal for the interim period through September 30, 2015;

•	Compared Frontenac’s recent operating results with those of certain other banks in the United States and the Midwest Region of the United States as defined by SNL Financial that have recently been acquired;

•	Compared the pricing multiples for Frontenac in the merger to recent acquisitions of banks in the United States and the Midwest Region of the United States as defined by SNL Financial with similar characteristics to Frontenac;

•	Analyzed the present value of the after-tax cash flows based on projections on a stand-alone basis provided by Frontenac through the period ending September 30, 2020;

•	Reviewed the potential pro forma impact of the merger on the combined entity’s results and certain financial performance measures of Frontenac and Royal;

•	Estimated the non-marketable value of a share of Royal’s common stock;

•	Discussed certain matters regarding Royal’s regulatory standing, financial performance, and business prospects with Royal executives and representatives;

•	Reviewed certain internal information regarding Royal that Sheshunoff deemed relevant;

•	Reviewed the historical stock price data and trading volume of Royal’s privately-held common stock, as provided by Royal; and

•	Performed such other analyses deemed appropriate.

For the purposes of its fairness opinion, Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to it by Frontenac. Sheshunoff assumed that any projections provided by or approved by Frontenac were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Frontenac’s management. Sheshunoff assumed such forecasts and projections will be realized in the amounts and at times contemplated thereby.

Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative, or off-balance-sheet assets or liabilities) of Frontenac or Royal nor was Sheshunoff furnished with any such appraisal. Sheshunoff assumed that any off-balance-sheet activities of Frontenac or Royal will not materially and adversely impact the future financial position or results of operation of Royal after the merger. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for Frontenac and Royal are, respectively, adequate to cover such losses.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 41

Sheshunoff assumed that the Merger Agreement, as provided to Sheshunoff, will be without any amendment or waiver of, or delay in the fulfillment of, any terms or conditions set forth in the terms provided to Sheshunoff or any subsequent development that would have a material adverse effect on Frontenac or Royal and thereby on the results of its analyses. Sheshunoff assumed that any and all regulatory approvals, if required, will be received in a timely fashion and without any conditions or requirements that could adversely affect the consummation of the merger.

The fairness opinion is necessarily based on economic, market, regulatory, and other conditions as in effect on, and the information made available to Sheshunoff as of November 9, 2015.

In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of Frontenac, Royal, or the combined entity.

In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business, and economic conditions, and other matters, many of which are beyond the control of Frontenac or Royal. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the board of directors or the management of Frontenac with respect to the value of Frontenac or Royal or to the fairness of the merger consideration.

The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The discussion utilizes financial information concerning Frontenac and Royal as of September 30, 2015, that is believed to be reliable, accurate, and complete; however, Sheshunoff cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

Pursuant to a Merger Agreement dated on or about November 12, 2015, Royal has agreed to pay 1.10 times the Frontenac adjusted tangible shareholders’ equity as of the end of the calendar month immediately preceding the closing under the Merger Agreement. As of September 30, 2015, the aggregate merger consideration was equal to approximately $26,461,000. The merger consideration will be paid in Royal common stock or cash for all of the outstanding shares of common and preferred stock of Frontenac. The cash consideration is limited to 25 percent of the aggregate merger consideration. The value of the total merger consideration may be adjusted pursuant to the terms of the Merger Agreement.

Frontenac Discounted Cash Flow Analysis: Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that Frontenac could produce on a stand-alone basis through September 30, 2020, under various circumstances, assuming that it performed in accordance with the projections provided by Frontenac’s management.

Sheshunoff estimated the terminal value for Frontenac at the end of September 30, 2020, by (1) multiplying the final period projected earnings by one plus the assumed annual long-term growth rate of the earnings of Frontenac of 4.0 percent (or 1.04) and (2) dividing this product by the difference between the required rates of return shown below and the assumed annual long-term growth rate of earnings of 4 percent in (1) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that which is required to maintain a tangible common equity to tangible asset ratio of 8.0 percent) and the terminal values using discount rates ranging from 13.00 percent to 15.00 percent. The discount range was chosen to reflect different assumptions regarding the required rates of return of Frontenac and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of fully diluted values per share of $2.72 to $3.52 as shown in the table below compared to the estimated merger consideration of $3.68 per fully diluted share.

Proxy Statement/Offering Circular
Page 42	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

	Required Rates of Return
Stand-Alone Estimates	15.00%	14.00%	13.00%
Present value (in thousands)	$19,584	$22,165	$25,355
Present value (per share)	$2.72	$3.08	$3.52

Analysis of Selected Transactions: Sheshunoff performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations with comparable characteristics to the merger. Two sets of transactions were selected to ensure a thorough analysis.

The first set of comparable transactions consisted of a group of selected transactions for banks and thrifts in the United States for which pricing data were available, with the following characteristics: total assets between $100 million and $1 billion that were announced since January 1, 2014, a positive return on average assets, and a non-performing assets to total assets ratio greater than 4.0 percent. These comparable transactions consisted of 21 mergers and acquisitions of banks with total assets ranging between $102.1 million and $858.6 million that were announced between January 8, 2014, and October 5, 2015. The analysis yielded multiples of the purchase prices in these transactions as summarized below:

	Price/ Book (x)	Price/Tg Book (x)	Price/ 8% Tg Book (x)	Price/ LTM** Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)	Premium/ Deposits (%)
Maximum	2.98	2.98	1.81	52.5	17.2	21.6	8.1
Minimum	0.29	0.29	0.18	4.0	1.4	1.4	-7.4
Median	1.11	1.16	1.09	29.6	9.8	10.2	0.6
Frontenac*	1.10	1.10	1.11	27.3	9.5	10.9	1.0

*	Assumes merger consideration of $26.5 million or $3.68 per fully diluted share.
**	Last-twelve-months

The median pricing multiples in the comparable transactions were generally in-line or lower than those under the merger agreement.

The second set of comparable transactions consisted of a group of selected transactions for banks in the Midwest Region of the United States as defined by SNL Financial for which pricing data were available, with the following characteristics: total assets between $100 million and $1 billion that were announced since January 1, 2014, a positive return on average assets, and a non-performing assets to total assets ratio greater than 4.0 percent. These comparable transactions consisted of eight mergers and acquisitions of banks with total assets ranging between $120.6 million and $858.6 million that were announced between April 22, 2014 and June 4, 2015. The analysis yielded multiples of the purchase prices in these transactions as summarized below:

	Price/ Book (x)	Price/Tg Book (x)	Price/ 8% Tg Book (x)	Price/ LTM** Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)	Premium/ Deposits (%)
Maximum	1.33	1.33	1.51	52.5	17.1	19.7	4.7
Minimum	0.29	0.29	0.59	4.0	1.4	1.4	-3.6
Median	1.11	1.11	1.04	26.6	9.6	6.9	0.4
Frontenac*	1.10	1.10	1.11	27.3	9.5	10.9	1.0

*	Assumes merger consideration of $26.5 million or $3.68 per fully diluted share.
**	Last-twelve-months

The median pricing multiples in the comparable transactions were in-line or lower than those under the merger agreement.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 43

Contribution Analysis: Sheshunoff reviewed the relative contributions of Frontenac and Royal to the combined company based on regulatory data as of September 30, 2015, for Frontenac and Royal. Sheshunoff compared the pro forma ownership interests (which excludes the cash component of the merger consideration) of Frontenac and Royal of 25.6 percent and 74.4 percent, respectively, to: (1) total assets of 40.5 percent and 59.5 percent, respectively; (2) total loans of 38.0 percent and 62.0 percent, respectively; (3) total deposits of 42.5 percent and 57.5 percent, respectively; (4) net-interest income of 36.0 percent and 64.0 percent, respectively; (5) non-interest income was not meaningful due to charge-offs at Frontenac; (6) non-interest expenses of 41.6 percent and 58.4 percent, respectively; (7) September 30, 2015 LTM earnings of 15.9 percent and 84.1 percent, respectively; and (8) total tangible equity of 29.4 percent and 70.6 percent, respectively. The contribution analysis shows that the ownership of Frontenac shareholders in the combined company is generally lower than the contribution of the components listed but is in-line with the tangible equity when accounting for 25 percent of the consideration being in cash. The contributions are shown in the table following.

($000)	Assets	%	Loans	%	Deposits	%
Royal	$410,781	59.5%	$331,103	62.0%	$327,650	57.5%
Frontenac	$279,439	40.5%	$202,973	38.0%	$242,293	42.5%

Combined Company	$690,220	100.0%	$534,076	100.0%	$569,943	100.0%

	LTM Net Interest Income	%	LTM Non- Interest Income	%	LTM Non- Interest Expenses	%
Royal	$14,427	64.0%	$2,265	109.0%	$9,244	58.4%
Frontenac	$8,128	36.0%	($187)	-9.0%	$6,589	41.6%

Combined Company	$22,555	100.0%	$2,078	100.0%	$15,833	100.0%

	Earnings	%	Shares	%	Tg. Equity	%
Royal	$5,129	84.1%	62,072	74.4%	$57,654	70.6%
Frontenac	$971	15.9%	21,366	25.6%	$24,055	29.4%

Combined Company	$6,100	100.0%	83,438	100.0%	$81,709	100.0%

Data as of September 30, 2015; LTM defined as last twelve months

Frontenac earnings are annualized year-to-date September 30, 2015 results

Shares issued to Frontenac slightly lower as a percent than contributed tangible capital due to approximately $6.6 million of purchase price being paid in cash (25 percent of total consideration)

Pro Forma Financial Impact: Sheshunoff analyzed the pro forma impact of the merger on estimated earnings per share, tangible book value per share, and dividends per share for the twelve-month periods ending March 31, 2017, through March 31, 2021 (assumes a March 31, 2016 closing date), based on the projections provided by both Frontenac’s and Royal’s management on a stand-alone basis and a pro-forma basis assuming pre-tax cost savings of $2.1 million fully phased in by the end of the third year after completion of the transaction as supplied by Royal.

The analysis indicated pro forma consolidated earnings per share accretion of $0.07 per share or 33.2 percent in year one and $0.05 per share or 11.3 percent by year five compared to estimated earnings per share for Frontenac on a stand-alone basis. The implied tangible book value per share accretion in the merger was $0.32 per share or 8.9 percent in year one and the implied tangible book value accretion was $0.69 per share or 14.5 percent by year five compared to Frontenac’s tangible book value on a stand-alone basis. The analysis indicated pro forma dividends per share accretion of $0.06 per share in year one and $0.01 per share in year five compared to the

Proxy Statement/Offering Circular
Page 44	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

estimated dividends per share for Frontenac on a stand-alone basis. The analysis of whether the merger consideration is accretive or dilutive to Frontenac based on the above measures and the amounts of such accretion or dilution is sensitive to the composition of the merger consideration and the accounting assumptions to be made by Royal and the ability to achieve the cost savings estimates.

Estimated Trading Range of Royal Stock: Sheshunoff performed an analysis as to whether the book value per share price established by Royal for its common stock ($928.82 as of September 30, 2015) used in the merger was reasonable. Sheshunoff compared the operating results of Royal to the results of other publicly traded banking companies. The comparable publicly traded companies in the Midwest Region of the United States (as defined by SNL Financial) were selected primarily on the basis of location, asset quality levels, total asset size, and profitability and not the target of an announced merger. Royal was compared to banks with total assets less than $4 billion that had a positive core return on average assets for the last twelve months ending September 30, 2015, an NPA/asset ratio greater than 1.0 percent, and being headquartered within the Midwest Region of the United States. The data for the following table for the comparable group is based on GAAP financial information as of September 30, 2015, provided by SNL Financial while that of Royal is based on regulatory financial data. Some of the ratios presented are proprietary to SNL Financial and may not strictly conform to the common industry determination.

	Royal	Peer Group Median
	(%)	(%)
Return on Average Assets	0.82	0.86
Return on Average Equity	7.20	9.42
Net Interest Margin	3.55	3.49
Efficiency Ratio	65.0	68.4
Tangible Equity to Tangible Asset Ratio	10.98	9.26
Total Risk-Based Capital Ratio	15.32	15.05
Ratio of Non-performing Assets to Total Assets	3.98	1.34
Ratio of Loan Loss Reserves to Loans	0.85	1.23
Four-Year Growth Rate of Assets	-4.9	0.9
Four-Year Growth Rate of Loans	-3.3	-0.1

Royal’s performance as measured by its return on average assets was similar to slightly lower while its return on average equity was slightly lower than that of its peers due in part to Royal’s higher tangible equity to tangible asset ratio. Royal’s net interest margin was similar to slightly higher than its peers with its efficiency ratio being somewhat below its peers. Royal’s risk-based capital ratio was also slightly above that of its peer group median. Royal’s asset quality, as measured by its ratio of non-performing assets to total assets, was weaker than the peer group median. Its ratio of loan loss reserves to loans was slightly lower than the median peer group level. Royal has exhibited a slightly lower four-year growth rate of total assets and total loans as compared to the median of the peer group.

Sheshunoff analyzed the publicly traded comparable group to that of Royal to select pricing multiples that are appropriate for Royal as if it were a publicly traded company. Sheshunoff estimated a price to earnings multiple of 13.0x, a price to tangible equity multiple of 1.10x, and a price to 8 percent tangible equity multiple of 1.15x for Royal. The previous analysis to a large degree involves the subjective judgment of the appraiser concerning differences in financial and operating characteristics of Royal against the peer group. The determination of estimated pricing multiples for Royal is to some extent subjective, based on Sheshunoff’s experience and judgment and not merely the result of mathematical analysis of financial data. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using market data.

Based on the Royal’s September 30, 2015, last twelve months earnings of $5.6 million, the price-to-earnings ratio indicates value of $72.8 million. Based on Royal’s tangible book value of $75.0 million as of September 30, 2015, the price-to-tangible book ratio indicates a value of $82.5 million. The 8.0 percent equity level for Royal was $54.7 million with a $20.3 million equity surplus as of September 30, 2015. The implied value based on the 8.0 percent equity multiple was $83.2 million.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 45

Using the discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that Royal could produce on a stand-alone basis through September 30, 2020, under various circumstances, assuming that it performed in accordance with the projections provided by Royal’s management.

Sheshunoff estimated the terminal value for Royal at the end of September 30, 2020, by (1) multiplying the final period projected earnings by one plus the assumed annual long-term growth rate of the earnings of Royal of 4.0 percent (or 1.04) and (2) dividing this product by the difference between the required rate of return and the assumed annual long-term growth rate of earnings of 4 percent in (1) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that which is required to maintain a tangible common equity to tangible asset ratio of 8.0 percent) and the terminal value using a discount rate of 14.00 percent. The discount rate was chosen to reflect the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated an aggregate value of $88.4 million.

Valuation Approaches (In Thousands)
DCF (Income Approach)	$88,357
Market Approach
Price/Earnings	$72,800
Price to Tangible Book Value	$82,454
Price to 8% Tangible Book Value	$83,158

In determining the marketable minority value range of Royal’s common stock, Sheshunoff believes that the income and market approach provide strong indications of value and do not believe it is appropriate to rely on either approach independently. Giving similar consideration to both approaches, Sheshunoff determined the marketable minority interest value range of Royal to be $80.0 million to $82.5 million, which is slightly below the income approach and within the range of values in the market approach value range.

Royal’s shares are distinguishable from the shares of publicly traded companies because there is no active and independent market for its shares. Securities that do not have a public market and are traded infrequently are often sold at a discount to publicly traded securities. Any conditions that adversely affect the liquidity or marketability of a security may reduce its value. As a result, Sheshunoff applied a 5.0 percent discount for lack of marketability to Royal’s value range determined above. After applying the 5.0 percent discount, the Royal value range is reduced to approximately $76.0 million to $78.4 million, or approximately $910.00 to $940.00 per share (rounded), which compares to the $928.82 per share (Royal’s book value as of September 30, 2015) established by Royal for the stock portion of the merger consideration.

No company or transaction used in the comparable transaction analysis is identical to Royal, Frontenac, or Royal as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of Royal and Frontenac and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to its engagement letter with Frontenac, Sheshunoff will receive a fee of $30,000 for the fairness opinion that is not contingent on the closing of the merger and additional fees that are contingent upon consummation of the merger. In addition, Frontenac agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. Frontenac also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation, or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

Proxy Statement/Offering Circular
Page 46	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective to Frontenac and does not constitute a recommendation to any Frontenac shareholder to vote in favor of the merger. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by Frontenac.

Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be paid by Royal pursuant to the Merger Agreement is fair to the shareholders of Frontenac, from a financial point of view.

The full text of Sheshunoff’s written fairness opinion dated November 9, 2015, which sets forth the assumptions made, matters considered, and limitations of the review undertaken, is attached as Annex B to this Proxy Statement/Offering Circular and is incorporated herein by reference. Holders of shares of common stock and preferred stock of Frontenac are urged to, and should, read this opinion carefully and in its entirety in connection with this Proxy Statement/Offering Circular. The opinion of Sheshunoff does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Sheshunoff has no obligation to update, revise, or reaffirm its opinion and Frontenac does not currently expect that it will request an updated opinion.

Fairness Opinion of Sandler O’Neill, Financial Advisor to Royal

By letter dated July 10, 2015, Royal retained Sandler O’Neill, to act as financial advisor to Royal’s board of directors in connection with Royal’s consideration of a possible business combination involving Royal and Frontenac. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill is acting as financial advisor in connection with the proposed merger transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the November 5, 2015, meeting at which Royal’s board of directors considered and discussed the terms of the Merger Agreement and the merger, Sandler O’Neill delivered to Royal’s board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the per share merger consideration was fair to Royal from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this Proxy Statement/Offering Circular. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. The entire opinion should be read carefully in connection with consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Royal’s board of directors in connection with its consideration of the merger and is directed only to the fairness of the merger consideration to Royal from a financial point of view. It does not address the underlying business decision of Royal to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter. Sandler O’Neill’s opinion does not address the underlying business decision of Royal to engage in the merger or any other aspect of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Royal or the effect of any other transaction in which Royal might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any Royal or Frontenac officer, director, or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 47

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the Merger Agreement, dated November 10, 2015;

•	certain internal financial statements and historical financial information of Royal, as provided by the senior management of Royal, as well as certain publicly available financial statements and other historical financial information of Royal’s subsidiary that Sandler O’Neill deemed relevant;

•	certain internal financial statements and historical financial information of Frontenac, as provided by the senior management of Frontenac, as well as certain publicly available financial statements and other historical financial information of Frontenac’s subsidiary that Sandler O’Neill deemed relevant;

•	financial projections for Royal for the years ending December 31, 2015, through December 31, 2018, as discussed with and confirmed by the senior management of Royal;

•	internal financial projections for Frontenac for the years ending December 31, 2015, through December 31, 2017, as provided by the senior management of Frontenac, and an estimated long term earnings growth rate for the years thereafter (a copy of which is attached hereto as Annex K);

•	the pro forma financial impact of the merger on Royal based on assumptions relating to the conversion of Frontenac convertible preferred stock and the associated accrued and unpaid dividends (the “Frontenac Preferred Stock Conversion”), as provided by the senior management of Frontenac and reviewed with the senior management of Royal, as well as assumptions related to purchase accounting adjustments, as provided by the senior management of Royal, estimated transaction expenses, a core deposit intangible asset and cost savings;

•	the comparison of certain financial information for Royal and Frontenac with similar institutions for which information is publicly available;

•	the financial terms of certain recent mergers and acquisitions in the commercial banking industry (on a regional and national basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses, and investigations and financial, economic, and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Royal the business, financial condition, results of operations, and prospects of Royal and held similar discussions with the senior management of Frontenac regarding the business, financial condition, results of operations, and prospects of Frontenac.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Royal and Frontenac, or that was otherwise reviewed by it, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied, at the direction of Royal, without independent verification or investigation, on the assessments of the management of Royal as to its existing and future relationships with key employees and partners, clients, products, and services and Sandler O’Neill assumed, with Royal’s consent, that there would be no developments with respect to any such matters that would affect its analyses or opinion. Sandler O’Neill further relied on the assurances of the senior management of each of Royal and Frontenac that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to and did not undertake an independent verification of any such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets, or the liabilities (contingent or otherwise) of Royal or Frontenac, or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill did not render an opinion or evaluation on the collectability of any assets or the future performance of any loans of Royal or Frontenac or their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Royal, Frontenac, or the combined entity after the merger and did not review any individual credit files relating to Royal or Frontenac, or any of their respective subsidiaries. Sandler O’Neill assumed, with Royal’s consent, that the respective allowances for loan losses for both Royal and Frontenac were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

Proxy Statement/Offering Circular
Page 48	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

In preparing its analyses, Sandler O’Neill used financial projections for Royal for the years ending December 31, 2015, through December 31, 2018, as discussed with and confirmed by the senior management of Royal, as well as internal financial projections for Frontenac for the years ending December 31, 2015, through December 31, 2017, as provided by the senior management of Frontenac. Sandler O’Neill also received and used in its pro forma analysis certain assumptions relating to the Frontenac Preferred Stock Conversion, as provided by the senior management of Frontenac and reviewed with the senior management of Royal, as well as certain purchase accounting adjustments, as provided by Royal senior management. With respect to the foregoing information, the respective senior managements of Royal and Frontenac confirmed to Sandler O’Neill that such information reflected the best currently available projections, estimates, and judgments of those respective senior managements of the future financial performance of Royal and Frontenac, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates, or judgments, or the assumptions on which they were based. Sandler O’Neill also assumed that there was no material change in Royal’s or Frontenac’s assets, financial condition, results of operations, business, or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Royal and Frontenac would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Royal’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms of the Merger Agreement and all related agreements, that all of the representations and warranties contained in the Merger Agreement were true and correct in all material respects, that each of the parties to the Merger Agreement would perform in all material respects all of the covenants and other obligations required to be performed by such party under the Merger Agreement and that the conditions precedent in the Merger Agreement were not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents, and releases with respect to the merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Royal, Frontenac, or the merger or any related transactions, (iii) the merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification, or amendment of any material term, condition, or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Royal’s consent, Sandler O’Neill relied upon the advice that Royal received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the merger and the other transactions contemplated by the Merger Agreement.

Sandler O’Neill’s analyses were necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to it. Events occurring after the date of its opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm, or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Royal’s board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Royal or Frontenac and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Royal and Frontenac and the

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Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 49

companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the per share merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business, and economic conditions, and various other matters, many of which cannot be predicted and are beyond the control of Royal, Frontenac, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Royal’s board of directors at its November 5, 2015, meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Royal’s common stock or the prices at which Royal’s common stock or Frontenac’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Royal’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of Royal’s board of directors or management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. As described in the Merger Agreement, each holder of Combined Frontenac Common Stock at the Effective Date shall be entitled to elect to receive in exchange for each share of Combined Frontenac Common Stock held immediately prior to the Effective Date one of the following (i) the Per Share Stock Consideration for each of such holder’s shares of Combined Frontenac Common Stock, subject to limitations on distribution of the shares of Royal Class AA Common Stock to former holders of Combined Frontenac Common Stock who are not accredited investors; or (ii) the Per Share Cash Consideration for each of such holder’s shares of Combined Frontenac Common Stock, subject to (A) the limitation on the aggregate cash payments to former holders of Combined Frontenac Common Stock and (B) the limitations on distribution of shares of Royal Class AA Common Stock to former holders of Combined Frontenac Common Stock who are not accredited investors. Based upon 7,193,338 shares of Frontenac common stock outstanding, which included 5,276,270 common shares outstanding and 1,917,068 shares of Frontenac common shares issued upon the conversion of the Frontenac Series A Preferred stock and accrued dividends, as of March 31, 2016, the assumed Calculation Date, Sandler O’Neill calculated an implied transaction price per share of $3.87 and an implied aggregate transaction value of $27.8 million. Based upon financial information for Frontenac as or for the twelve months ended September 30, 2015, Sandler O’Neill calculated the following implied transaction metrics:

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Page 50	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Transaction Price / Tangible Book Value Per Share:	89.5%
Transaction Price / Adjusted Tangible Book Value Per Share at Closing¹:	110.0%
Transaction Price / LTM Earnings per Share:	2.8	x
Transaction Price / LTM Earnings per Share excluding DTA Valuation Allowance Reversal²:	26.3	x
Transaction Price / 2015E Earnings per Share³:	15.8	x
Transaction Price / 2015E Adjusted Earnings per Share[4]:	21.5	x
Core Deposit Premium[5]:	1.4%

1)	Adjusted Tangible Book Value per Share at Closing represents the estimated Frontenac equity as of March 31, 2016 (estimated Calculation Date), inclusive of the conversion of Series A Preferred Stock and associated accrued dividends.
2)	Frontenac LTM earnings include an income tax benefit of approximately $6.6 million associated with the reversal of Frontenac’s deferred tax valuation allowance.
3)	2015 estimated Earnings per Share is calculated as the estimated Frontenac net income for 2015 divided by common shares outstanding of 5,276,270, exclusive of the conversion of Frontenac Series A preferred stock and accrued dividends.
4)	2015 estimated Earnings per Share is calculated as the estimated Frontenac net income for 2015 divided by common shares outstanding of 7,193,338, inclusive of the conversion of Frontenac Series A preferred stock and accrued dividends (conversion value of Series A preferred stock estimated as of March 31, 2016).
5)	Core deposit premium is calculated as the Frontenac estimated equity as of March 31, 2016 of $25.3 million less the Frontenac estimated March 31, 2016 tangible common equity (inclusive of the conversion of Series A Preferred Stock and accrued dividends) by deposits greater than $100 thousand.

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Royal with a group of financial institutions selected by Sandler O’Neill. The Royal peer group consisted of banks headquartered in the Midwest (Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin) with total assets between $350 million and $465 million (the “Royal Peer Group”). The Royal Peer Group consisted of the following companies:

Andover Bancorp, Inc.	Fentura Financial Inc.

Baraboo Bancorp	First Bancorp of Indiana Inc.

Boyle Bancorp Inc.	First BancTrust Corp.

CITBA Financial Corp.	Liberty Bancorp Inc.

Citizens First Corp.	Minster Financial Corp.

Commercial National Financial	Northern States Financial Corp.

Consumers Bancorp, Inc.	Ridgestone Financial Services Inc.

Crystal Valley Financial Corp.	United Bancorp Inc.

Denmark Bancshares Inc.	West Shore Bank Corporation

FCN Banc Corp.

The analysis compared publicly available financial information for Royal with the corresponding data for the Royal Peer Group as of or for the twelve months ended September 30, 2015 (unless otherwise noted), with pricing data as of October 30, 2015. The table below sets forth the data for Royal and the median and mean data for the Royal Peer Group.

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Royal Comparable Company Analysis
	Royal¹	Royal Peer Group Median	Royal Peer Group Mean
Total Assets (in millions)	$411	$424	$418
Tangible Common Equity/Tangible Assets	14.04%	9.50%	9.58%
Total Risk-Based Capital Ratio	17.07%	15.20%	15.75%
LTM Return on Average Assets	1.12%	0.78%	0.83%
LTM Return on Average Tangible Common Equity	8.32%	8.84%	8.55%
LTM Net Interest Margin	3.73%	3.47%	3.61%
LTM Efficiency Ratio	59.2%	71.2%	71.9%
Loan Loss Reserves/Gross Loans	1.35%	1.31%	1.57%
Nonperforming Assets²/Total Assets	6.41%	1.20%	2.01%
Net Charge-offs/Average Loans	0.08%	0.09%	0.13%
Price/Tangible Book Value	—	103%	106%
Price/LTM Earnings per share	—	12.0x	12.7x
Current Dividend Yield	—	2.7%	2.6%
Market Value (in millions)	—	$41	$42

1)	Royal financial information as of June 30, 2015.
2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
Note:	Financial data for Liberty Bancorp Inc., Denmark Bancshares Inc., Boyle Bancorp Inc., First BancTrust Corp., Baraboo Bancorp, CITBA Financial Corp., Ridgestone Financial Services Inc., FCN Banc Corp., Minster Financial Corp., West Shore Bank Corporation and Andover Bancorp Inc. as of June 30, 2015.

Sandler O’Neill used publicly available information to perform a similar analysis for Frontenac and a group of financial institutions selected by Sandler O’Neill. The Frontenac peer group consisted of banks and thrifts headquartered in the Midwest (Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin), with total assets between $250 million and $350 million, excluding bank holding companies without June 30, 2015 financial statements or recently reported stock prices (the “Frontenac Peer Group”). The Frontenac Peer Group consisted of the following companies:

BOSP Bancshares Inc.	FFD Financial Corp.

Century Financial Corp.	First Robinson Financial Corp.

CNB Corp.	FNBH Bancorp Inc.

Commercial Bancshares Inc.	HCB Financial Corp.

Comunibanc Corp.	HFB Financial Corp.

County Bank Corp.	Northeast Indiana Bancorp

CSB Bancorp Inc.	Ohio Legacy Corp.

Eastern Michigan Financial Corp.	Oxford Bank Corporation

The analysis compared publicly available financial information for Frontenac with the corresponding data for the Frontenac Peer Group as of or for the twelve months ended September 30, 2015 (unless otherwise noted), with pricing data as of October 30, 2015. The table below sets forth the data for Frontenac and the median and mean data for the Frontenac Peer Group.

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Page 52	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Frontenac Comparable Company Analysis
	Frontenac¹		Frontenac Peer Group Median	Frontenac Peer Group Mean
Total Assets (in millions)	$279		$290	$295
Tangible Common Equity/Tangible Assets	7.83%		10.35%	10.31%
Total Risk-Based Capital Ratio	14.75	%³	17.87%	16.77%
LTM Core Income Return on Average Assets	0.28%[4]		0.95%	0.96%
LTM Core Income Return on Average Equity	3.9%[4]		8.5%	9.8%
LTM Net Interest Margin	3.20%		3.47%	3.51%
LTM Efficiency Ratio	83.0%		72.1%	74.3%
Loan Loss Reserves/Gross Loans	2.39%		1.50%	1.70%
Nonperforming Assets²/Total Assets	6.72%		2.01%	2.14%
Net Charge-offs/Average Loans	0.09%		0.05%	(0.06)%
Price/Tangible Book Value	—		82%	82%
Price/LTM Earnings per share	—		10.6x	11.8x
Current Dividend Yield	—		2.8%	2.5%
Market Value (in millions)	—		$25	$25

1)	Financial information as of June 30, 2015.
2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
3)	Bank level regulatory capital ratio.
4)	ROAA and ROATCE excludes the income tax benefit associated with the reversal of the deferred tax valuation allowance.
Note:	Financial data for HFB Financial Corp., FNBH Bancorp Inc., Commercial Bancshares Inc., County Bank Corp., BOSP Bancshares Inc., HCB Financial Corp., First Robinson Financial Corp., Eastern Michigan Financial Corp., FFD Financial Corp., Century Financial Corp., CSB Bancorp Inc., Comunibanc Corp. and CNB Corp. are as of June 30, 2015.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two groups of recent merger and acquisition transactions consisting of a regional group as well as a national group. The regional group consisted of bank and thrift transactions with targets located in the Midwest (Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin), announced between January 1, 2012 and October 30, 2015, with deal values between $15 million and $45 million with target NPAs/Assets greater than 3.0 percent at the time of announcement (the “Midwest Precedent Transactions”). The national group consisted of nationwide bank and thrift transactions announced between January 1, 2013, and October 30, 2015, with deal values between $25 million and $35 million and target NPAs/Assets greater than 3.0 percent at the time of announcement (the “National Precedent Transactions”). The Midwest Precedent Transactions group was composed of the following transactions:

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Acquiror	Target
Level One Bancorp Inc.	Bank of Michigan

First Capital Inc.	Peoples Bancorp Inc. Bullitt County

Wintrust Financial Corp.	North Bank

Deerwood Bancshares Inc.	American Bank of St. Paul

Independent Alliance Banks Inc.	First State Bank Bourbon Indiana

Community Bank Shares of Indiana Inc.	First Financial Service Corp.

Southern Missouri Bancorp Inc.	Peoples Service Co.

Triumph Consolidated Cos. LLC	National Bancshares Inc.

Wintrust Financial Corp.	First Lansing Bancorp Inc.

Equity Bancshares Inc.	First Community Bancshares Inc.

National Australia Bank	North Central Bancshares Inc.

Using then latest publicly available financial information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings, transaction price to book value per share, transaction price to tangible book value per share, and tangible book premium to core deposits. Sandler O’Neill compared the indicated transaction metrics for the merger to the median metrics of the Midwest Precedent Transaction group.

	Royal / Frontenac¹		Midwest Precedent Transactions Group Median
Transaction price/LTM Core Earnings per Share	27.6	x	17.8	x
Transaction price/Tangible Book Value per Share	115%		103%
Transaction price/Book Value per Share:	115%		103%
Core Deposit Premium:	2.2%		0.5%

1)	Transaction information reflects deal value of 110% of tangible equity as of the estimated Calculation Date (March 31, 2016) and $1.35 million in Frontenac reimbursable transaction expenses and Retention Payments. LTM earnings have been adjusted to exclude the income tax benefit associated with Frontenac’s deferred tax valuation allowance that occurred in December 2014.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Fidelity Southern Corp.	American Enterprise Bankshares Inc.

First Capital Inc.	Peoples Bancorp Inc. Bullitt County

Ironhorse Financial Group Inc.	Benefit Bank

State Bank Financial Corp.	Atlanta Bancorp Inc.

BNC Bancorp	Community First Financial Group Inc.

HomeStreet Inc.	Fortune Bank

People’s Utah Bancorp	Lewiston Bancorp

Triumph Consolidated Cos. LLC	National Bancshares Inc.

CrossFirst Holdings LLC	Tulsa National Bancshares Inc.

Grandpoint Capital Inc.	Bank Capital Corp.

Grandpoint Capital Inc.	California Community Bank

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Page 54	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Using then latest publicly available financial information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings, transaction price to book value per share, transaction price to tangible book value per share, and tangible book premium to core deposits. Sandler O’Neill compared the indicated transaction metrics for the merger to the median metrics of the Nationwide Precedent Transaction group.

	Royal / Frontenac¹		Nationwide Precedent Transactions Group Median
Transaction price/LTM Core Earnings per Share	27.6	x	15.8	x
Transaction price/Tangible Book Value per Share	115%		116%
Transaction price/Tangible Book Value per Share:	115%		116%
Core Deposit Premium:	2.2%		2.5%

1)	Transaction information reflects deal value of 110% of tangible equity as of the estimated Calculation Date (March 31, 2016) and $1.35 million in Frontenac reimbursable transaction expenses and Retention Payments. LTM earnings have been adjusted to exclude the income tax benefit associated with Frontenac’s deferred tax valuation allowance that occurred in December 2014.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Royal common stock assuming Royal performed in accordance with financial projections, discussed with and confirmed by the senior management of Royal. To approximate the terminal value of a share of Royal common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 9.0x to 19.0x and multiples of December 31, 2019, tangible book value ranging from 80 percent to 130 percent. The terminal values were then discounted to present values using different discount rates ranging from 9.0 percent to 15.0 percent chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Royal’s common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Royal common stock of $576.90 to $1,426.15 when applying multiples of earnings and $611.71 to $1,186.18 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.0x	11.0x	13.0x	15.0x	17.0x	19.0x
9.0%	$715.31	$857.48	$999.65	$1,142.82	$1,283.98	$1,426.15
10.0%	689.48	826.23	962.99	1,099.74	1,236.50	1,373.26
11.0%	664.83	796.43	928.02	1,059.62	1,191.22	1,322.81
12.0%	641.31	767.99	894.66	1,021.33	1,148.01	1,274.68
13.0%	618.85	740.83	862.81	984.79	1,106.77	1,228.75
14.0%	597.40	714.90	832.39	949.89	1,067.38	1,184.88
15.0%	576.90	690.12	803.33	916.55	1,029.76	1,142.98

Tangible Book Value Multiples

Discount Rate	80%	90%	100%	110%	120%	130%
9.0%	$759.01	$844.45	$929.88	$1,015.31	$1,100.74	$1,186.18
10.0%	731.52	813.70	895.88	978.06	1,060.24	1,142.42
11.0%	705.28	784.36	863.44	942.52	1,021.60	1,100.68
12.0%	680.25	756.37	832.50	908.62	984.74	1,060.86
13.0%	656.35	729.65	802.95	876.25	949.55	1,022.85
14.0%	633.52	704.13	774.73	845.34	915.95	986.55
15.0%	611.71	679.74	747.77	815.81	883.84	951.87

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Sandler O’Neill also considered and discussed with the Royal board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Royal’s net income varied from 25 percent above projections to 25 percent below projections. This analysis resulted in the following range of per share values for Royal common stock, applying the price to 2019 earnings multiples range of 9.0x to 19.0x referred to above and a discount rate of 13.94 percent.

Earnings Per Share Multiples

Annual Budget Variance	9.0x	11.5x	13.0x	15.5x	17.0x	19.0x
(25.0%)	$498.80	$593.81	$688.81	$783.82	$878.83	$973.83
(20.0%)	527.30	628.64	729.98	831.32	932.66	1,034.00
(15.0%)	555.80	663.48	771.15	878.83	986.50	1,094.17
(10.0%)	584.31	698.31	812.32	926.33	1,040.34	1,154.34
(5.0%)	612.81	733.15	853.49	973.83	1,094.17	1,214.51
0.0%	641.31	767.99	894.66	1,021.33	1,148.01	1,274.68
5.0%	669.81	802.82	935.83	1,068.84	1,201.85	1,334.85
10.0%	698.31	837.66	977.00	1,116.34	1,255.68	1,395.03
15.0%	726.82	872.49	1,018.17	1,163.84	1,309.52	1,455.20
20.0%	755.32	907.33	1,059.34	1,211.35	1,363.36	1,515.37
25.0%	783.82	942.16	1,100.51	1,258.85	1,417.19	1,575.54

Sandler O’Neill also performed an analysis that estimated the net present value per share of Frontenac common stock assuming that Frontenac performed in accordance internal earning projections, provided by Frontenac senior management. To approximate the terminal value of Frontenac common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 8.0x to 13.0x and multiples of December 31, 2019, tangible book value ranging from 80 percent to 115 percent. The terminal values were then discounted to present values using different discount rates ranging from 9.0 percent to 15.0 percent chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Frontenac’s common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Frontenac common stock of $2.10 to $4.29 when applying earnings multiples and $2.58 to $4.66 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
9.0%	$2.64	$2.97	$3.30	$3.63	$3.96	$4.29
10.0%	2.54	2.86	3.17	3.49	3.81	4.12
11.0%	2.44	2.75	3.05	3.36	3.66	3.97
12.0%	2.35	2.64	2.94	3.23	3.53	3.82
13.0%	2.26	2.55	2.83	3.11	3.40	3.68
14.0%	2.18	2.45	2.73	3.00	3.27	3.54
15.0%	2.10	2.36	2.63	2.89	3.15	3.41

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Page 56	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Tangible Book Value Multiples

Discount Rate	80%	87%	94%	101%	108%	115%
9.0%	$3.24	$3.53	$3.81	$4.10	$4.38	$4.66
10.0%	3.12	3.39	3.67	3.94	4.21	4.49
11.0%	3.00	3.27	3.53	3.79	4.05	4.32
12.0%	2.89	3.14	3.40	3.65	3.90	4.16
13.0%	2.78	3.03	3.27	3.51	3.76	4.00
14.0%	2.68	2.92	3.15	3.39	3.62	3.85
15.0%	2.58	2.81	3.04	3.26	3.49	3.71

Sandler O’Neill also considered and discussed with the Royal board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Frontenac’s net income varied from 25 percent above projections to 25 percent below projections. This analysis resulted in the following range of per share values for Frontenac common stock, applying the price to 2019 earnings multiples range of 8.0x to 13.0x referred to above and a discount rate of 13.94%.

Earnings Per Share Multiples

Annual Budget Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
(25.0%)	$1.76	$1.98	$2.20	$2.42	2.64	2.87
(20.0%)	1.88	2.12	2.35	2.59	2.82	3.06
(15.0%)	2.00	2.25	2.50	2.75	3.00	3.25
(10.0%)	2.12	2.38	2.64	2.91	3.17	3.44
(5.0%)	2.23	2.51	2.79	3.07	3.35	3.63
0.0%	2.35	2.64	2.94	3.23	3.53	3.82
5.0%	2.47	2.78	3.09	3.39	3.70	4.01
10.0%	2.59	2.91	3.23	3.56	3.88	4.20
15.0%	2.70	3.04	3.38	3.72	4.06	4.39
20.0%	2.82	3.17	3.53	3.88	4.23	4.58
25.0%	2.94	3.31	3.67	4.04	4.41	4.78

Sandler O’Neill also performed an analysis that estimated the net present value per share of Frontenac common stock assuming that Frontenac performed in accordance earning projections provided by with Frontenac senior management, inclusive of estimated cost synergies associated with the transaction, as discussed with and confirmed by Royal senior management. To approximate the terminal value of Frontenac common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 8.0x to 13.0x and multiples of December 31, 2019, tangible book value ranging from 80 percent to 115 percent. The terminal values were then discounted to present values using different discount rates ranging from 9.0 percent to 15.0 percent chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Frontenac’s common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of Frontenac common stock of $4.73 to $9.66 when applying earnings multiples and $3.37 to $6.08 when applying multiples of tangible book value.

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Earnings Per Share Multiples

Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
9.0%	$5.94	$6.69	$7.43	$8.17	$8.91	$9.66
10.0%	5.72	6.43	7.15	7.86	8.58	9.29
11.0%	5.50	6.19	6.88	7.56	8.25	8.94
12.0%	5.30	5.96	6.62	7.28	7.94	8.60
13.0%	5.10	5.74	6.37	7.01	7.65	8.29
14.0%	4.91	5.53	6.14	6.75	7.37	7.98
15.0%	4.73	5.32	5.92	6.51	7.10	7.69

Tangible Book Value Multiples

Discount Rate	80%	87%	94%	101%	108%	115%
9.0%	$4.23	$4.60	$4.97	$5.34	$5.71	$6.08
10.0%	4.07	4.43	4.78	5.14	5.50	5.85
11.0%	3.92	4.26	4.60	4.95	5.29	5.63
12.0%	3.77	4.10	4.43	4.76	5.09	5.42
13.0%	3.63	3.95	4.27	4.59	4.90	5.22
14.0%	3.50	3.80	4.11	4.42	4.72	5.03
15.0%	3.37	3.67	3.96	4.26	4.55	4.85

Sandler O’Neill also considered and discussed with the Royal board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Frontenac’s net income varied from 25 percent above estimates to 25 percent below estimates. This analysis resulted in the following range of per share values for Frontenac common stock, applying the price to 2019 earnings multiples range of 8.0x to 13.0x referred to above and a discount rate of 13.94 percent.

Earnings Per Share Multiples

Annual Estimate Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
(25.0%)	$4.71	$5.30	$5.88	$6.47	$7.06	$7.65
(20.0%)	4.83	5.43	6.03	6.63	7.24	7.84
(15.0%)	4.94	5.56	6.18	6.80	7.41	8.03
(10.0%)	5.06	5.69	6.33	6.96	7.59	8.22
(5.0%)	5.18	5.83	6.47	7.12	7.77	8.41
0.0%	5.30	5.96	6.62	7.28	7.94	8.60
5.0%	5.41	6.09	6.77	7.44	8.12	8.80
10.0%	5.53	6.22	6.91	7.60	8.30	8.99
15.0%	5.65	6.35	7.06	7.77	8.47	9.18
20.0%	5.77	6.49	7.21	7.93	8.65	9.37
25.0%	5.88	6.62	7.35	8.09	8.82	9.56

In connection with its analyses, Sandler O’Neill considered and discussed with the Royal board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

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Pro forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger based on the following assumptions: (i) the merger closes on March 31, 2016; (ii) Frontenac shareholders would elect to receive an aggregate merger consideration mix of 75 percent stock and 25 percent cash; (iii) 7,193,338 shares of Frontenac common stock outstanding, which includes 5,276,270 common shares outstanding and 1,917,068 common shares issued upon the conversion of the Frontenac Series A Preferred stock and accrued dividends, estimated as of March 31, 2016; and (iv) an implied transaction price per share of $3.87 and an implied aggregate transaction value of $27.8 million. Sandler O’Neill also incorporated the following assumptions, each of which were discussed with and confirmed by Royal’s senior management: (a) internal financial projections for Frontenac for the years ending December 31, 2015, through December 31, 2017, and an estimated long term earning growth rate thereafter; (b) internal financial projections for Royal for the years ending December 31, 2015 through December 31, 2018; (c) purchase accounting adjustments, including a gross credit mark on loans, a negative interest rate mark on loans, a negative interest rate mark on deposits, a positive interest rate mark on trust preferred securities, and a negative interest rate mark on securities; (d) the reversal of Frontenac’s existing allowance for loan and lease losses; (e) an estimated provision expense on Frontenac’s new loan growth; (f) estimated cost savings; and (g) pre-tax one-time transaction costs and expenses. In addition, Sandler O’Neill assumed a core deposit premium on Frontenac’s core deposits with sum-of-the-years depreciation over 10 years and a pre-tax opportunity cost of cash of 1.50%. The analysis indicated that the merger would be accretive to Royal’s estimated earnings per share in 2016 and dilutive to estimated tangible book value per share at closing.

In connection with this analyses, Sandler O’Neill considered and discussed with the Royal board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as financial advisor to Royal’s board of directors in connection with the merger and will receive a transaction fee in an amount equal to 1.5 percent of the aggregate merger consideration, subject to a minimum transaction fee of $400,000, a substantial portion of which will become payable upon closing of the merger. In addition, Sandler O’Neill received a fee in an amount equal to $125,000 upon rendering its fairness opinion to the Royal board of directors in connection with the merger, which fairness opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. Royal has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its legal counsel. Royal has also agreed to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, and agents against certain claims and liabilities arising out of Sandler O’Neill’s engagement, including liabilities under applicable federal or state law. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Royal, Frontenac, and their respective affiliates.

The full text of Sandler O’Neill’s written fairness opinion dated November 10, 2015, which sets forth the assumptions made, matters considered, and limitations of the review undertaken, is attached as Annex C to this Proxy Statement/Offering Circular and is incorporated herein by reference. The opinion of Sandler O’Neill does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Sandler O’Neill has no obligation to update, revise, or reaffirm its opinion and Frontenac does not currently expect that it will request an updated opinion.

Regulatory Approval

Completion of the merger is conditioned on, among other things, the receipt of approval by the Federal Reserve and the Missouri Division of Finance. On February 4, 2016, the Federal Reserve granted its approval, subject to certain conditions being met, none of which are deemed by management of Frontenac or Royal to be material. The Missouri Division of Finance approved the merger on January 29, 2016.

Accounting Treatment

The merger will be accounted for as a purchase transaction.

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Material United States Federal Income Tax Consequences

The following discussion summarizes the material anticipated U.S. federal income tax consequences of the merger to shareholders of Frontenac who hold their shares of stock of Frontenac as capital assets. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address all of the U.S. federal income tax consequences that may be important to each taxpayer in light of each taxpayer’s particular circumstances, nor does this discussion address the U.S. federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as

•	tax-exempt organizations

•	financial institutions, insurance companies, mutual funds, and broker-dealers or persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings

•	shareholders who hold their shares of stock of Frontenac as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of shares of stock of Frontenac and one or more other investments

•	persons who acquired their shares of stock of Frontenac through the exercise of employee stock options, through a benefit plan, or otherwise in a compensatory transaction

•	shareholders who are not U.S. persons within the meaning of the Internal Revenue Code or that use a functional currency other than the U.S. dollar

•	partnerships or other pass-through entities and investors in such entities

•	shareholders who exercise their dissenter’s rights

No information is provided in this document with respect to the tax consequences, if any, of the merger under applicable foreign, state, local, and other tax laws. This discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, administrative rulings, and judicial decisions, all as in effect as of the date of this Proxy Statement/Offering Circular. There can be no assurance that future legislation, administrative or judicial changes or interpretations, any of which could apply retroactively, will not affect the accuracy of this discussion.

Royal and Frontenac have received an opinion of counsel that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that none of Royal, Frontenac, or Acquisition will recognize any gain or loss as a result of the merger. The U.S. federal income tax consequences of the merger qualifying as a reorganization to a particular shareholder of Frontenac will be as follows: No gain or loss should be recognized by a holder of shares of Frontenac as a result of the surrender of those shares solely in exchange for shares of Royal common stock pursuant to the Merger Agreement (except with respect to cash received instead of a fractional share of Royal common stock, as discussed below). The aggregate tax basis of the shares of Royal common stock received in the merger (including any fractional shares of Royal common stock deemed received) should be the same as the aggregate tax basis of the shares of Frontenac stock surrendered in exchange for the Royal common stock. The holding period of the shares of stock of Royal received (including any fractional shares of stock of Royal deemed received) should include the holding period of shares of stock of Frontenac surrendered in exchange for the shares of stock of Royal, provided that such shares of stock of Frontenac surrendered were held as capital assets of the shareholder at the effective time of the merger.

Some shareholders of Frontenac stock may receive both stock of Royal and cash, due to limits imposed the SEC on the dollar value of securities that non-accredited investors may receive as merger consideration. In addition, the cash portion of the merger consideration is capped at 25 percent of the aggregate merger consideration, excluding cash paid in lieu of fractional shares and cash paid to dissenters. Cash paid in lieu of Royal common stock to non-accredited investors will be included in the 25 percent cap on the cash merger consideration. If the cash portion of the merger consideration is oversubscribed, all shareholders of Frontenac electing to receive cash as their merger consideration will receive some cash and some common stock of Royal. In either circumstance, the Frontenac shareholder will receive some cash and some shares of Royal common stock and as a result will recognize any capital gain (long-term or short-term, depending upon the shareholder’s individual holding period) up to the amount of cash received as merger consideration.

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Holders of stock of Frontenac who receive cash instead of a fractional share of stock of Royal should be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Royal in exchange for the cash actually distributed instead of the fractional share, with such redemption qualifying as an exchange under the Internal Revenue Code. Accordingly, such holders should recognize gain or loss equal to the difference between the tax basis of the holder’s common stock surrendered allocable to that fractional share and the amount of cash received. The gain or loss should be capital gain or loss, and long-term capital gain or loss if the surrendered common stock was been held for more than one year as a capital asset at the effective time of the merger.

Under certain circumstances a holder of shares of stock of Frontenac may be subject to backup withholding at a rate of 28 percent with respect to the amount of cash received, unless the holder provides proof of an applicable exemption satisfactory to Royal or furnishes its correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability for the taxable year in which the merger is consummated, so long as the required information is furnished to the IRS.

A shareholder of Frontenac who receives Royal common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file a statement setting forth certain facts relating to the merger along with the U.S. federal income tax returns for the year in which the merger takes place.

The preceding summary does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Accordingly, shareholders of Frontenac are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Interests of Certain Persons in the Merger

The Merger Agreement provides that Royal Banks of Missouri and Robert D. Roberson will enter into an employment agreement upon consummation of the merger. The form of employment agreement does not provide for the title or duties of Mr. Roberson, but it is anticipated that he will become the Chief Operating Officer of Royal Banks of Missouri. The term of the employment agreement is not provided for in the Merger Agreement. Mr. Roberson’s compensation is to be set at $220,000 per annum for regular compensation, and a bonus of $100,000 payable if Mr. Roberson is still employed by Royal Banks of Missouri on December 31, 2016. Discretionary bonuses are permitted but not required. It is anticipated that Mr. Roberson will, beginning January 1, 2017, participate in a phantom stock deferred compensation plan to be established by Royal Banks of Missouri (entitling Mr. Roberson to no less than 60 basis points of Royal Banks of Missouri’s pre-tax income for each year during which Mr. Roberson participates in the plan). The employment agreement provides that during the term of the agreement and for six months thereafter Mr. Roberson will not solicit business from any customer of Royal Banks of Missouri or solicit employees of Royal Banks of Missouri.

Comparison of Rights of Shareholders

Shareholders of Frontenac will become shareholders of Royal at the effective time of the merger. There are material differences in the rights of shareholders of Frontenac on the one hand, and shareholders of Royal on the other hand. See “COMPARISON OF RIGHTS OF SHAREHOLDERS” at page129.

Restrictions on Resales by Affiliates

The issuance of shares of Royal common stock to shareholders of Frontenac upon completion of the merger has been qualified pursuant to Regulation A promulgated by the SEC under the Securities Act of 1933. These shares may be traded freely without restriction by those shareholders who are not deemed to be “affiliates” (as “affiliates” is defined in SEC rules under the Securities Act) of Royal after the merger. An “affiliate” of Royal generally includes its executive officers, directors, and holders of ten percent or more of Royal’s voting stock.

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Bank Merger

It is intended that Frontenac Bank and Royal Banks of Missouri will merge shortly after the merger of Frontenac and Acquisition, with Royal Banks of Missouri as the surviving banking corporation. This follow-on bank merger will occur after the Frontenac/Acquisition merger and at that time the only shareholders of the two banks will be Royal and Acquisition, each of which may act by unanimous consent rather than holding a formal meeting of shareholders or members. The Federal Deposit Insurance Corporation gave its approval of the bank merger on February 16, 2016. The Missouri Division of Finance is expected to approve the bank merger when it is consummated, which is anticipated to be within a few days of the merger transaction.

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THE MERGER AGREEMENT

The following summary of certain terms and provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement which is incorporated into this Proxy Statement/Offering Circular by reference and, with the exception of certain exhibits and schedules to the Merger Agreement, is attached as Annex A to this Proxy Statement/Offering Circular.

The Merger Agreement

Frontenac, Royal, and Acquisition executed the Agreement and Plan of Merger on November 12, 2015. On March 10, 2016, Frontenac, Royal, and Acquisition executed an Amended and Restated Agreement and Plan of Merger (providing that the effective date remains November 12, 2015), primarily correcting clerical errors in the original agreement. All references in this Proxy Statement/Offering Circular to the Merger Agreement refer to the Amended and Restated Agreement and Plan of Merger.

Terms of the Merger

Upon completion of the merger, Frontenac will merge with and into Acquisition, the separate corporate existence of Frontenac will cease, and Acquisition will be the surviving entity. Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the merger will become effective upon the filing of a certificate of merger with the Missouri Secretary of State.

Holders of Frontenac common stock, will be entitled to receive, at their election, for each one share of Frontenac common stock:

•	a fraction of one share of Class AA Common stock of Royal; or

•	an amount in cash.

Holders of Frontenac preferred stock will be entitled to receive the merger consideration they would have been eligible to receive had those shares been converted to Frontenac common stock at the time of the merger.

The exact amount of Royal common stock or cash received for each one share of Frontenac common stock (or its equivalent) cannot be determined until near the time of the merger. Under the terms of the Merger Agreement, the exact amount of merger consideration, in the aggregate and per share of Frontenac common stock (or its equivalent), will be determined as of the last day of the calendar month immediately preceding the closing of the merger transaction. Had the merger been consummated in January 2016, the merger consideration per share of Frontenac common stock (or its equivalent) would have been 0.0038 shares of Class AA Common stock of Royal or $3.68. There can be no assurance as to what amounts the merger consideration will be, at the closing of the merger; it could be materially more or materially less than the amounts described here.

Royal will retain its membership interest in the surviving entity (Acquisition), and will be the sole member of Acquisition after the merger.

Royal will not issue any fractional shares of Royal common stock. Instead shareholders of Frontenac will receive cash in lieu of the fractional share to which the shareholder otherwise would be entitled to receive. The per share amount paid in lieu of fractional shares is equal to the per share amount of the cash merger consideration.

Under rules promulgated by the Securities and Exchange Commission (and as provided in the Merger Agreement), non-accredited investors may acquire, as their merger consideration, shares of Royal equal to no more than the greater of: (i) for natural persons, 10 percent of their net worth or 10 percent of their annual income; and (ii) for entities, the greater of 10 percent of annual revenue or 10 percent of net assets. Any non-accredited investor electing to receive Royal common stock as merger consideration will receive cash to the extent that the cap on shares required by the SEC is applicable to such non-accredited investor.

The Merger Agreement provides that no more than 25 percent of the aggregate merger consideration will be paid in cash, excluding cash paid in lieu of fractional shares and cash paid to dissenters. Cash paid in lieu of Royal common stock to non-accredited investors will be included in the 25 percent the cash cap of merger consideration. If the cash merger consideration is oversubscribed, those electing cash merger consideration will receive a pro rata portion of their merger consideration in cash and a pro rata portion in Royal common stock.

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Under certain circumstances, a Frontenac shareholder may receive merger consideration different from what he or she has elected. Some shareholders of Frontenac common stock may receive both stock of Royal and cash, due to limits imposed the SEC on the dollar value of securities that non-accredited investors may receive as merger consideration. In addition, if the cash portion of the merger consideration is oversubscribed, all shareholders of Frontenac electing to receive cash as their merger consideration will receive some cash and some common stock of Royal as their merger consideration (except for the extent Royal waives this provision).

At the effective time of the merger, shareholders of Frontenac, other than those who perfect dissenter’s rights, will have no further rights as shareholders of Frontenac, other than the right to receive the merger consideration. After the effective time of the merger, there will be no further transfers on the stock transfer books of Frontenac. If, after the effective time, stock certificates representing shares of common stock of Frontenac are presented for transfer, they will be canceled and exchanged for certificates representing shares of common stock of Royal, as provided in the Merger Agreement.

Shareholders of Frontenac should not surrender certificates representing their shares of Frontenac at this time. Upon the consummation of the merger, Royal will send notice that the merger has been consummated and include instructions on how and where to surrender stock certificates.

Calculation of Merger Consideration

Section 1.07 of the Merger Agreement provides the method for determining the merger consideration to be received by Frontenac shareholders and Section 1.08 of the Merger Agreement provides the method for each Frontenac shareholder to elect the form of merger consideration to be received. In general, for each share of Frontenac common stock issued and the Frontenac common stock deemed issuable pursuant to conversion rights (collectively referred to in the Merger Agreement as the Combined Frontenac Common Stock), the holder will be eligible to receive the Aggregate Merger Consideration (described below) divided by the Combined Frontenac Common Stock.

The Aggregate Merger Consideration will be determined by multiplying 1.10 times the Frontenac Adjusted Tangible Shareholders’ Equity as of the Calculation Date (defined below). For purposes of the Merger Agreement, the “Frontenac Adjusted Tangible Shareholders’ Equity” means the consolidated tangible shareholders’ equity of Frontenac, with certain adjustments described below. The Frontenac Adjusted Tangible Shareholders’ Equity is to be calculated by Frontenac’s accountants as of the end of the calendar month immediately preceding the Closing Date (the “Calculation Date”). The calculation is subject to verification and approval prior to the Closing by Royal’s accountants. An example of the calculation of the Frontenac Adjusted Tangible Shareholders’ Equity and Aggregate Merger Consideration as of September 30, 2015, is shown in Exhibit 1.07 to the Merger Agreement (the Merger Agreement is set forth as Annex A to this Proxy Statement/Offering Circular).

The “Frontenac Per Share Value” equals the Aggregate Merger Consideration divided by the sum of (i) the number of shares of Frontenac common stock issued and outstanding immediately prior to the effective time of the merger plus (ii) the number of shares of Frontenac common stock issuable upon the deemed conversion into Frontenac common stock of Frontenac preferred stock (that sum is the “Combined Frontenac Common Stock”).

The “Royal Per Share Value” is defined to equal 1.0 times the Royal Adjusted Tangible Shareholders’ Equity as of the Calculation Date divided by the number of shares of Royal common stock issued and outstanding immediately prior to the effective time of the merger. An example of the calculation of the Royal Adjusted Tangible Shareholders’ Equity and Royal Per Share Value is shown in Exhibit 1.07 to the Merger Agreement.

The “Exchange Ratio” is defined in the Merger Agreement as the Frontenac Per Share Value divided by the Royal Per Share Value.

Each share of Combined Frontenac Common Stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive either (a) that number of shares of Royal common stock as is equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to certain

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limitations on distribution of Royal common stock to non-accredited investor Frontenac shareholders (those limitations are described below), or (b) a cash payment equal to the Frontenac Per Share Value (the “Per Share Cash Consideration”), subject to no more than 25 percent of the Aggregate Merger Consideration being paid in cash.

In the event Frontenac or Royal experiences a capital change prior to the effective time of the merger, the consideration described above is to be proportionately and appropriately adjusted. As used in the Merger Agreement, the term “Capital Change” includes stock splits, stock dividends, combinations of shares, distributions of warrants or other rights, and/or any other capital rearrangements by Frontenac or Royal.

The payment by Frontenac of its transaction-related expenses, up to an aggregate amount equal to $350,000.00 plus a deconversion fee (to its core data processor), will not be reflected in the calculation of the Frontenac Adjusted Tangible Shareholders’ Equity and the Aggregate Merger Consideration. Any Frontenac transactional expenses, excluding the deconversion fee, in excess of $350,000.00 will reduce the Frontenac Adjusted Tangible Shareholders’ Equity and result in a corresponding dollar-for-dollar reduction to the Aggregate Merger Consideration. In the event the Frontenac transactional expenses, excluding the deconversion fee, total less than $350,000.00 in the aggregate, the difference will result in a corresponding dollar-for-dollar increase to the Aggregate Merger Consideration. In addition, the payment of change in control, severance, or other payments pursuant to an employment agreement or that is otherwise payable to any officer, director, or employee of any Frontenac entity as a result of the merger, the subsequent bank merger, or any termination of employment in connection therewith (each a “Frontenac Change in Control Amount”) up to $1,000,000.00 in the aggregate, will not be reflected in the calculation of the Frontenac Adjusted Tangible Shareholders’ Equity and the Aggregate Merger Consideration. Any Frontenac Change in Control Amounts in excess of $1,000,000.00 will reduce the Frontenac Adjusted Tangible Shareholder’s Equity and result in a corresponding dollar-for-dollar reduction to the Aggregate Merger Consideration

Notwithstanding an election by a Frontenac shareholder to receive Royal common stock as merger consideration, if the shareholder is not an “accredited investor” (as defined by the SEC), pursuant to SEC Rule 501 (12 CFR §230.501), the aggregate Royal common stock deliverable to that shareholder may not exceed the following limitations: (i) if the shareholder is a natural person, the greater of 10 percent of the shareholder’s annual income or net worth; or (ii) if the shareholder is not a natural person, the greater of 10 percent of the shareholder’s annual revenue or net assets. All determinations respecting the foregoing limitations will be made in accordance with SEC regulations and rules applicable at the effective time of the merger. To the extent the amount of non-cash consideration deliverable to a former Frontenac shareholder who is not an accredited investor is so limited, the balance of that shareholder’s merger consideration will be paid in cash.

If the aggregate amount due to all Frontenac shareholders who elected to receive cash as their merger consideration exceeds 25 percent of Aggregate Merger Consideration (the “Aggregate Elected Cash Amount”), the Aggregate Elected Cash Amount will be reduced to 25 percent of the Aggregate Merger Consideration and prorated among and paid to holders of Combined Frontenac Common Stock who elected to receive a cash payment. Any amount due in excess of the (reduced) Aggregate Elected Cash Amount will be paid by delivering Royal common stock in lieu of cash, subject, however, to the provision that no Royal fractional shares will be issued (meaning that the consideration for what would have been fractional shares of Royal common stock will also be paid in cash). Cash paid in lieu of Royal common stock (due to SEC limitations) will be included in the 25 percent cap on cash merger consideration, but cash paid in lieu of fractional shares will be excluded from the 25 percent cap.

Each Frontenac shareholder who does not make a timely election as to the desired form of merger consideration and who does not effectively exercise dissenters’ rights will be deemed to have elected to receive Royal common stock as merger consideration. To be effective, a properly completed election form must be submitted to Royal Bank, as Exchange Agent, on or before 5:00 p.m., St. Louis, Missouri time, on June 9, 2016.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties by Royal, Frontenac, and Acquisition regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations by each entity to the others as to:

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•	Receipt of appropriate corporate or company authorization for the merger

•	Subsidiaries and capitalization

•	The financial statements presented to the other parties being prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and that they present fairly the financial position of the entities covered by the financial statements

•	The filing of all required regulatory reports, and that such reports complied in all material respects with all applicable rules and regulations

•	The title and ability to enjoy the benefits of assets owned

•	Contractual obligations and commitments of the parties

•	The absence of defaults or material disputes with respect to certain material agreements

•	The absence of undisclosed liabilities

•	Compliance with tax obligations

•	Litigation and compliance with legal obligations

•	Matters respecting employees and labor issues, as well as employee benefit matters

•	Conduct of business operations to the date of the Merger Agreement

•	The absence of any broker or finder, except with respect to Sheshunoff advising Frontenac and Sandler O’Neill advising Royal with respect to the merger

•	The proper recordation, administration, and reporting of loans, fiduciary accounts, investments, and other assets of Frontenac Bank and Royal Banks of Missouri

•	There being no claims for indemnification from respective directors and employees

Conditions to Complete the Merger

The completion of the merger depends on a number of conditions being met, including the following:

•	The Merger Agreement receive the requisite approval of the Frontenac shareholders

•	The Merger Agreement and the transactions contemplated therein receive all requisite regulatory approvals

•	The Form 1-A filed by Royal with respect to this Proxy Statement/Offering Circular is declared qualified by the SEC

•	No order, decree, or injunction prohibits the consummation of the merger

•	The representations and warranties of each of Frontenac and Royal in the Merger Agreement are true and correct in all material respects

•	Frontenac, Royal, and Acquisition perform in all material respects their respective obligations under the Merger Agreement

•	No material adverse change occur with respect to Frontenac or Royal

•	Each of Frontenac and Royal receives an opinion of counsel from the other party’s counsel as to certain legal matters related to the merger and Merger Agreement

•	Frontenac and Royal receive an opinion of counsel for Royal that the tax treatment will be as described in this Proxy Statement/Offering Circular

A party to the Merger Agreement may elect to waive a condition that has not been satisfied and complete the merger although the party is entitled not to complete the merger.

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Termination of the Merger Agreement

The Merger Agreement and the transactions contemplated therein may be terminated prior to the effective time of the merger in any of the following manners:

•	By mutual consent of the boards of directors of all the parties to the Merger Agreement

•	By the board of directors of any party to the Merger Agreement if the Merger is not consummated by September 30, 2016

•	By the board of directors of any party if there is a substantial likelihood that a required regulatory approval will not be obtained or will be obtained only with conditions that make it inadvisable to proceed with the merger

•	By the board of directors of either Royal or Frontenac in the event the other party is in material breach of the Merger Agreement and fails to cure the breach within 20 days

•	By Frontenac if there is a superior proposal to acquire Frontenac or Frontenac Bank and the Merger Agreement is not revised to allow the merger with Royal to proceed

Waiver

Any of the terms or conditions of the Merger Agreement, unless specifically provided otherwise, may be modified or waived at any time before the effective time of the merger by the party which is, or the shareholders of which are, entitled to the benefit thereof upon the authority of the board of directors of such party, provided that any such modifications or waiver shall not, in the judgment of the board of directors of the party making it, substantially affect in a material or adverse way the benefits of such party or its shareholders intended under the Merger Agreement.

Shareholder Undertaking Agreements

Each of the shareholders owning more than 10% of the issued and outstanding shares of Frontenac common stock, on an as converted basis, and the President of Frontenac (collectively holding 2,248,167 shares of common stock and 64,977 shares of preferred stock of Frontenac) have entered into a Shareholder Undertaking Agreement, pursuant to which each of these persons has agreed:

•	Without the written consent of Royal, or as otherwise expressly permitted in the Merger Agreement, not to enter into any negotiations, discussions, or agreements, or understandings, or entertain any proposals for a competing offer for Frontenac or Frontenac Bank

•	Without the written of Royal, or as expressly permitted in the Merger Agreement, not to enter into any negotiations, discussions, agreements, or undertakings, or entertain any proposals, for the purpose of selling such shareholder’s shares of Frontenac stock

•	To vote all shares of Frontenac stock that the shareholder owns or controls, directly or indirectly, in favor of the merger and the Merger Agreement, and to use his, her, or its best efforts to encourage the remaining shareholders of Frontenac to vote in favor of the merger and Merger Agreement

Expenses

Each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the merger; provided, however, that certain merger-related expenses of Frontenac (up to approximately $1.7 million) will not be taken into account when calculating the merger consideration to be paid to Frontenac shareholders (this has the effect of causing the combined entity, after the merger, to have incurred the expenses, rather than just Frontenac, but approximately $300,000 in costs are expected to be funded by a Royal vendor).

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Management and Operations Following the Merger

The following persons have been designated in the Merger Agreement to serve as the directors of Royal and Royal Banks of Missouri , after the effective time of the merger, subject to removal or replacement from time to time thereafter by the shareholders:

Royal Directors	Royal Banks of Missouri Directors
Stephen A. Baden	Stephen A. Baden
Wayne Baker*	Wayne Baker*
Kelley Barbee†	Kelley Barbee†
Ira Bergman	Ira Bergman
Thomas R. Green	Thomas R. Green
John Hammond*†	John Hammond*†
J. Michael Hannegan*†	J. Michael Hannegan*†
Stephen J. Pessin	Stephen J. Pessin
Linda Renner	Linda Renner
Anthony Sansone, Sr.	Joe Crutchfield
Nikki Goldstein
Steve Lierman*
Robert Millstone
Paul Puricelli*†
Fred W. Wiesehan

*	Frontenac Bank director currently.
†	Frontenac Bancshares, Inc. director currently.

The following persons will serve as the executive officers of Royal Banks of Missouri, after the effective time of the merger, subject to removal, replacement, reassignment, and such other actions as may be determined from time to time thereafter by the board of directors of Royal:

Stephen J. Pessin	Chairman
Linda G. Renner	Vice Chairwoman
Stephen A. Baden	President and Chief Executive Officer
Robert D. Roberson	Chief Operating Officer
Mitchell Baden	Senior Lending Officer
Cindy Thurman	Senior Credit Officer
Ashley Gates	Compliance and Bank Secrecy Act Officer

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INFORMATION ABOUT ROYAL AND ROYAL BANKS OF MISSOURI

Royal

Royal, a Missouri general business corporation, is registered under the Bank Holding Company Act of 1956, as amended, and was organized in April 1979 to serve as the bank holding company for Royal Banks of Missouri. Its primary earning asset is Royal Banks of Missouri, headquartered in St. Louis, Missouri, and currently operating from seven office locations in the greater St. Louis, Missouri, metropolitan region. Royal is subject to the supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). As of January 31, 2016, there were 57 holders of Royal common stock. As of December 31, 2015, on a consolidated basis Royal had total assets of approximately $422.7 million, deposits of approximately $347.8 million, and shareholders’ equity of approximately $58.4 million.

Royal Banks of Missouri

Royal Banks of Missouri, St. Louis, Missouri, is a Missouri banking corporation bank regulated by the Federal Deposit Insurance Corporation and the Missouri Division of Finance, and was established in 1964. Royal owns all of the outstanding shares of common stock of Royal Banks of Missouri.

Recent Performance

At December 31, 2015, 2014, and 2013, Royal Banks of Missouri had assets of $422.0 million, $419.8 million, and $424.5 million, respectively. At December 31, 2015, 2014, and 2013, Royal Banks of Missouri had gross loans of $339.2 million, $334.7 million, and $341.3 million, respectively. At December 31, 2015, 2014, and 2013, Royal Banks of Missouri had deposits in the amount of $348.0 million, $353.5 million, and $372.9 million, respectively. At December 31, 2015, 2014, and 2013, Royal Banks of Missouri had net income of $4.5 million, $5.0 million, and $4.2 million, respectively.

As indicated above, Royal Banks of Missouri’s financial position has remained relatively unchanged from 2013 to 2015. Royal Banks of Missouri does not manage its balance sheet for size, but rather to meet the current needs of the asset side of the bank. The most notable change in the balance sheet is the $19.4 million decrease in deposits from 2013 to 2014. Royal Banks of Missouri made the conscious decision in 2014 to reduce deposits as there were insufficient attractive assets into which to deploy excess funds. The most notable change in the income statement was the $0.7 million increase from 2013 to 2014. The additional income came from a one-time gain on a bank owned life insurance policy. This one time gain also explains the $0.5 million decrease in income from 2014 to 2015.

Growth Strategy

Royal’s focus has been to provide exceptional service to its clients, prospects, and providers. Due to the strong capital position of Royal Banks of Missouri, Royal has been able to provide its clients with consistent availability of funds for their needs. This has created a strong loyalty between Royal and its clients. As a number of its clients have stretched out of the St. Louis marketplace for business opportunities, Royal has continued to find ways to meet their financing and deposit needs.

Historically, Royal’s principal focus has been commercial real estate lending. While Royal Banks of Missouri continues to make this a principal business line, recent regulatory concerns over commercial real estate concentration has caused Royal to seek other lending opportunities. Toward this end, Royal has placed a priority on what is referred to as “community lending.” This is where the needs of a locally-owned company, and the needs of its owners, are so intertwined as to be essentially one. Historically, this has been a strong areas for community banks, but larger regional and national banks have reached out for these clients.

Royal offers a complete package of deposits products at competitive rates. Additionally, Royal has utilized the internet to acquire deposits. Participating in several internet cooperative sites, Royal has determined that, occasionally, deposits can be acquired at a more favorable pricing terms than in the St. Louis marketplace.

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For the last 20 years Royal has invested heavily in technology. Royal Banks of Missouri provides an array of products that are comparable with, or, in its opinion, better than, its competitors. With the development of on-line banking, remote deposit capture, cash management services, and smart phones, Royal has not felt the need to build new brick and mortar branches, preferring to support the technology needs of its clients. Royal is committed to continuing to stay competitive with the market in the use of new technology, as it becomes available.

Royal believes strongly in its responsibility to be a good community citizen. Focusing on the education of the St. Louis youth, Royal has been a strong supporter of the University City Public Schools, Man of Valor, and a number of other local outreach groups. Recently, Royal Banks of Missouri entered into an agreement to work with the St. Louis Equal Housing and Community Reinvestment Alliance to further the reach of Royal’s efforts.

In spite of all these approaches, Royal is only as successful as its employees. Royal strives to recruit experienced, and successful, loan officers in the St. Louis market. Royal Banks of Missouri has a unique, creative incentive plan to reward lenders for their ability to enhance the bank’s earning power. Additionally, personal bankers and mortgage lenders have incentive plans structured to their roles. Royal consistently supports the education and training of its staff. All employees continually take on-line courses to support their daily duties. Several employees have been sent to Graduate Schools of Banking, Compliance Schools, and Commercial Lending Schools to provide them with the tools needed in 2016.

To support the retention of strong staff, Royal provides a full array of human resource benefits. Employees have access to a website that provides them instant access to data, including historical payroll information, past performance reviews, insurance benefits and contacts, 401(k) support information, and other personal items. Royal provides a qualified 401(k) plan and non-qualified 409(a) plan. These plans are overseen by a committee of plan participants. Royal started a “Wellness Program” in 2014. Again, supported by a committee of participants, the plan challenges the staff to improve their physical and mental well-being. An Employee Assistance Program, or EAP, is also provided for all staff members. Staff members can receive professional support for a number of personal issues that could impact job performance, all on a confidential basis.

Services and Products

Royal Banks of Missouri offers a comprehensive array of deposit products, loan services, and other services to its customers, filling both retail and commercial needs, as well as addressing home mortgage and investment and trust lines of business. These products and services include:

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Depository Products	Bank Operations	Loan Services

•       Free Checking

•       Personal Checking Accounts – Non-Interest Bearing and Interest Bearing

•       Commercial Checking Accounts

•       Savings Accounts

•       Money market Accounts

•       Public Funds Deposit Accounts

•       Non-Profit Organization Deposit Accounts

•       Certificates of Deposit

•       Individual Retirement Accounts

•       Debit Cards

•       Overdraft Privilege

•       Direct Deposit

•       Night Depository

•       Bank By Mail

•       Internet Banking

•       Internet Banking – Bill Pay

•       ACH Services

•       Telephone Banking

•       Automated Teller Machines (ATM’s)

•       Safe Deposit Boxes

•       Stop Payment Orders

•       Credit Cards (thru third party)

•       Merchant Credit Card Services

•       Cash Advances

•       Cashier’s Checks

•       Travelers Checks

•       Wire Transfers

•       Collection Services

•       Government Savings Bonds

•       Instant-Issue Debit Cards

•       Working Capital Loans

•       Term Loans

•       Inventory Loans

•       Accounts Receivable Loans

•       Equipment Loans

•       Government Guaranteed Loans (SBA)

•       Lines of Credit

•       Interim Construction Loans

•       Acquisition Financing Loans

•       Participation Loans

•       Commercial and Industrial Mortgage Loans

•       Letters of Credit

Personal Credit Services:

•       Personal Single Payment and Installment Loans

•       Home Equity Lines of Credit

•       Real Estate Construction Loans

•       Real Estate Loans on Personal Residences

•       Residential Mortgage Loans

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Management

Executive Officers and Directors

The executive officers and directors of Royal and Royal Banks of Missouri are as follows:

	Director of		Position Held
Name	Royal	Royal Banks of Missouri	Royal	Royal Banks of Missouri
Mitchell P. Baden		✓	Assistant Secretary	Executive Vice President
Stephen A. Baden	✓	✓	President and Chief Executive Officer	President and Chief Executive Officer
Ira Bergman	✓	✓	Vice President	None
Joseph A. Crutchfield, Jr.		✓	None	None
Bethany L. Davis			Assistant Secretary	Senior Vice President and Controller
Nikki Goldstein		✓	None	None
Thomas R. Green	✓	✓	None	None
Robert Millstone		✓	None	None
Stephen J. Pessin	✓	✓	Chairman	Chairman
Linda G. Renner	✓	✓	None	None
Anthony F. Sansone, Sr.	✓		Secretary	None
Donald L. Shaikewitz		✓	None	None
Fred W. Wisehan		✓	None	None

Biographical Information for Executive Officers and Directors

The following currently serve on the board of directors or as an executive officer of Royal.

Mitchell P. Baden, 61—Mitchell Baden has served as Royal Banks of Missouri’s Chief Operating Officer and Senior Lender for 14 years. Prior to that, he served in various positions at local and regional banks in the St. Louis area. Currently, he is a member of Royal Banks of Missouri’s board of directors. Mitchell Baden is the brother of Stephen Baden.

Stephen A. Baden; 65—Stephen Baden has served as President and Chief Executive Officer of Royal and Royal Banks of Missouri for sixteen years. Having been in commercial banking in the St. Louis marketplace for nearly 45 years, Baden has held a number of positions at several local and regional banks. Stephen Baden is the brother of Mitchell Baden.

Ira Bergman, 68—Until this year, Mr. Bergman served as the Managing Partner of Bergman, Shraier LLC for the previous thirty years. The firm was sold to Brown Smith Wallace at the beginning of 2016 and Bergman has assumed the role of tax partner. Bergman has been a member of the board of directors and Loan Committee for over ten years, and joined the Executive Committee three years ago.

Bethany L. Davis, 33—Bethany Davis, CPA is currently Senior Vice President and Controller of Royal Banks of Missouri. Ms. Davis joined Royal Banks of Missouri for the first time in April of 2004 as a Financial Assistant. She then spent a year at a local construction company as a staff accountant before rejoining Royal Banks of Missouri in April of 2006 as the Assistant Vice President of Financial Operations. In Ms. Davis’ current role, she is responsible for all financial operations, deposit operations, and information technology at Royal Banks of

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Missouri. Ms. Davis graduated from the Graduate School of Banking in Madison Wisconsin in August of 2015. In addition, Ms. Davis holds a BSBA in Accounting from Missouri Southern State University and a MBA from Lindenwood University. Ms. Davis acquired her CPA license in the State of Missouri in December of 2009. Ms. Davis acts as the Chief Financial Officer and Chief Accounting Officer of Royal.

Thomas R. Green; 82—Mr. Green holds a J.D. from Washington University. While not actively utilizing his law degree, Mr. Green has been an active real estate investor, owning numerous multi-family, retail, and commercial properties throughout the continental United States and Puerto Rico. An original investor in Royal Banks of Missouri, Mr. Green has been an active shareholder, serving on the board of directors, Executive Committee, and Loan Committee since the bank’s inception. Mr. Green is the father of Linda Renner.

Stephen J. Pessin; 64—Mr. Pessin’s family was an incorporating shareholder of Royal Banks of Missouri and he has served on the Royal board of directors, Executive Committee, and Loan Committee for many years. Daily, he manages a commercial/retail portfolio of real estate in the St. Louis area.

Linda G. Renner; 54—Linda Renner holds a J.D. from Washington University. Currently, Ms. Renner does not actively practice law. She recently served as a member of the Missouri Banking Board and Savings and Loan Board, which oversees state chartered banks. She has been a member of the Royal Banks of Missouri and Royal board of directors, Executive Committee, and Loan Committee for many years. Ms. Renner is the daughter of Thomas Green.

Anthony F. Sansone, Sr.; 89—Mr. Sansone retired from the management of his large property management firm several years ago. Additionally, he has a large portfolio of income producing properties that he personally is engaged with. An original stockholder of Royal Banks of Missouri, Mr. Sansone has served as Secretary of Royal for many years.

Compensation of Executive Officers

For the year ended December 31, 2015, compensation paid by Royal to the three most highly compensated executive officers, for all services rendered by such persons, regardless of capacity in which the services were rendered, was:

Officer	Cash Compensation	Non-Cash Compensation	Total Compensation
Stephen A. Baden	$363,581	$146,768	$510,349
Mitchell Baden	$246,012	$72,146	$318,158
Bethany L. Davis	$118,479	$138	$118,617

Director Fees

The board of directors of Royal comprises five outside (non-employee) members, plus one inside (executive officer) member. Inside directors are paid $2,000 annually. Outside directors receive a $2,000 annual payment, plus $100 for any attended meeting.

The board of directors of Royal Banks of Missouri comprises nine outside (non-employee) directors and two inside (executive officer) members. Inside directors are not compensated. Outside directors receive a $5,000 annual payment plus $100 for any attended meeting.

Competition

Royal Banks of Missouri encounters substantial competition for deposits and loans in the markets in which it competes. Royal Banks of Missouri’s principal competitors include other financial institutions such as banks, savings and loan institutions, and credit unions, and a number of other non-bank competitors such as insurance companies, small loan companies, finance companies, mortgage companies and other sources of funds. See “RISK FACTORS—Competition.”

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Employees

As of January 31, 2016, Royal Banks of Missouri had 64 full-time employees and 12 part-time employees. None of these employees are subject to a collective bargaining agreement. Royal Banks of Missouri believes that its relationship with its employees is good.

Properties

Royal and Royal Banks of Missouri own or lease the following real estate:

Address	City	State
Owned Branches
8021 Olive Blvd.	University City	Missouri
13171 Olive Blvd.	Creve Coeur	Missouri
3534 Watson Road	St. Louis	Missouri
9990 Manchester Road	Glendale	Missouri
7701 Delmar Blvd.	University City	Missouri

Branches on Leased Land

8350 Delcrest Drive	University City	Missouri
10 Millstone Campus	St. Louis	Missouri

Other Owned Buildings

3014-3016 S. Jefferson	St. Louis	Missouri

Off-Site Stand-Alone ATMs

1200 Market Street	St. Louis	Missouri

Material Contracts and Benefit Plans

Bank Stock Loan. Royal currently has no outstanding debt. Thomas R. Green, a shareholder of Royal, has committed to loan funds to Royal in connection with the merger or other working capital needs of Royal, should Royal need those funds. The credit facility offered by Mr. Green is a $12 million revolving line of credit, with the interest rate floating at the 90 day LIBOR rate plus 300 basis points. Interest only is payable during the life of the facility, payable quarterly. The maturity date is three years. Royal is required to pledge 100 percent of the issued and outstanding common stock of Royal Banks of Missouri to secure its obligation. Mr. Green received a $2,500 facility fee.

Benefit Plans. Royal Banks of Missouri has one contract related to employee benefits that is material; UnitedHealthCare Insurance is the provider of health care coverage for Royal employees. The term of the current policy runs through September 30, 2016, with an annual expense of approximately $372,000.

Deferred Compensation Agreement. Royal Banks of Missouri has a deferred compensation plan that creates “phantom shares” for two senior managers. Deferred compensation is computed as a percentage of Royal Banks of Missouri’s pre-tax earnings. As of December 31, 2015, the deferred compensation liability of Royal was $1,294,688.

Bank Owned Life Insurance. As of January 31, 2016, Royal Banks of Missouri had bank owned life insurance with an aggregate death benefit of $19,923,846. There are a total of eight policies insuring the lives of existing or former key employees of Royal Banks of Missouri.

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Other Material Agreements: Royal has three critical contracts with vendors. These contract are critical, not just because of the dollar amount of expenditures Royal makes under them, but also because of the key nature of the services provided by these vendors. Computer Service, Inc. is Royal’s core service provider, with a contract running through December 2021 and annual estimated payments of $775,000. Funds Express Financial Network, Inc. is Royal’s online banking service provider. The contract runs through June 2020 with annual estimated payments of $107,000. BLM Technologies provides outsourced information technology services to Royal, with an agreement that runs through December 2016 and annual estimated payments of $129,000.

Intercompany Agreements. For services provided in 2015, Royal Banks of Missouri paid Royal approximately $252,000. Royal reimbursed Royal Banks of Missouri $92,888 for various salaries of individuals engaged in activities for both entities.

Certain Relationships and Related Transactions

The Law Firm of Thomas R. Green, owned by director Thomas R. Green, receives an annual retainer of $111,600 for legal services rendered.

Litigation

Royal and Royal Banks of Missouri are involved in litigation from time to time. This litigation has the potential to cause Royal or Royal Banks of Missouri, as the case may be, to incur unexpected losses, some of which may not be covered by insurance and which may materially adversely affect Royal’s financial condition. Royal and Royal Banks of Missouri were not parties to any litigation as of January 31, 2016.

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ROYAL AND ROYAL BANKS OF MISSOURI

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management’s analysis (on a consolidated basis) of the financial condition of Royal at December 31, 2015, 2014, and 2013, and the results of operations for the years then ended. Because the principal asset of Royal is Royal Banks of Missouri, this discussion will necessarily also entail consideration of Royal Banks of Missouri’s financial condition and results of operations. This review should be read in conjunction with the financial statements, notes to the financial statements and other financial data of Royal and presented elsewhere in this Proxy Statement/Offering Circular, at “SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ROYAL” and in Annex F. Unless otherwise stated, data is for Royal on a consolidated basis.

Accounting Policies

The accounting and reporting policies of Royal are in accordance with accounting principles generally accepted in the United States and conform to generally accepted practices within the banking industry. Application of these principles requires management to make estimates or judgments that affect the amounts reported in the financial statements and the accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Certain policies inherently have a greater reliance on the use of estimates, and as such, have a greater possibility of producing results that could be materially different than originally reported.

Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon future events. Carrying assets and liabilities at fair value results in more financial statement volatility. The fair values and the information used to record the valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

The most significant accounting policies for Royal are presented in Note 1 to the consolidated financial statements set forth in Annex F. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Management views critical accounting policies to be those that are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant effect on the consolidated financial statements. The following accounting policies are considered most critical to the understanding of Royal’s financial condition and results of operations. These critical accounting policies require management’s most difficult subjective and complex judgments about matters that are inherently uncertain. Because these estimates and judgments are based on current circumstances, they are likely to change over time or prove to be different than actual experiences. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of a materially different financial condition and/or results of operations could reasonably be expected. The impact and any associated risks related to critical accounting policies on business operations are discussed throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” where such policies affect reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 to Royal’s consolidated financial statements for the years ended December 31, 2015, 2014, and 2013.

Reserve for Possible Loan Losses. Subject to the use of estimates, assumptions, and judgments, management’s evaluation process used to determine the adequacy of the reserve for possible loan losses combines several factors: management’s ongoing review of the loan portfolio; consideration of past loan loss experience; trends in past due and nonperforming loans; risk characteristics of the various classifications of loans; existing economic conditions; the fair value of underlying collateral; input from regulators; and other qualitative and quantitative factors which could affect probable credit losses. Because current economic conditions can change and future events are inherently difficult to predict, the anticipated amount of estimated loan losses, and therefore the adequacy of the reserve, could change significantly. In addition, as an integral part of their examination process,

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various regulatory agencies also review the reserve for possible loan losses. Such agencies may require that certain loan balances be charged off when their credit evaluations differ from those of management, based on their judgments about information available to them at the time of their examinations, or may have particular views of the level of loan loss reserve. Royal believes the reserve for possible loan losses is adequate and properly recorded in the consolidated financial statements.

Comparison of Operating Results for the Years Ended December 31, 2015 and 2014

General. Royal recorded net income of $4,199,734 in 2015, a decrease of $760,102, or 15.33 percent, from the net income of $4,959,836 reported in 2014, which was an increase of $763,792, or 18.20 percent, from the net income of $4,196,044 in 2013. The primary reasons for the decrease in 2015 was an increased level of noninterest income in 2014 resulting from the deaths of certain employees for which Royal Banks of Missouri maintained bank-owned life insurance thereon, and an increased level of legal and professional fees relating to the Royal’s pending merger with Frontenac.

Net Interest Income. Royal’s net interest income decreased by $363,421 (2.51 percent) to $14,134,925 for the year ended December 31, 2015 from the $14,498,346 earned for the year ended December 31, 2014, which was an increase of $227,086 (1.59 percent) from the $14,271,260 earned in 2013. Royal’s net interest margin for the years ended December 31, 2015, 2014, and 2013, was 3.69 percent, 3.69 percent, and 3.61 percent, respectively.

Average earning assets for 2015 decreased $10,188,078 (2.57 percent) to $385,945,359 from the level of $396,133,437 for 2014. Average earning assets for 2014 decreased $3,510,073 (0.88 percent) from the level of $399,643,510 for 2013. Average loans outstanding were relatively flat for the three year period, with averages of $331,013,631 in 2015, $333,440,402 in 2014, and $326,012,107 in 2013. The competition for loans in the St. Louis market has intensified in the past three years.

Total average investments decreased $6,877,866 (12.07 percent) to $50,122,980 in 2015 from the $57,000,846 average for 2014, which had increased slightly from the $56,350,114 average balance for 2013. Royal sold approximately $10.6 million of available-for-sale securities in 2015 to reposition the portfolio for an expected uptick in interest rates.

Average short-term investments can fluctuate significantly from day to day based on a number of factors, including, but not limited to, the collected balances of customer deposits, loan demand, and investment security maturities. Excess funds not invested in loans or investment securities are invested in overnight funds or short-term time deposits with various unaffiliated financial institutions. The average balances of such short-term investments for the years ended December 31, 2015, 2014, and 2013, were $4,808,748, $5,692,189, and $17,281,289, respectively, with changes therein mirroring the overall changes in the Bank’s average deposits.

A key factor in increasing Royal’s net interest margin is to maintain a higher percentage of earning assets in the loan category, which is Royal’s highest earning asset category. Royal has been able to increase this percentage in each of the three years presented, with the percentage of average loans to average earning assets being 85.77 percent in 2015, 84.17 percent in 2014, and 81.58 percent in 2013.

Funding Royal’s growth in interest-earning assets has been accomplished primarily with a strong core deposit base, supplemented with a low level of wholesale financing sources. Royal’s average loan-to-deposit ratio was 96.40 percent in 2015, 93.20 percent in 2014, and 87.81 percent in 2013.

Total average interest-bearing deposits for 2015 decreased $10,524,626 (3.56 percent) to $285,460,317 from the level of $295,984,943 for 2014, which was a decrease of $13,685,599 (4.42 percent) from the level of $309,670,542 for 2013. Royal Banks of Missouri has a significant level of stable deposits with several related parties, including Royal’s primary shareholders, and also certain local governmental agencies and school districts that hold substantial deposits in Royal Banks of Missouri. The overall decline in deposits has resulted from a reduction in time deposits under $100,000, as depositors are not willing to lock into long-term certificates of deposit in the current low interest rate environment.

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Royal’s short-term borrowings consist of overnight funds borrowed from unaffiliated financial institutions, and are used to supplement Royal’s overall liquidity. The average balances of such borrowings for the years ended December 31, 2015, 2014, and 2013 totaled $9,473,938, $8,273,302, and $1,552,604, respectively. These average balances have gone up each year as Royal’s loan-to-deposit ratio has increased. Royal management believes the interest rates obtained thereon have been less than comparable time deposits would have been paid. Royal also obtained a $2,000,000 longer-term advance from the Federal Home Loan Bank of Des Moines in 2014 with a 0.84 percent rate, which was used to lock in an interest rate spread on a debt security with a similar 2016 maturity.

Table 1 shows the relationship between interest revenue and interest expense and the average balances of interest earning assets and interest bearing liabilities.

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	Table 1—Average Balance Sheets, Yields, and Rates for the Year Ended December 31, (dollars in thousands)
	2015			2014			2013
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Interest-earning assets:
Loans[1], [2]	$331,014	$14,704	4.44%	$333,440	$14,983	4.49%	$326,012	$15,264	4.68%
Taxable securities	41,637	1,117	2.68	49,397	1,251	2.53	47,763	1,179	2.47
Tax-exempt securities[3]	8,486	314	3.70	7,604	367	4.83	8,587	402	4.69
Federal funds sold and short-term investments	4,809	24	0.49	5,692	24	0.42	17,281	53	0.30

Total interest-earning assets	385,946	16,159	4.19	396,133	16,625	4.20	399,643	16,898	4.23

Noninterest-earning assets:
Cash and due from banks	4,896			4,797			5,324
Premises and equipment	4,946			5,240			5,438
Reserve for loan losses	(4,564)			(5,079)			(6,823)
Other assets	23,937			21,770			21,848

Total noninterest-earning assets	29,216			26,728			25,787

Total assets	$415,161			$422,861			$425,430

Interest-bearing liabilities:
Deposits
Interest-bearing transaction accounts	$140,051	912	0.65	$148,366	985	0.66	$151,024	1,229	0.81
Savings	20,319	41	0.20	20,700	44	0.21	21,678	54	0.25
Time deposits $100,000 and over	87,997	614	0.70	81,377	540	0.66	85,420	596	0.70
Other time deposits	37,093	298	0.80	45,542	399	0.88	51,548	602	1.17

Total interest bearing deposits	285,460	1,865	0.65	295,985	1,968	0.66	309,670	2,481	0.80
Federal Home Loan Bank advances	2,000	17	0.85	455	4	0.84	—	—	—
Federal funds purchased and short-term borrowings	9,474	29	0.31	8,273	25	0.31	1,553	5	0.32
Subordinated debt	—	—	—	—	—	—	—	—	—

Total interest-bearing liabilities	296,934	1,912	0.64	304,713	1,997	0.66	311,223	2,486	0.80

Noninterest-bearing liabilities:
Noninterest-bearing deposits	57,920			61,791			61,599
Other liabilities	3,075			3,224			2,805
Total shareholders’ equity	57,232			53,133			49,803

Total liabilities and shareholders equity	$415,161			$422,861			$425,430

Net interest income		$14,247			$14,628			$14,412

Net interest spread[4]			3.55			3.54			3.43
Net interest margin[5]			3.69			3.69			3.61

Table 2 is a detailed analysis of volume and rate changes in interest income and interest expense for the years ended December 31, 2015, 2014, and 2013.

[1]	Interest income on loans include loan fees.
[2]	The balances include non-accrual loans.
[3]	Interest yields are presented on a tax-equivalent basis. Nontaxable income has been adjusted upward by the amount of Federal income tax that would have been paid if the income had been taxed at a rate of 34 percent, adjusted downward by the disallowance of the interest cost to carry nontaxable loans and securities.
[4]	The interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.
[5]	The net yield on weighted average interest-earning assets is calculated by dividing net interest income by the weighted average interest earning assets for the period indicated

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Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 79

Table 2—Analysis of Changes in Net Interest Income

	2015 Compared to 2014 increase (decrease) due to changes in1			2014 Compared to 2013 increase (decrease) due to changes in1
	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans[2]	$(110,211)	$(168,631)	$(278,842)	$344,245	$(625,479)	$(281,234)
Taxable securities	(204,935)	70,851	(134,084)	42,483	30,155	72,638
Tax-exempt securities[3]	39,348	(92,526)	(53,178)	(46,974)	11,806	(35,168)
Federal funds sold and short-term investments	(3,925)	3,754	(171)	(43,980)	15,242	(28,738)

Total interest-earning assets	(279,723)	(186,552)	(466,275)	295,774	(568,276)	(272,502)

Interest-bearing liabilities:
Deposits
Interest-bearing transactions accounts	(57,159)	(15,455)	(72,614)	(21,215)	(223,162)	(244,377)
Savings	(889)	(2,297)	(3,186)	(2,172)	(7,704)	(9,876)
Time deposit $100,000 and over	42,412	31,596	74,008	(25,204)	(30,431)	(55,635)
Other time deposits	(67,511)	(33,080)	(100,591)	(64,962)	(138,190)	(203,152)

Total interest bearing deposits	(83,147)	(19,236)	(102,383)	(113,553)	(399,487)	(513,040)
Federal Home Loan Bank advances	13,160	46	13,206	3,827	—	3,827
Federal funds purchased and short-term borrowings	4,191	—	4,191	20,482	(163)	20,319
Subordinated debt	—	—	—	—	—	—

Total interest-bearing liabilities	(65,796)	(19,190)	(84,986)	(89,244)	(399,650)	(488,894)

Net interest income	$(213,927)	$(167,362)	$(381,289)	$385,018	$(168,626)	$216,392

Provision for Loan Losses. The provision for loan losses was $46,000 in 2015, compared with $0 in 2014, and $385,000 in 2013. As a percentage of outstanding loans at year-end, the reserve for loan losses was 1.33 percent on December 31, 2015, 1.36 percent on December 31, 2014, and 1.76 percent on December 31, 2013. The ratio of net loan charge-offs to average outstanding loans for 2015 was 0.03 percent, for 2014 was 0.44 percent, and for 2013 was 0.47 percent.

The provision for loan losses is based on management’s evaluation of inherent risks in the loan portfolio and the corresponding analysis of the reserve for loan losses. Additional discussions on loan quality and the reserve for loan losses are included in the subsection below titled “Asset Quality and Risk Elements.” See also Note 1 to Royal’s consolidated financial statements, and the subsection above titled “Accounting Policies.”

Noninterest Income. Noninterest income is generated primarily from fees on deposit accounts, mortgage banking activity, and earnings on Royal Banks of Missouri’s bank owned life insurance policies. Total noninterest income for the year ended December 31, 2015 was $1,680,623, and for the year ended December 31, 2014 was $2,040,588, and for the year ended December 31, 2013 was $1,669,314.

[1]	Any variance attributable to volume and rate changes is allocated to the volume and rate variance in proportion to the relationship of the absolute dollar amount of the change in each.
[2]	The balances include nonaccrual loans.
[3]	Tax-exempt income or yield is presented on a tax equivalent basis.

Proxy Statement/Offering Circular
Page 80	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Table 3 details noninterest income by category for the years ended December 31, 2015, 2014, and 2013.

Table 3—Noninterest Income

	December 31,
	2015	2014	2013
Service charges on deposit accounts	$538,341	$587,250	$570,577
Increase in cash surrender value of life insurance policies	574,500	520,155	493,624
Mortgage banking revenues	138,100	94,625	148,141
Net gains on sales of available-for-sale securities	66,921	—	—
Other noninterest income	362,761	38,558	456,972

Total noninterest income	$1,680,623	$2,040,588	$1,669,314

Service charges on deposits decreased $48,909 or 8.33 percent in 2015, after increasing $16,673 or 2.92 percent in 2014. The decline in 2015 is attributable to a lower average balance of noninterest-bearing deposits in 2015, as noted in Table 1.

The cash surrender value of Royal’s bank owned life insurance policies increased $574,500 in 2015, a $54,345 (10.45 percent) increase over the $520,155 amount earned in 2014, which was $26,531 (5.37 percent) greater than the amount earned in 2013. Royal has continued to invest in these bank owned life insurance policies and the earnings have grown along with the average balances.

Mortgage banking revenues were relatively flat over the three years ended December 31, 2015. Such revenues for 2015 increased $43,475 or 45.94 percent to $138,100, after declining $53,516 or 36.13 percent in 2014 to $94,625, from the $148,141 earned in 2013. Mortgage loans originated for sale in the secondary market totaled $6,024,692 in 2015, $3,951,463 in 2014, and $4,796,090 in 2013.

Royal sold approximately $10.6 million of investment securities in 2015 to reposition its asset/liability mix. Such sales resulted in $66,921 of net gains. No securities were sold in 2014 or 2013.

Other noninterest income decreased $475,797 or 56.74 percent in 2015 to $362,761 from the $838,558 earned in 2014, which had increased $381,586 or 83.50 percent from the $456,972 earned in 2013. The significant increase in 2014 was the result of certain employee deaths for which Royal was paid $1,094,246 in life insurance proceeds, realizing gains of $544,499.

Non-Interest Expense. Total noninterest expense for the year ended December 31, 2015, was $9,578,814, for the year ended December 31, 2014, was $9,662,198, and for the year ended December 31, 2013, was $9,389,430. As depicted in the following Table 4, noninterest expenses decreased $83,384 (0.86 percent) in 2015, after increasing $272,768 (2.91 percent) in 2014. FDIC insurance assessments have declined due to the FDIC insurance fund continuing to gain strength since the financial crisis during the recent recession. Advertising costs increased in 2015 with increased advertising on radio, on-line, various promotions, and community development activities. Legal and professional fees increased substantially in 2015 due to the costs of the pending merger with Frontenac. The primary reason for the increase in 2014 was the increase in salaries and employee benefits due to increased employee bonuses, due to the strong earnings achieved by Royal in 2014.

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Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 81

Table 4 details noninterest expense by category for the years ended December 31, 2015, 2014, and 2013.

Table 4—Noninterest Expense

	December 31,
	2015	2014	2013
Salaries and employee benefits	$5,210,318	$5,451,679	$5,159,927
Occupancy and equipment expense	1,125,812	1,175,138	1,185,745
FDIC insurance assessments	302,000	346,000	371,604
Advertising	335,104	268,918	257,115
Legal and professional fees	814,776	470,899	491,549
Postage, printing and supplies	133,435	148,025	152,231
Data processing expense	717,497	773,558	809,970
Other noninterest expense	939,872	1,027,981	961,289

Total noninterest expense	$9,578,814	$9,662,198	$9,389,430

Income Taxes. Royal’s income tax expense increased $74,100 (3.87 percent) to $1,991,000 in 2015, from the $1,916,900 expensed in 2014, which had decreased $53,200 (2.70 percent) from the $1,970,100 expensed in 2013. The effective tax rates were 32.16 percent in 2015, 27.88 percent in 2014, and 31.95 percent in 2013. The lower effective tax rate achieved in 2014 resulted from the tax-exempt nature of the life insurance proceeds received totaling $554,499.

Comparison of Financial Condition as of December 31, 2015 and 2014

General. Total assets of Royal increased $373,622 (0.09 percent) to $422,657,123 at December 31, 2015, from $422,283,501 at December 31, 2014, which had decreased $5,069,402 (1.19 percent) in 2013 from $427,352,903 at December 31, 2013. The overall flat growth in 2015 was the result of Royal management’s utilization of existing funding sources to increase the percentage of average loans to average total interest-earning assets. In 2014, the decline resulted primarily from less public funds available from Royal’s significant depository customers at year-end.

Total deposits declined $5,365,913 (1.52 percent) to $347,832,728 at December 31, 2015, from $353,198,641 at December 31, 2014, which had decreased $19,185,243 (5.15 percent) from $372,383,884 at December 31, 2013. These declines occurred primarily in the year-end balances of certain of Royal’s stable public fund customers, with less tax revenues available therefrom on those specific dates, and a decline in the level of time deposits under $100,000, as customers showed less willingness to lock up low interest rates on certificates of deposits.

Short-term borrowings increased $2,761,000 (35.66 percent) to $10,503,000 at December 31, 2015, from the level of $7,742,000 at December 31, 2014, which had increased from a zero level at December 31, 2013. These increases mirror Royal’s growth in its loan-to-deposit ratio, as discussed above. Royal also obtained a $2,000,000 longer-term advance from the Federal Home Loan Bank of Des Moines in 2014 with an 0.84 percent rate, which was used to lock in an interest rate spread on a debt security with a similar 2016 maturity.

Total loans increased $4,487,638 (1.34 percent) to $339,205,246 at December 31, 2015, from $334,717,608 at December 31, 2014, which had decreased $6,551,548 (1.92 percent) from the $341,269,156 of total loans at December 31, 2013. The competition for loans has intensified in the St. Louis market during the past three years.

Investment Securities. The following tables show the carrying value and maturity distribution of Royal Banks of Missouri’s investment securities.

Proxy Statement/Offering Circular
Page 82	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Table 5a—Carrying Value of Investment Securities

	December 31,
	2015	2014	2013
Securities Available for Sale:
U.S. government agencies	$991,340	$9,865,795	$6,785,740
State and municipal obligations	2,781,348	—	—
Mortgage-backed securities	12,405,610	7,244,070	8,531,596

Totals	$16,178,298	$17,109,865	$15,317,336

Securities Held-to-Maturity:
U.S. government agencies	$15,078,227	$17,081,646	$15,153,756
State and municipal obligations	8,742,769	10,190,842	12,302,106
Mortgage-backed securities	6,590,874	10,509,266	13,532,623

Totals	$30,411,870	$37,781,754	$40,988,485

Total carrying value of investment securities	$46,590,168	$54,891,619	$56,305,821

Table 5b—Carrying Value of Investment Securities by Maturity—December 31, 2015

	Held–to- Maturity	Available-for- Sale	Total
Due in less than one year	$945,850	—	$945,850
Due from one to five years	6,846,520	$991,340	7,837,860
Due from five to ten years	7,403,158	1,855,292	9,258,450
Due after ten years	8,625,468	926,056	9,551,524
Mortgage-backed securities	6,590,874	12,405,610	18,996,484

Totals	$30,411,870	$16,178,298	$46,590,168

The investment securities portfolio consists primarily of U.S. government agency securities, state and municipal obligations, and mortgage-backed securities which are exclusively U.S. government agency sponsored. A mortgage-backed security relies on the underlying pools of mortgage loans to provide a cash flow of principal and interest. The actual maturities of these securities will differ from the contractual maturities because the loans underlying the security may prepay without prepayment penalties. Decreases in long-term interest rates will generally cause an acceleration of prepayment levels. In a declining interest rate environment, proceeds may not be able to be reinvested in assets that have comparable yields.

Loans. Total loans averaged $331,013,631 and $333,440,402 for the years ended December 31, 2015, and 2014, respectively.

Table 6 details the loan portfolio by loan type as of the years indicated.

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Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 83

Table 6—Loan Portfolio

(in thousands)

	December 31,
	2015	2014	2013	2012	2011
Commercial:
Real estate	$240,296	$230,233	$236,647	$224,485	$212,629
Other	23,771	27,069	23,270	22,666	32,975
Real estate:
Construction	14,677	21,850	23,219	18,220	21,454
Residential	50,506	46,174	49,210	49,693	45,420
Consumer	9,955	9,392	8,923	9,234	8,908

Total loans	$339,205	$334,718	$341,269	$324,298	$321,386

The following describe the risk characteristics relevant to each of the portfolio segments:

Commercial real estate loans are secured by various commercial property types, a majority of which are owner-occupied and in Royal’s market area. Royal originates commercial real estate loans with a typical term of three or five years with an adjustable rate feature generally tied to the three- or five-year U.S. Treasury bill index or the prime commercial rate as quoted by The Wall Street Journal. These loans are typically amortized over 15 or 20 years. Strict underwriting standards are in place that include, but are not limited to, independent appraisals, cash flow analyses, creditworthiness, experience, and management.

Commercial business loans vary in type and include secured and unsecured commercial business loans for the purpose of financing equipment acquisition, expansion, working capital, and other general business purposes. The terms of these loans are generally for less than seven years. The loans are either negotiated on a fixed-rate basis or carry variable interest rates indexed to the prime commercial rate as quoted by The Wall Street Journal or the one- three-, or five-year U.S. Treasury bill. Commercial credit decisions are based upon a complete credit review of the borrower. A determination is made as to the borrower’s ability to repay in accordance with the proposed loan terms, as well as an overall assessment of the credit risks involved. Personal guarantees of borrowers are generally required. In evaluating a commercial business loan, Royal considers debt service capabilities, actual and projected cash flows, and the borrower’s inherent industry risks.

Construction lending generally involves a greater degree of risk than Royal’s other real estate lending. The construction phase of a loan generally lasts nine months. As with Royal’s other loan types, the underwriting standards establish proper loan-to-value coverage and the borrower’s ability to service the debt. Prior to approval of the construction loan, Royal determines that the borrower has the approval, capacity, and wherewithal to handle the permanent financing.

Residential real estate loans are predominantly collateralized by properties located in the Royal’s market area. Royal adheres to strict underwriting standards that have been reviewed by the board of directors and the banking regulators. The underwriting standards include, but are not limited to, repayment capacity, creditworthiness, proper loan-to-value coverage, and correct lien positions supported by title policies.

Multifamily real estate loans are generally secured by apartment buildings and rental properties. Multifamily real estate loans are typically offered with interest rates that adjust after one, three, or five years. The interest rate adjustments are tied to either a U.S. Treasury bill index or to the prime commercial rate as quoted by The Wall Street Journal. When originating multifamily real estate loans, Royal evaluates the qualifications and financial condition, profitability, and expertise of the borrower, as well as the value and condition of the mortgaged property securing the loans. Royal also considers the financial resources of the borrower, the borrower’s experience in owning and managing similar properties, the cash flow the property generates (i.e. the gross rental income minus associated expenses), and the debtor’s global obligations, to determine sustainable repayment capacity. Multifamily real estate loans are carefully underwritten to establish proper valuation of the property, as well as the ability to service the debt.

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Home equity lines of credit are designed for owner-occupied homes. These are typically junior liens, thus Royal pays particular attention to the loan-to-value coverage and the debt service capacity of the borrower. Typical underwriting standards are followed to establish safe and sound lending.

Consumer loans are underwritten in a manner that verifies the borrower’s capacity to pay, credit-worthiness, and proper valuation of the collateral. The structure of the loan is dependent on the purpose and collateral being pledged as security.

Table 7 sets forth the maturity distribution of loans, including the interest rate sensitivity for loans maturing after one year.

Table 7—Loan Portfolio Maturity — as of December 31, 2015

(in thousands)

	Maturity				Rate Structure for Loans Maturing Over One Year
	One Year or Less	One Through Five Years	Over Five Years	Total	Fixed Rate	Variable Rate
Commercial:
Real estate	$69,789	$155,881	$14,626	$240,296	$134,688	$35,819
Other	10,709	12,680	382	23,771	3,215	9,847
Real estate:
Construction	8,562	6,115	—	14,677	2,877	3,238
Residential	8,670	15,823	26,013	50,506	17,037	24,799
Consumer	2,088	3,430	4,437	9,955	7,867	—

Total	$99,818	$193,929	$45,458	$339,205	$165,684	$73,703

Asset Quality and Risk Elements. Royal manages asset quality and controls credit risk through diversification of the loan portfolio and the application of policies designed to promote sound underwriting and loan monitoring practices. Royal’s credit function is charged with monitoring asset quality, establishing credit policies and procedures, and managing the consistent application of these policies and procedures.

The provision for loan losses is based on management’s judgment of the amount necessary to maintain the reserve for loan losses at a level adequate to absorb probable losses. The amount of the provision each year is dependent upon many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and other credit quality trends, management’s assessment of loan portfolio quality, the value of collateral, and economic factors and trends.

Reviews of nonperforming loans, past due loans, and larger credits are designed to identify potential charges to the reserve for loan losses, as well as to determine the adequacy of the reserve, and are conducted on a regular basis during the year. These reviews are performed by the responsible lending officers as well as a separate loan review function with consideration of such factors as the customer’s financial position, prevailing and anticipated economic conditions, and other pertinent factors.

Reserve for Loan Losses. The reserve for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the reserve for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on nonimpaired loans based on historical loss experience, management’s evaluation of the current loan portfolio, and consideration of current economic trends and conditions. Loan losses are charged against the reserve, while recoveries of amounts previously charged off are credited to the reserve. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 85

The reserve for loan losses consists of a specific reserve component and a general reserve component. The components of the reserve for loan losses represent an estimate pursuant to Accounting Standards Codification (“ASC”) 450-Contingencies and ASC 310-Receivables. The specific component of the reserve for loan losses reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations for impaired loans are based on regular analyses of all loans for which payment in full in accordance with the note agreement is not expected. These analyses involve judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values.

The general portion of the reserve reflects management’s estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower’s financial condition, the difficulty in identifying triggering events that correlate to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. Also, loss data representing a complete economic cycle is not available for all sectors. Uncertainty surrounding the strength and timing of economic cycles also affects estimates of loss. The historical loss element is determined using the average of actual losses incurred over the prior three years for each type of loan. The historical loss experience is adjusted for known changes in economic conditions and credit quality trends such as changes in the amount of past due and nonperforming loans. The resulting loss allocation factors are applied to the balance of each type of loan after removing the balance of impaired loans. The loss allocation factors are updated annually. The historical losses used in developing loss allocation factors may not be representative of actual unrealized losses inherent in the portfolio.

There are many factors affecting the reserve for loan losses; some are quantitative, while others require qualitative judgment. Although management believes its processes for determining the reserve adequately consider all the potential factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect earnings or financial position in future periods. The reserve for loan losses is reviewed and approved by the board of directors on a quarterly basis.

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Table 8 details a summary of changes in the reserve for loan losses for each of the past five years:

Table 8—Reserve for Loan Losses

(dollars in thousands)

	December 31,
	2015	2014	2013	2012	2011
Balance at beginning of period	$4,564	$6,020	$7,167	$5,695	$5,258

Provision for loan losses	46	—	385	1,447	2,096

Charge-offs:
Commercial:
Real estate	(24)	(1,363)	(1,477)	(29)	(1,553)
Other	—	(34)	(48)	—	—
Real estate:
Construction	—	—	—	—	(193)
Residential	(101)	(188)	(20)	(15)	(7)
Consumer	—	—	—	(1)	(2)

Total charge-offs	(125)	(1,585)	(1,545)	(45)	(1,755)

Recoveries:
Commercial:
Real estate	13	103	13	39	50
Other	2	—	—	—	1
Real estate:
Construction	1	20	—	20	37
Residential	—	6	—	11	8
Consumer	—	—	—	—	—

Total recoveries	16	129	13	70	96

Net charge-offs	(109)	(1,456)	(1,532)	25	(1,659)

Balance at end of period	$4,501	$4,564	$6,020	$7,167	$5,695

Total loans:
At year-end	$339,205	$334,718	$341,269	$324,298	$321,386
Average	331,014	333,440	326,012	332,784	322,842
Reserve as a percentage of average loans	1.36%	1.37%	1.85%	2.15%	1.76%
Net charge-offs as a percentage of average loans	0.03%	0.44%	0.47%	(0.01)%	0.51%

Royal Banks of Missouri has always had a significant percentage of its loan portfolio concentrated in commercial real estate in the St. Louis County market. The economic recession that transpired in 2007 took a severe toll on the St. Louis commercial real estate market, which resulted in an increased level of nonperforming loans and net charge-offs in the ensuing periods. Royal Banks of Missouri incurred elevated losses in 2011, 2014, and 2015 relating to a few large commercial real estate projects, with such losses resulting from the plummeting values of the underlying collateral. Three of the more problematic credits remain at December 31, 2015, which totaled $24,155,000 and have been written down (or reserved) to the estimated fair value of the underlying commercial real estate collateral. The commercial real estate market in St. Louis has begun to thaw in recent years, albeit at a very slow pace.

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Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 87

Management believes that the reserve for loan losses at December 31, 2015, was adequate and appropriate to absorb losses inherent in the loan portfolio. This assessment involves subjective judgment; therefore, the adequacy of the reserve for loan losses cannot be determined with precision and may be subject to change in future periods. In addition, bank regulatory authorities, as part of their periodic examination of Royal Banks of Missouri, may require additional charges to income to increase the allowance for loan losses in future periods if the results of their review warrant such additions. See the “Accounting Policies” subsection above for additional information on the allowance for loan and lease losses.

The allocation of the allowance for loan and lease losses is based on historical data, subjective judgment, and estimates and, therefore, is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. Due to the imprecise nature of the loan loss estimation process and the effects of changing conditions, these risk attributes may not be adequately captured in the data related to the formula-based loan loss components used to determine allocations in the analysis of the adequacy of the reserve for loan losses. Consequently, management believes that the general reserve allowance appropriately reflects probable inherent but undetected losses in the loan portfolio.

The following Table 9 summarizes the allocation of the reserve for loan losses at December 31, 2015.

Table 9 – Reserve for Loan Losses—December 31, 2015

	Amount (in thousands)	Percent of total allowance
Commercial:
Real estate	$3,797	84.36%
Other	494	10.98
Real estate:
Construction	61	1.36
Residential	126	2.80
Consumer	18	0.40
Unallocated	5	0.10

	$4,501	100.00%

A troubled debt restructuring (“TDR”) occurs when two conditions are present: (a) the borrower is experiencing financial difficulty; and (b) the creditor grants a concession it would not otherwise consider but for the borrower’s financial difficulties. TDRs totaled $24,531,000 at December 31, 2015. Of this amount, approximately $7,126,000 was on accrual status. TDRs totaled $25,937,000 at December 31, 2014. Of this amount, approximately $17,310,000 was on accrual status. There were no payment defaults, defined as 90 days or more past due, on loans restructured as TDR during 2015 or 2014. There were no commitments to lend additional funds on these modified loans at December 31, 2015.

Nonperforming Assets. Nonperforming loans, which include nonaccrual loans, restructured loans still accruing, and accruing loans past due over 90 days, totaled $15,937,000 at December 31, 2015, compared with $30,141,000 at December 31, 2014 and $33,634,000 at December 31, 2013. At December 31, 2015, 2014, and 2013, the percentage of nonperforming loans to total loans was 7.65 percent, 9.00 percent, and 9.86 percent, respectively. Nonperforming assets, which include nonperforming loans, foreclosed real estate, and other repossessed assets, totaled $26,087,000 at December 31, 2015, $30,188,000 at December 31, 2014, and $33,692,000 at December 31, 2013.

Loans are placed on nonaccrual status when, in the opinion of management, the principal and interest on a loan is not likely to be repaid in accordance with the loan terms or when the loan becomes 90 days past due and is not both well secured and in the process of collection. When a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed against current interest revenue. Generally, interest revenue on a nonaccrual loan is recognized on a cash basis as payments are received until the loan is retired and/or credit factors improve and the loan can be placed back on accrual status.

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Table 10 below summarizes non-performing assets at year-end for the last five years.

Table 10—Non-Performing Assets

(dollars in thousands)

	December 31,
	2015	2014	2013	2012	2011
Non-accrual loans	$8,811	$12,831	$13,563	$16,615	$6,793
Restructured loans still accruing	7,126	17,310	20,071	19,779	19,331
Loans past due 90 days or more and still accruing	—	—	—	—	—

Total non-performing loans	15,937	30,141	33,634	36,394	26,124
Other real estate owned/repossessed property	150	47	58	1,547	2,151

Total non-performing assets	$16,087	$30,188	$33,692	$37,941	$28,275

Total non-performing loans as a percentage of total loans	4.70%	9.00%	9.86%	11.22%	8.13%
Total non-performing assets as a percentage of total assets	3.57%	7.15%	7.88%	9.06%	6.83%

At December 31, 2015, there were $22,720,000 in loans classified as impaired under the definition outlined in applicable accounting guidance (ASC 310). At December 31, 2014, there were $26,263,000 in impaired loans, and at December 31, 2013, there were $30,551,000 million in impaired loans. Specific reserves allocated to these impaired loans totaled $2,717,000 at December 31, 2015, $2,347,000 at December 31, 2014, and $3,142,000 at December 31, 2013.

Loan diversity is an important risk component. Table 11 is a comparison of the percentage of concentration by type of loan as of the indicated dates.

Table 11—Loan Portfolio

	2015	2014	2013	2012	2011
Commercial:
Real estate	70.84%	68.78%	69.34%	69.22%	66.16%
Other	7.01	8.09	6.82	6.99	10.26
Real estate:
Construction	4.33	6.53	6.80	5.62	6.68
Residential	14.89	13.79	14.42	15.32	14.13
Consumer	2.93	2.81	2.62	2.85	2.77

Total loans	100.00%	100.00%	100.00%	100.00%	100.00%

Deposits. For the year ended December 31, 2015, total average deposits were $343,380,272, a decrease of $14,395,618 (4.02 percent) from the year ended December 31, 2014, when total average deposits were $357,775,890, a decrease of $13,493,488 (3.63 percent) from the year ended December 31, 2013 average balance of $371,269,378.

For the year ended December 31, 2015, average noninterest bearing deposits were $57,919,955, a decrease of $3,870,992 (6.26 percent) from the year ended December 31, 2014, when average noninterest bearing deposits were $61,790,947, an increase of $192,111 (0.31 percent) from the year ended December 31, 2013 average balance of $61,598,836.

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For the year ended December 31, 2015, average interest-bearing transaction and savings accounts were $160,370,681, a decrease of $8,695,398 (5.14 percent) over the year ended December 31, 2014, when average interest-bearing transaction and savings accounts were $169,066,079, which decreased $3,636,546, (2.11 percent) from the year ended December 31, 2013 average of $172,702,625.

For the year ended December 31, 2015, average time deposits were $125,089,636, a decrease of $1,829,228 (1.44 percent) from the year ended December 31, 2014, when average time deposits accounts were $126,918,864, which decreased $10,049,053 (7.34 percent) from the year ended December 31, 2013 average time deposits of $136,967,917.

Time deposits of $100,000 and greater were $87,872,786 at December 31, 2015, representing an increase of $3,305,216 (3.91 percent) over the $84,567,570 at December 31, 2014, compared with an increase of $2,370,209 (2.88 percent) from December 31, 2013 to 2014. Total interest expense on time deposits of $100,000 and greater during 2015 was $613,890, compared with $539,882 for 2014, and $595,517 for 2013.

Table 12 sets forth the maturity schedule for time deposits of $100,000 or more as of December 31, 2015.

Table 12—Time Deposits of $100,000 or More

(in thousands)

December 31, 2015
Three months or less	$45,572
Over three months through twelve months	25,911
Over one year through three years	15,067
Over three years	1,323

Total	$87,873

Wholesale Funding. Royal Banks of Missouri is a shareholder in the Federal Home Loan Bank of Des Moines (“FHLB”). Through this affiliation, secured advances totaling $12.5 million and $9.7 million were outstanding at December 31, 2015, and 2014, respectively. Royal Banks of Missouri anticipates continued utilization of this short- and long-term source of funds to minimize interest rate risk and to meet liquidity needs. The FHLB advances outstanding at December 31, 2015, had interest rates ranging from 0.41 percent to 0.84 percent. The FHLB advances outstanding at December 31, 2014, had interest rates ranging from 0.28 percent to 0.84 percent. Additional information regarding FHLB advances, including scheduled maturities, is provided in Table 14 (Contractual Obligations) and in the following “Liquidity Management” section.

Liquidity Management. Liquidity is defined as the ability of a bank to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining the ability to meet the daily cash flow requirements of customers, both depositors and borrowers. The primary objectives of asset/liability management are to provide for adequate liquidity in order to meet the needs of customers and to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities as market interest rates change. Daily monitoring of the sources and uses of funds is necessary to manage the asset/liability position. The primary objective of liquidity management is to provide sufficient funding, at reasonable cost, to meet ongoing operational cash needs. While the desired level of liquidity will vary depending on a number of factors, the primary goal is to maintain a sufficient level of liquidity in reasonably foreseeable economic environments.

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments and the maturities or principal payments of securities. Loans totaling $177,581,521 at December 31, 2015, are currently pledged as collateral to secure borrowing lines of credit with the Federal Home Loan Bank of Des Moines. Asset sales are also a possible source of liquidity. Royal Banks of Missouri can convert securities or other short-term investments into cash to meet liquidity needs.

The liability section of the balance sheet provides liquidity through depositors’ interest-bearing and noninterest-bearing accounts. Funds purchased, FHLB advances (short- and long-term), and brokered deposits represent the primary sources of Royal Banks of Missouri’s incremental borrowing capacity. These sources of liquidity are used as necessary to fund asset growth and meet other short-term liquidity needs.

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Table 13 below presents a summary of Royal’s consolidated short-term borrowings over the last three years.

Table 13 —   Short Term Borrowings

	2015	2014	2013
Average balance	$9,473,938	$8,273,302	$1,552,604
Weighted average interest rate paid during the year	0.31%	0.31%	0.32%
Maximum amount outstanding at any month-end	$25,033,000	$18,385,000	$10,430,000
Average interest rate at year-end	0.41%	0.28%	0.00%

At December 31, 2015, Royal Banks of Missouri had unused and available borrowing capacity with the FHLB of $75,007,893. Outstanding advances, commitments, and letters of credit with the FHLB were $28,703,000 at December 31, 2015. Letters of credit represent much of the use of the borrowing capacity with the FHLB; those letters of credit are pledged as collateral for public entity customer deposits. In addition to these funding sources, Royal has the ability to attract retail deposits at any time by competing more aggressively on pricing. Royal also has various unsecured funds purchased lines of credit with unaffiliated financial institutions that are also a source of liquidity, if needed.

Royal Banks of Missouri maintains and annually reviews a contingency funding plan. The plan requires monthly reporting to Royal Banks of Missouri’s Asset and Liability Committee on key metrics and various scenario analyses. The plan also requires routine testing of all funding sources on a quarterly basis.

Contractual Obligations and Loan Commitments. Table 14 is a summary of contractual obligations as of December 31, 2015, exclusive of the borrowings set forth in Table 13.

Table 14 —   Contractual Obligations—December 31, 2015

(in thousands)

	Payments Due by Period
	Less Than 1 Year Total	1-3 Years	3-5 Years	After 5 Years	Total
Royal
No outstanding obligations	$—	$—	$—	$—	—
Royal Banks of Missouri
Federal Home Loan Bank advances	2,000	—	—	—	$2,000

	$2,000	$—	$—	$—	$2,000

Revolving Credit Facility. Royal currently has no outstanding debt. Thomas R. Green, a shareholder of Royal, has committed to loan funds to Royal in connection with the merger or other working capital needs of Royal, should Royal need those funds. The credit facility offered by Mr. Green is a $12 million revolving line of credit, with the interest rate floating at the 90 day LIBOR rate plus 300 basis points. Interest only is payable during the life of the facility, payable quarterly. The maturity date is three years. Royal is required to pledge 100 percent of the issued and outstanding common stock of Royal Banks of Missouri to secure its obligation. Mr. Green received a $2,500 facility fee.

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Table 15 is a summary of loan commitments as of the indicated dates.

Table 15—Loan Commitments

	December 31,
	2015	2014	2013	2012	2011
Commitments to extend credit	$51,327,419	$29,538,137	$24,715,802	$22,321,163	$29,177,010
Standby letters of credit	616,017	565,775	1,090,000	944,000	3,212,673

Total	$51,943,436	$30,103,912	$25,805,802	$23,265,163	$32,389,683

Return on Equity and Assets. Table 16 is a summary of performance ratios for Royal (on a consolidated basis) for the years ended as of the indicated dates.

Table 16—Performance Ratios

	December 31,
	2015	2014	2013	2012	2011
Return on average assets[1]	1.01%	1.17%	0.99%	0.93%	0.79%
Return on average total equity[2]	7.34%	9.33%	8.43%	8.32%	7.92%
Return on average common equity[3]	1.01%	1.17%	0.99%	0.93%	0.79%
Common stock dividend payout ratio[4]	20.30%	19.42%	20.06%	19.30%	19.76%
Average shareholders’ equity to average assets[5]	13.79%	12.57%	11.71%	11.20%	9.99%

Capital Management. Capital adequacy in the banking industry currently is evaluated primarily by a leverage ratio and three ratios that measure capital against assets that are weighted based on their risk characteristics. By regulation, the capital adequacy guidelines for bank holding companies with total consolidated assets of less than $1billion are applied on a bank-only basis. Accordingly, Royal’s consolidated capital levels are not subject to such guidelines at December 31, 2015.The capital ratios of Royal Banks of Missouri are presented in Table 17 below.

Common Equity Tier 1 Capital primarily includes shareholders’ equity for common stock, but excludes accumulated other comprehensive income and 10 percent of mortgage servicing rights.

All Tier 1 Capital includes not only Common Equity Tier 1, but also Additional Tier 1 Capital, including certain qualifying non-cumulative preferred stock and minority-held similar capital in subsidiaries. Tier 2 Capital is all capital of a bank or that is not Tier 1 Capital, and Total Capital is Tier 1 and Tier 2 Capital in the aggregate, including the reserve for loan losses (up to 1.25 percent of risk-weighted assets).

The Tier 1 leverage ratio is equal to all Tier 1 Capital divided by average assets. The Common Equity Tier 1 risk-based capital is Common Equity Tier 1 Capital divided by risk-weighted assets. The Tier 1 risk-based capital ratio is all of Tier 1 Capital divided by risk-weighted assets. The Total risk-based capital ratio consists of Total Capital divided by risk-weighted assets.

The capital ratios of Royal Banks of Missouri currently exceed the minimums set by the FDIC for being a well-capitalized bank, for Prompt Corrective Action purposes.

Table 17 is a summary of Royal Banks of Missouri’s capital ratios at December 31, 2015, 2014, and 2013, respectively.

[1]	Net income divided by average total assets.
[2]	Net income divided by average total shareholders’ equity.
[3]	Net income divided by average common shareholders’ equity.
[4]	Common dividends per common share divided by diluted earnings per common share.
[5]	Average total shareholders’ equity divided by average total assets

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Table 17 — Regulatory Capital Ratios (percent) for Royal Banks of Missouri

	December 31, 2015	December 31, 2014	December 31, 2013	Amount required to be deemed well capitalized[1]
Tier 1 Leverage	14.41%	13.45%	12.23%	5.00%
Tier 1 Common Equity Risk-Based Ratio	15.85%	—	—	6.50%
Tier 1 Capital Risk-Based Ratio	15.85%	15.79%	14.44%	8.00%
Total Risk-Based Capital	17.07%	17.04%	15.70%	10.00%

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Neither Royal nor Royal Banks of Missouri has had changes in or disagreements with accountants on accounting and financial disclosure during the three most recent years.

[1]	The banking regulators changed some requirements for being well capitalized, effecting starting in 2015; the ratios shown in this column reflect the new ratios. Tier 1 Common Equity became a measure of capital on January 1, 2015.

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INFORMATION ABOUT FRONTENAC AND FRONTENAC BANK

Frontenac

Frontenac, a Missouri general business corporation, registered under the Bank Holding Company Act of 1956, as amended, was organized in March 2003 to serve as the bank holding company for Frontenac Bank. Its primary earning asset is Frontenac Bank, headquartered in St. Louis County, Missouri, and currently operating from four office locations and an operations center in the greater St. Louis, Missouri, metropolitan region. As of December 31, 2015, on a consolidated basis Frontenac had total assets of approximately $286.1 million, deposits of approximately $237.0 million, and shareholders’ equity of approximately $23.9 million. Frontenac is subject to the supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). As of December 31, 2015, there were 138 holders of Frontenac common stock and 38 holders of Frontenac preferred stock.

Frontenac Bank

Frontenac Bank, St. Louis, Missouri, was established in 1999 and is a Missouri banking corporation bank regulated by the Federal Deposit Insurance Corporation (the “FDIC”) and the Missouri Division of Finance (the “Missouri Division”). Frontenac owns all of the outstanding shares of common stock of Frontenac Bank.

Recent Performance

Frontenac’s total assets were approximately $286 million at December 31, 2015, an increase of approximately $14 million from total assets of approximately $272 million at December 31, 2014. Frontenac’s asset quality improved for the year ended December 31, 2015, with nonaccrual loans totaling approximately $38,000 and other real estate $7.9 million, an approximately $1.0 million improvement over 2014. Frontenac’s total loans were approximately $197 million at December 31, 2015, and approximately $202 million at December 31, 2014. Frontenac’s net income before tax was $1,238,000 for the year ended December 31, 2015, representing an increase of more than 865 percent over net income before tax of $128,000 for the year ended December 31, 2014. Frontenac Bank’s Tier 1 Capital of 10.23 percent at December 31, 2015, categorizes the Bank as “well capitalized” for Prompt Corrective Action purposes, and is an increase in Tier 1 Capital of 9.88% at December 31, 2014.

Growth Strategy

Frontenac believes that the trend toward consolidation in commercial and retail banking has created opportunities for capable, full-service independent banks. Large national and regional banks are acquiring local banks and transitioning them to limited service branches, changing the competitive landscape in those markets.

Frontenac is a community-oriented financial institution, dedicated to servicing the financial service needs of clients within its market area, which generally consists of St. Louis and St. Charles Counties, although it also services clients in other Missouri counties and contiguous states. Frontenac offers a variety of loan and deposit products to meet the borrowing needs of its clients. Its real estate loans consist primarily of commercial loans, including owner-occupied and non-owner occupied commercial properties. Frontenac also offers residential loans, commercial business loans, and consumer loans, including automobile and recreational vehicle loans. Frontenac currently operates out of headquarters in Earth City Missouri and three branches in St. Louis and St. Charles Counties. Frontenac is subject to extensive regulation, examination and supervision by the Federal Reserve. Frontenac Bank is subject to regulation, examination, and supervision by the Federal Deposit Insurance Corporation (its primary federal regulator and deposit insurer) and the Missouri Division of Finance.

Services and Products

Frontenac Bank offers a comprehensive array of deposit products, loan services, and other services to its customers, filling both retail and commercial needs, as well as addressing home mortgage and investment and trust lines of business. These products and services include:

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Depository Products	Bank Operations	Loan Services

•    Free Checking

•    Personal Checking Accounts – Non-Interest Bearing and Interest Bearing

•    Commercial Checking Accounts

•    Savings Accounts

•    Money market Accounts

•    Non-Profit Organization Deposit Accounts

•    Certificates of Deposit

•    Individual Retirement Accounts

•    Debit Cards

•    Direct Deposit

•    Night Depository

•    Bank By Mail

•    Internet Banking

•    Internet Banking – Bill Pay

•    ACH Services

•    Telephone Banking

•    Automated Teller Machines (ATM’s)

•    Safe Deposit Boxes

•    Stop Payment Orders

•    Credit Cards (thru third party)

•    Merchant Credit Card Services

•    Cashier’s Checks

•    Wire Transfers

•    Working Capital Loans

•    Term Loans

•    Inventory Loans

•    Accounts Receivable Loans

•    Equipment Loans

•    Government Guaranteed Loans (SBA)

•    Lines of Credit

•    Interim Construction Loans

•    Acquisition Financing Loans

•    Participation Loans

•    Commercial and Industrial Mortgage Loans

•    Loans for Agricultural Purposes

Personal Credit Services:

•    Personal Single Payment and Installment Loans

•    Home Equity Lines of Credit

•    Check Credit Loans (Overdraft Checking)

•    Real Estate Construction Loans

•    Real Estate Loans on Personal Residences

•    Residential Mortgage Loans

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Management

Executive Officers and Directors

The executive officers and directors of Frontenac and Frontenac Bank are as follows:

	Director of		Position Held
Name	Frontenac	Frontenac Bank	Frontenac	Frontenac Bank
Wayne Baker		✓	None	None
Kelly Barbee	✓	✓	None	None
Dana R. Drummond			Assistant Secretary	Assistant Secretary
Jeff Gilbert			None	Regional President
John Hammond	✓	✓	None	None
Michael Hannegan	✓	✓	Secretary	Secretary
Michael Kelly	✓	✓	None	None
Steve Lierman		✓	None	None
Landsden McCandless III			None	Regional President
John McConkey			None	Executive Vice President
Michael Prost	✓	✓	None	None
Paul Puricelli	✓	✓	None	None
Robert D. Roberson	✓	✓	President	President
Dan Sheffield			None	Chief Financial Officer
Donn Sorensen	✓	✓	None	None
David Wright	✓	✓	None	None

Biographical Information for Executive Officers and Directors

The following currently serve on the board of directors or as an executive officer of Frontenac and/or Frontenac Bank.

Wayne Baker, 60—Wayne Baker has been the president of Warrenton Oil Company since 1984. He has a degree in Agronomy from Northeast Missouri State (now Truman State). He is current Active Past President of Missouri Petroleum Marketers & Convenience Store Association and a PAC Delegate for the Petroleum Marketers Association of America. He currently serves on the Board of Directors of Barat Academy, the Greater Warren County Economic Development Council, as well as The Missouri Bank.

Kelley S. Barbee, 44—Kelley Barbee is Senior Vice President, Director of Development and Special Projects at Corporate Group Inc. She started her career in the family business working at U.S. Title Guaranty Co. of St. Charles, Inc. After finishing her MBA, she began working in the commercial leasing division of Corporate Group before making the move into project management in the development division.

Dana R. Drummond, 67, Assistant Secretary—Dana Drummond has been the Assistant Secretary to the board of directors of Frontenac and Frontenac Bank for 16 years. Dana joined Frontenac Bank in 1999 and has been in the banking industry for 32 years. Her primary duties are managing human resources, as well as her executive administrative assistant duties.

Jeff Gilbert, 39; Regional President, St. Charles—Jeff Gilbert has 15 years of experience with a heavy emphasis in commercial and real estate lending. He is responsible for the Frontenac Bank’s day-to-day operations in St. Charles County. Due to his experience in credit risk, Jeff was given the additional role of Chief Credit Officer in 2014; in this role he is responsible for the company-wide credit approval operation.

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John Hammond, 81—John Hammond is retired President of G.W. Composites, a manufacturing company in O’Fallon, Missouri. He earned a BSFE from University of Southern California in 1957. Following graduation he joined McDonnell Aircraft in St. Louis, Missouri. In 1970, after serving as Program Manager of several projects at McDonnell, he joined a small company that was to become G.W. Composites. In 1990 he became Vice Chair and later Chairman of Duchesne Bank. Following that, in 1999 he was elected Chairman of Frontenac Bank and is now a Director of Frontenac. He has been a member of Lindenwood University’s Board since 1991 and Treasurer since 1993. In 2013 he established The John Hammond Institute for Free Enterprise at Lindenwood so that students and others might learn more about business, government, and the Constitution of the United States.

J. Michael Hannegan, 54—Mike Hannegan is a managing partner of Hannegan Real Estate & Construction LLC, a local family-owned land development company. He is a 1984 graduate from the University of Missouri St. Louis, with a BA in Finance. He also has his License Designations Series 7 Securities, Life & Life Variable Contract.

Michael Kelly, 55—Mike Kelly is Vice President of Business Development at Huntleigh McGehee. He is responsible for business development throughout central and eastern Missouri. He provides radio play-by-play for the University of Missouri basketball and football teams. He has served as a member of the Governor’s Advisory Council for Physical Fitness and Health and is a member of the Advisory Board for Hawthorn Bank in Columbia, Missouri. He also is a member of the Advisory Board of Segs4Vets, a national charity based in St. Louis, Missouri, that provides Segways for service men and women injured in Iraq and Afghanistan.

Steve Lierman, 55—Steve Lierman is a partner at Stonebridge Senior Living, which owns and operates 14 senior communities in Missouri and Arkansas. He is a licensed nursing home administrator and has worked in the industry since 1987. He holds board positions at numerous hospitals and trade associations.

Landsden “Sandy” McCandless, III, 59; Regional President, St. Louis—Sandy McCandless is an experienced financial lending professional with strong managerial and analytic skills in all areas of banking. He has an extensive background in commercial lending, leasing, treasury, new business development, and leadership. In his 30-plus years in the banking industry, Sandy has gained a wealth of experience at community banks, as well as large banks with national presence.

John McConkey, 47; Executive Vice President—John McConkey is responsible for retail deposits and operations. With 19 years of experience in retail banking and with a heavy emphasis and expertise in deposit generation, customer relationship building, product development, and sales, Mr. McConkey brings an extensive background in building and servicing major deposit relationships, which makes him an asset to the organization.

Michael J. Prost, 63—Michael Prost is a CPA and Vice President, Managing Partner of Mueller Prost LC. He provides business consulting services, including expert witness testimony, and has been providing accounting, tax, and other business advisory services since 1977 for closely-held business owners. He provides companies with methods and processes to improve profitability and provides valuation consulting, litigation support services, and more.

Paul Puricelli, 56—Paul Puricelli is a Shareholder/Principal of Stone Leyton & Gershman and a 1985 graduate of Washington University Law School, where he graduated Order of the Coif. His primary practice areas are business and commercial litigation. He has tried many jury and bench trials to conclusion, and has argued appeals in the state and federal courts in Missouri and Illinois, as well as other jurisdictions.

Robert D. Roberson, 65, President—Robert Roberson is Chairman and President of the boards of directors of Frontenac and Frontenac Bank. He has more than 25 years of experience in corporate management and has provided the leadership to grow Frontenac Bank during the last decade. Prior to leading Frontenac, Mr. Roberson was the Chief Financial Officer of a perennial Illinois top performing large bank holding company. As president of Robert D. Roberson, P.C., a profession CPA corporation, he served a wide range of clients with a strong emphasis on closely-held businesses.

Dan Sheffield, 62; Chief Financial Officer—Dan Sheffield is responsible for financial reporting; budgeting, treasury management, investments, audits, asset liability management, information technology, and accounting. With 15 years of CFO experience with a heavy emphasis in commercial, SBA, and consumer finance, Dan Sheffield’s knowledge has been instrumental in the start-up of the SBA lending program at Frontenac Bank.

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Donn Sorensen, 55—Donn Sorensen is Regional President of Mercy’s East Communities. Mr. Sorensen has more than 25 years of experience in health care, including work with Premier Practice Management, several specialty and multispecialty groups in Nashville, Tennessee, and Baton Rouge, Louisiana, and with the Mayo Clinic in Rochester, Minnesota. He holds an MBA from Missouri State University. Donn is a member of the American Medical Group Association’s board of directors and is a former chair of the group’s CAO/COO council. He is a fellow of the American College of Medical Practice Executives.

David Wright, 53—David Wright is an attorney and principal at law with Lawyers Realty Co., a commercial real estate and property management company. Prior to that, he was President of Kaplan Real Estate Company and oversaw a $100,000,000 portfolio of retail/flex space, leasing and managing a portfolio of strip centers and other property types, leading a staff of commercial real estate brokers and property management professionals.

Compensation of Executive Officers

For the year ended December 31, 2015, compensation paid by Frontenac to the three most highly compensated executive officers, for all services rendered by such persons, regardless of capacity in which the services were rendered, was:

Officer	Cash Compensation	Non-Cash Compensation	Total Compensation
Robert D. Roberson	$269,805	$5,085.00	$274,890
Landsden McCandless III	$178,793	$0.00	$178,793
Jeff Gilbert	$174,021	$0.00	$174,021

Director Fees

The board of directors of Frontenac comprises 10 outside (non-employee) members, plus 1inside (executive officer of Frontenac) member. Frontenac Directors receive $500 for meetings physically attended and $150 for each committee meeting attended. Directors also receive $500 for special meetings of Frontenac. No separate fees are paid to Frontenac Bank directors.

Competition

Frontenac Bank encounters substantial competition for deposits and loans in the markets in which it competes. Frontenac Bank’s principal competitors include other financial institutions such as banks, savings and loan institutions, and credit unions, and a number of other non-bank competitors such as insurance companies, small loan companies, finance companies, mortgage companies and other sources of funds. See “RISK FACTORS—Competition.”

Employees

As of January 31, 2016, Frontenac Bank had 40 full-time employees and 2 part-time employees. None of these employees are subject to a collective bargaining agreement. Frontenac Bank believes that its relationship with its employees is good.

Properties

Frontenac and Frontenac Bank own or lease the following real estate:

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Address	City	State
Owned Branches

3330 Rider Trail Drive	Earth City	Missouri
2625 West Clay Street	St. Charles	Missouri
301 North Kirkwood Road	Kirkwood	Missouri

Branches on Leased Land

801 South Lindbergh Blvd	Frontenac	Missouri

Other Owned Office Buildings

1555 Kisker Road	St. Peters	Missouri

Off-Site Stand-Alone ATMs

None

Other Real Estate

In the normal course of business the Bank receives various parcels of real estate by deed in lieu of foreclosure.

Material Contracts and Benefit Plans

Employment Agreements. There are approximately 6 change in control agreements retaining key executives through the proposed merger transaction, with a total cost of approximately $1 million.

Benefits Plan. Frontenac Bank offers the usual fringe benefit plans providing for employee health insurance and a 401(k) plan.

Bank Owned Life Insurance. Frontenac Bank is beneficiary on employee life insurance policies with a cash surrender value of $2,039,000.

Intercompany Agreements. Frontenac entered into a tax allocation agreement with Frontenac Bank to facilitate filing consolidated Federal tax returns and allocating the benefit/cost to appropriate entity.

Litigation

Frontenac and Frontenac Bank are involved in litigation from time to time. This litigation has the potential to cause Frontenac or Frontenac Bank, as the case may be, to incur unexpected losses, some of which may not be covered by insurance and which may materially adversely affect Frontenac’s financial condition.

As of January 31, 2016, Frontenac was not a defendant in any litigation. Frontenac Bank, however, was involved in the following litigation matter. On May 19, 2014, Frontenac Bank filed suit against GB Investments, LLC and Gil G. Bashani (the “Defendants”) in the Circuit Count of St. Louis County, Missouri, to enforce a note and guaranty signed by the Defendants. The Defendants filed a counterclaim against Frontenac Bank and one of its officers (the officer was dismissed from the case on April 24, 2015). The Defendants’ pleadings were struck by the court on January 27, 2016, including the counterclaim against Frontenac Bank. As such, there are no pending claims against Frontenac Bank. Frontenac Bank’s claims were tried and the court entered judgment in favor of Frontenac Bank on February 22, 2016. The Defendants have until March 23, 2016, to appeal the court’s order.

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FRONTENAC AND FRONTENAC BANK

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management’s analysis (on a consolidated basis) of the financial condition of Frontenac at December 31, 2015, 2014, and 2013 and the results of operations for the years then ended. Because the principal asset of Frontenac is Frontenac Bank, this discussion will necessarily also entail consideration of Frontenac Bank’s financial condition and results of operations. This review should be read in conjunction with the financial statements, notes to the financial statements and other financial data of Frontenac and presented elsewhere in this Proxy Statement/Offering Circular, at “SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FRONTENAC” and in Annex E. Unless otherwise stated, data is for Frontenac on a consolidated basis.

Accounting Policies

The accounting and reporting policies of Frontenac are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. Application of these principles requires management to make estimates or judgments that affect the amounts reported in the consolidated financial statements and the accompanying notes. These estimates are based on information available as of the date of the consolidated financial statements; accordingly, as this information changes, the consolidated financial statements could reflect different estimates or judgments. Certain policies inherently have a greater reliance on the use of estimates, and as such, have a greater possibility of producing results that could be materially different than originally reported.

Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon future events. Carrying assets and liabilities at fair value results in more financial statement volatility. The fair values and the information used to record the valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

The most significant accounting policies for Frontenac are presented in Note 1 to the consolidated financial statements set forth in Annex E. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. The following accounting policies are considered most critical to the understanding of Frontenac’s financial condition and results of operations. These critical accounting policies require management’s most difficult subjective and complex judgments about matters that are inherently uncertain. Because these estimates and judgments are based on current circumstances, they are likely to change over time or prove to be different than actual experiences. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of a materially different financial condition and/or results of operations could reasonably be expected. The impact and any associated risks related to critical accounting policies on business operations are discussed throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” where such policies affect reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 to Frontenac’s consolidated financial statements for the years ended December 31, 2015, 2014, and 2013.

Reserve for Possible Loan Losses. Subject to the use of estimates, assumptions, and judgments, management’s evaluation process used to determine the adequacy of the reserve for possible loan losses combines several factors: management’s ongoing review of the loan portfolio; consideration of past loan loss experience; trends in past due and nonperforming loans; risk characteristics of the various classifications of loans; existing economic conditions; the fair value of underlying collateral; input from regulators; and other qualitative and quantitative factors which could affect probable credit losses. Because current economic conditions can change and future events are inherently difficult to predict, the anticipated amount of estimated loan losses, and therefore the adequacy of the reserve, could change significantly. In addition, as an integral part of their examination process, various regulatory agencies also review the reserve for possible loan losses. Such agencies may require that certain loan balances be charged off when their credit evaluations differ from those of management, based on their

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judgments about information available to them at the time of their examinations, or may have particular views of the level of loan loss reserve. Frontenac believes the reserve for possible loan losses is adequate and properly recorded in the consolidated financial statements.

Other Real Estate Owned. Other real estate owned represents property acquired through foreclosure, or deeded to Frontenac in lieu of foreclosure, for loans on which borrowers have defaulted as to payment of principal and interest. The properties acquired are initially recorded at the lower of the Frontenac’s carrying amount or fair value, using observable market prices (less estimated selling costs). Valuations are periodically performed by management, and an allowance for losses is established by means of a charge to noninterest expense if the carrying value of a property exceeds its fair value, less estimated selling costs. Subsequent increases in the fair value (less estimated selling costs) would be recorded through a reversal of the allowance, but not below zero. Costs related to development and improvement of property are capitalized, while costs relating to holding the property are expensed. Given the high level of other real estate owned held by Frontenac during the three-year period ended December 31, 2015, and the subjective nature of appraised values thereon, Frontenac considers this area to be a critical accounting area.

Deferred Tax Assets. Frontenac recognizes deferred tax assets and liabilities for the estimated future tax effects of temporary differences, net operating loss carryforwards, and tax credits. Deferred tax assets are recognized subject to management’s judgment based upon available evidence that realization is more likely than not. In the event that management determines Frontenac would not be able to realize all or part of net deferred tax assets in the future, deferred tax assets are reduced by a deferred tax asset valuation allowance, which results from a direct charge to income tax expense in the period that such determination is made. Likewise, Frontenac would reverse the valuation allowance when realization of the deferred tax asset is expected and decrease income tax expense, accordingly. Given Frontenac’s cumulative losses that had occurred for the four-year period ended December 31, 2011, the Company established a 100 percent valuation reserve on its deferred tax assets in 2011. The valuation reserve was reversed in 2014 due to Frontenac’s belief that a consistent earnings trend will continue and allow Frontenac to utilize its net operating losses for tax reporting purposes.

Comparison of Operating Results for the Years Ended December 31, 2015 and 2014

General. To understand Frontenac’s consolidated financial condition and results of operation, it is necessary to look at Frontenac’s history leading up to the three years analyzed herein. Frontenac Bank began with a new Missouri bank charter in 1998 with a single location in Earth City, Missouri. Frontenac Bank grew quickly and reached profitability more quickly than most of the other new banks that started up in the St. Louis market during the past 15 years. By December 31, 2007, Frontenac Bank had grown to four branch locations, with total assets of $474 million, and had retained earnings of $12 million, fueled by strong loan demand in the commercial real estate and construction markets in St. Louis and St. Charles counties in Missouri. At December 31, 2007, Frontenac Bank’s loan-to-deposit ratio was 99.45 percent. This run-up of growth immediately preceding a recession proved to be disastrous for Frontenac, as the collapse of the St. Louis metropolitan area commercial real estate and construction markets in 2007 resulted in Frontenac Bank incurring significant levels of loan and other real estate losses in the ensuing years.

Frontenac incurred consecutive losses of $2,844,308 in 2008, $8,687,307 in 2009, $3,558,951 in 2010, and $8,300,529 in 2011, leaving Frontenac Bank with negative retained earnings and no ability to provide dividends to Frontenac to pay the interest on its subordinated debentures. In 2011, Frontenac established a 100 percent valuation reserve against its deferred tax assets due to the consecutive years of losses that had been incurred. Frontenac Bank was severely criticized by the banking regulators and was placed under a Cease and Desist Order from the FDIC in 2009. Since the onset of the recession in 2007, Frontenac has struggled on its way to recovering from the significant losses incurred.

Frontenac shrank its balance sheet to conserve capital to meet the increased capital requirements imposed by the Cease and Desist Order. Frontenac became profitable once again in 2013 and has remained profitable ever since, with net income of $270,597 in 2013, $6,687,615 in 2014, and $836,080 in 2015. The large increase in 2014 resulted from Frontenac’s reversal of the $6,645,852 valuation reserve established on its deferred tax assets in 2011. As further discussed below, nonperforming loans have stabilized (with one of the larger problem credits being resolved in December of 2015). The Cease and Desist Order was lifted in 2014.

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To assist in the funding the significant growth achieved through 2007, Frontenac issued a total of $10,000,000 of junior subordinated debentures with interest payable quarterly thereon. With Frontenac Bank’s inability to pay dividends to Frontenac to service this debt, Frontenac used the option available with these instruments to defer payment of interest for 20 consecutive quarters, which period expired in 2014. At that time, the Company raised $2.1 million of preferred stock from existing shareholders to pay the accrued interest current (including interest compounded on the deferred payments) and then returned to interest deferral status in September 2014.

Net Interest Income. Frontenac’s net interest income decreased by $76,366 (0.97 percent) to $7,779,249 for the year ended December 31, 2015, from the $7,855,615 earned for the year ended December 31, 2014, which was a decrease of $445,176 (5.36 percent) from the $8,300,791 earned in 2013. Frontenac’s net interest margin for the years ended December 31, 2015, 2014, and 2013 was 3.05 percent, 3.08 percent, and 3.27 percent, respectively.

Average earning assets for 2015 increased $851,176 (0.33 percent) to $256,689,980 from the level of $255,838,804 for 2014. Average earning assets for 2014 decreased $529,590 (0.21 percent) from the level of $256,368,394 for 2013. Average loans outstanding grew slightly for the three-year period, with averages of $203,374,730 in 2015, $199,627,363 in 2014, and $196,557,939 in 2013. The competition for loans in the St. Louis market has intensified in the past three years.

Total average investments decreased $916,820 (2.51 percent) to $35,606,727 in 2015 from the $36,523,547 average for 2014, which had decreased $3,571,972 (8.91 percent) from the $40,095,519 average balance for 2013. Frontenac sold approximately $11.4 million of available-for-sale securities in 2015 and $21.5 million in 2014 to reposition the portfolio for an expected uptick in interest rates and to capture some of the gains in the portfolio without a significant change in its yields.

Average short-term investments can fluctuate significantly from day to day based on a number of factors, including, but not limited to, the collected balances of customer deposits, loan demand, and investment security maturities. Excess funds not invested in loans or investment securities are invested in overnight funds or short-term time deposits with various unaffiliated financial institutions. The average balances of such short-term investments for the years ended December 31, 2015, 2014, and 2013 were $17,708,523, $19,687,894, and $19,714,936 respectively. Frontenac has chosen to remain relatively liquid with these short-term investment instruments to provide funding for potential loan growth when it occurs.

A key factor in increasing the Frontenac’s net interest margin is to maintain a higher percentage of earning assets in the loan category, which is the Frontenac’s highest earning asset category. Frontenac has been able to increase this percentage in each of the three years presented, with the percentage of average loans to average earning assets being 79.23 percent in 2015, 78.03 percent in 2014, and 76.67 percent in 2013.

With the relative flat change in average interest-earning assets during the three-year period analyzed herein, Frontenac’s average deposit changes have been relatively flat as well. Frontenac’s average loan-to-deposit ratio was 85.98 percent in 2015, 83.02 percent in 2014, and 81.49 percent in 2013.

Total average interest-bearing deposits for 2015 decreased $2,543,378 (1.09 percent) to $230,032,022 from the level of $232,575,400 for 2014, which was an increase of $618,396 (0.27 percent) from the level of $231,957,004 for 2013. Frontenac Bank ran a certificate of deposit promotion in 2015 to increase longer-term deposits, with total average time deposits increasing $7,388,964 to $103,365,921 in 2015 from $95,976,957 in 2014. This increase was offset by declines in average interest-bearing transaction and savings accounts of $9,932,342 in 2015. Generally, depositors have shown less willingness to lock into long term certificates of deposit in the current low interest rate environment.

Frontenac’s short-term borrowings consist of overnight funds borrowed from unaffiliated financial institutions and securities sold under agreements to repurchase, and are used to supplement Frontenac Bank’s overall liquidity. The average balances of such borrowings for the years ended December 31, 2015, 2014, and 2013, totaled $5,135,175, $2,109,617, and $1,555,364, respectively. These average balances have gone up each year as Frontenac Bank’s loan-to-deposit ratio has increased. Frontenac Bank management believes the interest rates obtained thereon have been less than comparable time deposits would have been paid. Frontenac Bank also has a decreasing level of longer-term advances from the Federal Home Loan Bank of Des Moines which are generally used to lock in an

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interest rate spread on particular debt securities with similar maturities. During Frontenac Bank’s growth years leading up to 2007, it made liberal use of Federal Home Loan Bank advances to fund its strong loan growth, and has gradually paid down these advances as they mature.

Table 1 show the relationship between interest revenue and interest expense and the average balances of interest earning assets and interest bearing liabilities.

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	Table 1—Average Balance Sheets, Yields, and Rates for the Year Ended December 31, (dollars in thousands)
	2015			2014			2013
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Interest-earning assets:
Loans[1], [2]	$203,375	$8,797	4.33%	$199,627	$8,790	4.40%	$196,558	$9,674	4.92%
Taxable securities	31,480	637	2.02	34,153	740	2.17	30,709	485	1.58
Tax-exempt securities[3]	4,127	130	3.15	2,370	105	4.42	9,386	382	4.07
Federal funds sold and short-term investments	17,709	186	1.05	19,688	43	0.72	19,715	120	0.61

Total interest-earning assets	256,691	9,750	3.80	255,838	9,778	3.82	256,368	10,661	4.16

Noninterest-earning assets:
Cash and due from banks	1,714			1,666			1,700
Premises and equipment	6,647			6,916			7,167
Reserve for loan losses	(4,680)			(5,428)			(5,667)
Other assets	18,135			13,884			16,785

Total noninterest-earning assets	21,816			17,038			19,985

Total assets	$278,507			$272,876			$276,353

Interest-bearing liabilities:
Deposits
Interest-bearing transaction accounts	$122,024	554	0.45	$131,343	602	0.46	$129,373	618	0.48
Savings	4,643	8	0.16	5,255	10	0.19	5,653	9	0.16
Time deposits $100,000 and over	60,481	623	1.03	56,168	505	0.90	52,157	561	1.08
Other time deposits	42,884	396	0.92	39,809	317	0.80	44,774	455	1.02

Total interest bearing deposits	230,032	1,581	0.69	232,575	1,434	0.62	231,957	1,643	0.71
Notes payable	—	—	—	—	—	—	461	7	1.45
Federal Home Loan Bank advances	1,271	21	1.61	3,211	112	3.49	7,000	245	3.49
Federal funds purchased and short-term borrowings	5,135	16	0.30	2,110	7	0.33	1,555	8	0.50
Subordinated debt	10,000	312	3.13	10,000	343	3.42	10,000	368	3.68

Total interest-bearing liabilities	246,438	1,930	0.78	247,896	1,896	0.76	250,973	2,271	0.90

Noninterest-bearing liabilities:
Demand deposits	6,498			7,872			9,252
Other liabilities	1,818			2,462			2,661
Total shareholders’ equity	23,753			14,646			13,467

Total liabilities and shareholders equity	$278,507			$272,876			$276,353

Net interest income		$7,820			$7,882			$8,390

Net interest spread[4]			3.02			3.06			3.26
Net interest margin[5]			3.05			3.08			3.27

[1]	Interest income on loans include loan fees.
[2]	The balances include nonaccrual loans.
[3]	Interest yields are presented on a tax-equivalent basis. Nontaxable income has been adjusted upward by the amount of Federal income tax that would have been paid if the income had been taxed at a rate of 34 percent, adjusted downward by the disallowance of the interest cost to carry nontaxable loans and securities.
[4]	The interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.
[5]	The net yield on weighted average interest-earning assets is calculated by dividing net interest income by the weighted average interest earning assets for the period indicated

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Table 2 is a detailed analysis of volume and rate changes in interest income and interest expense for the years ended December 31, 2015, 2014, and 2013.

Table 2—Analysis of Changes in Net Interest Income

	2015 Compared to 2014 increase (decrease) due to changes in1			2014 Compared to 2013 increase (decrease) due to changes in1
	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans[2]	$154,911	$(148,191)	$6,720	$149,420	$(1,032,899)	$(883,479)
Taxable securities	(54,637)	(48,254)	(102,891)	58,795	195,762	254,557
Tax-exempt securities[3]	61,633	(36,306)	25,327	(307,194)	30,363	(276,831)
Federal funds sold and short-term investments	(15,581)	58,909	43,328	(154)	23,082	22,928

Total interest-earning assets	146,326	(173,842)	(27,516)	(99,133)	(783,692)	(882,825)

Interest-bearing liabilities:
Deposits
Interest-bearing transactions accounts	(37,131)	(11,376)	(48,507)	9,556	(25,609)	(16,053)
Savings	(929)	(1,259)	(2,188)	(718)	1,479	761
Time deposit $100,000 and over	41,209	77,517	118,726	41,554	(97,728)	(56,174)
Other time deposits	27,029	52,471	79,500	(47,075)	(91,547)	(138,622)

Total interest bearing deposits	30,178	117,353	147,531	3,317	(213,405)	(210,088)
Notes payable	—	—	—	(3,334)	(3,333)	(6,667)
Federal Home Loan Bank advances	(48,458)	(43,199)	(91,657)	(132,322)	—	(132,322)
Federal funds purchased and short-term borrowings	9,186	(684)	8,502	2,314	(3,080)	(766)
Subordinated debt	—	(29,829)	(29,829)	—	(25,590)	(25,590)

Total interest-bearing liabilities	(9,094)	43,641	34,547	(130,025)	(245,408)	(375,433)

Net interest income	$155,420	$(217,483)	$(62,063)	$30,892	$(538,284)	$(507,392)

Provision for Loan and Lease Losses. The provision for loan losses was $424,510 in 2015, compared with $0 in 2014, and $139,999 in 2013. As a percentage of outstanding loans at year-end, the allowance for loan and lease losses was 1.99 percent on December 31, 2015, 2.31 percent on December 31, 2014, and 2.71 percent on December 31, 2013. The ratio of net loan charge-offs to average outstanding loans for 2015 was 0.57 percent, for 2014 was 0.31 percent, and for 2013 was 0.36 percent.

The provision for loan losses is based on management’s evaluation of inherent risks in the loan portfolio and the corresponding analysis of the reserve for loan losses. Additional discussions on loan quality and the reserve for loan losses are included in the subsection below titled “Asset Quality and Risk Elements.” See also Note 1 to Frontenac’s consolidated financial statements, and the subsection above titled “Accounting Policies.”

Noninterest Income. Noninterest income is generated primarily from fees on deposit accounts, mortgage banking activity, and net security sale gains. Frontenac does not have a significant level of noninterest income in comparison with its peers. Total noninterest income for the year ended December 31, 2015, was $708,988, for the year ended December 31, 2014, was $246,699, and for the year ended December 31, 2013, was $417,925.

[1]	Any variance attributable to volume and rate changes is allocated to the volume and rate variance in proportion to the relationship of the absolute dollar amount of the change in each.
[2]	The balances include nonaccrual loans.
[3]

Interest yields are presented on a tax-equivalent basis. Nontaxable income has been adjusted upward by the amount of Federal income tax that would have been paid if the income had been taxed at a rate of 34 percent, adjusted downward by the disallowance of the interest cost to carry nontaxable loans and securities.

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Table 3 details noninterest income by category for the years ended December 31, 2015 and 2014.

Table 3—Noninterest Income

	December 31,
	2015	2014	2013
Service charges on deposits	$49,420	$50,716	$52,788
Net gains on sales of securities	465,038	32,728	2,463
Increase in cash surrender value of life insurance policies	39,450	—	—
Other noninterest income	155,080	163,255	362,674

Total noninterest income	$708,988	$246,699	$417,925

Total noninterest income increased $462,289 (187.39 percent) in 2015, after declining $171,226 (40.97 percent) in 2014. The primary reason for the increase in 2015 was the increase of $432,310 in gains on sales of investment securities as Frontenac decided to capture the existing gains in the investment portfolio without having to sacrifice much future yield with its reinvestment therein. Additionally in 2015, Frontenac purchased $2,000,000 of bank owned life insurance policies as an investment and earned $39,450 thereon. The decline in noninterest income in 2014 is a result of the decrease in other noninterest income of $199,419 from the $362,674 amount earned in 2013. Other noninterest income includes income from annuity sales, rental income on foreclosed property, and mortgage banking revenues. Rental income on foreclosed property declined $125,000 in 2014, as the property that had been rented was sold.

Non-Interest Expense. Total noninterest expense for the year ended December 31, 2015, was $6,825,876, for the year ended December 31, 2014, was $7,974,504, and for the year ended December 31, 2013 was $8,308,120.

Table 4 details noninterest expense by category for the years ended December 31, 2015, 2014, and 2013.

Table 4—Noninterest Expense

	December 31,
	2015	2014	2013
Salaries and employee benefits	$3,797,981	$3,967,227	$3,919,286
Occupancy and equipment expense	1,007,562	1,028,459	969,757
Data processing	222,602	184,128	196,874
Other real estate owned expense	317,568	921,819	1,237,805
Regulatory assessments	381,938	624,770	622,662
Professional fees	255,548	367,840	393,143
Other noninterest expense	842,677	880,261	968,593

Total noninterest expense	$6,825,876	$7,974,504	$8,308,120

Noninterest expense decreased $1,148,628 (14.40 percent) in 2015 and $333,616 (4.02 percent) in 2014. The primary reasons for the decreases in 2015 and 2014 were a significant decrease in other real estate owned expense, professional fees, and regulatory assessments.

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Other real estate owned expenses declined $604,251 (65.55 percent) in 2015, and $315,986 (25.53 percent) in 2014 due to the declining level of other real estate owned during the three-year period analyzed herein. Other real estate owned balances at December 31, 2013, 2014, and 2015, were $14,327,175, $8,699,807, and $7,900,250, respectively. Such expenses include write-downs, maintenance expense, real estate taxes, etc. The remaining properties are predominantly raw land and thus, maintenance expenses will decline accordingly.

Regulatory assessments have declined significantly in 2015 from $624,770 in 2014 to $381,938 in 2015, due to the lifting of the FDIC’s Cease and Desist Order with Frontenac Bank. Banks that are under such orders are required by regulation to pay more for their FDIC assessments.

Income Taxes. Frontenac recorded income tax expense of $401,771 in 2015 after recording a benefit of $6,559,805 in 2014. The significant benefit recorded in 2014 resulted from the aforementioned reversal of the valuation reserve of $6,645,852 on Frontenac’s deferred tax assets, due to its belief that such net deferred tax assets will more likely than not be realized with future taxable income. In 2015, net operating loss carryforwards of approximately $2.1 million were utilized.

Comparison of Financial Condition as of December 31, 2015, and 2014

General. Total assets of the Company increased $14,141,095 (5.20 percent) to $286,121,965 at December 31, 2015, from $271,980,870 at December 31, 2014, which had increased $747,087 (0.28 percent) in 2013 from $271,233,783 at December 31, 2013. The overall flat growth in 2014 was the result of Frontenac management’s utilization of existing funding sources to increase the percentage of average loans to average total interest earning assets. The growth in 2015 was due to the purchase of approximately $20 million of investment securities, funded primarily with Federal Home Loan Bank advances and short-term borrowings, to increase the net spread between these instruments.

Total deposits increased $3,085,866 (1.32 percent) to $237,035,572 at December 31, 2015, from $233,949,706 at December 31, 2014, which had decreased $3,651,493 (1.54 percent) from $237,601,199 at December 31, 2013. The increase in 2015 was the result of the aforementioned certificate of deposit promotion. The decline in 2014 was due to Frontenac continuing to shrink assets and liabilities while under the Cease and Desist Order from the FDIC.

While average loans outstanding grew in 2015, total loans at December 31, 2015 actually declined $4,767,519 (2.36 percent) to $196,903,441 from the $201,670,960 amount at December 31, 2014, which had grown $6,919,349 (3.55 percent) from the $194,751,611 at December 31, 2013. The 2014 growth is a result of a thawing of the St. Louis economy providing more loan opportunities and Frontenac refocusing on loan growth as opposed to problem loan resolutions. The decline at year-end 2015 was the result of certain loan pay-offs near year-end, including the pay-off/charge-off resolution of a larger problem credit.

Total investment securities at December 31, 2015, increased $20,001,707 (63.13 percent) as Frontenac sought to increase its overall yield by purchasing investments with rates slightly higher than the maturing short-term investments and new borrowings obtained to fund these investments. The total investment amount at December 31, 2014, had declined $4,090,876 (11.14 percent) from the $35,775,519 amount at December 31, 2013, due to Frontenac continuing to shrink assets and liabilities in 2014.

Short-term borrowings increased $3,708,903 (108.04 percent) to $7,141,644 at December 31, 2015, from the $3,432,741 amount at December 31, 2014, as such funds were combined with a new advance from the Federal Home Loan Bank of Des Moines for $6,300,000 to fund the new investment purchases described in the preceding paragraph.

Investment Securities. The following tables show the carrying value and maturity distribution of Frontenac’s investment securities, all of which are categorized as available-for-sale.

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Table 5a—Carrying Value of Investment Securities

	December 31,
	2015	2014	2013
Securities Available for Sale:
U.S. government agencies	$4,459,195	$12,524,240	$2,838,560
State and municipal obligations	13,444,841	5,158,061	12,902,437
Mortgage-backed securities	33,782,314	14,002,342	20,034,522

Totals	$51,686,350	$31,684,643	$35,775,519

Table 5b—Carrying Value of Investment Securities by Maturity—December 31, 2015

Available-for-Sale
Due in less than one year	—
Due from one to five years	$5,555,143
Due from five to ten years	9,961,505
Due after ten years	2,387,388
Mortgage-backed securities	33,782,314

Totals	$51,686,350

The investment securities portfolio consists primarily of U.S. government agency securities, state and municipal obligations, and mortgage-backed securities which are exclusively U.S. government agency sponsored. A mortgage-backed security relies on the underlying pools of mortgage loans to provide a cash flow of principal and interest. The actual maturities of these securities will differ from the contractual maturities because the loans underlying the security may prepay without prepayment penalties. Decreases in long-term interest rates will generally cause an acceleration of prepayment levels. In a declining interest rate environment, proceeds may not be able to be reinvested in assets that have comparable yields.

Loans. Total loans averaged $203,374,730, $199,627,363 and $196,557,939 for the years ended December 31, 2015, 2014, and 2013, respectively. Table 6 details the loan portfolio by loan type as of the years indicated.

Table 6—Loan Portfolio

(in thousands)

	December 31,
	2015	2014	2013	2012	2011
Commercial:
Real estate	$137,453	$147,064	$135,093	$138,890	$153,225
Other	17,655	9,677	8,576	6,669	9,904
Real estate:
Construction	10,684	11,980	18,767	23,548	31,583
Residential	30,393	31,867	31,398	32,286	38,446
Consumer	718	1,083	918	752	834

Total loans	$196,903	$201,671	$194,752	$202,145	$233,992

The following describe the risk characteristics relevant to each of the portfolio segments:

Commercial real estate loans are secured by various commercial property types, a majority of which are owner-occupied and in Frontenac’s market area. Frontenac originates commercial real estate loans with a typical term of three or five years with an adjustable rate feature generally tied to the three- or five-year U.S. Treasury bill index, the

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London Interbank Offering Rate (LIBOR), or the prime commercial rate as quoted by The Wall Street Journal. These loans are typically amortized over 15 or 20 years. Strict underwriting standards are in place that include, but are not limited to, independent appraisals, cash flow analyses, creditworthiness, experience, and management.

Commercial business loans vary in type and include secured and unsecured commercial business loans for the purpose of financing equipment acquisition, expansion, working capital, and other general business purposes. The terms of these loans are generally for less than seven years. The loans are either negotiated on a fixed-rate basis or carry variable interest rates indexed to the prime commercial rate as quoted by The Wall Street Journal, LIBOR, or the one-, three-, or five-year U.S. Treasury bill. Commercial credit decisions are based upon a complete credit review of the borrower. A determination is made as to the borrower’s ability to repay in accordance with the proposed loan terms, as well as an overall assessment of the credit risks involved. Personal guarantees of borrowers are generally required. In evaluating a commercial business loan, Frontenac considers debt service capabilities, actual and projected cash flows, and the borrower’s inherent industry risks.

Construction lending generally involves a greater degree of risk than Frontenac’s other real estate lending. The construction phase of a loan generally lasts nine months. As with the Frontenac’s other loan types, the underwriting standards require proper loan-to-value coverage and the borrower’s ability to service the debt. Prior to approval of the construction loan, Frontenac determines the borrower has the approval, capacity, and wherewithal to handle the permanent financing.

Residential real estate loans are predominantly collateralized by properties located in Frontenac’s market area. Frontenac adheres to strict underwriting standards that have been reviewed by the board of directors and the banking regulators. The underwriting standards include, but are not limited to, repayment capacity, creditworthiness, proper loan-to-value coverage, and correct lien positions supported by title policies.

Multifamily real estate loans are generally secured by apartment buildings and rental properties. Multifamily real estate loans are typically offered with interest rates that adjust after one, three, or five years. The interest rate adjustments are tied to either a U.S. Treasury bill index, LIBOR, or the prime commercial rate as quoted by The Wall Street Journal. When originating multifamily real estate loans, Frontenac evaluates the qualifications and financial condition, profitability, and expertise of the borrower, as well as the value and condition of the mortgaged property securing the loans. Frontenac also considers the financial resources of the borrower, the borrower’s experience in owning and managing similar properties, the cash flow the property generates (i.e. the gross rental income minus associated expenses), and the debtor’s global obligations to determine sustainable repayment capacity. Multifamily real estate loans are carefully underwritten to determine proper valuation of the property, as well as the ability to service the debt.

Home equity lines of credit are designed for owner-occupied homes. These are typically junior liens, thus Frontenac Bank pays particular attention to the loan-to-value coverage and the debt service capacity of the borrower. Typical underwriting standards are followed to establish safe and sound lending.

Consumer loans are underwritten in a manner that verifies the borrower’s capacity to pay, creditworthiness, and proper valuation of the collateral. The structure of the loan is dependent on the purpose and collateral being pledged as security.

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Table 7 sets forth the maturity distribution of loans, including the interest rate sensitivity for loans maturing after one year.

Table 7—Loan Portfolio Maturity — as of December 31, 2015

(in thousands)

	Maturity				Rate Structure for Loans Maturing Over One Year
	One Year or Less	One Through Five Years	Over Five Years	Total	Fixed Rate	Variable Rate
Commercial:
Real estate	$49,226	$82,731	$5,496	$137,453	$88,227	—
Other	11,836	4,727	1,092	17,655	5,819	—
Real estate:
Construction	5,849	4,670	165	10,684	4,835	—
Residential	8,547	16,739	5,107	30,393	18,507	$3,339
Consumer	501	217	—	718	217	—

Total	$75,959	$109,084	$11,860	$196,903	$117,605	$3,339

Asset Quality and Risk Elements. Frontenac manages asset quality and controls credit risk through diversification of the loan portfolio and the application of policies designed to promote sound underwriting and loan monitoring practices. Frontenac’s credit function is charged with monitoring asset quality, establishing credit policies and procedures, and managing the consistent application of these policies and procedures.

The provision for loan losses is based on management’s judgment of the amount necessary to maintain the reserve for loan losses at a level adequate to absorb probable losses. The amount of the provision each year is dependent upon many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and other credit quality trends, management’s assessment of loan portfolio quality, the value of collateral, and economic factors and trends.

Reviews of nonperforming loans, past due loans, and larger credits are designed to identify potential charges to the reserve for loan losses, as well as to determine the adequacy of the reserve, and are conducted on a regular basis during the year. These reviews are performed by the responsible lending officers as well as a separate loan review function with consideration of such factors as the customer’s financial position, prevailing and anticipated economic conditions, and other pertinent factors.

Reserve for Loan Losses. The reserve for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the reserve for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on nonimpaired loans based on historical loss experience, management’s evaluation of the current loan portfolio, and consideration of current economic trends and conditions. Loan losses are charged against the reserve, while recoveries of amounts previously charged off are credited to the reserve. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The reserve for loan losses consists of a specific reserve component and a general reserve component. The components of the reserve for loan losses represent an estimate pursuant to Accounting Standards Codification (“ASC”) 450-Contingencies and ASC 310-Receivables. The specific reserve component of the reserve for loan losses reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations for impaired loans are based on regular analyses of all loans for which payment in full in accordance with the note agreement is not expected. These analyses involve judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values.

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The general reserve portion of the reserve reflects management’s estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower’s financial condition, the difficulty in identifying triggering events that correlate to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. Also, loss data representing a complete economic cycle is not available for all sectors. Uncertainty surrounding the strength and timing of economic cycles also affects estimates of loss. The historical loss element is determined using the average of actual losses incurred over the prior three years for each type of loan. The historical loss experience is adjusted for known changes in economic conditions and credit quality trends such as changes in the amount of past due and nonperforming loans. The resulting loss allocation factors are applied to the balance of each type of loan after removing the balance of impaired loans. The loss allocation factors are updated on a quarterly basis. The historical losses used in developing loss allocation factors may not be representative of actual unrealized losses inherent in the portfolio.

There are many factors affecting the reserve for loan losses; some are quantitative while others require qualitative judgment. Although management believes its processes for determining the reserve adequately consider all the potential factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect earnings or financial position in future periods. The reserve for loan losses is reviewed and approved by the board of directors on a monthly basis.

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Table 8 details a summary of changes in the allowance for loan and lease losses for each of the past five years:

Table 8—Allowance for Loan Losses

(dollars in thousands)

	December 31,
	2015	2014	2013	2012	2011
Balance at beginning of period	$4,652	$5,269	$5,845	$7,904	$7,901

Provision for loan losses	425	—	140	356	,729

Charge-offs:
Commercial:
Real estate	(1,063)	(340)	(593)	(819)	(300)
Other	—	—	(312)	(425)	(622)
Real estate:
Construction	—	(1,319)	—	(681)	(798)
Residential	(101)	(47)	(262)	(1,334)	(1,773)
Consumer	—	—	(1)	—	(298)

Total charge-offs	(1,164)	(1,706)	(1,168)	(3,259)	(3,791)

Recoveries:
Commercial:
Real estate	—	82	192	6	—
Other	—	—	—	—	—
Real estate:
Construction	1	1,001	229	811	3
Residential	3	—	13	11	58
Consumer	6	6	18	16	4

Total recoveries	0	1,089	452	844	65

Net charge-offs	(1,154)	(617)	(716)	(2,415)	(3,726)

Balance at end of period	$3,923	$4,652	$5,269	$5,845	$7,904

Total loans:
At year-end	$196,903	$201,671	$194,752	$202,145	$233,992
Average	$203,375	$199,627	$196,558	$218,069	$256,139
Reserve as a percentage of average loans	1.93%	2.33%	2.68%	2.68%	3.09%
Net charge-offs as a percentage of average loans	0.57%	0.31%	0.36%	1.11%	1.45%

Frontenac Bank has always had a significant percentage of its loan portfolio concentrated in commercial real estate and real estate construction in the St. Louis and St. Charles counties markets. The economic recession that transpired in 2007 took a severe toll on the St. Louis and St. Charles commercial real estate and residential construction markets, which resulted in the aforementioned loan problems and an increased level of nonperforming loans and net charge-offs in the ensuing periods. Frontenac Bank incurred severe losses through 2012 relating to its commercial real estate and residential construction portfolios. Another sizeable construction project was charged off in 2014, and a large problem commercial real estate loan was restructured and sold in 2015, with a loss incurred thereon of over $1,000,000. With these most recent charge-offs, Frontenac Bank has remaining only a few problematic commercial real estate credits totaling $6.2 million, which have been written down (or reserved) to the estimated fair value of the underlying commercial real estate collateral. The commercial real estate market in the St. Louis and St. Charles counties markets have begun to thaw in recent years, albeit at a very slow pace.

Management believes that the reserve for loan losses at December 31, 2015, was adequate and appropriate to absorb losses inherent in the loan portfolio. This assessment involves subjective judgment; therefore, the adequacy of the reserve for loan losses cannot be determined with precision and may be subject to change in future periods. In addition, bank regulatory authorities, as part of their periodic examination of Frontenac Bank, may require additional charges to income to increase the reserve for loan losses in future periods if the results of their review warrant such additions. See the “Accounting Policies” subsection above for additional information on the reserve for loan losses.

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The allocation of the reserve for loan losses is based on historical data, subjective judgment, and estimates and, therefore, is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. Due to the imprecise nature of the loan loss estimation process and the effects of changing conditions, these risk attributes may not be adequately captured in the data related to the formula-based loan loss components used to determine allocations in the analysis of the adequacy of the reserve for loan losses. Consequently, management believes that the general reserve appropriately reflects probable inherent but undetected losses in the loan portfolio.

The following Table 9 summarizes the reserve for loan losses at December 31, 2015.

Table 9 – Allocation of Reserve for Loan Losses—December 31, 2015

	Amount (in thousands)	Percent of total allowance
Commercial:
Real estate	$2,755	70.23%
Other	216	5.51%
Real estate:
Construction	146	3.72%
Residential	724	18.46%
Consumer	6	0.15%
Unallocated	76	1.93%

	$3,923	100.00%

A troubled debt restructuring (“TDR”) occurs when two conditions are present: (a) the borrower is experiencing financial difficulty; and (b) the creditor grants a concession it would not otherwise consider but for the borrower’s financial difficulties. TDRs totaled $15,822,597 at December 31, 2015. Of this amount, approximately $7,993,000 was on accrual status. TDRs totaled $20,971,874 at December 31, 2014. Of this amount, approximately $15,202,000 was on accrual status. During 2015, one restructured loan of $4,421,378 defaulted within one year of its restructuring. There were no commitments to lend additional funds on these modified loans at December 31, 2015.

Nonperforming Assets. Nonperforming loans, which include nonaccrual loans, restructured loans still accruing, and accruing loans past due over 90 days, totaled $8,031,000 at December 31, 2015, compared with $15,456,000 at December 31, 2014 and $26,159,000 at December 31, 2013. At December 31, 2015, 2014, and 2013, the percentage of nonperforming loans to total loans was 4.08 percent, 7.66 percent, and 13.43 percent, respectively. Nonperforming assets, which include nonperforming loans, foreclosed real estate, and other repossessed assets, totaled $15,931,000 at December 31, 2015, $24,156,000 at December 31, 2014, and $40,486,000 at December 31, 2013.

Loans are placed on nonaccrual status when, in the opinion of management, the principal and interest on a loan is not likely to be repaid in accordance with the loan terms or when the loan becomes 90 days past due and is not both well secured and in the process of collection. When a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed against current interest revenue. Generally, interest revenue on a nonaccrual loan is recognized on a cash basis as payments are received until the loan is retired and/or credit factors improve and the loan can be placed back on accrual status.

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Table 10 below summarizes nonperforming assets at year-end for the last five years.

Table 10—Nonperforming Assets

(dollars in thousands)

	December 31,
	2015	2014	2013	2012	2011
Nonaccrual loans	$38	$254	$9,956	$9,033	$20,744
Restructured loans still accruing	7,993	15,202	16,203	18,521	10,593
Loans past due 90 days or more and still accruing	—	—	—	—	—

Total nonperforming loans	8,031	15,456	26,159	27,554	31,337
Other real estate owned/repossessed property	7,900	8,700	14,327	15,392	14,965

Total nonperforming assets	$15,931	$24,156	$40,486	$42,946	$46,302

Total nonperforming loans as a percentage of total loans	4.08%	7.66%	13.43%	13.63%	13.39%
Total nonperforming assets as a percentage of total assets	5.57%	8.88%	14.93%	15.04%	14.58%

At December 31, 2015, there were $16,650,000 in loans classified as impaired under the definition outlined in applicable accounting guidance (ASC 310). At December 31, 2014, there were $22,871,000 in impaired loans, and at December 31, 2013, there were $35,314,000 in impaired loans. Specific reserves allocated to these impaired loans totaled $1,580,000 at December 31, 2015, $1,987,000 at December 31, 2014, and $2,844,000 at December 31, 2013.

Loan diversity is an important risk component. Table 11 is a comparison of the percentage of concentration by type of loan as of the indicated dates.

Table 11—Loan Portfolio

	2015	2014	2013	2012	2011
Commercial:
Real estate	69.81%	72.92%	69.37%	68.71%	65.48%
Other	8.97%	4.80%	4.40%	3.30%	4.23%
Real estate:
Construction	5.43%	5.94%	9.64%	11.65%	13.50%
Residential	15.44%	15.80%	16.12%	15.97%	16.43%
Consumer	0.35%	0.54%	0.47%	0.37%	0.36%

Total loans	100.00%	100.00%	100.00%	100.00%	100.00%

Deposits. For the year ended December 31, 2015, total average deposits were $236,529,865, a decrease of $3,917,794 (1.63 percent) from the year ended December 31, 2014, when total average deposits were $240,447,659, a decrease of $761,801 (0.32 percent) from the year ended December 31, 2013, average total deposits of $241,209,460.

For the year ended December 31, 2015, average noninterest bearing deposits were $6,497,843, a decrease of $1,374,416 (17.46 percent) from the year ended December 31, 2014, when average noninterest bearing deposits were $7,872,259, a decrease of $1,380,197 (14.92 percent) from the year ended December 31, 2013, average noninterest-bearing deposits of $9,252,456.

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For the year ended December 31, 2015, average interest-bearing transaction and savings accounts were $126,666,101, a decrease of $9,932,342 (7.27 percent) from the year ended December 31, 2014, when average interest-bearing transaction and savings accounts were $136,598,443, an increase of $1,572,407 (1.16 percent) from the year ended December 31, 2013, average interest-bearing transaction and savings accounts of $135,026,036.

For the year ended December 31, 2015, average time deposits were $103,365,921, an increase of $7,388,964 (7.70 percent) from the year ended December 31, 2014, when average time deposits accounts were $95,976,957, which decreased $954,011 (0.98 percent) from the year ended December 31, 2013, average time deposits of $96,930,968.

Time deposits of $100,000 and greater were $57,799,506 at December 31, 2015, representing an increase of $2,455,081 (4.44 percent) over the $55,344,425 amount at December 31, 2014, which decreased $282,089 (0.51 percent) from the $55,626,514 amount at December 31, 2013. Total interest expense on time deposits of $100,000 and greater during 2015 was $623,852, compared with $505,126 for the year ended December 31, 2014, and $561,300 for the year ended December 31, 2013.

Table 12 sets forth the maturity schedule for time deposits of $100,000 or more as of December 31, 2015, and includes brokered time deposits.

Table 12—Time Deposits of $100,000 or More

(in thousands)

December 31, 2015
Three months or less	$7,539
Over three months through twelve months	20,521
Over one year through three years	26,377
Over three years	3,363

Total	$57,800

Wholesale Funding. Frontenac Bank is a shareholder in the Federal Home Loan Bank of Des Moines (“FHLB”). Through this affiliation, secured advances totaling $12,800,000 and $1,000,000 were outstanding at December 31, 2015, and 2014, respectively. The FHLB advances outstanding at December 31, 2015, had interest rates ranging from 0.31 percent to 2.18 percent. Additional information regarding FHLB advances, including scheduled maturities, is provided in Table 14 (Contractual Obligations) and in the following section under “Liquidity Management.”

Liquidity Management. Liquidity is defined as the ability of a bank to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining the ability to meet the daily cash flow requirements of customers, both depositors and borrowers. The primary objectives of asset/liability management are to provide for adequate liquidity in order to meet the needs of customers and to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities as market interest rates change. Daily monitoring of the sources and uses of funds is necessary to manage the asset/liability position. The primary objective of liquidity management is to provide sufficient funding, at reasonable cost, to meet ongoing operational cash needs. While the desired level of liquidity will vary depending on a number of factors, the primary goal is to maintain a sufficient level of liquidity in reasonably foreseeable economic environments.

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments and the maturities or principal payments of securities. Loans totaling $51,858,522 at December 31, 2015, are pledged as collateral to the FHLB to secure borrowing capacity. Asset sales are also a possible source of liquidity. Frontenac can convert securities or other short-term investments into cash to meet liquidity needs.

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The liability section of the balance sheet provides liquidity through depositors’ interest-bearing and noninterest-bearing accounts. Funds purchased, FHLB advances (short- and long-term), and brokered deposits represent the primary sources of Frontenac Bank’s incremental borrowing capacity. These sources of liquidity are used as necessary to fund asset growth and meet other short-term liquidity needs.

Table 13 below presents a summary of Frontenac’s consolidated short-term borrowings over the last three years.

Table 13 – Short Term Borrowings

	2015	2014	2013
Average balance	$5,135,175	$2,109,617	$1,555,364
Weighted average interest rate paid during the year	0.30%	0.33%	0.50%
Maximum amount outstanding at any month-end	$11,798,210	$4,969,985	$5,002,971
Average interest rate at year-end	0.31%	0.15%	0.26%

At December 31, 2015, Frontenac Bank had unused and available borrowing capacity with the FHLB of $24,142,043. Outstanding advances, commitments, and letters of credit with the FHLB were $12,800,000 at December 31, 2015. In addition to these funding sources, Frontenac has the ability to attract retail deposits at any time by competing more aggressively on pricing.

Frontenac Bank maintains and annually reviews a contingency funding plan. The plan requires monthly reporting to Frontenac Bank’s Asset and Liability Committee on key metrics and various scenario analyses. The plan also requires routine testing of all funding sources on an annual basis.

Contractual Obligations and Loan Commitments. Table 14 is a summary of contractual obligations as of December 31, 2015.

Table 14 – Contractual Obligations—December 31, 2015

(in thousands)

	Payments Due by Period
	Less Than 1 Year Total	1-3 Years	3-5 Years	After 5 Years	Total
Frontenac
Subordinated debentures	—	—	—	$10,000	$10,000
Frontenac Bank
Federal Home Loan Bank advances	$6,500	—	$6,300	—	12,800
Operating leases	204	$409	136	—	749

	$6,704	$409	$6,436	$10,000	$23,549

On September 17, 2003, Frontenac Statutory Trust I (Trust I), a newly formed Connecticut business trust subsidiary of Frontenac, issued $5,000,000 of floating rate cumulative trust preferred securities in a private placement offering. These trust preferred securities mature on September 17, 2033. The maturity date may be shortened, if certain conditions are met. Proceeds from the offering, net of underwriting fees and offering expenses, totaled $4,900,000. Trust I used the net proceeds from the trust preferred securities and a cash injection from Frontenac to purchase $5,155,000 of junior subordinated debentures of Frontenac bearing the same interest rate as the trust preferred securities. Interest is payable quarterly on the trust preferred securities at a rate equal to LIBOR for three-month U.S. dollar deposits plus 3.05 percent; however, such interest payments may be deferred up to 20 quarters, an option which Frontenac has currently exercised. Such deferred accrued interest payable on these trust preferred securities totaled $221,857 at December 31, 2015.

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On December 15, 2004, Frontenac Statutory Trust II (Trust II), a newly formed Connecticut business trust subsidiary of Frontenac, issued $5,000,000 of floating rate cumulative trust preferred securities in a private placement offering. These trust preferred securities mature on December 31, 2034. The maturity date may be shortened, if certain conditions are met. Proceeds from the offering, net of underwriting fees and offering expenses, totaled $4,900,000. Trust II used the net proceeds from the trust preferred securities and a cash injection from Frontenac to purchase $5,155,000 of junior subordinated debentures of Frontenac bearing the same interest rate as the trust preferred securities. Interest is payable quarterly on the trust preferred securities at a rate equal to LIBOR for three-month U.S. dollar deposits plus 2.40 percent; however, such interest payments may be deferred up to 20 quarters, an option which Frontenac has currently exercised. Such deferred accrued interest payable on these trust preferred securities totaled $178,790 at December 31, 2015.

The $12.8 million in FHLB advances reported at December 31, 2015, were made in the normal course of business for liquidity at the market rate cost of funds.

Table 15 is a summary of loan commitments as of the indicated dates.

Table 15—Loan Commitments

	December 31,
	2015	2014	2013	2012	2011
Commitments to extend credit	$18,403,421	$10,280,403	$9,207,825	$5,953,993	$6,946,827
Standby letters of credit	80,200	294,003	231,750	284,314	300,413

Total	$18,483,621	$10,574,406	$9,439,575	$6,238,307	$7,247,240

Return on Equity and Assets. Table 16 is a summary of performance ratios for Frontenac (on a consolidated basis) for the years ended as of the indicated dates.

Table 16—Performance Ratios

	December 31,
	2015	2014	2013	2012	2011
Return on average assets[1]	0.30%	2.45%	0.10%	(0.13)%	(2.35)%
Return on average total equity[2]	3.52%	45.66%	2.01%	(3.61)%	(55.07)%
Return on average common equity[3]	3.88%	47.44%	2.01%	(3.61)%	(55.07)%
Common stock dividend payout ratio[4]	—	—	—	—	—
Average shareholders’ equity to average assets[5]	8.53%	5.37%	4.87%	3.64%	4.27%

Capital Management. Capital adequacy in the banking industry currently is evaluated primarily by a leverage ratio and three ratios that measure capital against assets that are weighted based on their risk characteristics. By regulation, the capital adequacy guidelines for bank holding companies with total consolidated assets of less than $1billion are applied on a bank-only basis. Accordingly, Frontenac’s consolidated capital levels are not subject to such guidelines at December 31, 2015. The capital ratios of Frontenac are presented in Table 17 below.

Common Equity Tier 1 Capital primarily includes shareholders’ equity for common stock, but excludes accumulated other comprehensive income and 10 percent of mortgage servicing rights.

[1]	Net income divided by average total assets.
[2]	Net income divided by average total shareholders’ equity.
[3]	Common dividends per common share divided by earnings per common share.
[4]	Common dividends per common share divided by earnings per common share.
[5]	Average total shareholders’ equity divided by average total assets

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All Tier 1 Capital includes not only Common Equity Tier 1, but also Additional Tier 1 Capital, including certain qualifying non-cumulative preferred stock and minority-held similar capital in subsidiaries. Tier 2 Capital is all capital of a bank or that is not Tier 1 Capital, and Total Capital is Tier 1 and Tier 2 Capital in the aggregate, including the reserve for loan losses (up to 1.25 percent of risk-weighted assets).

The Tier 1 leverage ratio is equal to all Tier 1 Capital divided by average assets. The Common Equity Tier 1 risk-based capital is Common Equity Tier 1 Capital divided by risk-weighted assets. The Tier 1 risk-based capital ratio is all of Tier 1 Capital divided by risk-weighted assets. The Total risk-based capital ratio consists of Total Capital divided by risk-weighted assets.

The capital ratios of Frontenac currently exceed the minimums set by the FDIC for being a well-capitalized bank, for Prompt Corrective Action purposes.

Table 17 is a summary of Frontenac Bank’s capital ratios at December 31, 2015, 2014, and 2013, respectively.

Table 17 — Regulatory Capital Ratios (percent) for Frontenac Bank

	December 31, 2015	December 31, 2014	December 31, 2013	Amount required to be deemed well capitalized[1]
Tier 1 Leverage	10.23%	9.88%	9.39%	5.00%
Tier 1 Common Equity Risk-Based Ratio	13.75%	—	—	6.50%
Tier 1 Capital Risk-Based Ratio	13.75%	12.67%	12.35%	8.00%
Total Risk-Based Capital	15.02%	13.93%	13.62%	10.00%

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Neither Frontenac nor Frontenac Bank has had changes in or disagreements with accountants on accounting and financial disclosure during the three most recent years.

[1]	The banking regulators changed some requirements for being well capitalized, effecting starting in 2015; the ratios shown in this column reflect the new ratios. Tier 1 common equity became a measure of capital on January 1, 2015.

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ROYAL DIVIDEND HISTORY AND POLICY

Generally, the payment of dividends by Royal is within the discretion of the board of directors, which will consider Royal’s financing agreements, earnings, financial condition, regulatory requirements, and other relevant factors in making determinations regarding future dividends on its shares of common stock, if any. Royal’s ability to pay dividends on its shares of stock is subject to certain regulatory constraints (see “SUPERVISION AND REGULATION”). There is no assurance that Royal can or will make dividend payments, nor can there be any assurance that changes to banking laws and regulations will not further restrict Royal’s ability to pay dividends.

The following table sets forth cash dividends paid by Royal. No shares of preferred stock were outstanding during the periods covered by this table.

		Aggregate Dividends Paid on Common Stock	Per Share Dividends Paid on Common Stock
2015	Fourth Quarter	$396,019	$6.38
	Third Quarter	—	—
	Second Quarter	$476,713	$7.68
	First Quarter	—	—
2014	Fourth Quarter	$572,280	$8.89
	Third Quarter	—	—
	Second Quarter	$423,568	$6.58
	First Quarter	—	—
2013	Fourth Quarter	$477,242	$7.41
	Third Quarter	—	—
	Second Quarter	$377,885	$5.87
	First Quarter	—	—
2012	Fourth Quarter	$466,778	$7.25
	Third Quarter	—	—
	Second Quarter	$325,117	$5.05
	First Quarter	—	—
2011	Fourth Quarter	$395,133	$6.14
	Third Quarter	—	—
	Second Quarter	$310,420	$4.82
	First Quarter	—	—

Dividends are generally declared in June and December, with payment made in July and January, respectively. The amounts above are based upon the dates the dividends were declared (i.e. the dividends were paid in the following quarter).

There is no market for shares of stock in Royal and none is expected to develop in the foreseeable future. Royal is aware of no transactions in shares of common stock among unrelated parties for at least the last several years.

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PRICE RANGE OF FRONTENAC STOCK AND DIVIDEND HISTORY

There is no established public trading market for shares of common stock or preferred stock for Frontenac, which are sparsely traded in private transactions. Therefore, reliable information is not available about the prices at which shares of common stock have been bought and sold. As of January 31, 2016, shares of common stock of Frontenac were held by 138 holders of record. As of January 31, 2016, shares of preferred stock of Frontenac were held by 38 holders of record.

Generally, the payment of dividends by Frontenac is within the discretion of the board of directors, which will consider Frontenac’s financing agreements, earnings, financial condition, regulatory requirements, and other relevant factors in making determinations regarding future dividends on its shares of common stock, if any. Frontenac’s ability to pay dividends on its shares of stock is subject to certain regulatory constraints (see “SUPERVISION AND REGULATION”). There is no assurance that Frontenac can or will make dividend payments, nor can there be any assurance that changes to banking laws and regulations will not further restrict Frontenac’s ability to pay dividends. While Frontenac maintains deferred payment status on its trust preferred securities Frontenac is contractually obligated not to pay dividends on its equity securities.

Frontenac has not paid dividends on its common stock or preferred stock since at least January 1, 2011. Accrued but unpaid dividends on the preferred stock are $3.90 per share, and $333,992 in the aggregate, as of April 30, 2016.

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ROYAL BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Royal’s outstanding common stock as of the date of this Proxy Statement/Offering Circular (i) by each person who beneficially owns more than five percent of the Common Stock of Royal, (ii) by each of Royal’s directors and executive officers, and (iii) by all current directors and executive officers as a group:

.Name of Beneficial Owner	Royal Common Shares Beneficially Owned[1]	Percent of Common Shares[2]
Mitchell P. Baden	0	0.0%
Stephen A. Baden	1	0.002%
Ira Bergman	0	0.0%
Katherine Green Bruckel	9,051.79	14.583%
Joseph A. Crutchfield	0	0.0%
Nikki Goldstein	0	0.0%
Thomas R. Green	13,516.49	21.775%
Thomas R. Green, Jr.	9,725.25	15.668%
Robert D. Millstone	0	0.0%
Stephen Pessin	9,563.00	15.406%
Linda G. Renner	10,462.95	16.856%
Anthony F. Sansone	776	1.250%
Donald Shaikewitz	226	0.364%
Fred W. Wiesehan	0	0.0%
All Directors and Executive Officers (7 persons)	34,545.44	55.654%

[1]	Beneficial ownership includes shares held directly by the named individual, as well as shares owned jointly with the individual’s spouse, shares owned only by the individual’s spouse, shares held in trust or a spouse’s trust, and shares owned by an individual or a spouse’s IRA account.
[2]	Percentages are calculated based upon 62,072 shares of Common Stock outstanding as of the date hereof.

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SUPERVISION AND REGULATION

General

Royal, Royal Banks of Missouri, Frontenac, and Frontenac Bank are all extensively regulated under Federal law. These laws and regulations are intended primarily to protect depositors, federal deposit insurance funds, and the banking system as a whole, rather than shareholders or creditors. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the businesses and prospects of Royal. The operations of Royal may be affected by legislative changes and by the policies of various regulatory authorities. Royal is unable to predict the nature or the extent of the effects that fiscal or monetary policies, economic control, or new federal or state legislation and/or regulations may have in the future on the business and earnings of Royal.

Regulation of Royal and Royal Banks of Missouri

Royal is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As such, Royal is subject to regulation, supervision, and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

Royal Banks of Missouri is a Missouri banking corporation, subject to regulation, supervision, and examination by the Federal Deposit Insurance Corporation (the “FDIC”) and the Missouri Division of Finance (the “Missouri Division”). The FDIC and Missouri Division may prohibit Royal Banks of Missouri from engaging in activities it believes constitute unsafe or unsound banking practices.

The following describe the regulations applicable to certain of the activities of Royal and Royal Banks of Missouri.

Acquisitions of Banks or Bank Holding Companies. The Federal Deposit Insurance Act and the BHC Act require that state banks and bank holding companies, respectively, obtain prior approval before: (1) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, the acquiring bank holding company would own or control more than five percent of such shares (unless it already owns or controls the majority of such shares); or (2) acquiring all or substantially all of the assets of another bank or bank holding company. The FDIC and the Federal Reserve consider capital adequacy and other financial and managerial factors in reviewing acquisitions or mergers.

Non-Banking Activities. With certain exceptions, the BHC Act also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than five percent of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing, or controlling banks, or providing services for its subsidiaries. The principal exceptions to this prohibition apply to certain non-bank activities of bank holding companies that qualify as “financial holding companies” within the meaning of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”), or which, by statute, Federal Reserve regulation, or order, have been identified as activities closely related to the business of banking or of managing or controlling banks. In making this determination, the Federal Reserve considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency in resources, which can be expected to outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest, or unsound banking practices.

The GLB Act, which became effective on March 11, 2000, eliminated many legal barriers between banks and bank holding companies, on the one hand, and securities firms, insurance companies, and other financial services providers, on the other. Among other things, the GLB Act authorized national banks and their operating subsidiaries to engage in activities deemed to be closely related to or incidental to banking (including the brokerage of insurance), repealed certain Glass-Steagall Act restrictions on affiliations between banks and securities firms, and amended the BHC Act to permit bank holding companies that qualify as “financial holding companies” to engage in activities, and acquire companies engaged in activities, that are financial in nature, incidental to financial activities, or complementary to financial activities, if the Federal Reserve determines that such activities pose no substantial

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risk to the safety or soundness of depository institutions or the financial system in general. The GLB Act treats various lending, insurance underwriting, insurance company portfolio investment, financial advisory, securities underwriting, dealing and market making, and merchant banking activities as “financial in nature” for this purpose. The Federal Reserve, in consultation with the Secretary of the Department of Treasury, may add to this list.

The GLB Act not only permits bank holding companies to acquire securities and insurance firms, but also allows such firms to acquire banks and bank holding companies. A bank holding company may become a financial holding company only if all of its depository institution subsidiaries are well capitalized and well managed, and the bank holding company files with the Federal Reserve a declaration that the holding company has elected to be a financial holding company. A bank holding company generally may not commence any new activity or acquire any additional company as a financial holding company if any of its depository institution subsidiaries has received a rating of less than “satisfactory” in its most recent examination under the Community Reinvestment Act of 1977 (the “CRA”).

Limitations on Dividends. Royal is dependent upon dividends from Royal Banks of Missouri to provide virtually all receipts of Royal. Various federal statutory provisions limit the amount of dividends Royal Banks of Missouri may pay without regulatory approval. The payment of dividends by Royal Banks of Missouri may also be affected by other factors, such as the need to maintain adequate capital for Royal Banks of Missouri. See also the description concerning limitations on dividends in the Section hereof titled “RISK FACTORS.” Royal is also restricted in its ability to pay dividends under applicable regulatory provisions.

The Federal Reserve and the FDIC have issued policy statements that recommend that bank holding companies and banks generally should pay dividends only to the extent net income is sufficient to cover cash dividends while supporting (through the retention of net income) increased capital consistent with the organization’s needs. The Federal Reserve’s policy also provides that dividends paid by bank holding companies should be consistent with the bank holding company serving as a source of strength to its banks.

Under the new capital requirements known as “Basel III,” restrictions on the payment of dividends (and certain other discretionary distributions) by banks and bank holding companies are being phased-in from 2015 to 2019. Financial institutions are subject to limitations on the amount of dividends and other distributions that may be made, in the event that the institution’s Capital Conservation Buffer is 2.5 percent or less (lower thresholds apply prior to the full phase-in in 2019). The Capital Conservation Buffer is the least amount by which the institution’s three risk-based capital ratios exceed being adequately capitalized. So, for instance, should an institution’s Common Equity Tier 1, Tier 1, and Total Capital risk-weighted asset ratios exceed being adequately capitalized, respectively, by 2.3, 3.0, and 2.8 percent, the Capital Conservation Buffer for that institution would be 2.3 percent; meaning that the institution would be subject to restrictions on its payment of dividends and other distributions.

For those financial institutions subject to restrictions on dividend and other distributions under the Capital Conservation Buffer rules, the rules have a sliding scale of distributions allowed, expressed as a percentage of what is called “Eligible Retained Income.” Eligible Retained Income is equal to the sum of the four prior quarters’ net income, less dividends and other distributions paid by the institution during that four-quarter period. When fully phased-in in 2019, financial institutions with a Capital Conservation Buffer of 0.625 percent or less will not be allowed to make any dividend payments or other distributions. At December 31, 2015, each of Royal’s and Royal Banks of Missouri’s Capital Conservation Buffer was in excess of the 2.5 percent necessary to permit dividends without limitation under the Basel III rules.

Interest Rates. There are several state and federal statutes that set maximum legal rates of interest for various kinds of loans. The maximum legal rate of interest which Royal Banks of Missouri may charge on a particular loan depends on a variety of factors, such as the type of borrower, the purpose of the loan, the amount of the loan, and the date the loan is made.

The Community Reinvestment Act of 1977. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their jurisdictions, banking regulators evaluate the record of Royal Banks of Missouri in meeting the credit needs of its local communities, including low and moderate income neighborhoods, in a manner consistent with the safe and sound operations of Royal Banks of Missouri. These factors must also be considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Following the most recent Community Investment Act performance evaluation dated May 26, 2015, Royal Banks of Missouri received an overall “Satisfactory” rating from the FDIC. The overall rating of Royal Banks of Missouri’s performance was based upon “Satisfactory” ratings in area in which Royal Banks of Missouri operates.

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Extensions of Credit to Affiliates. Royal Banks of Missouri is subject to certain regulations and restrictions imposed by the Federal Reserve Act of 1913, as amended (the “Federal Reserve Act”), on extensions of credit to Royal or its subsidiaries, on investments in their securities, and on the use of their securities as collateral for loans to any borrower.

Royal Banks of Missouri is also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, and principal shareholders of Royal Banks of Missouri, and any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral as, and follow credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with non-affiliated persons, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, Royal Banks of Missouri is subject to certain lending limits and restrictions on overdrafts to affiliated persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties, the imposition of a cease and desist order, or other regulatory sanctions on Royal Banks of Missouri and/or any officer, director, employee, agent, or other person participating in the conduct of the affairs of Royal Banks of Missouri.

Anti-Tying Prohibition. Under the BHC Act and certain regulations of the Federal Reserve, Royal, Royal Banks of Missouri, and their subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services. For example, Royal Banks of Missouri may not condition the extension of credit upon a customer purchasing other services from Royal Banks of Missouri.

Capital Adequacy. The Federal Reserve and the FDIC have issued standards for measuring capital adequacy for bank holding companies and state banks, respectively. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions. In general, these risk-related standards require holding companies and national banks to maintain capital based on “risk adjusted” assets, so that categories of assets with potentially higher credit risk will require more capital backing than categories of assets with lower credit risk. In addition, state banks are required to maintain capital to support off-balance sheet activities, such as loan commitments. The Federal Reserve has, by regulation, exempted bank holding companies with consolidated assets of $1 billion or less from the capital standards.

Prior risk-related standards classified a financial institution’s capital into tiers, referred to as Tier 1 and Tier 2 capital. Tier 1 capital, or “core” capital, included common shareholders’ equity, retained earnings, certain non-cumulative and cumulative perpetual preferred shares and related surplus, and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets, and certain other assets. Tier 2 capital, or “supplementary” capital, included perpetual preferred shares not included in Tier 1 capital, qualifying trust preferred securities, to the extent not included in Tier 1 capital, qualifying mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.

In July 2013 all U.S. federal bank regulators adopted common rules establishing new capital requirements for banks and holding companies, commonly referred to as the “Basel III” rules. The Basel III rules became effective as of January 1, 2015, with certain portions of the rules phased-in over a number of years. Among the changes in the capital rules effected by Basel III are: a new measurement of capital (“Common Equity Tier 1”—which consists primarily of common stock and retained earnings, with certain adjustments); a new risk-based measure of capital (Common Equity Tier 1/risk-based assets); certain slight modifications to the definitions of Tier 1 capital and Tier 2 capital; an increase in the percentages of Tier 1/risk-based assets necessary to be adequately capitalized and well capitalized; and the creation of the Capital Conservation Buffer (see “Limitations on Dividends” above).

The Basel III rules set forth certain changes in the methods of calculating certain risk-weighted assets, which in turn affect the calculation of risk-based ratios. Under the Basel III rules, higher or more sensitive risk weights are assigned to various categories of assets, including certain credit facilities to finance the acquisition, development, or construction of real estate projects and certain exposures that are 90 days or more past due or on non-accrual.

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FDIC Insurance

Deposit Insurance Assessments. The FDIC insures the deposits of Royal Banks of Missouri up to regulatory limits (raised permanently by the Dodd-Frank Act to $250,000 for most deposit accounts). Royal Banks of Missouri is subject to FDIC deposit insurance assessments to maintain the Deposit Insurance Fund (“DIF”) administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank’s capitalization and supervisory evaluations provided to the FDIC by the bank’s primary federal regulator. Each insured bank’s insurance assessment rate is then determined by the risk category in which it is classified by the FDIC. The annual insurance premiums (based upon bank assets) vary for banks based upon classification for capital and supervisory evaluation categories.

Depositor Preference. The Federal Deposit Insurance Act provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors and for administrative expenses for serving as a receiver) will have priority over other general unsecured claims against the institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

Liability of Commonly Controlled Institutions. A depository institution insured by the FDIC may be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (i) the default of any other depository institution with which it is under common control or (ii) any assistance provided by the FDIC to a depository institution with which it is under common control and which is in danger of default. Holding companies for any depository institution that defaults or received FDIC assistance are also liable to the FDIC for any losses incurred. “Default” means the appointment of a conservator or receiver and “in danger of default” means the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

FDICIA. The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) identifies five capital categories for insured depository institutions (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized”). FDICIA requires federal banking regulators to evaluate an insured depository institution’s capital categorization and take corrective actions, as described below, based on such evaluations. Failure to meet the capital guidelines could subject a banking institution to capital raising requirements. In addition, FDICIA requires the federal banking agencies to prescribe non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation, and permits regulatory action against financial institutions that do not meet such standards.

An institution that fails to meet the minimum level for any relevant capital measure (an “undercapitalized institution”) may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching, and new lines of businesses. The capital restoration plan must include a guarantee by the institution’s holding company (under which the holding company would be liable up to the lesser of 5% of the institution’s total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan) that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters. An undercapitalized bank may not accept, renew, or roll-over deposits obtained through a deposit broker, may not solicit deposits by offering interest rates that are significantly higher than market rates, and cannot provide pass-through insurance on certain collective deposits. Banks that are “adequately capitalized” but are not “well capitalized” are required to obtain a waiver from the FDIC in order to accept, renew, or roll over brokered deposits, and may not pay interest on deposits that significantly exceeds market rates for deposits of similar maturity, or provide pass-through insurance.

As of December 31, 2015, Royal Banks of Missouri was well-capitalized, based upon the guidelines described above. However, Royal Banks of Missouri’s capital categories were determined solely for the purpose of applying the FDICIA corrective action regulations, and may not constitute an accurate representation of Royal Banks of Missouri’s overall financial condition or prospects for other purposes.

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Incentive Compensation

In June 2010 the banking regulators promulgated final comprehensive guidance on incentive compensation policies designed to avoid the risk that compensation might undermine the safety and soundness of a financial institution by encouraging excessively risky behavior. The guidance covers all employees who have the ability to materially affect the risk profile of a financial institution, either individually or as part of a group. The guidance is based upon the key principles that a financial institution’s incentive compensation arrangements should: provide incentives that do not encourage risk-taking beyond the institution’s ability to effectively identify and manage risks; be compatible with effective internal controls and risk management; and be supported by strong corporate governance, including an active and effective board of directors.

Other Regulatory Matters

Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), the ability of a bank to acquire a bank or establish a branch in a state in which the bank was not then operating was greatly liberalized. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 further opened up interstate banking. Banks may now establish a de novo branch in any state, so long as a locally-chartered bank would be permitted to establish a branch in the location.

Fiscal and Monetary Policies. Royal Banks of Missouri’s business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Royal Banks of Missouri is particularly affected by the policies of the Federal Reserve, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions’ deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. As a result, the policies of the Federal Reserve can have a material effect on the financial condition or results of operations of Royal Banks of Missouri. For several years the Federal Reserve engaged in programs of “quantitative easing” in which the Federal Reserve regularly purchased large quantities of long-term U.S. Treasury Securities. It is widely believed this quantitative easing lowered interest rates. In late 2013 the Federal Reserve announced that it would begin to “taper” its quantitative easing program. Subsequently the quantitative easing program was slowly unwound. In December 2015 the Federal Reserve began to increase interest rates (from near zero) by 25 basis points (one quarter of one percent), and has announced its intention to continue to slowly increase interest rates over a long period of time, subject to its observation of various economic indicators.

Privacy Provisions Under the GLB Act. Under the GLB Act, federal banking regulators are required to adopt rules regarding the disclosure by banks and other financial institutions of non-public information about consumers to affiliated and nonaffiliated third parties. Under the GLB Act, financial institutions must make disclosure of their privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. Federal banking regulators issued final privacy rules on May 10, 2000. The rules became effective November 13, 2000, and compliance became mandatory on July 1, 2001. The privacy provisions of the GLB Act have affected how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. Royal Banks of Missouri has adopted a privacy policy that provides that Royal Banks of Missouri will not share with non-affiliated third parties any nonpublic personal information about Royal Banks of Missouri’s customers, except as permitted by law. Royal Banks of Missouri may share nonpublic personal information with affiliated companies or other financial institutions with which Royal Banks of Missouri has joint marketing agreements, as permitted by law. In addition, Royal Banks of Missouri has appointed a privacy manager and a security officer, provides to its customers privacy policy notices, provides to its employees privacy training, requires its employees to agree to its privacy policy, and completes an annual audit to verify overall compliance with its privacy policy.

Classification of Consumer Loans. In February 1999, the Federal Financial Institutions Examination Council published a revised policy statement on the classification of consumer loans. The revised policy establishes uniform guidelines for the charge-off of loans to delinquent, bankrupt, and deceased borrowers, for charge-off of fraudulent accounts, and for rearranging, extending, deferring, or rewriting delinquent accounts.

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Concentrated Commercial Real Estate Lending Regulation. The federal banking agencies have promulgated guidance governing financial institutions with concentrations in commercial real estate lending. If a concentration is present, management must employ heightened risk management practices that address the following key elements: board and management oversight and strategic planning; portfolio management; development of underwriting standards; risk assessment and monitoring through market analysis and stress testing; and maintenance of increased capital levels as needed to support the level of commercial real estate lending.

UDAP and UDAAP. In recent years the banking regulatory agencies have increasingly applied a general consumer protection statute to address what they deem to be “unethical” or otherwise “bad” business practices that may not necessarily directly fall within the confines of any specific banking or consumer finance statute or regulation. The regulators have frequently chosen to pursue such matters under Section 5 of the Federal Trade Commission Act (the “FTC Act”). The FTC Act generally prohibits unfair or deceptive acts or practices, commonly referred to as “UDAP,” and unfair methods of competition in or affecting commerce. “Unjustified consumer injury” is the principal focus of the FTC Act. Prior to the Dodd-Frank Act there was little formal guidance to provide insight as to the parameters of UDAP laws and regulations. The Dodd-Frank Act expanded UDAP concepts to “unfair, deceptive, or abusive acts or practices,” commonly referred to as “UDAAP.” Under the Dodd-Frank Act, the Consumer Financial Protection Bureau is authorized to regulate UDAAP and enforce its regulations, including with respect to financial institutions.

USA Patriot Act. The terrorist attacks of September 2001 led to federal legislation that attempts to address certain issues involving financial institutions. On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”). Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLAFATA”).

IMLAFATA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

Among its other provisions, IMLAFATA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures, and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country.

In addition, IMLAFATA contains a provision encouraging cooperation among financial institutions, regulatory authorities, and law enforcement authorities with respect to individuals, entities, and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLAFATA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLAFATA also amended the BHC Act and Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing an application under these acts.

Emergency Economic Stabilization Act. On October 3, 2008, President Bush signed into law the EESA. Pursuant to EESA, the U.S. Treasury was granted authority to, among other things, invest in financial institutions and purchase mortgages, mortgage-backed securities and certain other financial instruments from financial institutions, in an aggregate amount up to $700 billion, for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

On October 14, 2008, in connection with the Troubled Asset Relief Program Capital Purchase Program, established as part of the EESA, the U.S. Treasury announced its TARP plan to invest up to $350 billion in certain eligible financial institutions (“TARP”).

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Small Business Jobs Act. On September 27, 2010, President Obama signed into law the Small Business Jobs Act of 2010, which created the Small Business Lending Fund (“SBLF”). The SBLF, administered by the U.S. Treasury, purchased preferred stock of banks or bank holding companies, and tied the dividend rate of those securities to certain small business lending activities of the issuers.

Dodd-Frank Act. On July 21, 2010, the President signed into law the Dodd-Frank Act. The Dodd-Frank Act comprehensively changed the regulation of financial institutions. Among other things, the Dodd-Frank Act:

•	Created the Consumer Financial Protection Bureau, with wide-ranging authority to regulate financial products and services, and financial institutions

•	Created a Financial Stability Oversight Council, with authority to recommend strict rules for capital, leverage, liquidity, risk management, and other matters

•	Provided for an increase in FDIC deposit insurance premiums for institutions with assets of $10 billion or more, required an increase in the minimum reserve ratio for the deposit insurance fund from 1.15 percent to 1.35 percent, and changed the basis for calculating premiums from deposits to assets

•	Permanently increased deposit insurance coverage to $250,000 per depositor account

•	Created unlimited deposit insurance coverage for non-interest bearing demand deposit accounts through December 31, 2012

•	Repealed the prohibition on payment of interest for demand deposit accounts

•	Restricted the ability of bank holding companies to engage in proprietary trading (the so-called “Volker Rule”)

•	Eliminated trust preferred securities as a form of holding company Tier 1 capital for those holding companies with more than $15 billion in assets, phasing-in over a three-year period beginning January 1, 2013

•	Directed the Federal Reserve to issue rules to limit debit-card interchange fees

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COMPARISON OF RIGHTS OF SHAREHOLDERS

Royal is a Missouri general business corporation. Upon completion of the merger, the former shareholders of Frontenac will become holders of Royal Class AA Common stock or cash (or, in some cases, some combination of stock and cash).

The following chart summarized the differences in the rights of shareholders of Frontenac common stock and preferred stock and shareholders of Royal common stock. This discussion is qualified in its entirety to the texts of the Frontenac Articles of Incorporation attached hereto as Annex G and the Frontenac Bylaws attached hereto as Annex H, as well as the Royal Amended and Restated Articles of Incorporation attached hereto as Annex I and Royal Amended and Restated Bylaws attached hereto as Annex J. The obligation of Frontenac to consummate the Merger is conditioned upon the Royal Amended and Restated Articles of Incorporation being in effect.

	Frontenac		Royal Common Stock
	Common Stock	Preferred Stock
Authorized Capital Stock; Preemptive Rights	The authorized capital stock of Frontenac includes one class of common stock, consisting of 10,000,000 shares of common stock, par value of $0.01 per share. No shareholder has preemptive rights.

The authorized capital stock of Frontenac includes undesignated preferred stock, the rights, preferences, and privileges of which may be designated from time to time by Frontenac’s board of directors. Frontenac’s authorized capital stock includes 3,000,000 shares of undesignated preferred stock, $0.01 par value per share, of which 120,000 shares have been designated Series A Preferred Stock. No shareholder has preemptive rights.

Holders of shares of Series A Preferred Stock have the following rights:

•  $25.00 liquidation preference per share (the “liquidation value”);

•  Preferred cumulative dividends (payable quarterly), at 9.00 percent per annum of the liquidation value;

•  Voting rights to protect preferences (described in detail below); and

•  Conversion into shares of common stock, at the holder’s election or upon change of control of Frontenac.

The authorized capital stock of Royal consists of (a) 150,000 shares of Class A Common stock, $1.00 par value per share, (b) 35,000 shares of Class AA Common stock, $1.00 par value per share, and (c) 100,000 shares of undesignated preferred stock, $1.00 par value per share. No shareholder has preemptive rights.

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	Frontenac		Royal Common Stock
	Common Stock	Preferred Stock

Board Of Directors
Size; Qualifications

The number of directors to constitute the board of directors is six. The board of directors has the power to change the number of directors by adoption of an appropriate resolution to any number not less than five or more than fifteen.

A director need not be a shareholder, citizen of the United States, or a resident of the State of Missouri unless required by law.

Holders of common stock are the only shareholders entitled to elect directors.

Holders of preferred stock do not participate in the election of directors.

The number of directors to constitute the board of directors is ten. The board of directors has the power to change the number of directors by adoption of an appropriate resolution.

A director need not be a shareholder, citizen of the United States, or a resident of the State of Missouri unless required by law.

Term	The board of directors is elected at each annual meeting of the shareholders and holds office until the next succeeding annual meeting.

Vacancies	Any vacancy in the Board of Directors may be filled by action of a majority of the remaining directors.		For a period of approximately two years following the merger, any vacancy in the board of directors may be filled by action of two-thirds of the remaining directors. Thereafter, any vacancy may be filled by action of a majority of the remaining directors.

Board Quorum	A majority of the directors constitutes a quorum.		A majority of the directors constitutes a quorum.

Board Voting Requirements	The act of the majority of the directors present at a meeting in which there is a quorum is the act of the board of directors.		For a period of approximately two years following the merger, the vote of two-thirds of the directors present at any meeting in which there is a quorum is the act of the board of directors. Thereafter, the vote of a majority of the directors present at any meeting in which there is a quorum is the act of the board of directors.

Proxy Statement/Offering Circular
Page 130	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

	Frontenac		Royal Common Stock
	Common Stock	Preferred Stock
Board Committees	An executive committee consisting of the chairman, the vice-chairman, the president, and the executive vice president serves at the pleasure of the board of directors, and may, between meetings of the board of directors, exercise all powers of the board of directors in the management of the business and affairs of Frontenac except the appointment of directors, election, and removal of officers, and amendment of the Bylaws. All actions of the executive committee are subject to revision by the board of directors.		The board of directors may establish an executive committee of two or more directors vested with all powers of Royal, except that such executive committee may not amend the Articles of Incorporation or Bylaws, adopt any plan of merger or consolidation, recommend a sale or other disposition of the assets of Royal to its shareholders outside of the regular course of business, recommend voluntary dissolution of Royal to its shareholders, elect or remove officers or members of the executive committee, set the compensation of any executive committee member, declare any dividend, or amend any resolution of the board of directors that provides it shall not be amended by the executive committee.

Shareholder Meetings

Special Meetings	Called by the chairman of the board (if any), the president, the board of directors, or the holders of a majority of the outstanding shares of Frontenac.		Called by the chairman of the board (if any), the president, the board of directors, or the holders of a majority of the outstanding shares of any class entitled to vote at such meeting on the basis of its subject matter.

Voting Rights; Cumulative Voting	Each holder of common stock is entitled to one vote per share. Cumulative voting is used to determine the election of directors.

Holders of Series A Preferred Stock do not have any voting rights except to vote as a separate class with respect to the following matters:

•  To authorize a more senior series of shares;

•  With respect to an amendment of the Articles of Incorporation adversely affecting the holders of preferred stock; and

•  Any consummation of a binding share exchange, reclassification, merger, or consolidation, unless the holders of the preferred shares retain their preferences and rights.

Each holder of Class A Common and Class AA Common shares is entitled to one vote per share, and the holders of Class A Common and Class AA Common vote as a single class unless otherwise provided.

For a period of approximately two years following the merger, all actions of the Class A Common and Class AA Common shares require the affirmative vote of two-thirds of the Class A Common and Class AA Common shares voting as a single class for approval. Thereafter, approval of the shareholders shall require a majority vote of the Class A and Class AA shares voting as a single class.

For a period of approximately two years following the merger, the holders of Class A Common shares are entitled to elect 60 percent of the directors of Royal, voting as a single class, and the holders of Class AA Common shares are entitled to elect 40 percent of the directors of Royal, voting as a single class. Thereafter, the Class A Common and Class AA Common shares will vote as a single class in the election of directors.

Cumulative voting is used to determine the election of directors.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 131

	Frontenac		Royal Common Stock
	Common Stock	Preferred Stock
Record Date	The record date for determining shareholders entitled to notice of and to vote at any meeting is a date determined by the board of directors, which date shall not exceed 70 days preceding such meeting.

Actions by Written Consent	Any action required by law to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if all shareholders entitled to vote on such action sign written consents that set forth the action so taken.		Any action required to be taken at a meeting of the shareholders or any other action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent, transmitted in the same manner as notices are provided for in the Bylaws and setting forth the action to be taken, is given by all shareholders entitled to vote on the matter.

Advance Notice of Shareholder Nominations for Directors	Any shareholder proposal relating to an action to be taken at an annual meeting of the shareholders, including nominations for director, must be received by Frontenac not later than 90 days prior to the first anniversary of the annual meeting of shareholders for the prior year.	Holders of Series A Preferred Stock do not participate in the election of directors.	Nominations for election to the board of directors may be made by the board of directors or by any shareholder entitled to vote for election of directors. Nominations other than those made by or on behalf of the board of directors shall be made in writing and be delivered or mailed to the Secretary of Royal no less than 60 days nor more than 90 days prior to the anniversary of the date of the annual meeting held in the previous year.

Amendments to Articles of Incorporation	The Articles of Incorporation may be amended at any regular or special meeting of the shareholders by affirmative vote of the holders of a majority of the shares entitled to vote on such matters, unless the vote of the holders of a higher percentage is required by law, and in that case by the vote of the holders of such greater amount. Unless otherwise required by law or to the extent such amendment adversely affects the holders of Series A Preferred Stock, only holders of common stock are entitled to vote on an amendment to the Articles of Incorporation.		For a period of approximately two years following the merger, the Articles of Incorporation may be amended at any regular or special meeting of the shareholders by affirmative vote of holders of two-thirds of the Class A Common and Class AA Common shares voting as a single class. Thereafter, the Articles of Incorporation may be amended by affirmative vote of a majority of holders of a majority of the Class A Common shares and Class AA Common shares, voting as a single class. Unless otherwise required by law or to the extent such amendment adversely affects the holders of preferred stock, only holders of Class A Common and Class AA common shares are entitled to vote on an amendment to the Articles of Incorporation.

Proxy Statement/Offering Circular
Page 132	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

	Frontenac		Royal Common Stock
	Common Stock	Preferred Stock
Amendments to Bylaws	The Bylaws may be altered, amended, or repealed by (a) the holders of a majority of the capital stock of Frontenac entitled to vote at an annual meeting, or (b) a majority of the full board of directors.	Holders of Series A Preferred Stock are not entitled to vote on any amendment to or alteration or repeal of the Bylaws.	For a period of approximately two years following the merger, the Bylaws may be altered, amended, or repealed by affirmative vote of two-thirds of the board of directors. Thereafter, the board of directors may alter, amend, or repeal the Bylaws by majority vote.

Indemnification of Officers and Directors	Frontenac shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Frontenac) by reason of the fact that he or she is or was a director, officer, employee or agent of Frontenac, or is or was serving at the request of Frontenac as a director, officer, employee, partner, trustee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines, taxes and amounts paid in settlement actually and reasonably incurred by his or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of Frontenac, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.		Royal shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of Royal, by reason of the fact that he or she is or was a director, officer, employee or agent of Royal, or is or was serving at the request of the Royal as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 133

Frontenac		Royal Common Stock
Common Stock	Preferred Stock

Frontenac shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Frontenac to procure a judgment in it is favor by reason of the fact that he or she is or was a director, officer, employee or agent of Frontenac, or is or was serving at the request of Frontenac as a director, officer, employee, partner, trustee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines, taxes and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of Frontenac. However, no indemnification is to be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to Frontenac unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Expenses incurred in defending any actual or threatened civil or criminal action, suit or proceeding may be paid by Frontenac in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee, partner, trustee or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Frontenac as authorized by the Bylaws.

Frontenac may indemnify any other person as permitted by law. Frontenac is authorized to give or supplement any indemnification by agreement or otherwise and fund such indemnifications by insurance to the extent it deems appropriate.

reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Royal, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Royal shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Royal to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of Royal, or is or was serving at the request of Royal as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees and amounts paid in settlement, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Royal; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Royal unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Proxy Statement/Offering Circular
Page 134	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

Frontenac		Royal Common Stock
Common Stock	Preferred Stock

To the extent that a director, officer, employee or agent of Royal has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Royal in advance of the final disposition of the action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by Royal.

Royal may give any further indemnity in addition to the indemnity authorized or contemplated under the Bylaws. Royal may purchase and maintain insurance or make other arrangements on behalf of any person in whose favor indemnification is permitted against an liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status or actions as such, whether or not Royal would have the power to indemnify him or her against such liability under the provisions of the Bylaws.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 135

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information contained in this Proxy Statement/Offering Circular in considering how to vote your shares. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Proxy Statement/Offering Circular nor the issuance of Royal common stock in the merger shall create any implication to the contrary. If you require additional information:

For information regarding Frontenac, please contact: Robert D. Roberson, President and Chief Executive Officer of Frontenac

3330 Rider Trail Drive

Earth City, Missouri 63045

314-5695355

rroberson@frontenacbank.com

For information regarding Royal, please contact: Stephen A. Baden, President and Chief Executive Officer of Royal:

13171 Olive Boulevard

St. Louis, Missouri 63141

314-212-1655

steve.baden@royalbanksnet.com

Proxy Statement/Offering Circular
Page 136	Frontenac Bancshares, Inc. and Royal Bancshares, Inc.

EXPERTS

The consolidated financial statements of Royal as of December 31, 2015, 2014, and 2013, and for each of the years in the three-year period ended December 31, 2015, as set forth in Annex F are included in this Proxy Statement/Offering Circular in reliance upon the report of Cummings, Ristau & Associates, P.C., an independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Frontenac as of December 31, 2015 and 2014, and for the years then ended, as set forth in Annex E included in this Proxy Statement/Offering Circular in reliance upon the report of Cummings, Ristau & Associates, P.C., an independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

The opinion of Sheshunoff, dated November 9, 2015, is included in this Proxy Statement/Offering Circular as Annex B, in reliance upon a consent from Sheshunoff.

Proxy Statement/Offering Circular
Frontenac Bancshares, Inc. and Royal Bancshares, Inc.	Page 137

Annex A

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

ROYAL BANCSHARES, INC.

a Missouri corporation

and

ROYAL ACQUISITION LLC

a Missouri limited liability company

and

FRONTENAC BANCSHARES, INC.

a Missouri corporation

Dated as of March 10, 2016;

Effective Date as of November 12, 2015

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

Table of Contents	Page i

Table of Contents	Page ii

Table of Contents	Page iii

SCHEDULES

2.02	Corporate Authorization
2.03	Subsidiaries of Frontenac Subsidiaries
2.04	Requirements Relating to the Issuance of Additional Equity Securities
2.05	Liens, Claims, Charges, Encumbrances, and Assessments Respecting
Capital Stock; Capitalization of Nonbank Subsidiaries
2.08	Encumbrances and Dispositions
2.09	Real Property (Owned and Leased)
2.10	Contracts, Commitments, and Certain Loans
2.11	Defaults
2.12	Undisclosed Liabilities
2.13	Taxes
2.14	Material Adverse Changes
2.15	Litigation and Other Proceedings
2.16	Legal Proceedings and Governmental Compliance
2.18	Material Interests of Certain Persons
2.19	Employee Benefit Plans
2.20	Conduct of Frontenac and the Frontenac Subsidiaries
2.22	Brokers, Investment Bankers, and Finders; Transactional Expenses
2.23	Loans; Loan Loss Reserve
3.02	Corporate Authorization
3.06	Contracts, Commitments and Certain Loans
3.07	Defaults
3.08	Undisclosed Liabilities
3.09	Taxes
3.10	Material Adverse Change
3.11	Litigation and Other Proceedings
3.12	Legal Proceedings and Governmental Compliance
3.14	Material Interests of Certain Persons
3.15	Employee Benefit Plans
3.16	Conduct of Royal and Royal Subsidiaries
3.18	Brokers, Investment Bankers, and Finders
3.19	Loans; Loan Loss Reserve
4.02	Forbearances by Frontenac, Exceptions
4.03	Forbearances by Royal, Exceptions
5.08	Shareholder Undertakings
5.13	Post-Closing Directors and Executive Officers

EXHIBITS

1.07	Example Merger Consideration Calculations
1.12	Form of Bank Merger Agreement
5.08	Form of Shareholder Undertaking Agreement
5.13(a)	Form of Amended and Restated Articles of Incorporation by Royal
5.13(b)	Form of Amended and Restated Bylaws of Royal
5.13(c)	Form of Amendment to Bylaws of Royal Bank
5.13(d)	Form of Amendment to Bylaws of Bank
5.27	Form of Robert D. Roberson Employment Agreement
6.02	Form of Opinion of Counsel for Royal
6.03	Form of Opinion of Counsel for Frontenac

Table of Contents	Page iv

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”), is made and entered into as of the date last below written by and among ROYAL BANCSHARES, INC., a Missouri corporation (“Royal”), ROYAL ACQUISITION LLC, a Missouri limited liability company (“Acquisition Subsidiary”, and collectively with Royal, the “Royal Entities”), and FRONTENAC BANCSHARES, INC., a Missouri corporation (“Frontenac”).

WHEREAS, Frontenac is the beneficial and record owner of 100 percent of the issued and outstanding shares of capital stock of Frontenac Bank, a Missouri banking corporation (“Bank”); and

WHEREAS, Frontenac is the beneficial and record owner of a beneficial interest in each of the following other entities: (i) Frontenac Statutory Trust I, a Delaware statutory trust; and (ii) Frontenac Statutory Trust II, a Delaware statutory trust (each together with Bank a “Frontenac Subsidiary”); and

WHEREAS, Frontenac, Bank, and the Frontenac Subsidiaries are sometimes referred to collectively herein as the “Frontenac Entities”; and

WHEREAS, Royal is the beneficial and record owner of 100 percent of the issued and outstanding membership interests of Acquisition Subsidiary and the beneficial and record owner of 100 percent of the issued and outstanding shares of the capital stock of Royal Banks of Missouri, a Missouri banking corporation (“Royal Bank”); and

WHEREAS, the parties to this Agreement desire to effect a merger of Frontenac with and into Acquisition Subsidiary (the “Merger”) in accordance with the terms of this Agreement and the General and Business Corporation Law of Missouri, as amended (the “Corporate Law”) and the Missouri Limited Liability Company Act, as amended (the “LLC Law”), with Acquisition Subsidiary to be the surviving entity in the Merger; and

WHEREAS, it is the intention of the parties that, as soon as practicable following the Merger, Bank will merge (the “Bank Merger”) with and into Royal Bank in accordance with the Missouri Banking Act, as amended (the “Banking Law”), with Royal Bank as the surviving entity in the Bank Merger; and

WHEREAS, the parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code, and that each party to the transaction constitutes a “party to a reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS, Royal, Acquisition Subsidiary, and Frontenac have previously entered into an Agreement and Plan of Merger dated as of November 12, 2015 (the “Effective Date”, and such agreement, the “Original Agreement”), which they desire to amend and restate to effect certain changes with respect to the terms of the Merger and their agreements with respect thereto by entering into this Agreement; and

WHEREAS, the respective Board of Directors and co-managers of the Royal Entities and the Board of Directors of Frontenac have authorized the execution and delivery of the Original Agreement and this Agreement; and

WHEREAS, the Royal Entities and Frontenac desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, and agreements herein contained, the parties agree as follows:

Amended and Restated Agreement and Plan of Merger	Page 1

ARTICLE I

The Merger

1.01 The Merger. Subject to the terms and conditions of this Agreement, Frontenac shall be merged with and into Acquisition Subsidiary pursuant to the provisions of, and with the effects provided in, the Corporate Law and the LLC Law, the separate corporate existence of Frontenac shall thereupon cease, and Acquisition Subsidiary shall continue as the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”). As a result of the Merger, at the Effective Time (as that term is defined herein), (a) each share of Combined Frontenac Common Stock (as that term is defined herein) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Share Merger Consideration (as that term is defined herein) or, in the case of Dissenting Shares (as that term in defined herein), the right to receive the consideration determined in accordance with the Corporate Law; (b) each share of Frontenac Common Stock held as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor; and (c) each of the issued and outstanding membership interests of Acquisition Subsidiary immediately prior to the Effective Time shall remain issued and outstanding as one validly issued, fully paid and non-assessable membership interest of the Surviving Entity from and after the Effective Time. The Surviving Entity shall be a wholly-owned subsidiary of Royal.

1.02 Closing.

(a) The closing of the Merger (the “Closing”) shall take place, subject to satisfaction or waiver of all conditions set forth in Article VI hereof, at the headquarters of Royal Bank, at 10:00 a.m., St. Louis, Missouri time, on such date as Royal shall notify Frontenac in writing (such notice to be at least ten business days in advance of the Closing), but not earlier than the later of (i) 45 business days after the effective date of the Disclosure Documents (as that term is defined herein) and (ii) 45 calendar days after the date of receipt of all Required Approvals (as defined below) and the passage of all applicable waiting periods, or (iii) at such other time and place as the Royal and Frontenac shall agree (the “Closing Date”).

As used herein, “Required Approvals” shall mean all approvals of any regulatory agency or authority, if such approval is necessary for the consummation of the transactions contemplated in this Agreement, including, but not limited to, any approvals, waivers, authorizations, or non-objections of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of St. Louis acting upon delegated authority (the “Federal Reserve Board”), the Federal Deposit Insurance Corporation (the “FDIC”), and the Missouri Division of Finance (the “Missouri Division”), collectively referred to herein as the “Approving Authorities.”

(b) At the Closing, Royal shall deliver or cause to be delivered the following items to Frontenac:

(i) Evidence of the deposit by Royal of stock certificates and cash representing the Aggregate Merger Consideration into the Exchange Fund (as such terms are defined herein);

(ii) a good standing certificate for each of Royal and Acquisition Subsidiary issued by the Missouri Secretary of State and dated not more than ten business days prior to the Closing Date;

(iii) a good standing certificate or its equivalent for Royal Bank issued by the Missouri Division and dated not more than ten business days prior to the Closing Date;

(iv) copies of resolutions of the Board of Directors of Royal approving this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or any Assistant Secretary of Royal;

(v) copies of resolutions of the co-managers and sole member of Acquisition Subsidiary approving this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the co-managers of Acquisition Subsidiary;

Amended and Restated Agreement and Plan of Merger	Page 2

(vi) copies of resolutions of the Board of Directors and sole shareholder of Royal Bank approving the Bank Merger Agreement and the consummation of the transactions contemplated thereby, certified as of the Closing Date by the Cashier or Secretary of Royal Bank;

(vii) certificates dated the Closing Date in accordance with Sections 6.02(a) and 6.02(b);

(viii) a legal opinion of Royal’s counsel dated the Closing date in accordance with Section 6.02(e);

(ix) a tax legal opinion of Royal’s counsel or private letter ruling from the Internal Revenue Service in accordance with Section 6.03(h);

(x) a counterpart to Articles of Merger executed by Royal reflecting the terms and provisions of this Agreement and in proper form for filing with the Missouri Secretary of State in order to cause the Merger to become effective pursuant to the Corporate Law and LLC Law;

(xi) a tax clearance certificate or its equivalent issued by the Missouri Department of Revenue as of a recent date for each of Royal and Acquisition Subsidiary; and

(xii) such other documents as Frontenac may reasonably request.

(c) At the Closing, Frontenac shall deliver or cause to be delivered the following items to Royal:

(i) a good standing certificate for Frontenac issued by the Missouri Secretary of State and dated not more than ten business days prior to the Closing Date;

(ii) a good standing certificate or its equivalent for Bank issued by the Missouri Division and dated not more than ten business days prior to the Closing Date;

(iii) copies of the Articles of Incorporation of Frontenac, all amendments thereto, and all certificates of designation relating to preferred stock, in each case certified not more than ten business days prior to the Closing Date by the Missouri Secretary of State;

(iv) a certificate of the Secretary or any Assistant Secretary of Frontenac dated the Closing Date certifying a copy of the Bylaws of Frontenac, as amended;

(v) copies of resolutions of the Board of Directors and shareholders of Frontenac approving this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or any Assistant Secretary of Frontenac;

(vi) a copy of the Charter and Articles of Agreement, as amended, of the Bank certified by the Missouri Division and dated not more than ten business days prior to the Closing Date;

(vii) a certificate of the Cashier or Secretary of the Bank dated the Closing Date certifying a copy of the Bylaws of the Bank, as amended, and stating that there have been no further amendments to the Charter and Articles of Agreement of the Bank delivered pursuant to the immediately preceding paragraph;

(viii) copies of resolutions of the Board of Directors and sole shareholder of Bank approving the Bank Merger Agreement and the consummation of the transactions contemplated thereby, certified as of the Closing Date by the Cashier or Secretary of Bank;

(ix) a certificate dated the Closing Date in accordance with Sections 6.03(a) and 6.03(b);

(x) a list of all holders of Frontenac Common Stock and Frontenac Preferred Stock as of the Closing Date certified in each case by the Secretary or any Assistant Secretary of Frontenac;

(xi) at and pursuant to the request of Royal, a resignation from each of the directors of Frontenac and Bank from such individual’s position as a director;

(xii) a legal opinion of Frontenac’s counsel dated the Closing date in accordance with Section 6.03(g);

Amended and Restated Agreement and Plan of Merger	Page 3

(xiii) a counterpart to Articles of Merger executed by Frontenac reflecting the terms and provisions of this Agreement and in proper form for filing with the Missouri Secretary of State in order to cause the Merger to become effective pursuant to the Corporate Law and LLC Law;

(xiv) a tax clearance certificate or its equivalent issued by the Missouri Department of Revenue as of a recent date for each of Frontenac and Bank; and

(xv) such other documents as Royal may reasonably request.

1.03 Effective Time. On the Closing Date, the parties hereto will cause the Merger to be consummated by delivering to the Missouri Secretary of State for filing Articles of Merger (the “Articles of Merger”) in such form as required by, and duly executed and acknowledged in accordance with, the relevant provisions of the Corporate Law and LLC Law. The Merger shall be effective (the “Effective Time”) upon the acceptance of the Articles of Merger by the Missouri Secretary of State.

1.04 Articles of Organization and Operating Agreement. The Articles of Organization and Operating Agreement of Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Organization and Operating Agreement of the Surviving Entity, and this shall continue in each case until amended in accordance with their respective provisions and applicable law.

1.05 Board of Directors and Officers.

(a) At and after the Effective Time, the co-managers of the Surviving Entity shall consist of those persons serving as co-managers of Acquisition Subsidiary immediately prior to the Effective Time and the terms of those co-managers after the Effective Time shall be the same as their respective terms immediately prior to the Effective time (either by operation of this Agreement or by action of Royal as the sole member of the Surviving Entity immediately after the Effective Time).

(b) The officers of Acquisition Subsidiary shall be the officers of the Surviving Entity until their respective successors are duly elected and qualified.

1.06 Addi tional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any further deeds, assignments, or assurances in law or any other acts are necessary or desirable to (a) vest, perfect, or confirm, of record or otherwise in the Surviving Entity its right, title, or interest in, to, or under any of the rights, properties, or assets of Frontenac, or (b) otherwise carry out the purposes of this Agreement, Frontenac and its officers and directors shall be deemed to have granted to the Surviving Entity an irrevocable power of attorney to execute and deliver all such deeds, assignments, or assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Entity and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Entity are authorized in the name of Frontenac or otherwise to take any and all such actions.

1.07 Merger Consideration.

(a) The “Aggregate Merger Consideration” shall be determined by multiplying 1.10 times the Frontenac Adjusted Tangible Shareholders’ Equity of Frontenac as of the Calculation Date (as defined below). For purposes of this Agreement, the “Frontenac Adjusted Tangible Shareholders’ Equity” shall mean the consolidated tangible shareholders’ equity of Frontenac calculated as described in Exhibit 1.07 hereto. The Frontenac Adjusted Tangible Shareholders’ Equity shall be calculated by Frontenac’s accountants as of the end of the calendar month immediately preceding the Closing Date (the “Calculation Date”). Such calculation shall be subject to verification and approval prior to the Closing by Royal’s accountants. An example of the calculation of the Frontenac Adjusted Tangible Shareholders’ Equity and Aggregate Merger Consideration as of September 30, 2015 is shown in Exhibit 1.07 hereto.

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(b) The “Frontenac Per Share Value” shall equal the Aggregate Merger Consideration divided by the sum of (i) the number of shares of Frontenac common stock, par value $0.01 per share (“Frontenac Common Stock”) issued and outstanding immediately prior to the Effective Time plus (ii) the number of shares of Frontenac Common Stock issuable upon the deemed conversion into Frontenac Common Stock of Frontenac Series A Convertible Preferred Stock, par value $0.01 per share (“Frontenac Preferred Stock” and, together with the Frontenac Common Stock, the “Combined Frontenac Common Stock”).

(c) The “Royal Per Share Value” shall be equal to 1.0 times the Royal Adjusted Tangible Shareholders’ Equity as of the Calculation Date divided by the number of shares of Royal common stock, $1.00 par value per share (“Royal Common Stock”) issued and outstanding immediately prior to the Effective Time. For purposes of this Agreement, the “Royal Adjusted Tangible Shareholders’ Equity” shall mean the consolidated tangible shareholders’ equity of Royal calculated as described in Exhibit 1.07 hereto. The Royal Adjusted Tangible Shareholders’ Equity shall be calculated by Royal’s accountants as of the Calculation Date. Such calculation shall be subject to verification and approval prior to the Closing by Frontenac’s accountants. An example of the calculation of the Royal Adjusted Tangible Shareholders’ Equity and Royal Per Share Value is shown in Exhibit 1.07 hereto. The “Exchange Ratio” shall be equal to the Frontenac Per Share Value divided by the Royal Per Share Value.

(d) Each share of Combined Frontenac Common Stock issued and outstanding immediately prior to the Effective Time that under the terms of Section 1.08 is to be converted into the right to receive shares of Royal Class AA Common Stock, $1.00 par value per share (“Royal Class AA Common Stock”) shall be converted into and become the right to receive that number of shares of Royal Class AA Common Stock as is equal to the Exchange Ratio (the “Per Share Stock Consideration”).

(e) Each share of Combined Frontenac Common Stock issued and outstanding immediately prior to the Effective Time that under the terms of Section 1.08 is to be converted into the right to receive cash shall be converted into the right to receive a cash payment equal to the Frontenac Per Share Value (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Merger Consideration”).

(f) In the event Frontenac or Royal experiences a Capital Change prior to the Effective Time, the Per Share Cash Consideration and Per Share Stock Consideration described in this Section 1.07 shall be proportionately and appropriately adjusted. This provision shall apply severally in the event of successive Capital Changes. As used herein, the term “Capital Change” includes stock splits, stock dividends, combinations of shares, distributions of warrants or other rights, and/or any other capital rearrangements by Frontenac or Royal. Notwithstanding anything contained herein to the contrary, a Capital Change is only permitted if such Capital Change is conducted in accordance with the provisions of Article IV hereof.

(g) Each outstanding share of Combined Frontenac Common Stock, the holder of which has perfected his or her right to dissent under the Corporate Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall be entitled only to such rights as are granted by the Corporate Law. Frontenac shall provide Royal prompt notice upon receipt by Frontenac of any such dissent and/or demand for payment of the fair value of such shares of Combined Frontenac Common Stock or Frontenac Preferred Stock and of withdrawals of any such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereafter called a “Dissenting Shareholder”), and Royal shall have the right to participate in all negotiations and proceedings with respect to any such demands. Frontenac shall not, except with the prior written consent of Royal, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for the taking of any other action by such Dissenting Shareholder as may be necessary to perfect dissenters’ rights under the Corporate Law. The holders of the Dissenting Shares, if any, shall be entitled to payment for such shares only to the extent required by and in accordance with the provisions of the Corporate Law. Any obligation of the Surviving Entity to make payment to the holders of Dissenting Shares pursuant to the Corporate Law and LLC Law shall be, and the same hereby are, guaranteed and paid as required by law by Royal, just as if Royal were deemed the Surviving Entity under the Corporate Law and LLC Law and obligated to make such payments thereunder.

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(h) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to such payment at or prior to the Effective Time, such holder’s shares of Combined Frontenac Common Stock shall be converted into a right to receive Per Share Stock Consideration in accordance with the applicable provisions of this Agreement (subject to the limitations described in Section 1.08); provided, however, that Per Share Stock Consideration shall not be issued to such shareholder unless and until such shareholder complies with the procedures described in Section 1.09(b).

(i) Frontenac shall pay or cause Bank to pay on or before the Closing Date (i) the Deconversion Fee (as defined in Section 1.07(k) below); (ii) any fees, expenses, or other payments incurred or owed by any Frontenac Entity to any agent, broker, investment banker, or other firm or person retained or employed in connection with the Merger or the Bank Merger; and (iii) any fees, expenses, or other payments incurred or owed by any Frontenac Entity to any legal counsel or accountants in connection with the Merger and the Bank Merger (collectively, the “Frontenac Transactional Expenses”). For purposes of clarity, the parties acknowledge that the payment of Frontenac Transactional Expenses up to an aggregate amount equal to $350,000.00 plus the Deconversion Fee will not be reflected in the calculation of the Frontenac Adjusted Tangible Shareholders’ Equity and the Aggregate Merger Consideration. Any Frontenac Transactional Expenses, excluding the Deconversion Fee, in excess of $350,000.00 (“Excess Frontenac Transactional Expenses”) will result in a corresponding dollar-for-dollar reduction to the Aggregate Merger Consideration. In the event the Frontenac Transactional Expenses, excluding the Deconversion Fee, total less than $350,000.00 in the aggregate, the difference shall result in a corresponding dollar-for-dollar increase to the Aggregate Merger Consideration.

(j) Frontenac shall pay or cause Bank to pay on or before the Closing Date all change in control, severance, or other payments pursuant to an employment agreement or that is otherwise payable to any officer, director, or employee of any Frontenac Entity as a result of the Merger, the Bank Merger, or any termination of employment in connection therewith (each a “Frontenac Change in Control Amount” and, collectively, the “Frontenac Change in Control Amounts”). For purposes of clarity, the parties acknowledge that the payment of Frontenac Change in Control Amounts up to $1,000,000.00 in the aggregate will not be reflected in the calculation of the Frontenac Adjusted Tangible Shareholders’ Equity and the Aggregate Merger Consideration. Any Frontenac Change in Control Amounts in excess of $1,000,000.00 (“Excess Frontenac Change in Control Amounts”) will result in a corresponding dollar-for-dollar reduction to the Aggregate Merger Consideration.

(k) Bank is a party to that certain Master Agreement, dated August 20, 2007, between Fiserv Solutions, LLC (“Fiserv”) and Bank (the “Fiserv Agreement”) pursuant to which Fiserv provides Bank with certain services, including account processing services. In conjunction with the Merger, the Fiserv Agreement will be terminated and Frontenac will pay or cause Bank to pay Fiserv a fee anticipated to be no less than $307,858.00 (the “Deconversion Fee”) for such termination.

1.08 Election Procedures.

(a) Each holder of Combined Frontenac Common Stock at the Effective Time shall be entitled to elect to receive in exchange for each share of Combined Frontenac Common Stock held immediately prior to the Effective Time, one of the following:

(i) the Per Share Stock Consideration for each of such holder’s shares of Combined Frontenac Common Stock, subject to the limitations on distribution of shares of Royal Class AA Common Stock to former holders of Combined Frontenac Common Stock who are not accredited investors (described below); or

(ii) the Per Share Cash Consideration for each of such holder’s shares of Combined Frontenac Common Stock, subject to (A) the limitation on the aggregate cash payments to former holders of Combined Frontenac Common Stock and (B) the limitations on distribution of shares of Royal Class AA Common Stock to former holders of Combined Frontenac Common Stock who are not accredited investors (both of which are described below).

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(b) Notwithstanding an election by a holder of Combined Frontenac Common Stock to receive Per Share Stock Consideration, if the shareholder is not an “accredited investor” (as defined by the United States Securities and Exchange Commission (the “SEC”)), pursuant to SEC Rule 501 (12 CFR §230.501), the aggregate Royal Per Share Value of non-cash consideration deliverable to that shareholder may not exceed the following limitations: (i) if the shareholder is a natural person, the greater of 10 percent of the shareholder’s annual income or net worth; or (ii) if the shareholder is not a natural person, the greater of 10 percent of the shareholder’s revenue or net assets. All determinations respecting the foregoing limitations will be made in accordance with SEC regulations and rules applicable at the Effective Time. To the extent the amount of non-cash consideration deliverable to a former Combined Frontenac Common Stock shareholder who is not an accredited investor is so limited, the balance of the applicable aggregate Per Share Merger Consideration due to the shareholder shall be paid in cash.

(c) If the aggregate amount due to all holders of Combined Frontenac Common Stock who elected to receive a cash payment for their shares pursuant to subparagraphs (a) and (b) above exceeds 25 percent of Aggregate Merger Consideration (the “Aggregate Elected Cash Amount”), the Aggregate Elected Cash Amount will be prorated among and paid to holders of Combined Frontenac Common Stock who elected to receive a cash payment pursuant to subparagraph (a)(ii) above. Any amount due in excess of the Aggregate Elected Cash Amount shall be paid by delivering Per Share Stock Consideration, in lieu of Per Share Cash Consideration, subject, however, to the provision in Section 1.10 that no Royal fractional shares will be issued (meaning that the consideration for what would have been fractional shares of Royal Class AA Common Stock shall also be paid in cash).

(d) Each holder of Combined Frontenac Common Stock who does not make a timely election as to the desired form of consideration (per the alternatives described in subparagraph (a) above) and who does not effectively exercise dissenters’ rights will be deemed to have elected to receive Royal Class AA Common Stock as merger consideration.

(e) An election form and accredited investor questionnaire, in such form as Frontenac and Royal shall mutually agree (collectively, the “Election Form”), shall be mailed at least 15 days prior to the Frontenac shareholders’ meeting to consider and vote upon the Merger (the “Mailing Date”) to each holder of record of Combined Frontenac Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder to elect a desired form of consideration (per the alternatives described in subparagraph (a) above). A holder of record of shares of Combined Frontenac Common Stock who holds such shares as nominee, trustee, or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all of the shares of Combined Frontenac Common Stock held by such Representative for a particular beneficial owner. Any shares of Combined Frontenac Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined below), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to have elected to receive Per Share Stock Consideration.

(f) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent (as defined below) on or before 5:00 p.m., St. Louis, Missouri, time, on the 15th day following the Mailing Date (or such other time and date as Royal and Frontenac may mutually agree) (the “Election Deadline”). Frontenac shall use all reasonable efforts to make available as promptly as possible an Election Form to the holder of record of Combined Frontenac Common Stock who requests such an Election Form following the initial mailing of the Election Forms and prior to the Election Deadline. Frontenac shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have the discretion to determine when any election, modification, or revocation is timely received and whether any such election, modification, or revocation has been properly made.

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1.09 Surrender and Exchange of Shares.

(a) Royal Bank shall act as exchange agent in the Merger (the “Exchange Agent”) to receive the stock certificates for Royal Class AA Common Stock representing the aggregate Per Share Stock Consideration and the cash funds necessary to make the payments of the aggregate Per Share Cash Consideration. On the Closing Date, Royal shall deposit with the Exchange Agent in an account for the benefit of holders of stock certificates that represented shares of Combined Frontenac Common Stock immediately prior to the Effective Time (“Old Certificates”), cash or immediately available funds in an amount sufficient to pay the aggregate Per Share Cash Consideration and stock certificates representing shares of Royal Class AA Common Stock appropriate to pay the aggregate Per Share Stock Consideration to Frontenac’s shareholders as required by this Agreement (the “Exchange Fund”). After the Closing Date, Royal shall make additional deposits to the Exchange Fund, as may be necessary for the completion of the exchange of Old Certificates for the Per Share Merger Consideration in accordance with this Agreement.

(b) As soon as is reasonably practicable following the Closing Date, but in no event more than five business days thereafter, Royal shall cause the Exchange Agent to mail to each holder of record of Combined Frontenac Common Stock instructions for use in effecting the surrender of the Old Certificates in exchange for the applicable Per Share Merger Consideration (the “Transmittal Letter”). The Transmittal Letter shall be in such form as Frontenac and Royal shall mutually agree on or before the Closing Date, and the Transmittal Letter shall specify that delivery of Old Certificates shall be effected, and risk of loss and title to such Old Certificates shall pass, only upon receipt of such Old Certificate by the Exchange Agent. Upon proper surrender of an Old Certificate for exchange and cancellation to or as directed by the Exchange Agent in the Transmittal Letter (or delivery to the Exchange Agent of a properly completed and duly executed affidavit of lost certificate in form acceptable to the Exchange Agent), together with such properly completed and duly executed Transmittal Letter and such documents as may reasonably be required by the Exchange Agent, the holder of such Old Certificates shall be entitled to receive in exchange therefor a stock certificate representing the shares of Royal Class AA Common Stock such holder is entitled to receive as aggregate Per Share Stock Consideration and/or a check representing the amount of the aggregate Per Share Cash Consideration that such holder is entitled to receive, and the Old Certificates so surrendered shall forthwith be cancelled. Such stock certificate and/or check shall be mailed by the Exchange Agent to the applicable former holder of Combined Frontenac Common Stock within five business days after acceptance of the properly completed and duly executed Transmittal Letter by the Exchange Agent.

(c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of Combined Frontenac Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) Any portion of the Exchange Fund that remains unclaimed by the former holders of Combined Frontenac Common Stock 180 days following the Effective Time shall be transferred to Royal to be held for the benefit of holders of unsurrendered Old Certificates. Any former holders of Combined Frontenac Common Stock who have not theretofore complied with this Article shall thereafter look only to Royal for payment of the Per Share Merger Consideration in respect of each share of Combined Frontenac Common Stock such shareholder formerly held, as determined pursuant to this Agreement, in each case, without any interest thereon.

(e) If a stock certificate or check representing any part of the Per Share Merger Consideration is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the person requesting such exchange shall pay to Royal any transfer or other taxes required by reason of the issuance of a stock certificate or check representing cash in any name other than that of the registered holder of the Old Certificate surrendered, or otherwise required, or shall establish to the satisfaction of Royal that such tax has been paid or is not payable.

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1.10 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares shall be issued in the Merger. Each holder of Combined Frontenac Common Stock who otherwise would have been entitled to a fraction of a share of Royal Class AA Common Stock as consideration in the Merger shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Royal Per Share Value. No such holder shall be entitled to dividends, voting rights, or any other rights in respect of any fractional share.

1.11 Clos ing of Stock Transfer Books. In the event of a transfer of ownership of shares of Combined Frontenac Common Stock that are not registered in the transfer records of Frontenac, the consideration to be distributed pursuant to this Agreement may be delivered to a transferee if the Old Certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. The Royal Entities and the Exchange Agent shall be entitled to rely upon the stock transfer books of Frontenac to establish the identity of those persons entitled to receive the consideration specified in this Agreement for their shares of Combined Frontenac Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, Royal and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such consideration.

1.12 Bank Merger. As soon as practicable after the Effective Date, Royal shall cause Royal Bank and Frontenac shall cause Bank to enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”), substantially in the form of Exhibit 1.12, which provides for Bank to merge with and into Royal Bank, with Royal Bank as the resulting institution. The Bank Merger contemplated by the Bank Merger Agreement will be subject to consummation of the Merger pursuant to the terms of this Agreement, and will occur as soon as practicable thereafter in connection with the data processing conversion date to be scheduled by Royal Bank.

1.13 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Royal nor Frontenac by reason of this Agreement shall be deemed (until consummation of the Merger) to control, directly or indirectly, the other party or any of its respective subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective subsidiaries.

1.14 Right to Revise Transaction. Royal and Frontenac may, at any time, change the method of effecting the Merger (including, without limitation, the provisions of this Article I) if and to the extent the parties mutually agree that such change is desirable; provided, however, that, unless agreed to by Frontenac and Royal, no such change shall (A) alter or change the amount or kind of the merger consideration to be received by the shareholders of Frontenac in the Merger, or (B) materially impede or delay receipt of any Required Approvals (as such term is defined herein) or the consummation of the transactions contemplated by this Agreement.

ARTICLE II

Representations and Warranties of Frontenac

As a material inducement to the Royal Entities to enter into and perform their respective obligations under this Agreement, Frontenac represents and warrants to the Royal Entities that the statements contained in this Article II are correct and complete as of Effective Date and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article, except as set forth in an exception to any such statement contained in this Article that is to be included in the written disclosure schedule delivered by Frontenac and Bank on the Effective Date specifically referring to the appropriate Section of this Agreement and describing in detail the matters described therein (the “Frontenac Schedules”), and except as to any representation or warranty which specifically relates to an earlier date. Frontenac and Bank have made a good faith effort to ensure that the disclosure on each Frontenac Schedule

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corresponds to the Section of this Agreement referenced therein. However, for purposes of the Frontenac Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

2.01 Organization and Authority.

(a) Frontenac is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri, and it has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Frontenac is registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHCA”). Frontenac has no subsidiaries except the Frontenac Subsidiaries.

(b) The Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri, and is a bank insured by the FDIC under the Federal Deposit Insurance Act of 1950, as amended (the “FDIC Act”). The Bank possesses all corporate power and authority to own and operate its properties and to carry out its business as and where the same are now being conducted. The Bank has no subsidiaries.

(c) Each Frontenac Subsidiary is duly authorized, validly existing, and in good standing in its state of incorporation and in all states in which it does business or owns or leases property. Each of Frontenac and each Frontenac Subsidiary possesses all corporate power and authority and holds all necessary regulatory approvals and licenses to own and operate its respective properties and to carry out its respective businesses as and where the same are now being conducted.

(d) No entity described above is required by the nature of the business it conducts to qualify to do business in any jurisdiction other than what is named above.

2.02 Corporate Authorization; No Conflict; Records.

(a) Frontenac has the corporate power and authority to enter into this Agreement and, subject to the approval of the Merger by the shareholders of Frontenac and such approvals of government agencies and other governing boards having regulatory authority over Frontenac and each Frontenac Subsidiary as may be required by applicable law, rule, or regulation, to carry out its obligations hereunder. The only shareholder votes of Frontenac required to approve the Merger are the affirmative vote of the holders of two-thirds of the outstanding shares of Frontenac Common Stock entitled to vote at any meeting of shareholders of Frontenac held for such purpose and such vote of the Frontenac Preferred Stock as recommended by counsel for Frontenac. The execution, delivery, and performance of this Agreement by Frontenac and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Frontenac. Subject to the approvals as aforesaid, this Agreement is the valid and binding obligation of Frontenac, enforceable against Frontenac in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws now or hereafter in effect relating to the enforcement of creditors’ rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

(b) Except as set forth on Schedule 2.02, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereunder including the Merger will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or articles of agreement (or similar organizational documents) or bylaws, or any resolution adopted by the boards of directors or shareholders of, Frontenac or Bank; (b) contravene, conflict with or result in a violation of, or give any Approving Authority or other person the valid and enforceable right to challenge any of the Merger or to exercise any remedy or obtain any relief under, any

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law or any order to which Frontenac or Bank, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict, or violation that is permissible by virtue of obtaining the Required Approvals and set forth on Schedule 2.02, or any provision of the Corporate Law; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any material contract to which Frontenac or Bank is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge, or encumbrance upon or with respect to any of the assets owned or used by Frontenac or Bank.

(c) Other than in connection or in compliance with the provisions of the Corporate Law or the LLC Law; the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”); the securities or blue sky laws of the various states, or filings, consents, reviews, authorizations, approvals, or exemptions required under the BHCA; or any Required Approvals, no notice to, filing with, exemption or review by, or authorization, consent, or approval of, any public body or authority is necessary for the consummation by Frontenac of the transactions contemplated by this Agreement.

(d) The minute books and stock records of Frontenac and each Frontenac Subsidiary are complete and correct in all material respects and accurately reflect in all material respects all meetings, consents and other actions of the organizers, incorporators, shareholders, boards of directors, and committees of the boards of directors occurring since the organization of each.

2.03 Subsidiaries of Frontenac Subsidiaries. Except as set forth in Schedule 2.03 attached hereto, each Frontenac Subsidiary has no subsidiaries and does not control, or have any interest in any other corporation, partnership, joint venture, or other business association (other than any interest pledged to the Bank in the ordinary course of their business as security for the obligations of third parties to the Bank or held by the Bank as a consequence of their exercise of rights and remedies in respect of any interest pledged as security in respect of such obligations).

2.04 Capitalization of Frontenac. The authorized stock of Frontenac consists of 13,000,000 shares of capital stock in the aggregate. 10,000,000 shares of the authorized capital stock consist of Frontenac Common Stock, par value $0.01 per share, of which, as of the Effective Date of this Agreement, 5,276,270 shares of Frontenac Common Stock were issued and outstanding and 29,246 shares of Frontenac Common Stock are issued but not outstanding and held in treasury. 3,000,000 shares of the authorized capital stock consist of preferred stock, par value $0.01 per share, of which, as of the Effective Date of this Agreement, 87,229 shares have been designated as Frontenac Preferred Stock by the Board of Directors of Frontenac in accordance with the Corporate Law and 2,912,771 shares remain undesignated. As of the Effective Date of this Agreement, 87,229 shares of Frontenac Preferred Stock were issued and outstanding and no shares of Frontenac Preferred Stock are issued but not outstanding and held in treasury. There are no other shares of capital stock or other equity securities of Frontenac outstanding and no other options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of Frontenac, or contracts, commitments, understandings, or arrangements by which Frontenac is or may become bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock except as described in Schedule 2.04 attached hereto. All of the issued and outstanding shares of Frontenac Common Stock and Frontenac Preferred Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right to any shareholder of Frontenac.

2.05 Capitalization of the Frontenac Subsidiaries.

(a) The authorized capital stock of Bank consists of 102,342 common shares, par value $50.00 per share, of which 97,542 shares are issued and outstanding. Frontenac has and will have as of the Closing Date good and marketable title to all then issued and outstanding common shares of Bank, free and clear of any liens, claims, charges, encumbrances, and assessments of any kind or nature whatsoever, except as set forth in

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Schedule 2.05 attached hereto. There are no other shares of capital stock or other equity securities of Bank outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of Bank, or contracts, commitments, understandings, or arrangements by which the Bank is or may become bound to issue additional shares of capital stock or options, warrants, or rights to purchase or acquire any additional shares of capital stock. All of the issued and outstanding shares of Bank’s capital stock are validly issued, fully paid, and nonassessable.

(b) The authorized capital stock of each Frontenac Subsidiary other than Bank is described in Schedule 2.05 attached hereunto under the heading “Capitalization of Nonbank Subsidiaries.” Frontenac has and will have as of the Closing Date good and marketable title to all then issued and outstanding common shares of each Frontenac Subsidiary other than Bank, free and clear of any liens, claims, charges, encumbrances, and assessments of any kind or nature whatsoever, except as set forth in Schedule 2.05 attached hereto. There are no other shares of capital stock or other equity securities of any Frontenac Subsidiary other than Bank outstanding and no outstanding options, warrants, script, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of each Frontenac Subsidiary other than Bank, or contracts, commitments, understandings, or arrangements by which any such Frontenac Subsidiary other than Bank is or may become bound to issue additional shares of capital stock or options, warrants, or rights to purchase or acquire any additional shares of capital stock. All of the issued and outstanding common shares of each Frontenac Subsidiary other than Bank are validly issued, fully paid, and nonassessable.

2.06 Frontenac Financial Statements.

(a) Frontenac has furnished Royal with true copies of the following financial statements:

(i) Consolidated balance sheets, statements of income or loss, statements of cash flows, and statements of shareholders’ equity with respect to Frontenac, together with the notes thereto, as certified by Frontenac’s independent certified public accountants, for each of the years in the three year period ending December 31, 2014, and unaudited consolidated balance sheets and statement of income or loss and statement of shareholders’ equity at and for the period ending September 30, 2015;

(ii) Annual reports of Frontenac as of December 31, 2014, 2013, and 2012, and periodic reports of Frontenac as of September 30, 2015, as furnished by Frontenac to the Federal Reserve Board, as well as all other reports filed with the Federal Reserve Board during the period beginning January 1, 2013, and ending September 30, 2015;

(iii) The Consolidated Reports of Condition and Income of Bank as of December 31, 2014, 2013, and 2012, and as of September 30, 2015, as furnished by Bank to the FDIC;

(iv) The balance sheet, the statement of income or loss, the statement of cash flows, and the statement of shareholders’ equity for each Frontenac Subsidiary at and for the period ending December 31, 2014.

(v) Frontenac consolidated balance sheet and statement of income or loss, and statement of shareholders’ equity at and for the month ended September 30, 2015 as well as the same financial statements for each Frontenac Subsidiary.

(b) The financial statements referenced above in this Section are referred to collectively as the “Frontenac Financial Statements.” The Frontenac Financial Statements have been prepared in accordance with the books and records of Frontenac and each Frontenac Subsidiary in accordance with GAAP or regulatory accounting principles, as applicable, in each case, consistently applied, and present fairly the consolidated financial position of Frontenac and the financial position of each Frontenac Subsidiary at the dates thereof and the consolidated results of their operations and cash flows of Frontenac.

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(c) Frontenac has and each Frontenac Subsidiary has prepared, kept, and maintained through the Effective Date true, correct, and complete financial and other books and records of their affairs which fairly reflect their respective assets, properties, liabilities, and operations.

(d) All of the accounts, notes, other receivables, and investment securities which are reflected in the Frontenac Financial Statements were acquired in the ordinary course of business.

2.07 Reports. Each of Frontenac and each Frontenac Subsidiary have filed all reports, registrations, and statements, together with any required amendments thereto, that they were required to file with the Approving Authorities and any other regulatory authority. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Frontenac Reports.” As of their respective dates, the Frontenac Reports complied in all material respects with all rules and regulations promulgated by the authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.08 Title to and Condition of Subsidiary Assets.

(a) Except as may be reflected in the Frontenac Financial Statements, Frontenac has and each Frontenac Subsidiary has, and at the Closing Date will have, good and marketable title to all of its respective properties and assets, including, without limitation, those reflected on the Frontenac Financial Statements, free and clear of any liens, charges, pledges, encumbrances, defects, claims, or rights of third parties, except:

(i) as set forth in Schedule 2.08 attached hereto under the heading “Encumbrances;” or

(ii) for liens for taxes, assessments, or other governmental charges not yet delinquent; or

(iii) with respect to real property only, for such easements and other encumbrances as do not individually or in the aggregate materially and adversely affect the use or value of such real estate.

(b) No material assets reflected on the Frontenac Financial Statements in respect of Frontenac or any Frontenac Subsidiary have been sold, leased, transferred, assigned, or otherwise disposed of since December 31, 2014, except in the ordinary course of business or as set forth in Schedule 2.08 under the heading “Dispositions.”

(c) All furniture, fixtures, vehicles, machinery, equipment, and computer software owned or used by Frontenac and any Frontenac Subsidiary, including any of such items leased as a lessee and all facilities and improvements comprising part of any owned or leased real property, taken as a whole as to each of the foregoing, and with no single such item necessarily being deemed of material importance, is fit for the purposes for which they are currently used. To the knowledge of Frontenac and Bank, the assets and properties, whether real or personal, tangible or intangible, that Frontenac or Bank owns are sufficient for the continued conduct of the business of Frontenac and Bank after the Closing in substantially the same manner as conducted prior to the Closing.

2.09 Real Property.

(a) Each parcel of real property owned by Frontenac and any Frontenac Subsidiary (other than real property (i) held by Frontenac/or any Frontenac Subsidiary as a trustee in the ordinary course of its business, or (ii) acquired in foreclosures or in lieu of foreclosures and being held by Frontenac or any Frontenac Subsidiary for disposition as required by law (“OREO”)) is listed in Schedule 2.09 attached hereto under the heading “Owned Real Property” (such real property and other similar real property previously owned by Frontenac or any Frontenac Subsidiary being herein referred to as the “Owned Real Property”). Each parcel of real property leased by Frontenac and any Frontenac Subsidiary as lessee is also set forth in Schedule 2.09 under the heading “Leased Real Property” (such real property being herein referred to as the “Leased Real Property”). Collectively, the Owned Real Property and the Leased Real Property is referred to herein as the “Real Property.” The legal description of each parcel of Real Property has been provided to Royal prior to the Effective Date.

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(b) Frontenac and each Frontenac Subsidiary enjoy peaceful possession of all of the Real Property.

(c) Neither Frontenac nor any Frontenac Subsidiary has any interest in any real property other than the Real Property, interests as a mortgagee, interests held as a trustee, and except for OREO.

(d) To the knowledge of Frontenac, none of the buildings, structures, or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or setback line in any material respect, and all such buildings, structures, and improvements are located and constructed in material conformity with all applicable zoning ordinances and building codes.

(e) None of the buildings, structures, or improvements located on the Real Property are the subject of any official complaint or notice of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction, or condemnation action or proceeding pending or, to the knowledge of Frontenac, threatened with respect to any such building, structure or improvement.

(f) Except as set forth in Schedule 2.09 under the heading of “Property Especially Mentioned,” to the knowledge of Frontenac, neither any Owned Real Property nor any real property now or previously held by Frontenac or any Frontenac Subsidiary as a result of any foreclosures is or was in material violation of any federal, state, or municipal environmental laws, regulations, or ordinances and there are not nor have there been conditions existing on any of the Owned Real Property or on any real property held by any Frontenac Subsidiary in the past three years, as a result of foreclosure, or otherwise existing with respect to Frontenac and any Frontenac Subsidiary, which to the knowledge of Frontenac give rise to, or may give rise to, any such material violation, or which require or may in the future require remedial action under or with respect to such laws, regulations, and ordinances.

2.10 Contracts, Commitments, and Certain Loans.

(a) Schedule 2.10 attached hereto contains a complete and accurate listing of all agreements (written or oral) and other contracts (including any leases, whether as lessor or as lessee) to which Frontenac or any Frontenac Subsidiary is a party which involve an aggregate commitment of funds by either of more than $50,000.00 or which cannot be terminated by Frontenac or the Frontenac Subsidiary on 30 days’ notice or less without liability, other than contracts entered into in respect of deposits, loan agreements and commitments, notes, security agreements, repurchase agreements, bankers’ acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements, and other documents relating to loan or deposit transactions entered into by Frontenac or any Frontenac Subsidiary in the ordinary course of business. In addition, Schedule 2.10 also contains a complete and accurate listing of all loan commitments, outstanding letters of credit and commitments to issue letters of credit, and other documents relating to or involving commitments to extend credit by Frontenac or any Frontenac Subsidiary.

(b) Except for the contracts and agreements required to be listed on Schedule 2.10, neither Frontenac nor any Frontenac Subsidiary is a party to or bound by any written or oral:

(i) agreement, contract, arrangement, understanding, or commitment with any labor union or similar organization;

(ii) bonus, incentive compensation, deferred compensation, retirement, savings, stock purchase, stock option, or other similar plan;

(iii) franchise or license agreement;

(iv) employment, severance or termination pay, agency, consulting, or similar agreement, contract, arrangement, understanding or commitment;

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(v) loans or other obligations payable or owing to any officer, director, or employee, except (i) salaries and wages incurred and accrued in the ordinary course of business and/or (ii) obligations due in respect of any depository accounts maintained by any of the foregoing at a bank in the ordinary course of business;

(vi) loans or debts payable or owing by any executive officer or director of Frontenac or any Frontenac Subsidiary or any other person or entity deemed an “executive officer” or a “related interest” of any of the foregoing, as such terms are defined in Regulation O of the Federal Reserve Board; or

(vii) other material agreement, contract, arrangement, understanding or commitment extending beyond six months from the Effective Date that cannot be cancelled without cost or penalty upon notice of 30 days or less.

(c) Frontenac and each Frontenac Subsidiary carries property, casualty, liability, fidelity, and other insurance coverage as set forth in Schedule 2.10 under the heading “Insurance.” Frontenac has provided Royal access to complete and accurate copies of all such insurance policies together with all riders and amendments. All premiums due on current insurance policies have been paid and each of Frontenac and the Frontenac Subsidiaries has complied in all material respects with the provisions of such insurance policies. Each insurance policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). No proceedings are pending, or, to the knowledge of Frontenac, threatened, or during the three year period preceding the Closing Date were instituted or threatened, to revoke, cancel, limit, or otherwise modify any insurance policies and no notice of cancellation of any insurance policy has been received. Schedule 2.10 under the heading “Insurance” discloses a complete and accurate description of all claims reported during the past three years under any insurance policy, including the identity of the claimant, the nature of the claim, the resolution of the claim, if any, any benefit or other amounts paid in respect of such claim, and any failure to make payment of benefits or other amounts due or alleged to be due in connection with any such claim.

(d) True, correct, and complete copies of the agreements, contracts, leases, insurance policies, and other documents referred to in Schedule 2.10 shall be furnished or made available for inspection and/or copying if desired to the Royal Entities.

(e) Each of the agreements, contracts, leases, insurance policies, and other documents referred to in Schedule 2.10 is a valid, binding, and enforceable obligation of the parties sought to be bound thereby, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws now or hereafter in effect relating to the enforcement of creditors’ rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

(f) There is set forth in Schedule 2.10 under the heading “Loans” a true, correct, and complete listing, by account or other identifying number, of:

(i) all loans of Bank which have been accelerated during the past 12 months and which as of the time of acceleration, had in excess of $50,000.00 of principal and interest due;

(ii) all loan commitments or lines of credit of Bank which have been terminated during the past 12 months by reason of default or material adverse changes in the condition of the borrower or other events or circumstances affecting the credit of the borrower and which, as of the time of termination, pertained to more than $50,000.00 of principal and interest;

(iii) all loans, lines of credit, and loan commitments as to which Bank has given notice to the borrower or customer of the Bank’s intent to terminate during the past 12 months and which, as of the time of such notice pertained to more than $50,000.00 of principal and interest;

(iv) as to all loans, all notification letters, and other written communications between Bank and any of its borrowers, customers, or other parties during the past 12 months under which, or pursuant to which, Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults, which, as of the time of such request or demand, had more than $50,000.00 of principal and interest due; and

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(v) each borrower, customer, or other party which has notified either Bank during the past 12 months of, or asserted against Bank, in writing, any “lender liability” or similar claim, and each borrower, customer, or other party which has given Frontenac or the Bank any oral notification of, or asserted against Frontenac or the Bank, any such claim.

2.11 Absence of Defaults. Except as set forth in Schedule 2.11 attached hereto under the heading “Defaults,” there are no pending material disputes between Frontenac or any Frontenac Subsidiary and the other parties to the agreements, contracts, leases, insurance policies, and other documents referred to in Schedule 2.10, and all such agreements, contracts, leases, insurance policies, and other documents are in full force and effect and not in default in any material respect with respect to Frontenac or any Frontenac Subsidiary, or, to the best of Frontenac’s knowledge, any other party thereto, and will continue in full force and effect after the Closing Date.

2.12 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 2.12 attached hereto:

(a) To the knowledge of Frontenac and Bank, as of the Effective Date, neither Frontenac nor any Frontenac Subsidiary has any debts, liabilities, or obligations, whether accrued, absolute, contingent, or otherwise and whether due or to become due, except:

(i) liabilities reflected in the Frontenac Financial Statements; or

(ii) debts, liabilities or obligations incurred since December 31, 2014, in the ordinary and usual course of their respective businesses, none of which constitute a Material Adverse Change (as defined in Section  9.11).

2.13 Taxes.

(a) Frontenac and each Frontenac Subsidiary have timely filed or will timely file all tax returns required to be filed at or prior to the Closing Date. Frontenac and each Frontenac Subsidiary has paid, or have set up adequate reserves on the Frontenac Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and have set up adequate reserves on the Frontenac Financial Statements for the payment of all taxes anticipated to be payable in respect of the periods subsequent to the last of said periods for which returns have been filed (treating for this purpose the Closing Date as the last day of an applicable period, whether or not it is in fact the last day of a taxable period). Neither Frontenac nor any Frontenac Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves so established and no material deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed (tentatively or definitely) against Frontenac or any Frontenac Subsidiary which would not be covered by existing reserves. Neither Frontenac nor any Frontenac Subsidiary is delinquent in the payment of any material tax, assessment, or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any taxes are pending. There is no claim or assessment pending or, to the knowledge of Frontenac, threatened against Frontenac or any Frontenac Subsidiary for any taxes owed by any of them. No audit, examination, or investigation related to taxes paid or payable by Frontenac or any Frontenac Subsidiary is presently being conducted or, to the knowledge of Frontenac, threatened by any taxing authority.

The 2014 federal income tax return of Frontenac has been filed in a timely manner. Frontenac has accrued reserves for any and all tax liabilities stemming from prior fiscal years and prior periods in the current fiscal year, and accrues appropriate reserves on a monthly basis for its current fiscal year tax liabilities.

(b) Frontenac has delivered to Royal true, correct, and complete copies of all tax returns previously filed with respect to the last three fiscal years by Frontenac and each Frontenac Subsidiary and any tax examination reports and statements of deficiencies assessed or agreed to for either Frontenac or any Frontenac Subsidiary for any such time period.

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(c) Frontenac and each Frontenac Subsidiary: (i) have withheld amounts from their respective employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, county and local returns; and (ii) have filed federal, state, county and local returns which are accurate and complete in all material respects for all periods for which such returns were due with respect to income tax withholding, Social Security and unemployment taxes, and the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore has been included by Frontenac in its consolidated financial statements for the period ended September 30, 2015, or, with respect to returns filed after the Effective Date, will be so paid or provided for in the consolidated financial statements of Frontenac for the period covered by such returns.

(d) Except as set forth on Schedule 2.13, neither of Frontenac nor any Frontenac Subsidiary is a party to or bound by any tax indemnification, tax allocation, or tax sharing agreement with any person or has any current or potential contract obligation to indemnify any other person with respect to taxes.

2.14 Material Adverse Changes. Except as set forth in Schedule 2.14, since December  31, 2014, there has been no Material Adverse Change with respect to Frontenac.

2.15 Litigation and Other Proceedings. Except as set forth in Schedule 2.15, neither Frontenac nor any Frontenac Subsidiary is a party to any pending or threatened, claim, action, suit, investigation, or proceeding, other than foreclosure proceedings against borrowers of Bank, or is subject to any order, judgment or decree. Without limiting the generality of the foregoing, except as set forth in Schedule 2.15, as of the Effective Date, there are no actions, suits, or proceedings pending or threatened against Frontenac or any Frontenac Subsidiary or any of their respective officers, employees, or directors by any shareholder of Frontenac (or any former shareholder) or involving claims under the Community Reinvestment Act of 1977, as amended (“CRA”), the Bank Secrecy Act, the Right to Financial Privacy Act, or any other laws applicable to Frontenac or any Frontenac Subsidiary.

2.16 Legal Proceedings and Governmental Compliance.

(a) Except as set forth in Schedule 2.16, (i) there is no claim, action, suit, or proceeding, or governmental proceeding or investigation, pending or, to the best of Frontenac’s knowledge, threatened against Frontenac or any Frontenac Subsidiary or their business, properties, or assets; and (ii) no such claim, action, suit, or proceeding, or governmental proceeding or investigation, if adversely determined, will constitute a Material Adverse Change with respect to Frontenac.

(b) Except as set forth in Schedule 2.16, to the knowledge of Frontenac, Frontenac and each Frontenac Subsidiary is in compliance in all material respects with all laws, ordinances, rules, regulations, and orders, licenses and permits that are applicable to it.

(c) Frontenac and each Frontenac Subsidiary holds all permits, business licenses, certificates, franchises, and other similar items, which, if not held, would constitute a Material Adverse Change with respect to Frontenac. A true, correct and complete list of all such items is set forth in Schedule 2.16 attached hereto.

(d) There is no legal action or governmental proceeding or investigation pending or, to the best of Frontenac’s knowledge, threatened against Frontenac or any Frontenac Subsidiary that could prevent or adversely affect or seeks to prohibit the consummation of the transactions contemplated hereby, nor is Frontenac or any Frontenac Subsidiary subject to any order of court or governmental authority having any such effect. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restriction on the business of Frontenac or any Frontenac Subsidiary which reasonably could be expected to constitute a Material Adverse Change with respect to Frontenac.

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(e) Except as set forth on Schedule 2.16, there are no liabilities, actions or orders involving Frontenac or Bank or any of their respective assets that are pending or, to the knowledge of Frontenac and Bank, threatened, nor to the knowledge of Frontenac and Bank is there any factual basis for any of the foregoing, as a result of any asserted failure of Frontenac or Bank to comply with any applicable law relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water, or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal, or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the “Environmental Laws”). No environmental clearances or other government approvals are required for the conduct of the business of Frontenac or Bank or the consummation of the Merger. To the knowledge of Frontenac and Bank, neither Frontenac nor Bank is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require testing, clean-up, removal or some other remedial action or reporting under any Environmental Law.

2.17 Labor and Employment. No work stoppage involving Frontenac or any Frontenac Subsidiary is pending or, to the knowledge of Frontenac, threatened. Frontenac and each Frontenac Subsidiary is not involved in, threatened with, or affected by, any labor dispute, arbitration, lawsuit, or administrative proceeding which could constitute a Material Adverse Change with respect to Frontenac. Employees of Frontenac and each Frontenac Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

2.18 Material Interests of Certain Persons. Except as set forth on Schedule 2.18, no officer or director of Frontenac or any Frontenac Subsidiary, directly or indirectly, has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of Frontenac or any Frontenac Subsidiary.

2.19 Employee Benefit Plans.

(a) There are set forth in Schedule 2.19 all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation rights, profit sharing, deferred compensation, consulting, bonus, group insurance, Section 125, severance, and other employee benefit, incentive, and welfare policies, contracts, plans, and arrangements, and all trust agreements related thereto, in respect of any of the present or former directors, officers, or other employees or directors of Frontenac and any Frontenac Subsidiary (collectively, “Employee Plans or Policies”). Except as set forth in Schedule 2.19 all Employee Plans or Policies currently comply and have at all relevant times complied in all material respects with all applicable laws, requirements, and orders under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, and all other applicable legal requirements, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the American Jobs Creation Act of 2004, and any applicable state laws. With respect to each Employee Plan or Policy which is a pension plan (as defined in Section 3(2) of ERISA) (the “Pension Plans”), except as set forth in Schedule 2.19: (a) no Pension Plan is a “multi employer plan” within the meaning of Section 3(37) of ERISA; (b) each Pension Plan, to the extent necessary and applicable, is “qualified” within the meaning of Section 401(a) of the Code, and each related trust, if any, is exempt from taxation under Section 501(a) of the Code; (c) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA did not, in

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each case, as of the last applicable annual valuation date (as indicated on Schedule 2.19), exceed the value of the assets of the Pension Plans allocable to such vested or accrued benefits; (d) no Pension Plan or any trust created thereunder, nor any trustee, fiduciary, or administrator thereof, has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, which could subject such plan or trust, or any trustee, fiduciary, or administrator thereof, or any party dealing with any such plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or by Section 502(l) of ERISA; (e) no Pension Plan or any trust created thereunder has been terminated, nor have there been any “reportable events” with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA; and (f) no Pension Plan or any trust created thereunder has incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA.

(b) No Frontenac Entity would have any liability or contingent liability if any Employee Plans and Policies (including the payment of premiums for health care coverage for active employees or retirees) were terminated or if a Frontenac Entity were to cease its participation therein. No Frontenac Entity nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising “lifetime” or other vested rights to benefits under any Employee Plans and Policies that cannot be unilaterally terminated or modified by a Frontenac Entity at their discretion at any time without further obligation.

(c) On a timely basis, each Frontenac Entity has made all contributions or payments to or under each Employee Plans and Policies as required pursuant to each such Employee Plans and Policies or other provision for reserves to meet contributions and payments under such Employee Plans and Policies which have not been made because they are not yet due.

(d) The Frontenac Entities have complied with all requirements of COBRA to the extent so required. No Frontenac Entity provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under COBRA.

(e) There are no pending audits or investigations by any governmental agency involving the Employee Plans and Policies, and to Frontenac’s knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Employee Plans and Policies), suits or proceedings involving any Employee Plans and Policies, any fiduciary thereof or service provider thereto, nor to Frontenac’s knowledge is there any reasonable basis for any such claim, suit or proceeding.

2.20 Conduct of Frontenac and Each Frontenac Subsidiary to Date. Except as disclosed in Schedule 2.20, from and after December 31, 2014:

(a) Frontenac and each Frontenac Subsidiary has carried on its respective business in the ordinary and usual course consistent with past practices;

(b) Neither Frontenac nor any Frontenac Subsidiary has issued or sold any of its capital stock or any corporate debt securities which should, under GAAP, be classified as long term debt on its balance sheet;

(c) Frontenac has not granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its capitalization;

(d) Frontenac has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock;

(e) Neither Frontenac nor any Frontenac Subsidiary has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance, or restriction on any of its assets or properties;

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(f) Neither Frontenac nor any Frontenac Subsidiary has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business;

(g) Neither Frontenac nor any Frontenac Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business;

(h) Neither Frontenac nor any Frontenac Subsidiary has: increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except salary, merit, or promotion increases and bonuses in accordance with existing policy; entered into any new, or amended or supplemented any existing employment, management, consulting, deferred compensation, severance, or other similar contract; entered into, terminated, or substantially modified any Employee Plan or Policy in respect of any of its present or former directors, officers, or other employees; or agreed to do any of the foregoing;

(i) Neither Frontenac nor any Frontenac Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance; and

(j) Neither Frontenac nor any Frontenac Subsidiary has entered into any material transaction, contract, or commitment outside the ordinary course of its business.

2.21 Shareholder Materials. None of the information regarding Frontenac and/or any Frontenac Subsidiary supplied or to be supplied by Frontenac for inclusion or included in (i) any Form 1-A, disclosure documents, and related documents to be filed with the SEC and/or provided to the Frontenac shareholders for the purpose of the offering of its shares of Royal Class AA Common Stock to be exchanged for Combined Frontenac Common Stock pursuant to the provisions of this Agreement (collectively, the “Disclosure Documents”), (ii) the Notice of Meeting, Proxy Statement, and related documents to be mailed to shareholders of Frontenac in connection with the meeting to be called to consider the Merger (collectively, the “Proxy Statement”), and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or used by Frontenac to evaluate, implement, or obtain shareholder approval in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or other applicable regulatory authority and, in the case of the Disclosure Documents, when they become effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in the Section titled “Shareholder Approvals”, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Frontenac is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

2.22 Brokers, Investment Bankers, and Finders; Transactional Expenses. None of Frontenac, any Frontenac Subsidiary, nor any of their respective officers, directors, or employees has engaged the services of any broker, investment banker, or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, investment banker fees or commissions, or finder’s fees, except as described in Schedule 2.22, and no broker, investment banker, or finder has acted directly or indirectly for Frontenac and/or any Frontenac Subsidiary in connection with this Agreement or the transactions contemplated hereby, except services provided by Sheshunoff & Co. Investment Banking, LP, for which the compensation arrangements are described in Schedule 2.22. Further, Schedule 2.22 sets forth a description of all items anticipated to be included within the Frontenac Transactional Expenses.

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2.23 Loans; Loan Loss Reserve.

(a) Each loan, loan agreement, note, lease or other borrowing agreement, any participation therein, and any guaranty, renewal or extension thereof (collectively, “Frontenac Loans”) reflected as an asset on any of the Frontenac Financial Statements or reports filed with any regulatory authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines. There are no modifications or amendments related to any Frontenac Loan that are not reflected in the loan files kept in connection with any such Frontenac Loan. To the knowledge of Frontenac, no obligor named therein is seeking to avoid the enforceability or any term of any Frontenac Loan under any such laws or equitable principles or doctrines, and no Frontenac Loans are subject to any defense, offset or counterclaim.

(b) Except as disclosed in Schedule 2.23, all Frontenac Loans originated or purchased by Frontenac or Bank, were made or purchased in accordance with the written loan policies authorized by the boards of directors of Frontenac and Bank, or were authorized by the Board of Directors of Frontenac or Bank, and were made or purchased in the ordinary course of business. Bank’s interest in all Frontenac Loans is free and clear of any security interest except for the loans pledged to the Federal Home Bank of Des Moines as collateral for advances to Bank as reflected on the Frontenac Financial Statements, lien, encumbrance, or other charge, and Frontenac and Bank have complied in all material respects with all applicable legal requirements relating to such Frontenac Loans.

(c) Except as disclosed in Schedule 2.23, neither Frontenac nor Bank is a party to any Frontenac Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Frontenac or Bank, or by any regulatory authority; (iii) that has been listed on any “watch list” or similar internal report of Frontenac or Bank; or (iv) to an affiliate of an obligor under any Frontenac Loan described in clauses (i), (ii) or (iii) hereof.

(d) The allowance for loan and lease losses reflected in the reports filed with regulatory authorities as of December 31, 2014, and September 30, 2015, was determined on the basis of Frontenac’s and Bank’s continuing review and evaluation of the portfolio of Frontenac Loans under the requirements of GAAP and all applicable legal requirements, was established in a manner consistent with Bank’s internal policies, and, in the reasonable judgment of Frontenac and Bank, is adequate in all material respects as of their respective dates under the requirements of GAAP, or regulatory accounting principles, as applicable, and all applicable legal requirements to provide for possible or specific losses, net of recoveries relating to Frontenac Loans previously charged-off, on outstanding Frontenac Loans.

(e) All guarantees of indebtedness owed to Frontenac or Bank, including those of the Federal Housing Administration, the Small Business Administration and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

(f) In originating, underwriting, servicing, and discharging Frontenac Loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, Frontenac and Frontenac Bank have complied with all applicable legal requirements, contractual requirements, and procedures with respect to such servicing.

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2.24 Fiduciary Accounts. The Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations and common law. None of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

2.25 Inve stment Portfolio. All investment securities held by Bank, as reflected in the Frontenac Financial Statements or any Subsequent Financial Statement (as such term is defined herein), are carried in accordance with applicable accounting principles, including but not limited to, FAS 115.

2.26 Indemnification Claims. No action or failure to take action by any director or executive officer, or, to the knowledge of Frontenac, any employee or agent of Frontenac or Bank has occurred that may give rise to a claim or a potential claim by any such person for indemnification against Frontenac or Bank under any agreement with, or the corporate indemnification provisions of, Frontenac or Bank, or under any applicable legal requirements.

2.27 Approval Delays. To the knowledge of Frontenac, there is no reason why the granting of any of the regulatory approvals of the Approving Authorities would be denied or unduly delayed. The Bank’s most recent rating under the CRA is “satisfactory” or better.

2.28 Accuracy of Information. Frontenac and each Frontenac Subsidiary has provided or will fully provide to the Royal Entities (or their representatives) all of the information the Royal Entities have requested in analyzing whether to consummate the Merger and other transactions contemplated by this Agreement. The statements contained in this Agreement, the Schedules, and in any other written document executed and delivered by or on behalf of Frontenac pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

2.29 No Other Representations or Warranties. Except for the representations and warranties contained in Article II (including the related portions of the Schedules) neither Frontenac nor Bank make any express or implied representation or warranty, oral or written, and Frontenac and Bank hereby disclaim any representations, warranties or other statements made by it or by any of its direct or indirect equity holders, affiliates or representatives with respect to the subject matter hereof, including any representation or warranty as to merchantability, fitness for a particular purpose or future results. Without limiting the foregoing, Frontenac and Bank make no representation or warranty, express or implied, with respect to any management presentation or any financial projection or forecast relating to Frontenac or Bank or any future performance (financial or otherwise).

2.30 Independent Investigation. The Frontenac Entities have had an opportunity to discuss the business, management, operations and finances of the Royal Entities with Royal and Royal Bank and its representatives. The Frontenac Entities have conducted their own independent investigation of the Royal Entities. In making the decision to execute and deliver this Agreement and to consummate the transactions contemplated under this Agreement, the Frontenac Entities have relied solely upon the representations and warranties of Royal set forth in Article III and the related Schedules (and acknowledges that such representations and warranties are the only representations and warranties made by Royal) and have not relied upon any other information provided by, for or on behalf of Royal or Royal Bank or its representatives, to the Frontenac Entities in connection with the transactions contemplated under this Agreement. The Frontenac Entities have entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any management presentation or any financial projection or forecast relating to the Royal Entities.

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ARTICLE III

Representations and Warranties of Royal

As a material inducement to Frontenac to enter into and perform their respective obligations under this Agreement, Royal represents and warrants to Frontenac that the statements contained in this Article III are correct and complete as of the Effective Date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the Effective Date of this Agreement throughout this Article, except as set forth in an exception to any such statement contained in this Article that is to be included in the written disclosure schedule delivered by Royal on the Effective Date specifically referring to the appropriate Section of this Agreement and describing in detail the matters described therein (the “Royal Schedules”), and except as to any representation or warranty which specifically relates to an earlier date. Royal has made a good faith effort to ensure that the disclosure on each Royal Schedule corresponds to the Section of this Agreement referenced therein. However, for purposes of the Royal Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

3.01 Organization and Authority.

(a) Royal is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and it has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Royal is registered as a bank holding company under the BHCA.

(b) Acquisition Subsidiary is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Missouri and it has the power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(c) Royal Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri, and is a bank insured by the FDIC under the FDIC Act. The Bank possesses all corporate power and authority to own and operate its properties and to carry out its business as and where the same are now being conducted. The Bank has no subsidiaries.

(d) No entity described above is required by the nature of the business it conducts to qualify to do business in any jurisdiction other than what is named above.

3.02 Corporate Authorization; Records.

(a) Royal and Acquisition Subsidiary each have the power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution, delivery, and performance of this Agreement by Royal and Acquisition Subsidiary and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Royal and the co-managers of Acquisition Subsidiary. Subject to approval of the sole member of Acquisition Subsidiary and such approvals of government agencies and other governing boards having regulatory authority over Royal and Acquisition Subsidiary as may be required by statute or regulation, this Agreement is a valid and binding obligation of Royal and Acquisition Subsidiary, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws now or hereafter in effect relating to the enforcement of creditors’ rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

(b) Except as set forth on Schedule 3.02, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereunder including the Merger will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation

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of any provision of the articles of incorporation or articles of agreement (or similar organizational documents) or bylaws, or any resolution adopted by the boards of directors, managers, members, or shareholders of, Royal or Acquisition Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Approving Authority or other person the valid and enforceable right to challenge any of the Merger or to exercise any remedy or obtain any relief under, any law or any order to which Royal or Acquisition Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict, or violation that is permissible by virtue of obtaining the Required Approvals and set forth on Schedule 3.02, or any provision of the Corporate Law or the LLC Law; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any material contract to which Royal or Acquisition Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge, or encumbrance upon or with respect to any of the assets owned or used by Royal or Acquisition Subsidiary.

(c) Other than in connection or in compliance with the provisions of the Corporate Law or the LLC Law; the Securities Act; the securities or blue sky laws of the various states, or filings, consents, reviews, authorizations, approvals, or exemptions required under the BHCA; or any Required Approvals, no notice to, filing with, exemption or review by, or authorization, consent, or approval of, any public body or authority is necessary for the consummation by Royal and Acquisition Subsidiary of the transactions contemplated by this Agreement.

(d) The minute books and stock records of Royal and Acquisition Subsidiary are complete and correct in all material respects and accurately reflect in all material respects all meetings, consents, and other actions of the organizers, incorporators, shareholders, boards of directors, and committees of the boards of directors occurring since the organization of each.

3.03 Capitalization of Royal.

(a) The authorized capital stock of Royal consists of 100,000 shares of Royal Common Stock, $1.00 par value per share, of which, as of the Effective Date of this Agreement, 62,072 shares of Royal Common Stock were issued and outstanding and 2,300 shares of Royal Common Stock are issued but not outstanding and held in treasury.

(b) There are no other shares of capital stock or other equity securities of Royal outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of Royal, or contracts, commitments, understandings, or arrangements by which Royal is or may become bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the issued and outstanding shares of Royal Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of Royal. At the Effective Time, the Royal Class AA Common Stock issued pursuant to this Agreement will be duly authorized, validly issued in compliance with all applicable federal and state securities laws, fully paid, nonassessable, and not subject to preemptive rights.

3.04 Royal Financial Statements.

(a) Royal has furnished Frontenac with true copies of the following financial statements:

(i) Consolidated balance sheets, statements of income or loss, statements of cash flows, and statements of shareholders’ equity with respect to Royal, together with the notes thereto, as certified by Royal’s independent certified public accountants, for each of the years in the three year period ending December 31, 2014, and unaudited consolidated balance sheets and statement of income or loss and statement of shareholders’ equity at and for the period ending September 30, 2015;

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(ii) Annual reports of Royal as of December 31, 2014, 2013, and 2012, and periodic reports of Royal as of September 30, 2015, as furnished by Royal to the Federal Reserve Board, as well as all other reports filed with the Federal Reserve Board during the period beginning January 1, 2013, and ending September 30, 2015;

(iii) The Consolidated Reports of Condition and Income of Royal Bank as of December 31, 2014, 2013, and 2012, and as of September 30, 2015, as furnished by Bank to the FDIC;

(iv) The balance sheet, the statement of income or loss, the statement of cash flows, and the statement of shareholders’ equity for each subsidiary of Royal (each a “Royal Subsidiary”) at and for the period ending December 31,

2014.

(v) Royal consolidated balance sheet and statement of income or loss, and statement of shareholders’ equity at and for the month ended September 30, 2015 as well as the same financial statements for each Royal Subsidiary.

(b) The financial statements referenced above in this Section are referred to collectively as the “Royal Financial Statements.” The Royal Financial Statements have been prepared in accordance with the books and records of Royal and each Royal Subsidiary in accordance with GAAP or regulatory accounting principles, as applicable, in each case, consistently applied, and present fairly the consolidated financial position of Royal and the financial position of each Royal Subsidiary at the dates thereof and the consolidated results of their operations and cash flows of Royal.

(c) Royal has and each Royal Subsidiary have prepared, kept, and maintained through the Effective Date true, correct, and complete financial and other books and records of their affairs which fairly reflect their respective assets, properties, liabilities, and operations.

(d) All of the accounts, notes, other receivables, and investment securities which are reflected in the Royal Financial Statements were acquired in the ordinary course of business.

3.05 Reports. Royal and each of the Royal Subsidiaries have filed all reports, registrations, and statements, together with any required amendments thereto, that they were required to file with the Approving Authorities and any other regulatory authority. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Royal Reports.” As of their respective dates, the Royal Reports complied in all material respects with all the rules and regulations promulgated by the authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.06 Contracts, Commitments and Certain Loans.

(a) There is set forth in Schedule 3.06 under the heading “Loans” a true, correct, and complete listing, by account or other identifying number, of:

(i) all loans of Royal Bank which have been accelerated during the past 12 months and which as of the time of acceleration, had in excess of $50,000.00 of principal and interest due;

(ii) all loan commitments or lines of credit of Royal Bank which have been terminated during the past 12 months by reason of default or material adverse changes in the condition of the borrower or other events or circumstances affecting the credit of the borrower and which, as of the time of termination, pertained to more than $50,000.00 of principal and interest;

(iii) all loans, lines of credit, and loan commitments as to which Royal Bank has given notice to the borrower or customer of Royal Bank’s intent to terminate during the past 12 months and which, as of the time of such notice pertained to more than $50,000.00 of principal and interest;

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(iv) as to all loans, all notification letters, and other written communications between Royal Bank and any of its borrowers, customers, or other parties during the past 12 months under which, or pursuant to which, Royal Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults, which, as of the time of such request or demand, had more than $50,000.00 of principal and interest due; and

(v) each borrower, customer, or other party which has notified either Bank during the past 12 months of, or asserted against Royal Bank, in writing, any “lender liability” or similar claim, and each borrower, customer, or other party which has given Royal or Royal Bank any oral notification of, or asserted against Royal or Royal Bank, any such claim.

3.07 Absence of Defaults. Except as set forth in Schedule 3.07 attached hereto under the heading “Defaults,” there are no pending material disputes between Royal or any Royal Subsidiary and the other parties to the agreements, contracts, leases, insurance policies, and other documents referred to in Schedule 3.06, and all such agreements, contracts, leases, insurance policies, and other documents are in full force and effect and not in default in any material respect with respect to Royal or any Royal Subsidiary, or, to the knowledge of Royal, any other party thereto, and will continue in full force and effect after the Closing Date.

3.08 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.08 attached hereto:

(a) To the knowledge of Royal and Bank, as of the Effective Date, neither Royal nor any Royal Subsidiary has any debts, liabilities, or obligations, whether accrued, absolute, contingent, or otherwise and whether due or to become due, except:

(i) liabilities reflected in the Royal Financial Statements; or

(ii) debts, liabilities or obligations incurred since December 31, 2014, in the ordinary and usual course of their respective businesses, none of which constitute a Material Adverse Change (as defined in Section  9.11).

3.09 Taxes.

(a) Royal and each Royal Subsidiary has timely filed or will timely file all tax returns required to be filed at or prior to the Closing Date. Royal and each Royal Subsidiary has paid, or have set up adequate reserves on the Royal Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and have set up adequate reserves on the Royal Financial Statements for the payment of all taxes anticipated to be payable in respect of the periods subsequent to the last of said periods for which returns have been filed (treating for this purpose the Closing Date as the last day of an applicable period, whether or not it is in fact the last day of a taxable period). Neither Royal nor any Royal Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves so established and no material deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed (tentatively or definitely) against Royal or any Royal Subsidiary which would not be covered by existing reserves. Neither Royal nor any Royal Subsidiary is delinquent in the payment of any material tax, assessment, or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any taxes are pending. There is no claim or assessment pending or, to the knowledge of Royal, threatened against Royal or any Royal Subsidiary for any taxes owed by any of them. No audit, examination, or investigation related to taxes paid or payable by Royal or any Royal Subsidiary is presently being conducted or, to the knowledge of Royal threatened by any taxing authority. The 2014 federal income tax return of Royal has been filed in a timely manner. Royal has accrued reserves for any and all tax liabilities stemming from prior fiscal years and prior periods in the current fiscal year, and accrues appropriate reserves on a monthly basis for its current fiscal year tax liabilities.

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(b) Royal has delivered to Frontenac true, correct, and complete copies of all tax returns previously filed with respect to the last three fiscal years by Royal and each Royal Subsidiary and any tax examination reports and statements of deficiencies assessed or agreed to for either Royal or any Royal Subsidiary for any such time period.

(c) Royal and each Royal Subsidiary: (i) have withheld amounts from their respective employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, county and local returns; and (ii) have filed federal, state, county and local returns which are accurate and complete in all material respects for all periods for which such returns were due with respect to income tax withholding, Social Security and unemployment taxes, and the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore has been included by Royal in its consolidated financial statements for the period ended September 30, 2015, or, with respect to returns filed after the Effective Date, will be so paid or provided for in the consolidated financial statements of Frontenac for the period covered by such returns.

(d) Except as set forth on Schedule 3.09, neither of Royal nor any Royal Subsidiary is a party to or bound by any tax indemnification, tax allocation, or tax sharing agreement with any person or has any current or potential contract obligation to indemnify any other person with respect to taxes.

3.10 Material Adverse Changes. Except as set forth in Schedule 3.10, since December 31, 2014, there has been no Material Adverse Change with respect to Royal.

3.11 Litigation and Other Proceedings. Except as set forth in Schedule 3.11, neither Royal nor any Royal Subsidiary is a party to any pending or threatened, claim, action, suit, investigation, or proceeding, other than foreclosure proceedings against borrowers of Royal Bank, or is subject to any order, judgment or decree. Without limiting the generality of the foregoing, except as set forth in Schedule 3.11, as of the Effective Date of this Agreement, there are no actions, suits, or proceedings pending or threatened against Royal or any Royal Subsidiary or any of their respective officers, employees, or directors by any shareholder of Royal (or any former shareholder) or involving claims under the CRA, the Bank Secrecy Act, the Right to Financial Privacy Act, or any other laws applicable to Royal or any Royal Subsidiary.

3.12 Legal Proceedings and Governmental Compliance.

(a) Except as set forth in Schedule 3.12, (i) there is no claim, action, suit, or proceeding, or governmental proceeding or investigation, pending or, to the knowledge of Royal, threatened against Royal or any Royal Subsidiary or their business, properties, or assets; and (ii) no such claim, action, suit, or proceeding, or governmental proceeding or investigation, if adversely determined, will constitute a Material Adverse Change with respect to Royal.

(b) Royal and each Royal Subsidiary holds all permits, business licenses, certificates, franchises, and other similar items, which, if not held, would constitute a Material Adverse Change with respect to Royal. A true, correct and complete list of all such items is set forth in Schedule 3.12 attached hereto.

(c) There is no legal action or governmental proceeding or investigation pending or, to the knowledge of Royal, threatened against Royal or any Royal Subsidiary that could prevent or adversely affect or seeks to prohibit the consummation of the transactions contemplated hereby, nor is Royal or any Royal Subsidiary subject to any order of court or governmental authority having any such effect. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restriction on the business of Royal or any Royal Subsidiary which reasonably could be expected to constitute a Material Adverse Change with respect to Royal.

(d) Except as set forth on Schedule 3.12, there are no liabilities, actions or orders involving Royal or Royal Bank or any of their respective assets that are pending or, to the knowledge of Royal and Royal Bank,

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threatened, nor to the knowledge of Royal and Royal Bank is there any factual basis for any of the foregoing, as a result of any asserted failure of Royal or Royal Bank to comply with any applicable law relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water, or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal, or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the “Environmental Laws”). No environmental clearances or other government approvals are required for the conduct of the business of Royal or Royal Bank or the consummation of the Merger. To the knowledge of Royal and Royal Bank, neither Royal nor Royal Bank is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require testing, clean-up, removal or some other remedial action or reporting under any Environmental Law.

3.13 Labor and Employment. No work stoppage involving Royal or any Royal Subsidiary is pending or, to the knowledge of Royal, threatened. Royal and each Royal Subsidiary is not involved in, threatened with, or affected by, any labor dispute, arbitration, lawsuit, or administrative proceeding which could constitute a Material Adverse Change with respect to Royal. Employees of Royal and each Royal Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

3.14 Material Interests of Certain Persons. Except as set forth on Schedule 3.14, no officer or director of Royal or any Royal Subsidiary, directly or indirectly, has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of Royal or any Royal Subsidiary.

3.15 Employee Benefit Plans.

(a) There are set forth in Schedule 3.15 all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation rights, profit sharing, deferred compensation, consulting, bonus, group insurance, Section 125, severance, and other employee benefit, incentive, and welfare policies, contracts, plans, and arrangements, and all trust agreements related thereto, in respect of any of the present or former directors, officers, or other employees or directors of Royal and any Royal Subsidiary (collectively, “Royal Employee Plans or Policies”). Except as set forth in Schedule 3.15 all Royal Employee Plans or Policies currently comply and have at all relevant times complied in all material respects with all applicable laws, requirements, and orders under ERISA, the Code, and all other applicable legal requirements, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the American Jobs Creation Act of 2004, and any applicable state laws. With respect to each Royal Employee Plan or Policy which is a pension plan (as defined in Section 3(2) of ERISA) (the “Royal Pension Plans”), except as set forth in Schedule 3.15: (a) no Royal Pension Plan is a “multi employer plan” within the meaning of Section 3(37) of ERISA; (b) each Royal Pension Plan, to the extent necessary and applicable, is “qualified” within the meaning of Section 401(a) of the Code, and each related trust, if any, is exempt from taxation under Section 501(a) of the Code; (c) the present value of all benefits vested and all benefits accrued under each Royal Pension Plan which is subject to Title IV of ERISA did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 3.15), exceed the value of the assets of the Royal Pension Plans allocable to such vested or accrued benefits; (d) no Royal Pension Plan or any trust created thereunder, nor any trustee, fiduciary, or administrator thereof, has engaged in a “prohibited transaction” within

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the meaning of Section 4975 of the Code or Section 406 of ERISA, which could subject such plan or trust, or any trustee, fiduciary, or administrator thereof, or any party dealing with any such plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or by Section 502(l) of ERISA; (e) no Royal Pension Plan or any trust created thereunder has been terminated, nor have there been any “reportable events” with respect to any Royal Pension Plan, as that term is defined in Section 4043 of ERISA; and (f) no Royal Pension Plan or any trust created thereunder has incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA.

(b) No Royal Entity would have any liability or contingent liability if any Royal Employee Plans and Policies (including the payment of premiums for health care coverage for active employees or retirees) were terminated or if a Royal Entity were to cease its participation therein. No Royal Entity nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising “lifetime” or other vested rights to benefits under any Royal Employee Plans and Policies that cannot be unilaterally terminated or modified by a Royal Entity at their discretion at any time without further obligation.

(c) On a timely basis, each Royal Entity has made all contributions or payments to or under each Royal Employee Plan and Policy as required pursuant to each such Royal Employee Plan and Policy or other provision for reserves to meet contributions and payments under such Royal Employee Plan and Policy which have not been made because they are not yet due.

(d) The Royal Entities have complied with all requirements of COBRA to the extent so required. No Royal Entity provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under COBRA.

(e) There are no pending audits or investigations by any governmental agency involving the Royal Employee Plans and Policies, and to Royal’s knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Royal Employee Plans and Policies), suits or proceedings involving any Royal Employee Plans and Policies, any fiduciary thereof or service provider thereto, nor to Royal’s knowledge is there any reasonable basis for any such claim, suit or proceeding.

3.16 Conduct of Royal and Each Royal Subsidiary to Date. Except as disclosed in Schedule 3.16, from and after December 31, 2014:

(a) Royal and each Royal Subsidiary has carried on its respective business in the ordinary and usual course consistent with past practices;

(b) Neither Royal nor any Royal Subsidiary has issued or sold any of its capital stock or any corporate debt securities which should, under GAAP, be classified as long term debt on its balance sheet;

(c) Royal has not granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its capitalization;

(d) Royal has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock;

(e) Neither Royal nor any Royal Subsidiary has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance, or restriction on any of its assets or properties;

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(f) Neither Royal nor any Royal Subsidiary has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business;

(g) Neither Royal nor any Royal Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business;

(h) Neither Royal nor any Royal Subsidiary has: increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except salary, merit, or promotion increases and bonuses in accordance with existing policy; entered into any new, or amended or supplemented any existing employment, management, consulting, deferred compensation, severance, or other similar contract; entered into, terminated, or substantially modified any Employee Plan or Policy in respect of any of its present or former directors, officers, or other employees; or agreed to do any of the foregoing;

(i) Neither Royal nor any Royal Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance; and

(j) Neither Royal nor any Royal Subsidiary has entered into any material transaction, contract, or commitment outside the ordinary course of its business.

3.17 Shareholder Materials. None of the information regarding Royal and the Royal Subsidiaries supplied or to be supplied by Royal for inclusion or included in (i) the Disclosure Documents, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or used by Frontenac to evaluate, implement, or obtain shareholder approval in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Disclosure Documents, when they become effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of Frontenac to approve the Merger provided for elsewhere herein, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Royal and the Royal Subsidiaries are responsible for filing with the SEC and any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

3.18 Brokers, Investment Bankers, and Finders. Neither Royal, Acquisition Subsidiary, nor any of their respective officers, directors, or employees has engaged the services of any broker, investment banker, or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, investment banker fees or commissions, or finder’s fees, except as described in Schedule 3.18, and no broker, investment banker, or finder has acted directly or indirectly for Royal or Acquisition Subsidiary in connection with this Agreement or the transactions contemplated hereby, except services provided by Sandler O’Neill + Partners, LP, for which the compensation arrangements are described in Schedule 3.18.

3.19 Loans; Loan Loss Reserve.

(a) Each loan, loan agreement, note, lease or other borrowing agreement, any participation therein, and any guaranty, renewal or extension thereof (collectively, “Royal Loans”) reflected as an asset on any of the Royal Financial Statements or reports filed with any regulatory authorities is evidenced by documentation that is

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customary and legally sufficient in all material respects and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines. There are no modifications or amendments related to any Royal Loan that are not reflected in the loan files kept in connection with any such Royal Loan. To the knowledge of Royal, no obligor named therein is seeking to avoid the enforceability or any term of any Royal Loan under any such laws or equitable principles or doctrines, and no Royal Loans are subject to any defense, offset or counterclaim.

(b) Except as disclosed in Schedule 3.19, all Royal Loans originated or purchased by Royal or Bank, were made or purchased in accordance with the written loan policies authorized by the boards of directors of Royal and Bank, or were authorized by the Board of Directors or the loan committee of Royal or Bank, and were made or purchased in the ordinary course of business. Royal Bank’s interest in all Royal Loans is free and clear of any security interest except for any loans pledged to a Federal Home Loan Bank as collateral for advances to Royal Bank as reflected on the Royal Financial Statements, lien, encumbrance, or other charge, and Royal and Royal Bank have complied in all material respects with all applicable legal requirements relating to such Royal Loans.

(c) Except as disclosed in Schedule 3.19, neither Royal nor Royal Bank is a party to any Royal Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Royal or Royal Bank, or by any regulatory authority; (iii) that has been listed on any “watch list” or similar internal report of Royal or Royal Bank; or (iv) to an affiliate of an obligor under any Royal Loan described in clauses (i), (ii) or (iii) hereof.

(d) The allowance for loan and lease losses reflected in the reports filed with regulatory authorities as of December 31, 2014, and September 30, 2015, was determined on the basis of Royal’s and Royal Bank’s continuing review and evaluation of the portfolio of Royal Loans under the requirements of GAAP and all applicable legal requirements, was established in a manner consistent with Bank’s internal policies, and, in the reasonable judgment of Royal and Royal Bank, is adequate in all material respects as of their respective dates under the requirements of GAAP, or regulatory accounting principles, as applicable, and all applicable legal requirements to provide for possible or specific losses, net of recoveries relating to Royal Loans previously charged-off, on outstanding Royal Loans.

(e) All guarantees of indebtedness owed to Royal or Royal Bank, including those of the Federal Housing Administration, the Small Business Administration and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

(f) In originating, underwriting, servicing, and discharging Royal Loans, mortgages, land contracts ,and contractual obligations relating thereto, either for their own account or for the account of others, Royal and Royal Bank have complied with all applicable legal requirements, contractual requirements, and procedures with respect to such servicing.

3.20 Fiduciary Accounts. Royal Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations and common law. None of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

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3.21 Investment Portfolio. All investment securities held by Royal Bank, as reflected in the Royal Financial Statements or any Subsequent Financial Statement (as such term is defined herein), are carried in accordance with applicable accounting principles, including but not limited to, FAS 115.

3.22 Indemnification Claims. No action or failure to take action by any director or executive officer, or, to the knowledge of Royal, any employee or agent of Royal or Royal Bank has occurred that may give rise to a claim or a potential claim by any such person for indemnification against Royal or Royal Bank under any agreement with, or the corporate indemnification provisions of, Royal or Royal Bank, or under any applicable legal requirements.

3.23 Approval Delays. To the knowledge of Royal, there is no reason why the granting of any of the regulatory approvals of the Approving Authorities would be denied or unduly delayed. Royal Bank’s most recent rating under the CRA is “satisfactory” or better.

3.24 Accuracy of Information. The statements contained in this Agreement, the Schedules, and in any other written document executed and delivered by or on behalf of Royal pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.
3.25 No Other Representations or Warranties. Except for the representations and warranties contained in Article III (including the related portions of the Schedules) neither Royal nor Royal Bank make any express or implied representation or warranty, oral or written, and Royal and Royal Bank hereby disclaim any representations, warranties or other statements made by it or by any of its direct or indirect equity holders, affiliates or representatives with respect to the subject matter hereof, including any representation or warranty as to merchantability, fitness for a particular purpose or future results. Without limiting the foregoing, Royal and Royal Bank make no representation or warranty, express or implied, with respect to any management presentation or any financial projection or forecast relating to Royal or Royal Bank or any future performance (financial or otherwise).

3.26 Independent Investigation. The Royal Entities have had an opportunity to discuss the business, management, operations and finances of the Frontenac Entities with Frontenac and Bank and its representatives. The Royal Entities have conducted their own independent investigation of the Frontenac Entities. In making the decision to execute and deliver this Agreement and to consummate the transactions contemplated under this Agreement, the Royal Entities have relied solely upon the representations and warranties of Frontenac and Bank set forth in Article II and the related Schedules (and acknowledges that such representations and warranties are the only representations and warranties made by Frontenac and Bank) and have not relied upon any other information provided by, for or on behalf of Frontenac or Bank or its representatives, to the Royal Entities in connection with the transactions contemplated under this Agreement. The Royal Entities have entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any management presentation or any financial projection or forecast relating to the Frontenac Entities.

ARTICLE IV

Conduct of Business Prior to the Effective Time

4.01 Conduct of Businesses Prior to the Effective Time. During the period from the Effective Date of this Agreement to the Effective Time or earlier termination of this Agreement, Frontenac shall, and shall cause each of the Frontenac Subsidiaries to, conduct its business according to the ordinary and usual course consistent with past practices and each shall use its best efforts to maintain and preserve its business organization, employees, and advantageous business relationships and retain the services of its officers and key employees.

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4.02 Forbearances by Frontenac. During the period from the Effective Date of this Agreement to the Effective Time or earlier termination and except as provided in Schedule 4.02, Frontenac shall not, and shall not cause, vote in favor of, or otherwise authorize, approve, or permit any Frontenac Subsidiary to, without the prior written consent of Royal any of the following:

(a) Declare and/or pay any dividends on its outstanding shares of capital stock except those anticipated dividends described in Schedule 4.02, which anticipated dividends are consistent with past practices;

(b) Enter into or amend any employment, severance, or similar agreements or arrangements with any director, officer, employee, or consultant;

(c) Authorize, recommend, propose, or announce an intention to authorize, recommend, or propose, or enter into an agreement in principle with respect to, any merger, consolidation, or acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business;

(d) Propose or adopt any amendments to the Articles of Incorporation of Frontenac, the Articles of Agreement of the Bank, the organizational documents of any nonbank Frontenac Subsidiary, or any of their respective Bylaws;

(e) Issue any shares of capital stock, effect any Capital Change, or otherwise change its capitalization as it existed as of the Effective Date;

(f) Grant, confer, or award any options, warrants, conversion rights, or other rights not existing on the Effective Date to acquire any shares of its capital stock;

(g) Purchase or redeem any shares of its capital stock;

(h) Enter into or increase any loan or credit commitment (including standby letters of credit), purchase securities, or invest or agree to invest in any person or entity outside the ordinary and usual course of business or inconsistent with past practices; provided, however, that nothing in this paragraph shall (i) prohibit Frontenac or any Frontenac Subsidiary from honoring any contractual and legally binding obligation in existence on the Effective Date of this Agreement or (ii) require Frontenac or any Frontenac Subsidiary to act outside the ordinary and usual course of business consistent with past practices;

(i) Agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction, or take or omit to take any other act which would make any of Frontenac’s representations and warranties untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act;

(j) Directly or indirectly (including through its officers, directors, employees, or other representatives) initiate, solicit, or encourage any discussions, inquiries, or proposals with any party (other than Royal) relating to the disposition of any significant portion of the business or assets of Frontenac or any Frontenac Subsidiary, or the acquisition of the capital stock (or rights or options exercisable for, or securities convertible or exchangeable into, capital stock) of Frontenac or any Frontenac Subsidiary, or the merger of Frontenac or any Frontenac Subsidiary, with any person, corporation, partnership, business trust, or other entity (each such transaction being referred to herein as an “Acquisition Transaction”), or provide any such person with information (other than information required to be given under applicable law, rule, or regulation) or assistance or negotiate with any such person with respect to an Acquisition Transaction; or

(k) Take back or commence foreclosure on any property, other than in the ordinary and usual course of business consistent with past practices; or

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(l) Take any actions, or fail to take any actions which alone, or together with any other action or inaction, will create, alter, or eliminate any rights, benefits, obligations, or liabilities of any person (including, but not limited to the participants, beneficiaries, Frontenac, or any Frontenac Subsidiary, or, after the Merger any of the Royal Entities) with respect to any Employee Plans or Policies, except in the ordinary and usual course of business consistent with past practices.

4.03 Forbearance by Royal. During the period from the Effective Date of this Agreement to the Effective Time, and except as provided in Schedule 4.03, Royal shall not, without the prior written consent of Frontenac, agree in writing or otherwise to engage in any activity, enter into any transaction, or take or omit to take any other act outside the ordinary and usual course of business consistent with past practices which would make any of Royal’s representations and warranties untrue or incorrect in any respect that is materially detrimental to the interests of the shareholders of Frontenac under this Agreement if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

ARTICLE V

Additional Agreements

5.01 Access and Information. The Royal Entities and Frontenac and the Frontenac Entities, shall each afford to the other, and to the other’s accountants, counsel, and other representatives, full access during normal business hours, during the period prior to the Closing Date, to all of its properties, books, contracts, commitments, and records and, during such period, shall furnish promptly to the other party (i) a copy of each report, schedule, and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (ii) all other information concerning its business, properties, and personnel as such other party may reasonably request. In the event of the termination of this Agreement each party hereto shall, and shall cause its advisors and representatives to, (x) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (y) return all documents (including copies thereof) obtained hereunder from the other party to such other party, and (z) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation hereof to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

5.02 Exempt Offering; Regulatory Matters.

(a) The offering of shares of Royall Class AA Common Stock to be issued to shareholders of Frontenac in respect of the Merger shall be in accordance with such exemption from registration as Royal shall determine in its discretion. Royal shall prepare and, if necessary pursuant to the exemption from registration being relied upon, file with the SEC as soon as is reasonably practicable, Disclosure Documents with respect to the shares of Royal Class AA Common Stock to be issued to shareholders of Frontenac in respect of the Merger and, in the event the exemption from registration relied upon by Royal is SEC Regulation A, Royal shall use its best efforts to cause the SEC to notify Royal that the Disclosure Documents are qualified for use to offer its Royal Class AA Common Stock to the holders of Combined Frontenac Common Stock pursuant to SEC Regulation A. Royal shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the exchange of such shares, and Frontenac shall furnish Royal all information concerning Frontenac and any Frontenac Subsidiary as Royal may reasonably request in connection with any such action.

(b) Each of the parties hereto shall cooperate and use their respective best efforts to prepare all documentation, to complete all filings, and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approval or authorization in connection with the Required Approvals.

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(c) For all purposes of this Agreement, Royal shall conclusively be deemed to have timely complied with its obligations under subsections (a) and (b) of this Section if Royal shall have taken all reasonable actions to cause the Disclosure Documents to have been declared effective, and all necessary permits, consents, approvals, and authorizations of all third parties and governmental bodies to have been received by such dates as to permit the Closing Date to be on or before September 30, 2016. The failure of the Closing Date to be on or before said date shall not in and of itself be deemed evidence that Royal has not complied with its obligations under subsections (a) and (b) of this Section. Any action or actions by Frontenac or its directors, officers, or shareholders, designed or having the effect of delaying or frustrating Royal in achieving a Closing Date on or before said date, shall cause Royal to be conclusively deemed to have complied with its obligations under subsections (a) and (b) of this Section, whether or not the Closing Date occurs on or before said date.

5.03 Shareholder Approvals.

(a) Frontenac shall call a meeting of its shareholders to be held as soon as practicable following the effectiveness of the Disclosure Documents for the purpose of voting upon the Merger and related matters. In connection with such meeting, Frontenac shall mail a notice to its shareholders accompanied by a Proxy Statement and related documents. The Board of Directors of Frontenac shall submit for approval of its shareholders the matters to be voted upon at such meeting. The Board of Directors of Frontenac and each member thereof will recommend the approval of this Agreement and the transactions contemplated hereby and will use its and their best efforts to obtain the votes and approvals of its shareholders necessary for the approval and adoption of this Agreement and the Merger transaction contemplated hereby. Notwithstanding the foregoing, the board of directors of Frontenac shall not be required to make the recommendation required by this Section, and shall be permitted to withdraw, modify or change such recommendation, in the case of a Fiduciary Withdrawal (as defined in Section 5.09); and provided further that if the Frontenac board of directors, by act of a majority of its members, so withdraws, modifies, or changes such recommendation in a manner adverse to Royal or Royal Bank or publicly announces its intent to withdraw, modify, or change such recommendation in a manner adverse to Royal or Royal Bank, and shareholder approval of the Merger and this Agreement is not achieved and this Agreement is terminated as provided in Section 7.01, then Frontenac shall make a payment to Royal as described in Section 5.05. For the avoidance of doubt, the parties acknowledge that the failure of Frontenac to cause a meeting of its shareholders to be held for the purposes set forth in the Agreement or otherwise to comply with the provisions of this Section shall be deemed to be a Material Adverse Change on Royal’s rights under this Agreement.

(b) As the sole member of Acquisition Subsidiary and the sole shareholder of Royal Bank, so long as Frontenac is not in breach of any of the terms of this Agreement and upon satisfaction of all other conditions to Closing, Royal agrees to vote its ownership interest of Acquisition Subsidiary in favor of the Merger and vote its shares of Royal Bank in favor of the Bank Merger.

(c) As the sole shareholder of Bank, so long as Royal is not in breach of any of the terms of this Agreement and upon satisfaction of all other conditions to Closing, Frontenac agrees to vote its shares of Bank in favor of the Bank Merger.

5.04 Current Information. During the period from the Effective Date of this Agreement to the Closing Date, each party shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business, operations, or prospects and of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation or administrative or other claim involving such party, and shall keep the other party fully informed of such events.

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5.05 Termination Payment; Expenses.

(a) In the event that (i) this Agreement and the Merger transaction contemplated hereby are not approved by the requisite vote of Frontenac’s shareholders at the meeting of shareholders called pursuant to Section 5.03; (ii) the Board of Directors of Frontenac fails to recommend approval of this Agreement and the Merger to the Frontenac shareholders or it withdraws such recommendation; (iii) this Agreement is terminated by Royal or Acquisition Subsidiary pursuant to Section 7.01(d) (other than by reason of an unintentional breach of the Agreement by Frontenac which cannot be cured by Frontenac), or pursuant to Section 7.01(e) with respect to a Superior Proposal (as hereinafter defined); (iv) this Agreement is terminated by Frontenac pursuant to Section 7.01(e); or (v) within twelve months after the occurrence of any of (i) through (iv) above, Frontenac or any Frontenac Subsidiary shall enter into an agreement with any person (other than Royal and other than a banking regulatory agency that accomplishes a regulatory or similar takeover pursuant to applicable law) to (i) merge or consolidate, or enter into any similar transaction with Frontenac or any of the Frontenac Subsidiaries, (ii) purchase, lease, or otherwise acquire all or any substantial part of the assets of Frontenac or any of the Frontenac Subsidiaries, or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 10 percent or more of the voting power of Frontenac or any of the Frontenac Subsidiaries (or rights or options exercisable for, or securities convertible into, securities representing 10 percent or more of the voting power of Frontenac or any of the Frontenac Subsidiaries), Frontenac will, within 10 business days following written demand by Royal, pay to Royal, as liquidated damages and in lieu of any liabilities otherwise due Royal and/or Acquisition Subsidiary, in immediately available funds, an amount equal to (x) $1,250,000.00 plus (y) an amount equal to all out of pocket expenses incurred by Royal in connection with the transactions contemplated by this Agreement, including but not limited to legal and accounting fees and expenses.

(b) In the event that this Agreement is terminated by Frontenac pursuant to Section 7.01(d) (other than by reason of an unintentional breach of the Agreement by Royal which cannot be cured by Royal), Royal will, within 10 business days following written demand by Frontenac, pay to Frontenac, as liquidated damages and in lieu of any liabilities otherwise due Frontenac, in immediately available funds, an amount equal to all out of pocket expenses incurred by Frontenac in connection with the transactions contemplated by this Agreement, including but not limited to legal and accounting fees and expenses.

(c) Except as provided in subsections (a) and (b) immediately above and with respect to Royal’s payment of an amount equal to certain Frontenac Transactional Expenses as part of the Aggregate Merger Consideration pursuant to Section 1.07, each party hereto shall bear its own expenses incident to preparing, entering into, and carrying out this Agreement and to consummating the Merger, except that Royal shall pay all printing expenses and filing fees incurred in connection with this Agreement, the Disclosure Documents, and the Proxy Statement.

5.06 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Frontenac and the Royal Entities shall use their best efforts to obtain consents of all third parties and governmental bodies necessary or, in the opinion of any of the parties, desirable for the consummation of the transactions contemplated by this Agreement.

5.07 Press Releases. Frontenac and Royal shall consult with each other as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby prior to any public or other non-private dissemination of same, and shall not issue any news release or make any other public disclosure without the prior consent of the other party.

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5.08 Shareholder Undertakings. Contemporaneously with the execution of the Original Agreement, each of the individuals listed on Schedule 5.08 (collectively the “Frontenac Insiders”) shall have entered into an agreement substantially in the form of Exhibit 5.08, by which each Frontenac Insider agrees that he shall vote all shares he owns or controls, directly or indirectly, in favor of the Merger at the meeting of Frontenac’s shareholders to approve the Merger in each such person’s capacity as a shareholder.

5.09 Nonsolicitation and Exclusive Dealing.

(a) Recognizing the substantial expenditure of time, effort, and expense Royal and Acquisition Subsidiary have incurred as of the Effective Date, and will incur through the Effective Time in connection with negotiating, performing due diligence investigations, and attempting to complete the Merger and the other transactions contemplated herein, until such time as either the Effective Time has occurred or this Agreement is terminated in accordance with the provisions of Article VII hereof, none of Frontenac, any Frontenac Subsidiary, or any of its or their subsidiaries, directors, officers, attorneys, financial advisors, accountants, or other representatives will directly or indirectly: (i) solicit, encourage (including by way of furnishing any non-public information concerning such party’s business, property, or assets), consider, or discuss any Acquisition Offer or Proposal (as defined below); or (ii) provide any information to, or negotiate with, any other person or entity in connection with any possible sale of all or any portion of the stock, assets, or business of such party when such party has reason to believe that such information may be utilized to evaluate or make a possible Acquisition Offer or Proposal; provided, however, that nothing contained in this Section shall prohibit the board of directors of Frontenac or any Frontenac Subsidiary from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written proposal to acquire Frontenac and/or Bank pursuant to an Acquisition Offer or Proposal, if, and only to the extent that: (i) such board of directors, after consultation with and after considering the written advice of its financial advisors, determines in good faith that such Acquisition Offer or Proposal is superior to the transactions contemplated by this Agreement from a financial point-of-view; (ii) such board of directors, after consultation with and after considering the written advice of outside legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with the person or entity making the Acquisition Offer or Proposal may cause the board of directors to breach its fiduciary duties to shareholders under applicable law (such proposal that satisfies (i) and (ii) being referred to herein as a “Superior Proposal”). In such case, subject to the provisions of Section 5.03, Section 5.05 and Section 7.01(e), Frontenac and/or Bank may withdraw its support of the transactions contemplated by this Agreement or terminate this Agreement (a “Fiduciary Withdrawal”).

(b) As used herein, “Acquisition Offer or Proposal” means any offer or proposal for an acquisition, merger, or other business combination involving Frontenac or any Frontenac Subsidiary or for the acquisition of a substantial equity interest in, or a substantial portion of the stock, assets, or business of such entity. Frontenac and each Frontenac Subsidiary shall immediately give notice to Royal in the manner provided for in Section 9.07 regarding any contact between Frontenac, any Frontenac Subsidiary, or any of their representatives, subsidiaries, directors, officers, attorneys, financial advisors, accountants, or other representatives, and any other person in connection with any Acquisition Offer or Proposal or related inquiry.

5.10 Estoppel Certificate. At any time and from time to time upon at least five days prior written request by a party to another party, the other party shall execute, acknowledge, and deliver an instrument, stating that such other party is not in breach nor default of any agreement set forth in Article IV or Article V of this Agreement, or, if not true, stating the nature and circumstances of the breach or default.

5.11 Regulatory Fees. Royal agrees to pay promptly any and all fees and expenses payable to any of the Approving Authorities in connection with any application, examination, or review to be conducted by such regulatory authority in connection with the transactions contemplated herein.

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5.12 Addenda to Schedules.

(a) Between the Effective Date of this Agreement and the Closing Date, each party will promptly notify the other party in writing if the notifying party or any subsidiary thereof become aware of any fact or condition that causes or constitutes a breach of any of the notifying party’s representations and warranties as of the Effective Date of this Agreement, or if the notifying party becomes aware of the occurrence after the Effective Date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each party will promptly notify the other party of the occurrence of any breach of any covenant of the notifying party in this Article V or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article VI impossible or unlikely.

(b) If any fact or condition described in paragraph (a) above would require any change in the Schedules delivered by a party hereto, such party shall promptly deliver to the other party an addendum or addenda to the Schedules (the “Addenda”) within ten days. Subject to the provisions of this Section 5.12, the Addenda, upon delivery, shall be deemed for all purposes to be a part of this Agreement.

(c) The receiving party shall be permitted to review the Addenda for a period commencing upon the delivery of the first addendum, and ending ten days after the delivery of the last of the Addenda (the “Addenda Review Period”). The receiving party shall notify the other party of any dissatisfaction with any of the Addenda within five days after the end of the Addenda Review Period. The applicable party shall then have 15 days after such notice of dissatisfaction to effect a cure of such dissatisfactory Addenda, to the receiving party’s sole and reasonable discretion. If the receiving party is not so satisfied, or if the matter is not subject to cure, the receiving party may, within ten days after the lapse of the fifteen-day cure period, terminate this Agreement, subject only to the provisions of Article VII hereof. Any Addenda to which a party shall timely notify the other party as to which they are dissatisfied shall not be deemed a part of this Agreement unless and until the receiving party shall give written notice to the other party that such Addenda are satisfactory.

5.13 Amendments to Royal and Royal Bank Organizational Documents. Following consummation of the Merger and until the second anniversary of the Effective Time, 40 percent of the boards of directors of Royal and Royal Bank, as well as 40 percent of Royal Bank’s loan committee, shall consist of individuals elected or appointed by the holders of Royal Class AA Common Stock newly issued in the Merger. In addition, during such two-year period, any action taken by each such board or the loan committee shall require 66 percent approval. Such corporate changes shall be effected as follows:

(a) Royal’s Board of Directors shall take such actions as may be necessary under the Corporate Law to cause Royal to amend and restate its Articles of Incorporation effective upon the Effective Time in substantially the form set forth in Exhibit 5.13(a), including, if necessary, submitting the matter to Royal’s shareholders. Such Amended and Restated Articles of Incorporation shall provide that each share of Royal capital stock newly issued in the Merger shall be designated as a share of Royal Class AA Common Stock, par value $1.00 per share, and that all other shares of capital stock of Royal, including the then outstanding Royal Common Stock, shall be designated as Class A Common Stock, par value $1.00 per share (“Royal Class A Common Stock”). Except with respect to voting upon the Board of Directors of Royal as described in the Amended and Restated Articles of Incorporation, the rights, privileges, liquidation preferences, and other terms of the Royal Class A Common Stock and Royal Class AA Common Stock shall be identical.

(b) Royal’s Board of Directors shall take such actions as may be necessary under the Corporate Law to amend and restate its Bylaws effective upon the Effective Time in substantially the form set forth in Exhibit 5.13(b), including, if necessary, submitting the matter to Royal’s shareholders.

(c) Royal as sole shareholder of Royal Bank shall cause Royal Bank to take such actions as may be necessary under the Banking Law to amend its Bylaws effective upon the Effective Time in substantially the form set forth in Exhibit 5.13(c).

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(d) To the extent the Bank Merger does not occur on the same day as the Effective Time, the Surviving Entity as sole shareholder of Bank shall cause Bank to take such actions as may be necessary under the Banking Law to amend its Bylaws in substantially the form set forth in Exhibit 5.13(d).

(e) Royal’s Board of Directors shall take such actions as may be necessary under the Corporate Law to cause the Board of Directors and executive officers of Royal to consist of the individuals set forth on Schedule 5.13 effective as of the Effective Time, including, if necessary, submitting the matter to Royal’s shareholders.

(f) Royal as sole shareholder of Royal Bank shall cause Royal Bank to take such actions as may be necessary under the Banking Law to cause the Board of Directors and executive officers of Royal Bank to consist of the individuals set forth on Schedule 5.13 effective as of the Effective Time.

(g) To the extent the Bank Merger does not occur on the same day as the Effective Time, the Surviving Entity as sole shareholder of Bank shall cause Bank to take such actions as may be necessary under the Banking Law to cause the Board of Directors and executive officers of Bank to be identical to those of Royal Bank effective as of the Effective Time until consummation of the Bank Merger.

(h) Notwithstanding anything to the contrary contained in this Agreement, the parties agree that Schedule 5.13 shall be completed within 20 days following the Effective Date of this Agreement in form mutually acceptable to Royal and Frontenac.

5.14 Subsequent Financial Statements. Promptly as they become available after the Effective Date, each of Frontenac and Royal will furnish to the other parties copies of all Frontenac Financial Statements and Royal Financial Statements for periods ending after the Effective Date of this Agreement (collectively, the “Subsequent Financial Statements”). Except as may be required by changes in GAAP effective after the Effective Date, the Subsequent Financial Statements will be prepared in accordance with GAAP on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Financial Statements misleading in any material respect.

5.15 Title to Real Estate; Surveys.

(a) As soon as practical after the Effective Date, but in any event no later than 45 days after the Effective Date, Royal may obtain at its own expense , with respect to all Real Property, an owner’s preliminary report of title covering a date subsequent to the Effective Date, issued by a title insurance company as is reasonably acceptable to Royal, showing fee simple title in the applicable Frontenac Entity in such Real Property with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges.

(b) Royal may, in its discretion, within 45 days after the Effective Date, obtain at Royal’s expense and as soon as practicable prior to the Closing, a current ALTA survey of any or all parcels of Real Property disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

5.16 Environmental Investigation.

(a) Royal may in its discretion, within 30 business days of the Effective Date of this Agreement, obtain at Royal’s expense a Phase I environmental site assessment (the “Phase I Report”) conducted by an independent professional consultant reasonably acceptable to Royal to determine if any Real Property or other real property in which any Frontenac Entity holds any interest contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If the Phase I Report discloses any adverse environmental conditions,

Amended and Restated Agreement and Plan of Merger	Page 39

or reports a reasonable suspicion thereof, then Royal shall promptly obtain a Phase II environmental report at Royal’s expense with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations (the “Phase II Report,” and collectively referred to with the Phase I Report, as the “Environmental Report”). Royal shall have no duty to act upon any information produced by the Environmental Report for the benefit of any Frontenac Entity or any other person, but shall provide such information to Frontenac as soon as practicable after such information becomes available to Royal.

(b) Upon receipt of the estimate of the costs of all follow-up work to the Environmental Report, Royal and Frontenac shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the Environmental Report. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.” Any Remediation Cost shall be taken into account when computing the Frontenac Adjusted Tangible Shareholders’ Equity.

5.17 Employee Benefit Plans.

(a) Prior to the Effective Time, the Frontenac Entitles shall make and properly account for all accruals of all expenses and payments accrued pursuant to, or required to be made under, any Employee Plans and Policies, including accrued vacation and amounts owed pursuant to Frontenac’s supplemental benefits agreements (such accruals, the “Benefits Accruals”).

(b) Upon the written request of Royal, the Frontenac Entities shall take such action as may be necessary to terminate any Employee Plans and Policies on or before the Closing on terms reasonably acceptable to Royal; provided, however, that no Frontenac Entity shall be obligated to take any such requested action that is irrevocable until immediately prior to the Closing.

(c) Frontenac shall take any action reasonably requested by Royal with respect to any of the Employee Plans or Policies, including, but not limited to, correcting operational errors or deficiencies, making necessary filings with the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation, or amending, freezing, terminating, or merging one or more Pension Plans.

5.18 Tax Matters. Neither Frontenac nor Bank shall make any election or settle or compromise any liability with respect to taxes without prior written notice to Royal. Frontenac and Bank shall timely file all tax returns required to be filed for periods ending prior to or as of the Effective Time; provided, however, that each such tax return shall be delivered to Royal for its review and consent at least 15 business days prior to the anticipated date of filing of such tax return, and Frontenac shall make any revisions to such tax returns as are reasonably requested by Royal. Frontenac and Bank shall have fully paid or accrued for all taxes for the partial tax year ending as of the Effective Time, and the estimated expenses of the tax return for such partial tax year shall be prepaid or fully accrued by Frontenac or Bank prior to or in connection with the Closing and reflected in the calculation of the Frontenac Adjusted Tangible Shareholders’ Equity.

5.19 Accounting and Other Adjustments. Frontenac agrees that it shall, and shall cause Bank, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Royal, on a consolidated basis after the Effective Time, in any case as Royal shall reasonably request; provided, however, that neither Frontenac nor Bank shall be obligated to take any such requested action until immediately prior to the Closing and at such time as Frontenac shall have received reasonable assurances that all conditions precedent to Royal’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied or waived, and all such actions shall not be included in the calculation of Frontenac Adjusted Tangible Shareholders’ Equity.

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5.20 Regulatory Approvals. By no later than 30 business days after the Effective Date of this Agreement, Royal shall make all appropriate filings with any Approving Authority pursuant to any applicable legal requirement for approval of the Merger and the Bank Merger, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed in connection therewith. Royal shall pursue in good faith the regulatory approvals necessary to consummate the Merger and the Bank Merger. Frontenac and its counsel shall be provided with a copy of the public portions of all such filings, and Royal agrees promptly to advise Frontenac and its counsel of any material communication received by it or its counsel from any Approving Authorities with respect to such filings.

5.21 Necessary Approvals. Each of Royal and Frontenac, on their own behalf and on behalf of their respective subsidiaries, agree to fully and promptly cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement and with respect to all filings that any party is required by applicable law to make in connection with the Merger or the Bank Merger.

5.22 Customer and Employee Relationships. Each of Royal and Frontenac agrees that its respective representatives may jointly:

(a) participate in meetings or discussions with officers and employees of the Frontenac Entities in connection with post-Merger employment opportunities with Royal and/or Royal Bank; and

(b) contact persons having dealings with the Frontenac Entities for the purpose of informing such persons of the post-Merger services to be offered by Royal Bank.

5.23 Tail Coverage. Prior to the Closing, Frontenac shall cause to be acquired and prepaid at its expense for a period of three years under Frontenac’s existing policy extended insurance coverage of acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by Frontenac’s director and officer liability policies of insurance (commonly referred to as “tail coverage”) on terms with respect to such coverage and amount substantially similar to the terms and conditions of Frontenac’s director and officer liability policies of insurance in effect as of the Effective Date of this Agreement.

5.24 Data and Item Processing Agreements. Frontenac agrees to consult with Royal prior to the entry by it or the Bank by either action or inaction into any new, or any extension of any existing, data or item processing agreements. Frontenac agrees to coordinate with Royal the negotiation of any new or extension of any existing data or item processing agreement, and if requested by Royal, the termination of any such existing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger, and the concurrent termination of any such agreement and the Closing. Frontenac further agrees to use its best efforts to reduce to the extent possible the aggregate amount of any cancellation fees resulting from the termination or failure to renew by Frontenac of any data or item processing agreements. For the sake of clarity, the parties hereto acknowledge and agree that any cancellation fees due and owing as a result of the Merger, other than the Deconversion Fee as described in Section 1.07, shall be accrued on the books of Frontenac and reflected in the calculation of the Frontenac Adjusted Tangible Shareholders’ Equity.

5.25 Best Efforts; Cooperation. Each of the parties hereto agrees to exercise good faith and use its best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither Royal nor Frontenac will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement.

5.26 Continuity of Business Enterprise. The Royal Entities, through Royal Bank as the surviving entity in the Bank Merger, will continue at least one historic business line of Frontenac and its subsidiaries, or use at least a historic portion of the historic assets in a business, in each case within the meaning of Treas. Reg. § 1.368-1(d), except that the Royal Entities and/or Royal Bank may transfer the historic business assets of Frontenac and its

Amended and Restated Agreement and Plan of Merger	Page 41

subsidiaries to (i) a corporation that is a member of the same “qualified group” of the Royal Entities and Royal Bank within the meaning of Treas. Reg. § 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of the same qualified group as the Royal Entities and Royal Bank have active and substantial functions as a partner with respect to the historic business of Frontenac and its subsidiaries or (B) members of the same qualified group as the Royal Entities and Royal Bank in the aggregate own an interest in the partnership representing a significant interest in the historic business of Frontenac and its subsidiaries, in each case within the meaning of Treas. Reg. § 1.368-1(d)(4)(iii).

5.27 Management Contract. Attached hereto as Exhibit 5.27 is an employment contract for Frontenac and Bank Chairman, Chief Executive Officer and President, Robert D. Roberson commencing as of the Effective Time.

ARTICLE VI

Certain Conditions

6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of all of the following conditions:

(a) This Agreement shall have received the requisite approval of shareholders of Frontenac at the meeting of shareholders called for purposes of approving the Merger.

(b) This Agreement and the transactions contemplated hereby shall have been approved by the Approving Authorities, and each other federal and/or state regulatory agencies whose approval is required for consummation of the transactions contemplated hereby.

(c) If required under applicable SEC regulations, the Disclosure Documents shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

(d) Neither Frontenac nor Royal or Acquisition Subsidiary shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.02 Conditions to Obligations of Frontenac. The obligations of Frontenac to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of all of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Royal set forth in Article III hereof shall be true and correct in all material respects as of the Effective Date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, and (ii) for the effect of transactions contemplated by this Agreement) and Frontenac shall have received a signed certificate which is to the knowledge of the Chief Executive Officer and the Corporate Secretary of Royal, signing on behalf of the Royal Entities, and is to that effect. The condition set forth in this paragraph pertains to whether the said representations and warranties are true in all material respects (whether or not made to the knowledge of Royal).

(b) Performance of Obligations. The Royal Entities shall have performed in all material respects all obligations required to be performed by each under this Agreement prior to the Effective Time, and Frontenac shall have received a signed certificate which is to the knowledge of the Chief Executive Officer and the Corporate Secretary of Royal and is to that effect, including, without limitation, the obligations of the Royal Entities hereof in respect of the payment and/or delivery of the Aggregate Merger Consideration to the Exchange Agent.

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(c) No Material Adverse Change. Since the Effective Date of this Agreement, there shall have been no Material Adverse Change with respect to Royal.

(d) No Proceedings. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or the Bank Merger shall be in effect, nor shall any proceeding by any Approving Authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Bank Merger which makes the consummation of the Merger or the Bank Merger illegal.

(e) Opinion of Counsel. Royal shall have delivered to Frontenac an opinion of counsel to Royal dated as of the Closing Date or a mutually agreeable earlier date in form substantially similar to that attached hereto as Exhibit 6.02.

(f) Tax Treatment. Frontenac shall have received an opinion of counsel from counsel for Royal or a favorable private letter ruling from the Internal Revenue Service to the effect that the transactions contemplated herein, will: (i) constitute a reorganization within the meaning of Section 368 of the Code, and that each constituent party to the transaction constitutes a “party to a reorganization” within the meaning of Section 368(b) of the Code; (ii) that no gain or loss will be recognized by the constituent parties as a result of the merger; and (iii) that each shareholder of Frontenac who exchanges his or her shares of Frontenac solely for shares of Royal will recognize no gain or loss.

(g) Documents Satisfactory. All proceedings, corporate or otherwise, to be taken by the Royal Entities and Royal Bank in connection with the Merger and Bank Merger, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Frontenac.

6.03 Conditions to Obligations of the Royal Entities. The obligations of the Royal Entities to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of all of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Frontenac set forth in Article II hereof shall be true and correct in all material respects as of the Effective Date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date and (ii) for the effect of transactions contemplated by this Agreement) and Royal shall have received a signed certificate which is to the knowledge of the Chief Executive Officer and Corporate Secretary of Frontenac, signing on behalf of Frontenac and each Frontenac Subsidiary, and is to that effect. The condition set forth in this paragraph pertains to whether the said representations and warranties are true in all material respects (whether or not made to the knowledge of Frontenac).

(b) Performance of Obligations. Frontenac shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Royal shall have received a signed certificate which is to the knowledge of the Chief Executive Officer and Corporate Secretary of Frontenac, signing on behalf of Frontenac, and is to that effect.

(c) Permits, Authorizations, etc. Frontenac shall have obtained any and all material consents or waivers from other parties to loan agreements, leases, or other contracts material to the business of Frontenac and each Frontenac Subsidiary required for the consummation of the Merger, and Royal, Frontenac, and the Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, and approvals required for the lawful consummation of the Merger.

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(d) No Proceedings. No Injunction preventing the consummation of the Merger or the Bank Merger shall be in effect, nor shall any proceeding by any Approving Authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Bank Merger which makes the consummation of the Merger or the Bank Merger illegal.

(e) No Material Adverse Change. Since the Effective Date of this Agreement, there shall have been no Material Adverse Change with respect to Frontenac or on Royal’s rights under this Agreement.

(f) Election of Dissenting Shareholders. The number of shares of Combined Frontenac Common Stock which have neither voted in favor of the Merger nor consented thereto in a writing pursuant to the Corporate Law and as to which written demand for a payment for the shares in accordance with the Corporate Law pursuant thereto has been delivered to Frontenac by the holders thereof prior to or at the time of the taking of the vote on the Merger shall not exceed ten percent of the total Combined Frontenac Common Stock outstanding at the time when the vote is taken.

(g) Opinion of Counsel. Frontenac shall have delivered to Royal an opinion of counsel to Frontenac dated as of the Closing Date or a mutually agreeable earlier date in form substantially similar to that attached hereto as Exhibit 6.03.

(h) Tax Treatment. Royal shall have received an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service that the transactions contemplated herein, will: (i) constitute a reorganization within the meaning of Section 368 of the Code, and that each constituent party to the transaction constitutes a “party to a reorganization” within the meaning of Section 368(b) of the Code; (ii) that no gain or loss will be recognized by the constituent parties as a result of the merger; and (iii) that each shareholder of Frontenac who exchanges his or her shares of Frontenac solely for shares of Royal will recognize no gain or loss.

(i) Minimum Shareholders’ Equity. The Frontenac Adjusted Tangible Shareholders’ Equity as of the Calculation Date shall not be less than the Frontenac Adjusted Tangible Shareholders’ Equity as of September 30, 2015 minus $250,000.00, and the Frontenac Adjusted Tangible Shareholders’ Equity as of the Closing Date shall equal or exceed the Frontenac Adjusted Tangible Shareholders’ Equity as of the Calculation Date. For purposes of clarity, the parties acknowledge that (i) the payment of Frontenac Transactional Expenses up to an aggregate amount equal to $350,000.00 plus the Deconversion Fee and (ii) the payment of Frontenac Change in Control Amounts up to $1,000,000.00 in the aggregate will not be reflected in the calculation of the Frontenac Adjusted Tangible Shareholders’ Equity.

(j) Trust Preferred Securities. Royal and Frontenac shall have prepared and executed such documents as may be reasonably required for Royal to become the successor to Frontenac by virtue of the Merger with respect to the trust preferred securities issued by Frontenac Statutory Trust I and Frontenac Statutory Trust II.

(k) Transactional Expenses and Change in Control Payments. Royal shall have received proof satisfactory to it of (i) the amount of each of the Frontenac Transactional Expenses and each Frontenac Change in Control Amount and (ii) the payment of all Frontenac Transactional Expenses and Frontenac Change in Control Amounts on or before the Closing Date, in each case together with such other documentation as Royal may reasonably request in connection therewith. Any Excess Frontenac Transactional Expenses or Excess Frontenac Change in Control Amounts will result in a corresponding dollar-for-dollar reduction to the Aggregate Merger Consideration.

(l) Bank Merger Agreement. Royal Bank and the Bank shall have entered into the Bank Merger Agreement, and such Bank Merger Agreement and the Bank Merger contemplated thereby shall have been approved by the shareholders and the boards of directors of Royal Bank and Bank, in accordance with the Banking Law and all other applicable legal requirements.

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(m) Regulatory Matters. Royal shall have become reasonably satisfied that any regulatory order, memorandum of understanding, or enforcement action to which Frontenac or any Frontenac Subsidiary is subject will not apply to Royal or Royal Bank following the Effective Time.

(n) Documents Satisfactory. All proceedings, corporate or otherwise, to be taken by the Frontenac Entities in connection with the Merger and Bank Merger, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Royal.

ARTICLE VII

Termination, Amendment, and Waiver

7.01 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Frontenac:

(a) By mutual consent of the Boards of Directors of all parties hereto; or

(b) By the Board of Directors of any party hereto at any time after September 30, 2016, if the Merger shall not theretofore have been consummated; or

(c) By the Board of Directors of any party hereto if the Missouri Division or any other federal and/or state regulatory agency whose approval is required for the consummation of the transactions contemplated hereby shall have denied approval of such transaction or if Royal reasonably determines, in good faith and after consulting with counsel, that there is a substantial likelihood that any Required Approvals will not be obtained or will only be obtained upon a condition or conditions that make it inadvisable to proceed with the Merger; or

(d) By the Board of Directors of Royal or the Board of Directors of Frontenac in the event of a material breach by the other of any representation, warranty, or agreement contained in this Agreement, including but not limited to a Material Adverse Change, which breach is not cured within 20 days (or such longer period not exceeding 40 days in the event such breach cannot reasonably be cured within 20 days and a cure is being pursued with reasonable diligence) after written notice thereof is given to the party committing such breach or waived by such other party(ies).

(e) By Frontenac, if the board of directors of Frontenac or Bank has received a Superior Proposal and, in accordance with Section 5.09, such board of directors has made a determination to engage in a Fiduciary Withdrawal; provided that Frontenac shall not terminate this Agreement pursuant to this Section 7.01(e) and neither Frontenac nor Bank shall enter into a letter of intent or definitive agreement with respect to a Superior Proposal until the expiration of ten business days following Royal’s receipt of written notice advising Royal of the Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) and identifying the person or entity making the Superior Proposal. After providing such notice, Frontenac and Bank shall provide a reasonable opportunity to Royal during the ten business day period thereafter to make such adjustments in the terms and conditions of this Agreement as would enable Frontenac and Bank to proceed with the transactions contemplated by this Agreement on such adjusted terms in lieu of the Superior Proposal.

7.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01 above, this Agreement shall forthwith become void and without further effect and there shall be no liability on the part of any party hereto or the respective officers and directors of any party, except as set forth Sections 5.01 and 9.10 (respecting confidentiality and the return of information) and in Section 5.05 (respecting payment of certain expenses), and, except that no termination of this Agreement pursuant to Section 7.01(d) shall relieve the non performing or defaulting party of any liability to any other party hereto arising from the nonperformance and/or breach prior to the date of such termination of any covenant, agreement, term, provision, representation,

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warranty required to be observed, performed, complied with and/or kept by such non performing or defaulting party; provided, however, that there shall be no liability for breach of a representation or warranty that was, when given, true and correct to the knowledge of the party giving same and which later turns out (without any other fault of the party giving same) to be incorrect.

7.03 Amendment. This Agreement and the Exhibits and Schedules hereto may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the shareholders of Frontenac; provided, however, that after any such shareholder approval no such modification shall alter the amount or change the form of the consideration contemplated by this Agreement to be received by shareholders of Frontenac or alter or change any of the terms of this Agreement if such alteration or change would materially and adversely affect the shareholders of Frontenac. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.04 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

ARTICLE VIII

Intentionally Omitted

ARTICLE IX

General Provisions

9.01 No Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any right or obligation set forth in any provision hereof may be transferred or assigned by any party hereto without the prior written consent of all other parties, and any purported transfer or assignment in violation of this Section shall be void and of no effect.

9.02 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

9.03 No Implied Waiver. No failure or delay on the part of either party hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other further exercise thereof or the exercise of any other right, power, or privilege.

9.04 Headings. Article, section, subsection, and paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

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9.05 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between and among the parties with respect to the subject matter hereof, and supersedes all prior negotiations, representations, warranties, commitments, offers, term sheets, letters of interest or intent, proposal letters, contracts, writings, or other agreements or understandings with respect thereto, including but not limited to the Original Agreement; provided, however, that the Schedules and Exhibits to the Original Agreement shall remain in full force and effect as the Schedules and Exhibits to this Agreement. Notwithstanding the foregoing, Exhibit 1.07 to the Original Agreement is hereby amended and restated in the form attached hereto as Amended and Restated Exhibit 1.07. No waiver, and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by all parties thereto.

9.06 Counterparts. This Agreement may be executed in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

9.07 Notices. All notices and other communications hereunder shall be in writing (which shall include facsimile and electronic communication) and shall be deemed to be duly received (i) on the date given if delivered personally, (ii) on the date received if mailed by registered or certified mail (return receipt requested) or by nationally recognized overnight delivery service (receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or (iii) on the day received if given by e-mail or facsimile, provided such receipt is confirmed by the party to whom the notice was addressed:

(a)	If to Royal:

Royal Bancshares, Inc.

13171 Olive Boulevard

Attention: Stephen A. Baden, President

Facsimile: (314) 212-1695

E-mail: steve.baden@royalbanksnet.com

Copy to:

Polsinelli PC

100 South Fourth Street, Suite 1000

St. Louis, Missouri 63102

Attention: Kenneth H. Suelthaus

Facsimile: (314) 231-1776

E-mail: ksuelthaus@polsinelli.com

(b)	If to Frontenac:

Frontenac Bancshares, Inc.

3330 Rider Trail Drive, South

Attention: Robert D. Roberson, President and Chief Executive Officer

Facsimile: (636) 447-1989

E-mail: rrobersn@frontenacbank.com

Copy to:

Lewis Rice LLC

600 Washington Avenue, Suite 2500

St. Louis, Missouri 63101

Attention: William M. Bolster

Facsimile: (314) 612-7850

E-mail: wbolster@lewisrice.com

Amended and Restated Agreement and Plan of Merger	Page 47

provided, however, that the providing of notice to counsel shall not, of itself, be deemed the providing of notice to a party hereto.

9.08 Governing Law. This Agreement shall be governed by the laws of the State of Missouri, and applicable federal laws and regulations. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted only in the courts of the State of Missouri, County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court serving St. Louis County, Missouri, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.10 Confidentiality. Each of the parties hereto will maintain in confidence, and will cause each of its respective representatives to maintain in confidence, and not use to the detriment of the other or its subsidiaries any written, oral, or other information obtained in confidence from the other of any of its subsidiaries in connection with this Agreement or the Merger, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation or the Merger; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Merger is not consummated, each party will return or destroy as much or such written information as the other party may reasonably request.

9.11 Principles of Construction.

(a) Unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with generally accepted accounting principles in the United States, consistently applied (“GAAP”); (iii) “or” is not exclusive; (iv) words in the singular may include the plural and in the plural include the singular; and (v) “including” means “including, but not limited to.”

(b) Whenever a representation or warranty contained in this Agreement is made to the “knowledge” of a party or a similar reference, it is understood and agreed that the party making same knows of no reason not disclosed in this Agreement or in the Schedules attached hereto to believe that such representation or warranty is false, misleading, incorrect, or omits to state a material fact necessary to prevent same from being false, misleading, or otherwise incorrect. For purposes of this Agreement, “knowledge” with respect to (i) an individual means that such individual will be deemed to have “knowledge” of a particular fact or other matter if (A) such

Amended and Restated Agreement and Plan of Merger	Page 48

individual is actually aware of such fact or other matter or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a comprehensive investigation concerning the existence of such fact or other matter; and (ii) a person (other than an individual) means that such person will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as a director, outside advisor, officer, manager, partner, executor, trustee, or ten percent or greater owner, of such person (or in any similar capacity) has “knowledge” of such fact or other matter in accordance with (i) of this subsection.

(c) “Material Adverse Change” means, with respect to Royal or Frontenac, any event, change, effect, development, state of facts, condition, circumstances, or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations, business, or prospects of Royal and the Royal Subsidiaries taken as a whole, or Frontenac and the Frontenac Subsidiaries taken as a whole, respectively; or (ii) would materially impair the ability of Royal or Frontenac to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Change” shall not include the impact of (A) changes in tax, banking, and similar laws of general applicability or interpretations thereof by courts or governmental authorities, except to the extent that such changes have a disproportionate impact on Royal or Frontenac, as the case may be, relative to the overall effects on the banking industry; (B) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on Royal or Frontenac, as the case may be, relative to the overall effects on the banking industry; (C) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent that such changes have a disproportionate impact on Royal or Frontenac, as the case may be, relative to the overall effects on the banking industry; (D) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP; (E) actions and omissions of Royal (or any Royal Subsidiary) or Frontenac (or any Frontenac Subsidiary) taken with the prior written consent of the other in contemplation of the transactions contemplated hereby; (F) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados, or other natural disasters; (G) failure of Royal (or any Royal Subsidiary) or Frontenac (or any Frontenac Subsidiary) to meet any internal financial forecasts or any earnings projections (whether made by Royal, Frontenac, or any other person); (H) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees; or (I) the effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

(e) This Agreement amends and restates certain provisions of the Original Agreement and restates the terms of the Original Agreement in their entirety. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms, and provisions of this Agreement, shall have effect as of the Effective Date unless expressly stated otherwise in this Agreement.

Amended and Restated Agreement and Plan of Merger	Page 49

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the l0th day of March, 2016.

ROYAL:	ROYAL BANCSHARES, INC.

	By	/s/ Stephen A. Baden
Stephen A. Baden, President

ACQUISITION SUBSIDIARY:	ROYAL ACQUISITION LLC

	By	/s/ Stephen A. Baden
Stephen A. Baden, Co-Manager

By
Linda G. Renner, Co-Manager

FRONTENAC:	FRONTENAC BANCSHARES, INC.

By
Robert D. Roberson, President and Chief Executive Officer

Amended and Restated Agreement and Plan of Merger	Page 50

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the l0th day of March, 2016.

ROYAL:	ROYAL BANCSHARES, INC.

By
Stephen A. Baden, President

ACQUISITION SUBSIDIARY:	ROYAL ACQUISITION LLC

By
Stephen A. Baden, Co-Manager

	By	/s/ Linda G. Renner
Linda G. Renner, Co-Manager

FRONTENAC:	FRONTENAC BANCSHARES, INC.

By
Robert D. Roberson, President and Chief Executive Officer

Amended and Restated Agreement and Plan of Merger	Page 51

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the l0th day of March, 2016.

ROYAL:	ROYAL BANCSHARES, INC.

By
Stephen A. Baden, President

ACQUISITION SUBSIDIARY:	ROYAL ACQUISITION LLC

By
Stephen A. Baden, Co-Manager

By
Linda G. Renner, Co-Manager

FRONTENAC:	FRONTENAC BANCSHARES, INC.

	By	/s/ Robert D. Roberson
Robert D. Roberson, President and Chief Executive Officer

Amended and Restated Agreement and Plan of Merger	Page 52

AMENDED AND RESTATED EXHIBIT 1.07

EXAMPLE MERGER CONSIDERATION CALCULATIONS

The Exhibit follows this page.

Exhibit 1.07 - 1

Illustration of Exchange Ratio Calculation at Various Times

At September 30, 2015

Frontenac Common Shares Outstanding (a)	5,251,270	(a)
Frontenac Common Shares Issued - September 2015 (b)	25,000	(b)

Frontenac Common Shares Outstanding (c)	5,276,270	(c) = (a) + (b)

Frontenac Series A Convertible Preferred Stock at Liquidation Value (f)	$2,180,725
Total Frontenac Series A Preferred Stock Dividend Accrual (m)	202,989

Frontenac Series A Convertible Preferred Stock & Accumulated Dividends on Frontenac Series A Convertible Preferred Stock (n)	$2,383,714	(n) = (f) + (m)
Frontenac Series A Preferred Stock Conversion Price (o)	$1.30
Frontenac Common Stock Issuable Upon Conversion of Series A Convertible Preferred Stock (“Frontenac Preferred Stock”) (p)	1,833,626	(p) = (n) / (o)

Combined Frontenac Common Stock (q)	7,109,896	(q) = (c) + (p)

Frontenac Consolidated Tangible Shareholders’ Equity as of September 30, 2015 (r)	$24,055,000

Aggregate Merger Consideration Multiple (t)	1.10
Aggregate Merger Consideration (u)	$26,460,500	(u) = (r) * (t)
Increase in Aggregate Merger Consideration ($350 thousand) plus payment of rentention bonuses by Royal ($1.0 million) and IT system conversion costs ($308 thousand) (v)	1,657,858

Aggregate Merger Consideration & Increase in Aggregate Merger Consideration ($350 thousand) plus payment of rentention bonsuses by Royal ($1.0 million) and IT system conversion costs ($308 thousand) (w)	$28,118,358	(w) = (u) + (v)

Frontenac Per Share Value (x)	$3.72	(x) = (u) / (q)

Royal Adjusted Tangible Shareholders’ Equity as of September 30, 2015 (z)	$57,654,168
Royal Adjusted Tangible Shareholders’ Equity Multiple (aa)	1.0
Royal Adjusted Tangible Shareholders’ Equity (bb)	$57,654,168	(bb) = (z) * (aa)
Royal Common Shares Outstanding (cc)	62,072
Royal per Share Value (dd)	$928.83	(dd) = (bb) / (cc)

Exchange Ratio (Excluding Frontenac Transactional Expenses (Maximum Amount) ) (ee)	0.0040	(ee) = (x) / (dd)

Frontenac Series A Preferred Stock Dividend Accrual Calculation
Frontenac Series A Preferred Stock (Shares) (d)	87,229
Frontenac Series A Preferred Stock Liquidation Value (e)	$25.00

Aggregate Proceeds / Liquidation Value (f)	$2,180,725	(f) = (d) * (e)

Frontenac Series A Preferred Stock Dividend Rate (g)	9.00%
Frontenac Series A Preferred Stock Dividend Payment Dates per Year (h)	4

Frontenac Series A Preferred Stock Dividend Accrual - December 31, 2014 (i)	$49,066	(i) = (f) * ( (g) / (h) )
Frontenac Series A Preferred Stock Dividend Accrual - March 31, 2015 (j)	50,170	(j) = (f + i) * ( (g) / (h) )
Frontenac Series A Preferred Stock Dividend Accrual - June 30, 2015 (k)	51,299	(k) = (f + i + j) * ( (g) / (h) )
Frontenac Series A Preferred Stock Dividend Accrual - September 30, 2015 (l)	52,453	(l) = (f + i + j + k) * ( (g) / (h) )

Total Frontenac Series A Preferred Stock Dividend Accrual (m)	$202,989	(m) = (i + j + k + l)

Annex B

November 9, 2015

Board of Directors

Frontenac Bancshares, Inc.

3330 Rider Trail Drive, South

Earth City, Missouri 63045

Members of the Board:

You have requested Sheshunoff & Co. Investment Banking (“Sheshunoff”) to render its opinion as to the fairness, from a financial point of view, to the shareholders of Frontenac Bancshares, Inc., Earth City, Missouri (“Frontenac”), a Missouri corporation, of the consideration to be paid to the Frontenac shareholders in the proposed merger of Frontenac with and into Royal Bancshares, Inc. (“Royal”), St. Louis, Missouri, a Missouri corporation (the “Merger”).

Pursuant to an Agreement and Plan of Merger dated on or about October 30, 2015 (the “Agreement”), Royal has agreed to pay 1.10 times the Frontenac Adjusted Tangible Shareholders’ Equity as of the end of the calendar month immediately preceding the Closing Date. As of September 30, 2015, the aggregate merger consideration was equal to approximately $26,461,000 (the “Merger Consideration”). The Merger Consideration will be paid in Royal common stock or cash for all of the outstanding shares of common and preferred stock of Frontenac. The cash consideration is limited to 25% of the aggregate Merger Consideration. The value of the total Merger Consideration may be adjusted pursuant to the terms of the Agreement.

Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for tax, financial reporting, corporate and other purposes. Sheshunoff is experienced in these activities and has performed assignments similar in nature to that requested by Frontenac.

In connection with its opinion, Sheshunoff, among other things:

1.	Reviewed the latest draft of the Agreement dated October 30, 2015;

2.	Discussed the terms of the Agreement with the management of Frontenac and Frontenac’s legal counsel;

3.	Conducted conversations with the management of Frontenac regarding recent and projected financial performance of Frontenac;

4.	Evaluated the financial condition of Frontenac and Royal based upon a review of regulatory reports for the five-year period ended December 31, 2014 and interim period through September 30, 2015, and internally-prepared financial reports for Frontenac and Royal for the interim period through September 30, 2015;

5.	Compared Frontenace’s recent operating results with those of certain other banks in the United States and the Midwest Region of the United States as defined by SNL Financial that have recently been acquired;

6.	Compared the pricing multiples for Frontenac in the Merger to recent acquisitions of banks in the United States and the Midwest Region of the United States as defined by SNL Financial with similar characteristics to Frontenac;

901 South Mopac Expressway, Building V, Suite 140, Austin, TX 78746 | Phone 800.279.2241 | Fax 512.479.8200

Board of Directors

Frontenac Bancshares, Inc.

November 9, 2015

7.	Analyzed the present value of the after-tax cash flows based on projections on a stand- alone basis provided by Frontenac through the period ending September 30, 2020;

8.	Reviewed the potential pro forma impact of the Merger on the combined company’s results and certain financial performance measures of Frontenac and Royal;

9.	Estimated the non-marketable value of a share of Royal’s common stock;

10.	Discussed certain matters regarding Royal’s regulatory standing, financial performance, and business prospects with Royal executives and representatives;

11.	Reviewed certain internal information regarding Royal that Sheshunoff deemed relevant;

12.	Reviewed the historical stock price data and trading volume of Royal’s privately-held common stock, as provided by Royal; and

13.	Performed such other analyses deemed appropriate.

For the purposes of this opinion, Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Frontenac for the purposes of this opinion. Sheshunoff assumed that any projections provided or approved by Frontenac were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Frontenac’s management. Sheshunoff has assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff assumes no responsibility for and expresses no opinion on any such projections or the assumptions on which they are based. In addition, where appropriate, Sheshunoff relied upon publicly available information that is believed to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Frontenac or Royal nor was Sheshunoff furnished with any such appraisals. Sheshunoff assumed that any off-balance sheet activities of Frontenac or Royal will not materially and adversely impact the future financial position or results of operations of Royal after the Merger. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowances for loan and lease losses and assumed that such allowances for Frontenac and Royal are adequate to cover their respective losses. In addition, we have not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of Frontenac or Royal nor has Sheshunoff been furnished with any such evaluations or appraisals. Sheshunoff did not perform an onsite review of Frontenac or Royal in the preparation of this opinion.

Sheshunoff assumed that the latest draft of the Agreement, as provided to Sheshunoff, will be without any amendment or waiver of, or delay in the fulfillment of, any terms or conditions set forth in the terms provided to Sheshunoff or any subsequent development that would have a material adverse effect on Frontenac or Royal and thereby on the results of our analyses. For the purposes of this opinion, we have assumed that Royal will be able to obtain all of the necessary financing, if needed, to complete the Merger in a timely manner and without terms and conditions that would adversely affect the Merger. Sheshunoff assumed that any and all regulatory approvals, if required, will be received in a timely fashion and without any conditions or requirements that could adversely affect the operations or financial condition of Royal after the completion of the Merger.

Sheshunoff’s opinion is necessarily based on economic, market, regulatory, and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion and the resulting conclusion, and we assume no responsibility for advising any person of any change in any matter affecting this opinion. Sheshunoff assumed that there are no material changes in the assets, financial condition, results of operations, regulatory standing, business or prospects of Frontenac since the date of the last financial statement reviewed by us. Frontenac’s

Board of Directors

Frontenac Bancshares, Inc.

November 9, 2015

management has advised us that they know of no additional information that would have a material effect on this opinion. This opinion does not address any legal, regulatory, tax or accounting matters, as to which Frontenac has informed us that they have received such advice as they deem necessary from qualified professionals.

Sheshunoff expresses no opinion on the underlying decision by Frontenac to engage in the Merger or the relative merits of the Merger as compared to the other transactions or business strategies that might be available to Frontenac. This opinion is not an appraisal or opinion of value but is limited to the fairness of the Merger, from a financial point of view, to the Frontenac shareholders. We do not express any view, nor does this opinion, on any other term or aspect of the Merger, including, without limitation, (i) the fairness of the Merger to any class of securities, creditors or constituencies of Frontenac or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of Frontenac resulting directly or indirectly from the completion of the transactions as contemplated in the Merger.

This letter and the opinion expressed herein do not constitute a recommendation to any shareholder as to any approval of the Merger. Sheshunoff is an independent contractor for the purposes of this engagement and owes its duty solely to Frontenac and not to any third party, including, without limitation, any individual board members or shareholders. Sheshunoff specifically disclaims any liability or fiduciary duties to Frontenac’s shareholders or any third parties. It is understood that this letter, and the opinion expressed herein, is for the information of the Board of Directors of Frontenac and may not be used for any other purpose without Sheshunoff’s prior written consent, except as may be required by law or by a court of competent jurisdiction and except that this opinion may be included in any filing with respect to the Merger with the Securities and Exchange Commission or proxy statement or similar communication to Frontenac’s shareholders provided that this opinion is included in its entirety.

Sheshunoff’s fairness opinion is solely for the information of the Board of Directors of Frontenac in the discharge of its fiduciary obligations and not for any other third party, including, without limitation, individual board members or Frontenac shareholders. Frontenac retained Sheshunoff based upon Sheshunoff’s reputation in bank valuations, mergers and acquisitions, and familiarity with the banking business. Frontenac placed no limit on the scope of our analyses. In addition, Frontenac agreed to reimburse Sheshunoff’s expenses and to indemnify Sheshunoff and its officers, employees and affiliates for certain liabilities that may arise out of this engagement.

Sheshunoff will receive a fee for rendering its opinion that is not contingent upon the completion of the Merger and additional fees that are contingent upon consummation of the Merger. Sheshunoff has provided other services to the Company for which they have received compensation during the last two years. This opinion and the analyses supporting it were approved by a fairness committee of Sheshunoff.

Based on the foregoing and such other matters Sheshunoff deemed relevant, it is our opinion, as of the date hereof, that the consideration to be received pursuant to the Merger is fair to the Frontenac shareholders, from a financial point of view.

Very truly yours,

/s/ SHESHUNOFF & CO.
INVESTMENT BANKING, L.P.

November 10, 2015

Board of Directors

Royal Bancshares, Inc.

8021 Olive Boulevard

Saint Louis, MO 63130

Ladies and Gentlemen:

Royal Bancshares, Inc. (“Royal”), Royal Acquisition LLC, a wholly-owned subsidiary of Royal (“Acquisition Subsidiary”), and Frontenac Bancshares, Inc. (“Frontenac”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Frontenac will merge with and into Acquisition Subsidiary (the “Merger”), with Acquisition Subsidiary surviving the Merger. Pursuant to the terms of the Agreement, each holder of Combined Frontenac Common Stock at the Effective Time shall be entitled to elect to receive in exchange for each share of Combined Frontenac Common Stock held immediately prior to the Effective Date, one of the following: (i) the Per Share Stock Consideration for each of such holder’s shares of Combined Frontenac Common Stock, subject to the limitations on distribution of shares of Royal Class AA Common Stock to former holders of Combined Frontenac Common Stock who are not accredited investors; or (ii) the Per Share Cash Consideration for each of such holder’s shares of Combined Frontenac Common Stock, subject to (A) the limitation on the aggregate cash payments to former holders of Combined Frontenac Common Stock and (B) the limitations on distribution of shares of Royal Class AA Common Stock to former holders of Combined Frontenac Common Stock who are not accredited investors. The Per Share Cash Consideration and the Per Share Stock Consideration are collectively referred to herein as the “Per Share Merger Consideration.” Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to Royal.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill,” “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement, dated November 10, 2015; (ii) certain internal financial statements and historical financial information of Royal, as provided by the senior management of Royal, as well as certain publicly available financial statements and other historical financial information of Royal’s subsidiary that we deemed relevant; (iii) certain internal financial statements and historical financial information of Frontenac, as provided by the senior management of Frontenac, as well as certain publicly available financial statements and other historical financial information of Frontenac’s subsidiary that we deemed relevant; (iv) financial projections for Royal for the years ending December 31, 2015 through December 31, 2018, as discussed with and confirmed by the senior management of Royal; (v) internal financial projections for Frontenac for the years ending December 31, 2015 through December 31, 2017, as provided by the senior management of Frontenac, and an estimated long term earnings growth rate for the years thereafter; (vi) the pro forma financial impact of the Merger on Royal based on assumptions relating to the conversion of Frontenac convertible preferred stock and the associated accrued and unpaid dividends (the “Frontenac Preferred Stock

SANDLER O‘NEILL + PARTNERS, L.P .

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7800 / (800) 635-6851

www.sandleroneill.com

Conversion”), as provided by the senior management of Frontenac and reviewed with the senior management of Royal, as well as assumptions relating to purchase accounting adjustments, as provided by Royal senior management, estimated transaction expenses, a core deposit intangible asset and cost savings; (vii) a comparison of certain financial information for Royal and Frontenac with similar institutions for which information is publicly available; (viii) the financial terms of certain recent mergers and acquisitions in the commercial banking industry (on a regional and national basis), to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Royal the business, financial condition, results of operations and prospects of Royal and held similar discussions with certain members of senior management of Frontenac regarding the business, financial condition, results of operations and prospects of Frontenac.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Royal or Frontenac or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied, at the direction of Royal, without independent verification or investigation, on the assessments of the management of Royal as to its existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of Royal and Frontenac that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Royal or Frontenac or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Royal or Frontenac or their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Royal or Frontenac, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Royal or Frontenac, or any of their respective subsidiaries.

In preparing its analyses, Sandler O’Neill used financial projections for Royal for the years ending December 31, 2015 through December 31, 2018, as discussed with and confirmed by the senior management of Royal, as well as internal financial projections for Frontenac for the years ending December 31, 2015 through December 31, 2017, as provided by the senior management of Frontenac. Sandler O’Neill also received and used in its pro forma analysis certain assumptions relating to the Frontenac Preferred Stock Conversion, as provided by the senior management of Frontenac and reviewed with the senior management of Royal, as well as certain purchase accounting adjustments, as provided by Royal senior management. With respect to those projections, estimates and judgments, the respective managements of Royal and Frontenac confirmed to us that those projections, estimates and judgments reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of Royal and Frontenac, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Royal’s or Frontenac’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Royal and Frontenac will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Royal, Frontenac or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Royal has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Royal’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee from Royal for rendering this opinion which fairness opinion fee will be credited in full towards the fee payable to us upon consummation of the Merger. Royal has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Royal, Frontenac or their respective affiliates.

Our opinion is directed to the Board of Directors of Royal in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of either Royal or Frontenac as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to Royal and does not address the underlying business decision of Royal to engage in the Merger, the form or structure of the Merger and/or other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Royal or the effect of any other transaction in which Royal might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any Royal or Frontenac officer, director or employee, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair to Royal from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex D

Shareholder entitled to appraisal and payment of fair value, when—remedy exclusive, when.

351.455. 1. Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

(1) Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;

(2) Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;

(3) Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and

(4) Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the merger or consolidation.

2. The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:

(1) Fails to file a written objection prior to or at such meeting;

(2) Fails to make demand within the twenty-day period; or

(3) In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;

shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

3. Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.

4. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

5. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

6. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

7. When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

Annex E

Independent Auditors’ Report

The Board of Directors

Frontenac Bancshares, Inc.:

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Frontenac Bancshares, Inc. and subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frontenac Bancshares, Inc. and subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ Cummings, Ristau & Associates, P.C.

St. Louis, Missouri

February 26, 2016

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2015 and 2014

	2015	2014
ASSETS
Cash and due from banks (note 2)	$1,680,156	1,819,343
Federal funds sold	—	143,885
Interest-earning demand deposits in other financial institutions	6,940,974	10,187,388
Interest-earning time deposits in other financial institutions	7,201,762	6,442,000
Investments in available-for-sale debt securities, at fair value (note 3)	51,686,350	31,684,643
Loans (notes 4 and 9)	196,903,441	201,670,960
Less:
Deferred loan fees	(83,570)	(8,182)
Reserve for possible loan losses	(3,923,017)	(4,652,200)

Net loans	192,896,854	197,010,578

Mortgage loans held for sale	141,428	585,340
Bank premises and equipment, net (note 5)	6,539,202	6,785,472
Accrued interest receivable	751,282	638,599
Bank-owned life insurance policies	2,039,450	—
Other real estate owned	7,900,250	8,699,807
Other assets (note 7)	8,344,257	7,983,815

	$286,121,965	271,980,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits (note 6):
Noninterest-bearing	$7,037,675	8,033,842
Interest-bearing	229,997,897	225,915,864

Total deposits	237,035,572	233,949,706
Short-term borrowings (note 8)	7,141,644	3,432,741
Federal Home Loan Bank borrowings (note 9)	6,300,000	—
Subordinated debentures (note 10)	10,000,000	10,000,000
Accrued interest payable	531,874	199,905
Other liabilities	1,215,940	1,205,701

Total liabilities	262,225,030	248,788,053

Commitments and contingencies (notes 13 and 14) Stockholders’ equity (notes 12 and 15):
Preferred stock, no par value; 5,000,000 shares authorized, 87,229 shares issued and outstanding	2,180,725	2,180,725
Common stock, $0.01 par value; 10,000,000 shares authorized, 5,305,516 and 5,255,516 shares issued and outstanding at December 31, 2015 and 2014, respectively	53,055	52,555
Surplus	29,110,597	29,011,097
Accumulated deficit	(6,627,934)	(7,464,014)
Treasury stock, at cost – 29,246 shares	(700,740)	(700,740)
Accumulated other comprehensive income – net unrealized holding gains (losses) on available-for-sale debt securities	(118,768)	113,194

Total stockholders’ equity	23,896,935	23,192,817

	$286,121,965	271,980,870

See accompanying notes to consolidated financial statements.

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Interest income:
Interest and fees on loans (note 4)	$8,797,091	8,790,371	9,673,850
Interest on debt securities:
Taxable interest income	637,283	740,174	485,617
Exempt from federal income taxes	89,048	78,024	292,649
Interest on short-term investments	185,869	142,541	119,613

Total interest income	9,709,291	9,751,110	10,571,729

Interest expense:
Interest on deposits (note 6)	1,581,314	1,433,783	1,643,871
Interest on short-term borrowings (note 8)	15,559	7,057	7,823
Interest on Federal Home Loan Bank borrowings (note 9)	20,521	112,178	244,500
Interest on notes payable (note 10)	—	—	6,677
Interest on subordinated debentures (note 10)	312,648	342,477	368,067

Total interest expense	1,930,042	1,895,495	2,270,938

Net interest income	7,779,249	7,855,615	8,300,791
Provision for possible loan losses (note 4)	424,510	—	139,999

Net interest income after provision for possible loan losses	7,354,739	7,855,615	8,160,792

Noninterest income
Service charges on deposit accounts	49,420	50,716	52,788
Net gains on sales of securities (note 3)	465,038	32,728	2,463
Increase in cash surrender value of life insurance policies	39,450	—	—
Other noninterest income (note 5)	155,080	163,255	362,674

Total noninterest income	708,988	246,699	417,925

Noninterest expense:
Salaries and employee benefits (note 11)	3,797,981	3,967,227	3,919,286
Other real estate owned expense	317,568	921,819	1,237,805
Occupancy and equipment expense (note 5)	1,007,562	1,028,459	969,757
FDIC and state assessments	381,938	624,770	622,662
Professional fees	255,548	367,840	393,143
Data processing	222,602	184,128	196,874
Other noninterest operating expenses	842,677	880,261	968,593

Total noninterest expense	6,825,876	7,974,504	8,308,120

Income before applicable income taxes	1,237,851	127,810	270,597

Applicable income tax (benefit) (note 7)	401,771	(6,559,805)	—

Net income	$836,080	6,687,615	270,597

Per share amounts:
Basic earnings per share	$0.16	1.29	0.06
Basic weighted average common shares outstanding	5,249,484	5,193,665	4,764,982
Diluted earnings per share	$0.12	1.19	0.06
Diluted weighted average common shares outstanding	6,926,967	5,616,493	4,764,982

See accompanying notes to consolidated financial statements.

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Net income	$836,080	6,687,615	270,597

Other comprehensive income (loss) before tax:

Net unrealized gains on available-for-sale debt securities	90,906	1,476,068	(1,709,366)

Less reclassification adjustment on available-for-sale debt Security sale gains included in noninterest income in the consolidated statements of income	(465,038)	(32,728)	(2,463)

Other comprehensive income (loss) before tax	(374,132)	1,443,340	(1,711,829)
Income tax related to items of other comprehensive income (loss), net of $172,651, $12,151, and $914 relating to amounts reclassified out of accumulated other comprehensive income in 2015, 2014, and 2013, respectively	(142,170)	535,858	(633,373)

Other comprehensive income (loss), net of tax	(231,962)	907,482	(1,078,456)

Total comprehensive income (loss)	$604,118	7,595,097	(807,859)

See accompanying notes to consolidated financial statements.

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2015, 2014, and 2013

						Accumulated
						other	Total
	Preferred	Common		Accumulated	Treasury	comprehensive	stockholders’
	stock	stock	Surplus	deficit	stock	income	equity
Balance at December 31, 2012	$—	18,405	25,630,247	(14,422,226)	(700,740)	284,168	10,809,854
Net income	—	—	—	270,597	—	—	270,597
Issuance of 315,000 shares from conversion of notes payable to directors	—	3,150	311,850	—	—	—	315,000
Issuance of 3,000,000 shares	—	30,000	2,970,000	—	—	—	3,000,000
Net unrealized losses on available-for-saledebt securities, net of related taxes	—	—	—	—	—	(1,078,456)	(1,078,456)

Balance at December 31, 2013	—	51,555	28,912,097	(14,151,629)	(700,740)	(794,288)	13,316,995
Net income	—	—	—	6,687,615	—	—	6,687,615
Issuance of 87,229 shares of preferred stock	2,180,725	—	—	—	—	—	2,180,725
Issuance of 100,000 shares of common stock	—	1,000	99,000	—	—	—	100,000
Net unrealized holding gains on available-for-sale debt securities, net of related taxes	—	—	—	—	—	907,482	907,482

Balance at December 31, 2014	2,180,725	52,555	29,011,097	(7,464,014)	(700,740)	113,194	23,192,817
Net income	—	—	—	836,080	—	—	836,080
Issuance of 50,000 shares of common stock	—	500	99,500	—	—	—	100,000
Net unrealized holding losses on available-for-sale debt securities, net of related taxes	—	—	—	—	—	(231,962)	(231,962)

Balance at December 31, 2015	$2,180,725	53,055	29,110,597	(6,627,934)	(700,740)	(118,768)	23,896,935

See accompanying notes to consolidated financial statements.

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Cash flows from operating activities:
Net income	$836,080	6,687,615	270,597
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	773,903	843,115	1,234,917
Provision for possible loan losses	424,510	—	139,999
Net gains on sale of securities	(465,038)	(32,728)	(2,463)
Net gains on sales of mortgage loans in secondary market	(11,079)	(31,962)	(55,297)
Net losses on sales or write-downs of other real estate owned	202,748	650,773	858,740
Net losses (gains) on disposal of fixed assets	662	(16,105)	—
Deferred income tax expense	401,771	86,047	85,658
Increase in cash surrender value of life insurance policies	(39,450)	—	—
Reversal of valuation reserve for deferred tax assets	—	(6,645,852)	(85,658)
Mortgage loans originated for sale in secondary market	(588,588)	(2,141,340)	(3,281,610)
Proceeds from sales of mortgage loans in secondary market	1,043,579	1,587,962	3,849,713
Decrease (increase) in accrued interest receivable	(112,683)	99,134	85,105
Increase (decrease) in accrued interest payable	331,969	(1,435,704)	254,217
Other operating activities, net	(137,704)	(4,661)	722,322

Net cash provided by (used in) operating activities	2,660,680	(353,706)	4,076,240

Cash flows from investing activities:
Net increase in interest-earning time deposits in other financial institutions	(759,762)	(2,012,000)	235,000
Purchase of available-for-sale debt securities	(33,332,345)	(20,554,460)	(23,048,883)
Proceeds from maturities of and principal payments on available-for-sale debt securities	1,576,832	4,172,260	10,210,282
Proceeds from sales of available-for-sale debt securities	11,366,127	21,454,108	10,245,148
Redemption (purchase) of Federal Home Loan Bank stock	(472,100)	257,800	68,400
Net decrease (increase) in loans	3,792,895	(10,459,362)	926,642
Purchase of bank premises and equipment, net	(49,710)	(79,223)	(55,045)
Purchase of bank-owned life insurance policies	(2,000,000)	—	—
Proceeds from insubstance other real estate owned payments	493,128	4,351,533	620,171
Proceeds from sale of other real estate owned	—	3,558,506	5,457,124
Construction expenditures to finish other real estate owned	—	(17,977)	(117,027)

Net cash provided by (used in) investing activities	(19,384,935)	671,185	4,541,812

Cash flows from financing activities:
Net increase (decrease) in deposits	3,085,866	(3,651,493)	(14,346,116)
Net increase in short-term borrowings	3,708,903	2,565,925	683,591
Proceeds from common stock issuance	100,000	100,000	3,000,000
Repayment of notes payable	—	—	(3,082,211)
Proceeds from preferred stock issuance	—	2,180,725	—
Proceeds from Federal Home Loan Bank borrowings	6,300,000	—	—
Repayment of Federal Home Loan Bank borrowings	—	(7,000,000)	—

Net cash provided by (used in) financing activities	13,194,769	(5,804,843)	(13,744,736)

Net decrease in cash and cash equivalents	(3,529,486)	(5,487,364)	(5,126,684)
Cash and cash equivalents at beginning of year	12,150,616	17,637,980	22,764,664

Cash and cash equivalents at end of year	$8,621,130	12,150,616	17,637,980

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,598,073	3,331,199	2,016,721
Noncash transactions:
Conversion of notes payable to common stock	—	—	315,000
Transfers to other real estate owned in settlement of loans	52,162	4,220,196	2,325,454
Loans made to facilitate the sale of other real estate owned	155,843	1,304,729	469,396

See accompanying notes to consolidated financial statements.

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Frontenac Bancshares, Inc. (the Company) provides a full range of banking services to individual and corporate customers throughout St. Louis and St. Charles counties in Missouri through the branch locations of its wholly owned subsidiary, Frontenac Bank (the Bank). The Company and Bank are subject to competition from other financial and nonfinancial institutions providing financial products throughout St. Louis and St. Charles counties in Missouri. Additionally, the Company and Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.

The accounting and reporting policies of the Company conform to generally accepted accounting principles within the banking industry. In compiling the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates which are particularly susceptible to change in a short period of time include the determination of the reserve for possible loan losses, and valuation of other real estate owned and deferred tax assets. Actual results could differ from those estimates.

Following is a description of the more significant of the accounting policies of the Company and Bank:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Accounting

The Company and Bank utilize the accrual basis of accounting, which includes in the total of net income all revenues earned and expenses incurred, regardless of when actual cash payments are received or paid. The Company and Bank are also required to report comprehensive income, of which net income is a component. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period, except those resulting from investments by, and distributions to, owners, and cumulative effects of accounting changes and certain tax benefits recorded directly to capital. The components of accumulated other comprehensive income are as follows at December 31, 2015, 2014, and 2013:

	2015	2014	2013
Net unrealized gains (losses) on available-for-sale securities	$(191,560)	182,572	(1,260,768)
Deferred tax effect	72,792	(69,378)	466,480

	$(118,768)	113,194	(794,288)

Cash Flow Information

For purposes of the consolidated statements of cash flows, cash equivalents include cash and due from banks, interest-earning demand deposits in other financial institutions, and federal funds sold. Certain balances maintained in other financial institutions generally exceed the level of deposits insured by the Federal Deposit Insurance Corporation (FDIC).

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Earnings Per Share

Basic earnings per share data is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the year, assuming the conversion of preferred shares to common shares at the beginning of the period.

Investments in Debt Securities

The Bank classifies its debt securities into one of three categories at the time of purchase: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those debt securities which the Bank has the ability and intent to hold until maturity. All other debt securities not included in trading or held-to-maturity, and any equity securities, are classified as available-for-sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities (for which no securities were so designated at December 31, 2015 and 2014) would be recorded at amortized cost, adjusted for the amortization of premiums or accretion of discounts. Holding gains and losses on trading securities (for which no securities were so designated at December 31, 2015 and 2014) would be included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a component of other comprehensive income in stockholders’ equity until realized. Transfers of securities between categories would be recorded at fair value at the date of transfer. Unrealized holding gains and losses would be recognized in earnings for transfers into the trading category.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Amortization of premiums and accretion of discounts for mortgage-backed securities are recognized as interest income using the interest method, which considers the timing and amount of prepayments of the underlying mortgages in estimating future cash flows for individual mortgage-backed securities. For other debt securities, premiums and discounts are amortized or accreted over the lives of the respective securities, with consideration of historical and estimated prepayment rates, as an adjustment to yield using the interest method. Interest income is recognized when earned. Realized gains and losses from the sale of any securities classified as available- for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are reflected in operations as realized losses. In estimating other-than-temporary impairment losses, management systematically evaluates investment securities for other-than-temporary declines in fair value on a quarterly basis. The analysis requires management to consider various factors, which include the present value of the cash flows expected to be collected compared to the amortized cost of the security, the duration and magnitude of the decline in value, the financial condition of the issuer or issuers, the structure of the security, and the intent to sell the security or whether it is more likely than not that the Bank would be required to sell the security before its anticipated recovery in market value.

Loans

Interest on loans is credited to income based on the principal amount outstanding. Loans are considered delinquent whenever interest and/or principal payments have not been received when due. The recognition of interest income is generally discontinued when a loan becomes 90 days delinquent or when, in management’s

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

judgment, the interest is not collectible in the normal course of business. Subsequent payments received on such loans are applied to principal if any doubt exists as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected. The Bank considers a loan impaired when all amounts due – both principal and interest – will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. When measuring impairment for loans, the expected future cash flows of an impaired loan are discounted at the loan’s effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral (using observable market prices) for a collateral-dependent loan; however, the Bank measures impairment based on the fair value of the collateral, if foreclosure is probable.

Loan origination fees and certain direct loan origination costs are deferred and recognized as an adjustment to interest income over the lives of the related loans using the interest method.

The reserve for possible loan losses is available to absorb loan charge-offs. The reserve is increased by provisions charged to operations and is reduced by loan charge-offs less recoveries. Loans are partially or fully charged off when Bank management believes such amounts are uncollectible, either through collateral liquidation or cash payment. Management utilizes a systematic, documented approach in determining the appropriate level of the reserve for possible loan losses. The level of the reserve reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political, and regulatory conditions; and probable losses inherent in the current loan portfolio. The determination of the appropriate level of the reserve for possible loan losses inherently involves a degree of subjectivity and requires the Bank to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of the Bank’s control, may require an increase in the reserve for possible loan losses.

Management believes the reserve for possible loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on changes in economic conditions, particularly depressed collateral values. Additionally, various regulatory agencies, as an integral part of the examination process, periodically review the Bank’s reserve for possible loan losses. Such agencies may require the Bank to add to the reserve for possible loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

Mortgage Banking Operations

The Bank’s mortgage banking operations include the origination of long-term, fixed-rate residential mortgage loans for sale in the secondary market. Upon receipt of an application for a residential real estate loan, the Bank generally locks in an interest rate with the applicable investor and, at the same time, locks into an interest rate with the customer. This practice minimizes the Bank’s exposure to risk resulting from interest rate fluctuations. Upon disbursement of the loan proceeds to the customer, the loan is delivered to the applicable investor. Sales

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

proceeds are generally received shortly thereafter. Therefore, no loans held for sale are included in the Bank’s loan portfolio at any point in time, except those loans for which the sale proceeds have not yet been received. Such loans are maintained at the lower of cost or market value, based on the outstanding commitments from the applicable investors for such loans.

Loan origination fees are recognized upon the sale of the related loans and included in the consolidated statements of income as noninterest income from mortgage banking operations. The Bank does not retain the servicing rights for any such loans sold in the secondary market.

Bank Premises and Equipment

Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment are computed over the expected lives of the assets, or the related lease term for leasehold improvements, using the straight-line method. Estimated useful lives are 40 years for buildings and 3 to 15 years for leasehold improvements, furniture, fixtures, and equipment. Expenditures for major renewals and improvements of bank premises and equipment are capitalized (including related interest expense), and those for maintenance and repairs are expensed as incurred.

Certain long-lived assets, such as bank premises and equipment, must be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. In such situations, recoverability of assets to be held and used would be measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets were considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets, using observable market prices. Assets to be disposed of would be reported at the lower of the carrying amount or estimated fair value, less estimated selling costs.

Other Real Estate Owned

Other real estate owned represents property acquired through foreclosure, or deeded to the Bank in lieu of foreclosure, for loans on which borrowers have defaulted as to payment of principal and interest. The properties acquired are initially recorded at the lower of the Bank’s carrying amount or fair value, using observable market prices (less estimated selling costs). Valuations are periodically performed by management, and an allowance for losses is established by means of a charge to noninterest expense if the carrying value of a property exceeds its fair value, less estimated selling costs. Subsequent increases in the fair value (less estimated selling costs) would be recorded through a reversal of the allowance, but not below zero. Costs related to development and improvement of property are capitalized, while costs relating to holding the property are expensed. Of the $7,900,250 of other real estate owned at December 31, 2015, $112,800 consisted of residential real estate properties. Additionally, the Bank had no residential mortgages in process of foreclosure at December 31, 2015.

Federal Home Loan Bank Stock

Included in other assets is common stock of the Federal Home Loan Bank of Des Moines, which is administered by the Federal Housing Finance Board. As a member of the Federal Home Loan Bank System, the Bank is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of Des Moines. The stock is recorded at cost, which represents redemption value. At December 31, 2015 and 2014, the carrying amount of this investment was $837,500 and $365,400, respectively.

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Securities Sold Under Agreements to Repurchase

The Bank enters into sales of securities under agreements to repurchase such securities at a specified future date. Such repurchase agreements are considered financing arrangements and, accordingly, the obligation to repurchase assets sold is reflected as a liability in the consolidated balance sheets. Repurchase agreements are collateralized by debt securities which are under the control of the Bank.

Reserve for Unfunded Commitments

A reserve for unfunded commitments is maintained at a level believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities (including unfunded loan commitments and standby letters of credit) and is included in other liabilities in the consolidated balance sheets. The determination of the appropriate level of the reserve is based upon an evaluation of the unfunded credit facilities, including an assessment of historical commitment utilization experience and credit risk grading. Net adjustments to the reserve for unfunded commitments are included in other noninterest expense in the consolidated statements of income.

Income Taxes

The Company and Bank file consolidated federal and state income tax returns. Applicable income tax expense is computed based on reported income and expenses, adjusted for permanent differences between reported and taxable income. Penalties and interest assessed by income taxing authorities are included in income tax expense in the year assessed, unless such amounts relate to an uncertain tax position. The Company had no uncertain tax positions at December 31, 2015 and 2014.

The Company and Bank use the asset and liability method of accounting for income taxes, in which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period which includes the enactment date.

The Company has had its consolidated federal income tax returns examined by the Internal Revenue Service through December 31, 2011. The Company has never had its consolidated state income tax returns examined by the State of Missouri. The Company’s consolidated federal and state income tax returns are generally subject to examination by the Internal Revenue Service or State of Missouri for three years after they are filed.

Financial Instruments

For purposes of information included in note 14 regarding disclosures about financial instruments, financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both (a) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (b) conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

Fair Value Measurements

The Company uses fair value measurements to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

the measurement date. In determining fair value, the Company uses various methods, including market, income, and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. Financial assets and liabilities carried or reported at fair value are classified and disclosed in one of the following three categories:

•	Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

•	Level 2 – Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

•	Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models, and similar techniques, and not based on market exchange, dealer, or value assigned to such assets or liabilities.

While certain assets and liabilities may be recorded on a nonrecurring basis at the lower of cost or fair value as described above (e.g., impaired loans, loans held for sale, other real estate owned), the only assets or liabilities recorded at fair value on a recurring basis are the Company’s bank-owned life insurance policies and investments in available-for-sale debt securities. The Company’s bank-owned life insurance policies are measured at fair value using Level 1 inputs. The Company’s available-for-sale debt securities are measured at fair value using Level 2 valuation inputs, which utilize several sources which include observable inputs rather than “significant unobservable inputs” and, therefore, fall into the Level 2 category, and are based on dealer quotes, market spreads, the U.S. Treasury yield curve, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions at the security level. The Company has no other assets or liabilities recorded at fair value on a recurring or nonrecurring basis.

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following tables summarize the Company’s assets measured at fair value on a recurring basis as of December 31, 2015 and 2014:

	December 31, 2015
	Quoted prices	Significant
	in active	other	Significant
	markets for	observable	unobservable	Total
	identical assets	inputs	inputs	fair
	(Level 1)	(Level 2)	(Level 3)	value
Investments in available-for-sale debt securities:
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$—	4,459,195	—	4,459,195
Obligations of states and political subdivisions	—	13,444,841	—	13,444,841
U.S. agency residential mortgage-backed securities	—	33,782,314	—	33,782,314

Total available-for-sale debt securities	—	51,686,350	—	51,686,350
Bank-owned life insurance policies	2,039,450	—	—	2,039,450

	$2,039,450	51,686,350	—	53,725,800

	December 31, 2014
	Quoted prices	Significant
	in active	other	Significant
	markets for	observable	unobservable	Total
	identical assets	inputs	inputs	fair
	(Level 1)	(Level 2)	(Level 3)	value
Investments in available-for-sale debt securities:
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$—	12,524,240	—	12,524,240
Obligations of states and political subdivisions	—	5,158,061	—	5,158,061
U.S. agency residential mortgage-backed securities	—	14,002,342	—	14,002,342

Total available-for-sale debt securities	$—	31,684,643	—	31,684,643

Reclassifications

Certain reclassifications have been made to the 2014 and 2013 consolidated financial statement amounts to conform to the 2015 presentation. Such reclassifications have no effect on previously reported amounts for the Company’s consolidated stockholders’ equity or net income for 2014.

Subsequent Events

The Company has considered all events occurring subsequent to December 31, 2015 for possible disclosures through February 26, 2016, the date these consolidated financial statements were issued.

Effect of Recently Issued Accounting Standards

Following are recently issued accounting standards that may affect the Company in future years:

Troubled Debt Restructurings by a Creditor. In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-04, Reclassification of Residential Real Estate

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Collateralized Consumer Mortgage Loans upon Foreclosure. The ASU requires companies to disclose the amount of foreclosed residential real estate property held and the recorded investment in consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements of the applicable jurisdiction. The ASU also defines when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan and thus when a loan is transferred to foreclosed property. The ASU became effective for interim and annual periods beginning January 1, 2015. The adoption did not to have a significant effect on the Company’s consolidated financial statements. In addition, the FASB issued ASU 2014-14, “Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure,” in August 2014. The ASU provides guidance on how to classify and measure foreclosed loans that are government- guaranteed. The objective of the ASU is to reduce diversity in practice by addressing the classification of foreclosed mortgage loans that are fully or partially guaranteed under government programs. These disclosures are required in interim and annual periods beginning January 1, 2015. The adoption did not have a significant effect on the Company’s consolidated financial statements.

Revenue from Contracts with Customers. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The ASU supersedes previous revenue recognition requirements, including most industry-specific revenue recognition guidance in the FASB Accounting Standards Codification. The ASU requires an entity to recognize revenue that depicts the transfer of promised goods or services to customers in an amount reflecting the consideration the entity expects to receive in exchange for those goods or services. The ASU identifies specific steps that entities should apply to achieve this principle. The ASU is effective for interim and annual periods beginning January 1, 2017 and must be applied retrospectively. The Company is in the process of evaluating the impact of this ASU on its consolidated financial statements.

Transfers and Servicing. In June 2014, the FASB issued ASU 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The ASU requires repurchase-to-maturity transactions and repurchase agreements that are part of financing arrangements to be accounted for as secured borrowings. The ASU also requires additional disclosures for certain transfers accounted for as sales. The accounting changes and the disclosures for sales are required to be presented in interim and annual periods beginning January 1, 2015. The ASU also requires disclosures about types of collateral, contractual tenor and potential risks for transactions accounted for as secured borrowings. These disclosures are required in interim and annual periods beginning April 1, 2015. The adoption did not have a significant effect on the Company’s consolidated financial statements.

Stock Compensation. In June 2014, the FASB issued ASU 2014-12, Compensation — Stock Compensation. The ASU requires performance targets contained in stock-based compensation plans that affect vesting and that could be achieved after the requisite service period to be treated as performance conditions. The ASU is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The adoption is not expected to have a significant effect on the Company’s consolidated financial statements.

Recognition and Measurement of Financial Assets and Liabilities. In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Liabilities. The ASU requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The ASU also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

measure the investment at fair value. The ASU also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. For public business entities the amendments in this ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption is not expected to have a significant effect on the Company’s consolidated financial statements.

NOTE 2 – CASH AND DUE FROM BANKS

The Bank is required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. The reserve balances maintained in accordance with such requirements at December 31, 2015 and 2014 were approximately $126,000 and $92,000, respectively.

NOTE 3 – INVESTMENTS IN DEBT SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair value of the Bank’s available-for-sale debt securities at December 31, 2015 and 2014 are as follows:

2015	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$4,479,507	9,358	(29,670)	4,459,195
Obligations of states and political subdivisions	13,327,832	153,969	(36,960)	13,444,841
U.S. agency residential mortgage-backed securities	34,070,571	5,673	(293,930)	33,782,314

	$51,877,910	169,000	(360,560)	51,686,350

2014	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$12,263,325	260,999	(84)	12,524,240
Obligations of states and political subdivisions	5,133,115	62,814	(37,868)	5,158,061
U.S. agency residential mortgage-backed securities	14,105,631	16,192	(119,481)	14,002,342

	$31,502,071	340,005	(157,433)	31,684,643

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The amortized cost and estimated fair value of debt securities classified as available-for-sale at December 31, 2015, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized cost	Estimated fair value
Due one year or less	$—	—
Due one year through five years	5,493,549	5,555,143
Due five years through ten years	9,954,513	9,961,505
Due after ten years	2,359,277	2,387,388
U. S. agency residential mortgage-backed securities	34,070,571	33,782,314

	$51,877,910	51,686,350

Following is a summary of available-for sale securities which were in an unrealized loss position at December 31, 2015 and 2014:

	Less than 12 months		12 months or more		Total
2015	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$2,504,055	29,670	—	—	2,504,055	29,670
Obligations of states and political subdivisions	4,850,408	35,862	500,297	1,098	5,350,705	36,960
U.S. agency residential mortgage-backed securities	30,208,145	293,930	—	—	30,208,145	293,930

	$37,562,608	359,462	500,297	1,098	38,062,905	360,560

	Less than 12 months		12 months or more		Total
2014	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
U.S. Treasury issues and obligations of U.S. government agencies and corporations	$991,950	84	—	—	991,950	84
Obligations of states and political subdivisions	497,835	4,764	2,473,188	33,104	2,971,023	37,868
U.S. agency residential mortgage-backed securities	4,302,256	6,980	7,301,012	112,501	11,603,268	119,481

	$5,792,041	11,828	9,774,200	145,605	15,566,241	157,433

Obligations of U.S. government agencies and corporations and U.S. agency residential mortgage-backed securities with unrealized losses are issued from and guaranteed by the Federal Home Loan Bank, Federal National Mortgage Association, Government National Mortgage Association, and Federal Home Loan Mortgage Corporation. U.S. Treasury issues are issued and backed by the U.S. government. The obligations of states and political subdivisions with unrealized losses are comprised of municipal bonds with adequate credit ratings,

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

underlying collateral, and/or cash flow projections. The unrealized losses associated with these securities are not believed to be attributed to credit quality, but rather to changes in interest rates and temporary market movements. In addition, the Bank does not intend to sell the securities with unrealized losses, and it is not more likely than not that the Bank will be required to sell them before recovery of their amortized cost bases, which may be at maturity.

The carrying value of debt securities pledged to secure public funds, securities sold under repurchase agreements, and for other purposes amounted to approximately $11,186,000 and $13,512,000 at December 31, 2015 and 2014, respectively.

Proceeds from the sale of certain available-for-sale securities during 2015, 2014, and 2013 totaled $11,366,127, $21,454,108, and $10,245,148, respectively, resulting in gross gains of $465,038, $218,319, and $74,677, respectively, and gross losses of $0, $185,591, and $72,214, respectively.

NOTE 4 – LOANS

The composition of the loan portfolio at December 31, 2015 and 2014 is as follows:

	2015	2014
Commercial:
Real estate	$137,453,287	147,063,368
Other	17,654,910	9,677,140
Real estate:
Construction and land development	10,684,340	11,980,032
Residential	30,392,938	31,867,192
Consumer	717,966	1,083,228

	$196,903,441	201,670,960

The Bank grants commercial, industrial, residential, and consumer loans throughout St. Louis and St. Charles counties in Missouri. The Bank does not have any particular concentration of credit in any one economic sector, except that a substantial portion of the portfolio is concentrated in and secured by real estate in St. Louis and St. Charles counties, particularly commercial real estate. The ability of the Bank’s borrowers to honor their contractual obligations is dependent upon the local economy and its effect on the real estate market. Included in consumer loans are overdrafts of $2,119 and $1,697 at December 31, 2015 and 2014, respectively.

The following describe the risk characteristics relevant to each of the portfolio segments:

Commercial real estate loans are secured by various commercial property types, a majority of which are owner-occupied and in the Bank’s market area. The Bank originates commercial real estate loans with a typical term of three or five years with an adjustable rate feature generally tied to the three- or five-year U.S. Treasury bill index, the London Interbank Offering Rate (LIBOR), or the prime commercial rate as quoted by The Wall Street Journal. These loans are typically amortized over 15 or 20 years. Strict underwriting standards are in place that include, but are not limited to, independent appraisals, cash flow analyses, creditworthiness, experience, and management.

Commercial business loans vary in type and include secured and unsecured commercial business loans for the purpose of financing equipment acquisition, expansion, working capital, and other general business purposes. The terms of these loans are generally for less than seven years. The loans are either negotiated on

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

a fixed-rate basis or carry variable interest rates indexed to the prime commercial rate as quoted by The Wall Street Journal, LIBOR, or the one-, three-, or five-year U.S. Treasury bill. Commercial credit decisions are based upon a complete credit review of the borrower. A determination is made as to the borrower’s ability to repay in accordance with the proposed loan terms, as well as an overall assessment of the credit risks involved. Personal guarantees of borrowers are generally required. In evaluating a commercial business loan, the Bank considers debt service capabilities, actual and projected cash flows, and the borrower’s inherent industry risks.

Construction lending generally involves a greater degree of risk than the Bank’s other real estate lending. The construction phase of a loan generally lasts nine months. As with the Bank’s other loan types, the underwriting standards require proper loan-to-value coverage and the borrower’s ability to service the debt. Prior to approval of the construction loan, the Bank determines the borrower has the approval, capacity, and wherewithal to handle the permanent financing.

Residential real estate loans are predominantly collateralized by properties located in the Bank’s market area. The Bank adheres to strict underwriting standards that have been reviewed by the Board of Directors and the banking regulators. The underwriting standards include, but are not limited to, repayment capacity, creditworthiness, proper loan-to-value coverage, and correct lien positions supported by title policies.

Multifamily real estate loans are generally secured by apartment buildings and rental properties. Multifamily real estate loans are typically offered with interest rates that adjust after one, three, or five years. The interest rate adjustments are tied to either a U.S. Treasury bill index, LIBOR, or the prime commercial rate as quoted by The Wall Street Journal. When originating multifamily real estate loans, the Bank evaluates the qualifications and financial condition, profitability, and expertise of the borrower, as well as the value and condition of the mortgaged property securing the loans. The Bank also considers the financial resources of the borrower, the borrower’s experience in owning and managing similar properties, the cash flow the property generates (i.e., the gross rental income minus associated expenses), and the debtor’s global obligations to determine sustainable repayment capacity. Multifamily real estate loans are carefully underwritten to determine proper valuation of the property, as well as the ability to service the debt.

Home equity lines of credit are designed for owner-occupied homes. These are typically junior liens, thus the Bank pays particular attention to the loan-to-value coverage and the debt service capacity of the borrower. Typical underwriting standards are followed to ensure safe and sound lending.

Consumer loans are underwritten in a manner that verifies the borrower’s capacity to pay, creditworthiness, and proper valuation of the collateral. The structure of the loan is dependent on the purpose and collateral being pledged as security.

The aggregate amount of loans to executive officers and directors and their related interests was $6,205,524 and $5,267,867 at December 31, 2015 and 2014, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. A summary of activity for loans to executive officers and directors and their related interests for the year ended December 31, 2015 is as follows:

Balance, December 31, 2014	$5,267,867
New loans made	3,095,522
Payments received	(2,157,865)

Balance, December 31, 2015	$6,205,524

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Following is an analysis of the reserve for possible loan losses by loan type and loans that have been specifically evaluated or evaluated in the aggregate at December 31, 2015, 2014, and 2013 (in thousands of dollars):

	Commercial		Real estate
2015	Real estate	Other	Construction	Residential	Consumer	Unallocated	Total
Reserve for possible loan losses:
Beginning balance	$2,948	116	268	951	7	362	4,652
Charge-offs	(1,063)	—	—	(101)	—	—	(1,164)
Recoveries	—	—	1	3	6	—	10
Provision	870	100	(123)	(129)	(7)	(286)	425

Ending balance	$2,755	216	146	724	6	76	3,923

Reserve allocations:
Individually evaluated for impairment	$1,108	—	103	369	—	—	1,580
Collectively evaluated for impairment	1,647	216	43	355	6	76	2,343

Ending balance	$2,755	216	146	724	6	76	3,923

Loans:
Individually evaluated for impairment	$10,084	2	5,648	916	—		16,650
Collectively evaluated for impairment	127,369	17,653	5,036	29,477	718		180,253

Ending balance	$137,453	17,655	10,684	30,393	718		196,903

	Commercial		Real estate
2014	Real estate	Other	Construction	Residential	Consumer	Unallocated	Total
Reserve for possible loan losses:
Beginning balance	$2,867	137	1,348	867	10	40	5,269
Charge-offs	(340)	—	(1,319)	(47)	—	—	(1,706)
Recoveries	82	—	1,001	—	6	—	1,089
Provision	339	(21)	(762)	131	(9)	322	—

Ending balance	$2,948	116	268	951	7	362	4,652

Reserve allocations:
Individually evaluated for impairment	$1,229	—	167	591	—	—	1,987
Collectively evaluated for impairment	1,719	116	101	360	7	362	2,665

Ending balance	$2,948	116	268	951	7	362	4,652

Loans:
Individually evaluated for impairment	$14,860	—	5,774	2,237	—		22,871
Collectively evaluated for impairment	132,204	9,677	6,206	29,630	1,083		178,800

Ending balance	$147,064	9,677	11,980	31,867	1,083		201,671

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

	Commercial		Real estate
2013	Real estate	Other	Construction	Residential	Consumer	Unallocated	Total
Reserve for possible loan losses:
Beginning balance	$3,188	448	550	865	12	782	5,845
Charge-offs	(593)	(312)	—	(262)	(1)	—	(1,168)
Recoveries	192	—	229	13	18	—	452
Provision	80	1	569	251	(19)	(742)	140

Ending balance	$2,867	137	1,348	867	10	40	5,269

Reserve allocations:
Individually evaluated for impairment	$1,275	—	1,198	371	—	—	2,844
Collectively evaluated for impairment	1,592	137	150	496	10	40	2,425

Ending balance	$2,867	137	1,348	867	10	40	5,269

Loans:
Individually evaluated for impairment	$22,685	—	11,312	1,317	—		35,314
Collectively evaluated for impairment	112,408	8,576	7,455	30,081	918		159,438

Ending balance	$135,093	8,576	18,767	31,398	918		194,752

A summary of impaired loans, by category, as of December 31, 2015 and 2014 is as follows (in thousands of dollars):

2015	Unpaid principal balance	Recorded investment with no reserve	Recorded investment with reserve	Total recorded investment	Related reserve	Average recorded investment	Interest income recognized
Commercial:
Real estate	$10,084	3,895	6,189	10,084	1,108	10,660	403
Other	272	—	2	2	—	1	—
Real estate:
Construction	5,665	92	5,556	5,648	103	4,298	135
Residential	930	262	654	916	369	1,315	58
Consumer	—	—	—	—	—	—	—

	$16,951	4,249	12,401	16,650	1,580	16,274	596

2014	Unpaid principal balance	Recorded investment with no reserve	Recorded investment with reserve	Total recorded investment	Related reserve	Average recorded investment	Interest income recognized
Commercial:
Real estate	$14,860	4,012	10,848	14,860	1,229	15,813	636
Other	270	—	—	—	—	—	—
Real estate:
Construction	5,791	104	5,670	5,774	167	8,548	139
Residential	2,284	367	1,870	2,237	591	1,723	110
Consumer	—	—	—	—	—	—	—

	$23,205	4,483	18,388	22,871	1,987	26,084	885

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Following is a summary of past-due loans, by type and by number of days delinquent, at December 31, 2015 and 2014 (in thousands of dollars):

2015	30-59 days past due	60-89 days past due	Greater than 90 days past due	Total past due	Current	Total	Recorded investment > 90 days past due and accruing
Commercial:
Real estate	$—	—	—	—	137,453	137,453	—
Other	—	—	—	—	17,655	17,655	—
Real estate:
Construction	—	—	—	—	10,684	10,684	—
Residential	37	—	36	73	30,320	30,393	—
Consumer	—	—	—	—	718	718	—

	$37	—	36	73	196,830	196,903	—

2014	30-59 days past due	60-89 days past due	Greater than 90 days past due	Total past due	Current	Total	Recorded investment > 90 days past due and accruing
Commercial:
Real estate	$—	—	—	—	147,064	147,064	—
Other	—	10	—	10	9,667	9,677	—
Real estate:
Construction	—	—	—	—	11,980	11,980	—
Residential	44	147	254	445	31,422	31,867	—
Consumer	—	—	—	—	1,083	1,083	—

	$44	157	254	455	201,216	201,671	—

Following is a summary of loans on nonaccrual status by type at December 31, 2015 and 2014 (in thousands of dollars):

	2015	2014
Commercial:
Real estate	$—	—
Other	2	—
Real estate:
Construction	—	—
Residential	36	254
Consumer	—	—

	$38	254

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, collateral support, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually on a continuous basis by classifying the loans as to credit risk. The Bank uses the following definitions for risk ratings:

•	Watch – Loans classified as watch have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.

•	Substandard – Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•	Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing factors, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered pass-rated loans.

The following table presents the credit risk profile of the Bank’s loan portfolio based on rating category as of December 31, 2015 and 2014 (in thousands of dollars):

	Risk rating
2015	Pass	Watch	Substandard	Doubtful	Total
Commercial:
Real estate	$121,053	9,996	6,404	—	137,453
Other	16,188	1,465	2	—	17,655
Real estate:
Construction	4,186	4,400	2,098	—	10,684
Residential	26,619	3,242	532	—	30,393
Consumer	536	182	—	—	718

	$168,582	19,285	9,036	—	196,903

	Risk rating
2014	Pass	Watch	Substandard	Doubtful	Total
Commercial:
Real estate	$130,179	5,811	11,074	—	147,064
Other	8,328	1,349	—	—	9,677
Real estate:
Construction	5,342	4,527	2,111	—	11,980
Residential	28,167	2,033	1,667	—	31,867
Consumer	1,083	—	—	—	1,083

	$173,099	13,720	14,852	—	201,671

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The Bank seeks to assist customers that are experiencing financial difficulty by renegotiating loans within lending regulations and guidelines. A loan modification is considered a troubled debt restructuring when a concession has been granted to a borrower experiencing financial difficulties. The Bank’s modifications generally include interest rate adjustments, and amortization and maturity date extensions. These modifications allow the borrowers short-term cash relief to allow them to improve their financial condition. The Bank’s troubled debt restructured loans are considered impaired and are individually evaluated for impairment as part of the reserve for possible loan losses as described above.

The following table presents information regarding loan modifications during the years ended December 31, 2015, 2014, and 2013 which met the definition of troubled debt restructurings (in thousands of dollars):

	2015			2014			2013
	Number of loans	Pre- modification outstanding recorded balance	Post- modification outstanding recorded balance	Number of loans	Pre- modification outstanding recorded balance	Post- modification outstanding recorded balance	Number of loans	Pre- modification outstanding recorded balance	Post- modification outstanding recorded balance
Commercial:
Real estate	—	$—	—	3	$5,770	5,770	5	$4,294	4,294
Other	—	—	—	—	—	—	—	—	—
Real estate:
Construction	—	—	—	—	—	—	—	—	—
Residential	—	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	—

	—	$—	—	3	$5,770	5,770	5	$4,294	4,294

A restructured loan in the amount of $4,421,378 defaulted during the year ended December 31, 2015 within twelve months of its restructuring. No such defaults occurred in 2014 or 2013. The Bank had no commitments to extend additional credit on any troubled debt restructured loans at December 31, 2015.

NOTE 5 – BANK PREMISES AND EQUIPMENT

A summary of Bank premises and equipment at December 31, 2015 and 2014 is as follows:

	2015	2014
Land	$2,138,612	2,138,612
Buildings and improvements	5,416,209	5,412,315
Leasehold improvements	1,271,799	1,249,307
Furniture, fixtures, and equipment	1,958,476	1,951,252

	10,785,096	10,751,486
Less accumulated depreciation and amortization	4,245,894	3,966,014

	$6,539,202	6,785,472

Amounts charged to noninterest expense for depreciation and amortization aggregated $295,318, $348,079, and $341,085 for the years ended December 31, 2015, 2014, and 2013, respectively.

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The Bank leases certain premises under noncancelable operating lease agreements which expire at various dates through 2019, with certain lease agreements containing renewal options. Minimum rental commitments under these noncancelable operating lease agreements at December 31, 2015, for each of the next four years, and in the aggregate, are as follows:

Year ending December 31:
2016	$204,348
2017	204,348
2018	204,348
2019	136,232

Total minimum payments required	$749,276

The Bank also leases certain equipment under agreements that are cancelable with 30 to 90 days notice. Total rent expense for 2015, 2014, and 2013 was $204,498, $186,049, and $176,900, respectively.

The Bank leases certain premises to unaffiliated third parties under short-term leases which can be canceled upon 30 to 60 days written notice. Rental income was $74,525, $64,450, and $45,295 for the years ended December 31, 2015, 2014, and 2013, respectively.

NOTE 6 – DEPOSITS

A summary of interest-bearing deposits at December 31, 2015 and 2014 is as follows:

	2015	2014
Interest-bearing transaction accounts	$122,854,382	124,634,257
Savings	4,255,778	5,035,944
Time deposits:
$100,000 and over	57,799,506	55,344,425
Other time deposits	45,088,231	40,901,238

	$229,997,897	225,915,864

Deposits of executive officers, directors, and their related interests at December 31, 2015 and 2014 totaled $2,589,869 and $4,361,215, respectively.

Interest expense on deposits for the years ended December 31, 2015, 2014, and 2013 is summarized as follows:

	2015	2014	2013
Interest-bearing transaction accounts	$553,547	602,054	618,107
Savings	7,563	9,751	8,990
Time deposits:
$100,000 and over	623,852	505,126	561,300
Other time deposits	396,352	316,852	455,474

	$1,581,314	1,433,783	1,643,871

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Time deposits meeting or exceeding the FDIC insurance limit of $250,000 totaled $12,798,000 and $6,505,000 at December 31, 2015 and 2014, respectively. Following are the maturities of time deposits for each of the next five years, and in the aggregate, at December 31, 2015:

Year ending December 31:
2016	$47,743,883
2017	27,181,238
2018	22,854,061
2019	2,048,273
2020	3,060,282

$102,887,737

NOTE 7 – INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 2015, 2014, and 2013 are as follows:

	2015	2014	2013
Current:
Federal	$—	—	—
State	—	—	—
Deferred	401,771	86,047	85,658
Valuation reserve	—	(6,645,852)	(85,658)

	$401,771	(6,559,805)	—

A reconciliation of expected income tax expense (benefit) computed by applying the federal statutory rate of 34% to income before applicable income taxes, for the years ended December 31, 2015, 2014, and 2013 is as follows:

	2015	2014	2013
Expected statutory federal income tax	$420,869	43,455	92,003
Tax-exempt interest income	(28,625)	(21,945)	(78,475)
Other, net	9,527	64,537	72,130
Valuation reserve	—	(6,645,852)	(85,658)

	$401,771	(6,559,805)	—

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The tax effects of temporary differences which give rise to significant portions of deferred tax assets and liabilities at December 31, 2015 and 2014 are presented below:

	2015	2014
Deferred tax assets:
Reserve for possible loan losses	$468,707	346,234
Other real estate owned	1,013,758	963,434
Net operating loss carryforward	4,374,536	5,163,453
Bank premises and equipment	90,118	60,380
Deferred interest expense	148,480	32,612
Unrealized net holding losses on available-for-sale securities	72,792	—
Other, net	86,135	47,748

Total deferred tax assets	6,254,526	6,613,861

Deferred tax liabilities:
Unrealized net holding gains on available-for-sale securities	—	(69,378)
Other, net	(23,700)	(54,056)

Total deferred tax liabilities	(23,700)	(123,434)

Net deferred tax assets	$6,230,826	6,490,427

The Company is required to provide a valuation reserve on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company had not established a valuation reserve at December 31, 2010 due to management’s belief that all criteria for recognition have been met, including the existence of a history of taxes paid in prior years and expected future taxable income. In 2011, the Company recorded a total of $3,297,219 for the carryback of net operating losses for tax reporting purposes of prior years. In 2013, after an audit of this carryback refund by the Internal Revenue Service, the refund was reduced by $273,976. At December 31, 2015, the Company has deferred tax assets of $3,792,325 for net operating loss carryforwards for federal tax reporting purposes totaling $11,357,026 which will expire beginning in 2030, if unused. The Company also has deferred tax assets for operating loss carryforwards for Missouri state income tax reporting purposes totaling $582,211. Such operating losses totaled $9,315,361 at December 31, 2015, and will begin to expire, if unused, by 2030. Given the Company’s cumulative losses that have occurred through 2012, the Company had established a valuation reserve of $6,645,852 for its net deferred tax assets. This valuation reserve was reversed in 2014 due to the Company’s belief that a consistent earnings trend will continue and allow the Company to use the net operating losses for tax reporting purposes.

NOTE 8 – SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following at December 31, 2015 and 2014:

	2015	2014
Short-term Federal Home Loan Bank borrowings	$6,500,000	1,000,000
Securities sold under repurchase agreements	641,644	2,432,741

	$7,141,644	3,432,741

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Funds are purchased from the Federal Home Loan Bank of Des Moines and other financial institutions on a daily basis when needed for liquidity. Securities sold under agreements to repurchase and funds purchased from other financial institutions are collateralized by U.S. government and agency debt securities which had an aggregate carrying value of approximately $11,186,000 and $13,512,000 at December 31, 2015 and 2014, respectively. The average balances, weighted average interest rates paid, and maximum month-end amounts outstanding for the years ended December 31, 2015, 2014, and 2013 and the average rates at each year-end for funds purchased and securities sold under repurchase agreements are as follows:

	2015	2014	2013
Average balance	$5,135,175	2,109,617	1,555,364
Maximum amount outstanding at any month-end	$11,798,210	4,969,985	5,002,971
Average rate paid during the year	0.30%	0.33%	0.50%
Average rate at end of year	0.31%	0.15%	0.26%

NOTE 9 – FEDERAL HOME LOAN BANK BORROWINGS

At December 31, 2015, the Bank had long-term, fixed-rate borrowings outstanding with the Federal Home Loan Bank of Des Moines, maturing as follows:

	Amount	Weighted average rate
Due in 2019	$1,500,000	2.18%
Due in 2020	4,800,000	1.58%

	$6,300,000

At December 31, 2015, the Bank maintained a line of credit in the amount of $36,942,043 with the Federal Home Loan Bank of Des Moines and had availability under that line of $24,142,043. Federal Home Loan Bank of Des Moines borrowings are secured under a blanket agreement which assigns Federal Home Loan Bank of Des Moines stock, and one- to four-family mortgage loans and commercial and multifamily real estate loans totaling $51,858,522 at December 31, 2015, as collateral for such borrowings.

NOTE 10 – SUBORDINATED DEBENTURES

On September 17, 2003, Frontenac Statutory Trust I (Trust I), a newly formed Connecticut business trust subsidiary of the Company, issued $5,000,000 of floating rate cumulative trust preferred securities in a private placement offering. These trust preferred securities mature on September 17, 2033. The maturity date may be shortened to a date not earlier than September 17, 2008, if certain conditions are met. Proceeds from the offering, net of underwriting fees and offering expenses, totaled $4,900,000. Trust I used the net proceeds from the trust preferred securities and a cash injection from the Company to purchase $5,155,000 of junior subordinated debentures of the Company bearing the same interest rate as the trust preferred securities. Interest is payable quarterly on the trust preferred securities at a rate equal to LIBOR for three- month U.S. dollar deposits plus 3.05%; however, such interest payments may be deferred up to 20 quarters, an option which the Company has currently exercised. Such deferred accrued interest payable on these trust preferred securities totaled $221,857 at December 31, 2015.

On December 15, 2004, Frontenac Statutory Trust II (Trust II), a newly formed Connecticut business trust subsidiary of the Company, issued $5,000,000 of floating rate cumulative trust preferred securities in a private

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

placement offering. These trust preferred securities mature on December 31, 2034. The maturity date may be shortened to a date not earlier than December 31, 2009, if certain conditions are met. Proceeds from the offering, net of underwriting fees and offering expenses, totaled $5,000,000. Trust II used the net proceeds from the trust preferred securities and a cash injection from the Company to purchase $5,155,000 of junior subordinated debentures of the Company bearing the same interest rate as the trust preferred securities. Interest is payable quarterly on the trust preferred securities at a rate equal to LIBOR for three- month U.S. dollar deposits plus 2.40%; however, such interest payments may be deferred up to 20 quarters, an option which the Company has currently exercised. Such deferred accrued interest payable on these trust preferred securities totaled $178,790 at December 31, 2015.

The weighted average interest rate accrued on the subordinated debentures for 2015, 2014, and 2013 was 3.13%, 3.42%, and 3.68%, respectively.

Other than intercompany cash and equity accounts, the debentures are the sole assets of the Trusts. In connection with the issuance of the trust preferred securities, the Company made certain guarantees and commitments that, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Trusts under the trust preferred securities. The trust preferred securities are classified as debt for financial reporting purposes and capital for regulatory reporting purposes.

NOTE 11 – EMPLOYEE BENEFITS

The Bank sponsors a contributory 401(k) savings plan to provide retirement benefits to eligible employees. Company matching contributions charged to noninterest expense totaled $16,476 and $8,371 in 2015 and 2014, respectively. No matching contributions were made in 2013.

The Company implemented a Phantom Stock Award Plan (the Award Plan) in 2003 in which directors and officers of the Company receive awards based on the achievement of pre-established performance benchmarks. The Award Plan is embodied in a written agreement between the Company and the directors and officers participating in the Award Plan. The agreement includes provisions, which indicate the benefits to be provided at retirement or in the event of death, disability, or termination prior to retirement. The award is converted to imaginary units of Company stock, which are valued annually based on the fair value of the Company’s outstanding shares. The phantom stock units under the Award Plan vest 25% each year. Vested amounts accrued for such benefits are payable to the Company directors and officers at retirement, or to the directors’ or officers’ beneficiary upon the death of the director or officer. There was no liability for the phantom stock award plan at December 31, 2015 or 2014 due to the Company’s common stock value falling below the initial value threshold established for the Award Plan in 2003.

NOTE 12 – CAPITAL STOCK

The Company has authorized 5,000,000 shares of no par preferred stock. Preferred stock may be issued by the Company’s Board of Directors from time to time, in series, at which time the terms of such series (par value per share, dividend rates and dates, cumulative or noncumulative, liquidation preferences, etc.) shall be fixed by the Board of Directors. In 2014, the Company issued 87,229 shares of nonvoting cumulative convertible preferred stock at a price of $25 per share. Dividends on the preferred stock issued in 2014 are payable when declared at a rate of 9.00% per annum. The preferred stock may be called by the Company at any time, at which time any dividends in arrears must be paid. The holders of the preferred stock have the right, at any time after January 1, 2017, to convert each share of the preferred stock purchased in 2014 into 19.2308 shares of Company common stock.

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The Company has authorized 10,000,000 shares of common stock with a par value of $0.01 per share. At December 31, 2015, 5,305,516 shares were issued and outstanding, of which 29,246 shares were held in treasury. Holders of the Company’s common stock are entitled to one vote per share on all matters submitted to a shareholder vote. Holders of the Company’s common stock are entitled to receive dividends when, as, and if declared by the Company’s Board of Directors. In the event of liquidation of the Company, the holders of the Company’s common stock are entitled to share ratably in the remaining assets after payment of all liabilities. The Company’s common stock provides existing shareholders no preemptive rights.

NOTE 13 – LITIGATION

During the normal course of business, various legal claims have arisen which, in the opinion of management, will not result in any material liability to the Company.

NOTE 14 – DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

The Bank issues financial instruments with off-balance sheet risk in the normal course of the business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on the consolidated balance sheets. Following is a summary of the Company’s off-balance sheet financial instruments at December 31, 2015 and 2014:

	2015	2014
Financial instruments for which contractual amounts represent:
Commitments to extend credit	$18,403,421	10,280,403
Standby letters of credit	80,200	294,003

	$18,483,621	10,574,406

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Of the total commitments to extend credit at December 31, 2015, $1,923,250 was made at fixed rates of interest. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but is generally residential or income-producing commercial property or equipment on which the Bank generally maintains a superior lien.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Following is a summary of the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2015 and 2014:

	2015		2014
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value	Fair value measurements
Balance sheet assets:
Cash and due from banks	$1,680,156	1,680,156	1,819,343	1,819,343	Carrying value
Federal funds sold	—	—	143,885	143,885	Carrying value
Interest-earning demand deposits in other financial institutions	6,940,974	6,940,974	10,187,388	10,187,388	Carrying value
Interest-earning time deposits in other financial institutions	7,201,762	7,201,762	6,442,000	6,442,000	Carrying value
Investments in debt securities	51,686,350	51,686,350	31,684,643	31,684,643	Level 2 inputs
Loans, net	192,896,854	193,586,854	197,010,578	197,949,578	Level 3 inputs
Mortgage loans held for sale	141,428	141,428	585,340	592,861	Level 1 inputs
Accrued interest receivable	751,282	751,282	638,599	638,599	Carrying value

	$261,298,806	261,988,806	248,511,776	249,458,297

Balance sheet liabilities:
Deposits	$237,035,572	235,785,572	233,949,706	233,958,706	Level 3 inputs
Short-term borrowings	7,141,644	7,141,644	3,432,741	3,432,741	Carrying value
Federal Home Loan Bank borrowings	6,300,000	6,332,000	—	—	Level 3 inputs
Subordinated debentures	10,000,000	10,000,000	10,000,000	10,000,000	Carrying value
Accrued interest payable	531,874	531,874	199,905	199,905	Carrying value

	$261,009,090	259,791,090	247,582,352	247,591,352

Fair values are calculated using one or more input types, as described in note 1. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

Cash and Other Short-Term Instruments

For cash and due from banks, federal funds sold, interest-earning deposits in other financial institutions, accrued interest receivable (payable), short-term borrowings, and subordinated debentures, the carrying amount is a reasonable estimate of fair value, as such instruments are due on demand and/or reprice in a short time period.

Investments in Debt Securities

Fair values are based on quoted market prices or dealer quotes.

Loans

For certain homogeneous categories of loans, such as residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

current rates at which similar loans would be made to borrowers with similar credit ratings and with the same remaining maturities. The fair value of impaired loans is measured at the fair value of the underlying collateral, using observable market prices. Loans held for sale are measured using actual commitments to purchase such loans.

Deposits

The fair value of demand deposits, savings accounts, and interest-bearing transaction account deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Borrowings

Rates currently available to the Bank with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Bank believes such commitments have been made on terms that are competitive in the markets in which it operates.

NOTE 15 – REGULATORY MATTERS

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total, Tier 1 capital, and Common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). By regulation, the capital adequacy guidelines for bank holding companies with total consolidated assets of less than $500 million are applied on a bank-only basis. Accordingly, the Company’s consolidated capital levels are not subject to such guidelines at December 31, 2015; however, such guidelines will become applicable should the Company’s consolidated total assets grow to over $500 million. Company management believes, as of December 31, 2015, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2015, the most recent notification from the applicable regulatory authorities categorized the Bank as a well-capitalized bank under the regulatory framework for prompt corrective action. To be categorized

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

as a well-capitalized bank, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Common equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that Bank management believes have changed the Bank’s risk category.

The Bank’s actual capital amounts and ratios at December 31, 2015 and 2014 are presented in the following table:

	Actual		For capital adequacy purposes			To be a well- capitalized bank under prompt corrective action provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
			(in thousands of dollars)
Total capital (to risk-weighted assets):
2015	$31,507	15.02%	$16,776	≥	8.0%	$20,971	≥	10.0%
2014	$29,107	13.93%	$16,714	≥	8.0%	$20,890	≥	10.0%
2013	$27,985	13.62%	$16,443	≥	8.0%	$20,553	≥	10.0%

Tier 1 capital (to risk-weighted assets):
2015	$28,841	13.75%	$12,582	≥	6.0%	$16,776		≥8.0%
2014	$26,470	12.67%	$8,357	≥	4.0%	$12,535		≥6.0%
2013	$25,390	12.35%	$8,221	≥	4.0%	$12,332		≥6.0%

Common equity Tier 1 capital (to risk-weighted assets):
2015	$28,841	13.75%	$9,437	≥	4.5%	$13,631		≥6.5%
2014	N/A	N/A	N/A		N/A	N/A		N/A
2013	N/A	N/A	N/A		N/A	N/A		N/A

Tier 1 capital (to average assets):
2015	$28,841	10.23%	$11,275	≥	4.0%	$14,094		≥5.0%
2014	$26,470	9.88%	$10,719	≥	4.0%	$13,399		≥5.0%
2013	$25,390	9.39%	$10,821	≥	4.0%	$13,526		≥5.0%

NOTE 16 – PARENT COMPANY FINANCIAL INFORMATION

Bank dividends are the principal source of funds for the payment of dividends by the Company to its stockholders and for debt servicing. The Bank is subject to regulations by regulatory authorities that require the maintenance of minimum capital requirements, and is also limited to the amount of retained earnings available for distribution at the Bank level, which was in a deficit position at December 31, 2015 and 2014.

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Following are condensed balance sheets as of December 31, 2015 and 2014 and the related condensed schedules of income and cash flows (in thousands of dollars) for the years then ended of the Company (parent company only):

	2015	2014
Condensed Balance Sheets
Assets:
Cash	$567	564
Investment in subsidiary bank	32,699	31,832
Income tax receivable	954	799
Other assets	78	86

Total assets	$34,298	33,281

Liabilities:
Accrued interest payable	$401	88
Subordinated debentures	10,000	10,000

Total liabilities	10,401	10,088
Total stockholders’ equity	23,897	23,193

Total liabilities and stockholders’ equity	$34,298	33,281

	2015	2014
Condensed Schedules of Income
Revenue:
Cash dividends from subsidiary bank	$—	—
Other income	—	—

Total revenue	—	—

Expenses:
Legal and professional fees	98	8
Interest expense	313	342
Miscellaneous expenses	6	8

Total expenses	417	358

Loss before income tax benefit and equity in undistributed net income of subsidiary bank	(417)	(358)
Income tax benefit	154	717

	(263)	359
Equity in undistributed net income of subsidiary bank	1,099	6,329

Net income	$836	6,688

FRONTENAC BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

	2015	2014
Condensed Schedules of Cash Flows
Cash flows from operating activities:
Net income	$836	6,688
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary bank	(1,099)	(6,329)
Increase (decrease) in accrued interest payable	313	(1,427)
Other, net	(147)	(710)

Cash used in operating activities	(97)	(1,778)

Cash flows from financing activities:
Issuance of common stock	100	100
Issuance of preferred stock	—	2,181

Cash provided by financing activities	100	2,281

Net increase in cash	3	503
Cash at beginning of year	564	61

Cash at end of year	$567	564

NOTE 17 – PENDING MERGER WITH ROYAL BANCSHARES, INC.

On November 12, 2015, the Company entered into an Agreement and Plan of Merger to sell 100% of the outstanding capital stock of the Company to Royal Bancshares, Inc. The total purchase price will consist of cash and Royal Bancshares, Inc. common stock totaling approximately $27,000,000. The acquisition is subject to regulatory and Company shareholder approval, and is expected to close in the third quarter of 2016. Royal Bancshares, Inc. and its wholly owned banking subsidiary, Royal Banks of Missouri, had total consolidated assets of approximately $422,657,000, and total equity of approximately $58,427,000 at December 31, 2015, with seven locations in St. Louis County in metropolitan St. Louis, Missouri. Company management believes this acquisition will result in a financial institution with greater asset size and capabilities to better compete in the St. Louis metropolitan banking market.

Annex F

Independent Auditors’ Report

The Board of Directors

Royal Bancshares, Inc.:

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Royal Bancshares, Inc. and subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three- year period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Royal Bancshares, Inc. and subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ Cummings, Ristau & Associates, P.C.

St. Louis, Missouri

February 26, 2016

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2015 and 2014

	2015	2014
ASSETS
Cash and due from banks (note 2)	$7,829,389	5,348,693
Interest-earning deposits in other financial institutions	2,676,901	3,405,938
Federal funds sold	263,394	—
Investments in debt securities (note 3):
Available-for-sale, at fair value	16,178,298	17,109,865
Held-to-maturity, at amortized cost (fair value of $30,709,477 and $38,310,034 at December 31, 2015 and 2014, respectively)	30,411,870	37,781,754
Loans (notes 4 and 9)	339,205,246	334,717,608
Less:
Deferred loan fees, net of related costs	(298,041)	(200,260)
Reserve for possible loan losses	(4,500,504)	(4,563,656)

Net loans	334,406,701	329,953,692

Bank premises and equipment, net (note 5)	4,859,560	5,063,319
Accrued interest receivable	951,029	1,063,414
Life insurance policies, at cash surrender value (note 10)	19,871,846	17,873,424
Goodwill	199,913	199,913
Other real estate owned	150,400	47,000
Other assets (note 7)	4,857,822	4,436,489

	$422,657,123	422,283,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits (note 6):
Noninterest-bearing deposits	$56,153,736	60,803,720
Interest-bearing deposits	291,678,992	292,394,921

Total deposits	347,832,728	353,198,641
Short-term borrowings (note 8)	10,503,000	7,742,000
Federal Home Loan Bank borrowings (note 9)	2,000,000	2,000,000
Accrued interest payable	148,808	175,854
Other liabilities (note 10)	3,745,940	4,018,148

Total liabilities	364,230,476	367,134,643

Commitments and contingencies (notes 11 and 13)

Stockholders’ equity (notes 12 and 14):
Common stock, $1 par value; 100,000 shares authorized, 64,372 shares issued and outstanding	64,372	64,372
Surplus	2,408,479	2,408,479
Retained earnings	56,903,020	53,555,688
Treasury stock, at cost – 2,300 shares	(718,652)	(718,652)
Accumulated other comprehensive income (loss) – net unrealized holding losses on available-for-sale securities	(230,572)	(161,029)

Total stockholders’ equity	58,426,647	55,148,858

	$422,657,123	422,283,501

See accompanying notes to consolidated financial statements.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Interest income:
Interest and fees on loans (note 4)	$14,693,388	14,972,594	15,253,427
Interest on debt securities:
Taxable	1,117,278	1,251,362	1,178,724
Exempt from federal income taxes	212,292	247,238	272,113
Interest on short-term investments	23,723	23,894	52,632

Total interest income	16,046,681	16,495,088	16,756,896

Interest expense:
Interest on deposits (note 6)	1,865,252	1,967,635	2,480,675
Interest on short-term borrowings (note 8)	29,471	25,280	4,961
Interest on notes payable to Federal Home Loan Bank (note 9)	17,033	3,827	—

Total interest expense	1,911,756	1,996,742	2,485,636

Net interest income	14,134,925	14,498,346	14,271,260
Provision for possible loan losses (note 4)	46,000	—	385,000

Net interest income after provision for possible loan losses	14,088,925	14,498,346	13,886,260

Noninterest income:
Service charges on deposit accounts	538,341	587,250	570,577
Increase in cash surrender value of life insurance policies	574,500	520,155	493,624
Mortgage banking revenues	138,100	94,625	148,141
Net gains on sales of available-for-sale securities (note 3)	66,921	—	—
Other noninterest income (note 5)	362,761	838,558	456,972

Total noninterest income	1,680,623	2,040,588	1,669,314

Noninterest expense:
Salaries and employee benefits (note 10)	5,210,318	5,451,679	5,159,927
Occupancy and equipment expense (note 5)	1,125,812	1,175,138	1,185,745
Other real estate expense and write-downs	—	—	18,295
FDIC insurance assessments	302,000	346,000	371,604
Advertising	335,104	268,918	257,115
Legal and professional fees	814,776	470,899	491,549
Postage, printing, and supplies	133,435	148,025	152,231
Data processing expense	717,497	773,558	809,970
Other noninterest expense	939,872	1,027,981	942,994

Total noninterest expense	9,578,814	9,662,198	9,389,430

Income before applicable income taxes	6,190,734	6,876,736	6,166,144
Applicable income taxes (note 7)	1,991,000	1,916,900	1,970,100

Net income	$4,199,734	4,959,836	4,196,044

Per share amounts:
Basic earnings per share	$67.66	79.90	67.60
Basic weighted average common shares outstanding	62,072	62,072	62,072

See accompanying notes to consolidated financial statements.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

Years ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Net income	$4,199,734	4,959,836	4,196,044

Other comprehensive income (loss):

Market value adjustment for cash flow hedge	1,769	(385,403)	43,696

Change in unrealized gains (losses) on available-for-sale securities	(40,217)	585,270	(644,951)

Less reclassification adjustment on available-for-sale debt security sale gains included in noninterest income in the consolidated income statement	(66,921)	—	—

Other comprehensive income (loss) before tax	(105,369)	199,867	(601,255)

Income tax related to items of other comprehensive income (loss), net of $22,753 in 2015 relating to amounts reclassified out of accumulated other comprehensive income	(35,826)	67,955	(204,427)

Other comprehensive income (loss), net of tax	(69,543)	131,912	(396,828)

Total comprehensive income	$4,130,191	5,091,748	3,799,216

See accompanying notes to consolidated financial statements.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2015, 2014, and 2013

					Accumulated	Total
					other	stock-
	Common		Retained	Treasury	comprehensive	holders’
	stock	Surplus	earnings	stock	income (loss)	equity
Balance at December 31, 2012	$64,372	2,408,479	46,204,836	(718,652)	103,887	48,062,922

Net income	—	—	4,196,044	—	—	4,196,044

Cash dividends declared ($13.56 per share)	—	—	(841,605)	—	—	(841,605)

Market value adjustment for cash flow hedge, net of related taxes	—	—	—	—	28,839	28,839

Net change in unrealized gains (losses) on available-for-sale debt securities, net of related tax effect	—	—	—	—	(425,667)	(425,667)

Balance at December 31, 2013	64,372	2,408,479	49,559,275	(718,652)	(292,941)	51,020,533

Net income	—	—	4,959,836	—	—	4,959,836

Cash dividends declared ($15.52 per share)	—	—	(963,423)	—	—	(963,423)

Market value adjustment for cash flow hedge, net of related taxes	—	—	—	—	(254,366)	(254,366)

Net change in unrealized gains (losses) on available-for-sale debt securities, net of related tax effect	—	—	—	—	386,278	386,278

Balance at December 31, 2014	64,372	2,408,479	53,555,688	(718,652)	(161,029)	55,148,858

Net income	—	—	4,199,734	—	—	4,199,734

Cash dividends declared ($13.73 per share)	—	—	(852,402)	—	—	(852,402)

Market value adjustment for cash flow hedge, net of related taxes	—	—	—	—	1,168	1,168

Net change in unrealized gains (losses) on available-for-sale debt securities, net of related tax effect	—	—	—	—	(70,711)	(70,711)

Balance at December 31, 2015	$64,372	2,408,479	56,903,020	(718,652)	(230,572)	58,426,647

See accompanying notes to consolidated financial statements.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Cash flows from operating activities:
Net income	$4,199,734	4,959,836	4,196,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	932,517	1,032,595	1,093,711
Provision for possible loan losses	46,000	—	385,000
Deferred income tax expense	150,798	406,873	334,671
Net security sale gains	(66,921)	—	—
Net gains on sales of mortgage loans in secondary market	(138,100)	(94,625)	(148,141)
Write-downs and (gains) losses on sale of other real estate owned	2,174	(192,406)	(36,012)
Increase in cash surrender value of life insurance policies	(574,500)	(520,155)	(493,624)
Gains on life insurance claims	(62,726)	(554,499)	(143,529)
Decrease in accrued interest receivable	112,385	94,629	123,563
Decrease in accrued interest payable	(27,046)	(35,605)	(27,085)
Mortgage loans originated for sale in secondary market	(6,024,692)	(3,951,463)	(4,796,090)
Proceeds from mortgage loans sold in secondary market	6,162,792	4,046,088	4,944,231
Other operating activities, net	(525,952)	6,226	2,062,928

Net cash provided by operating activities	4,186,463	5,197,494	7,495,667

Cash flows from investing activities:
Decrease (increase) in interest-earning deposits in other financial institutions	729,037	260,062	(1,403,000)
Proceeds from maturities of and principal payments on:
Available-for-sale debt securities	3,256,334	4,537,782	7,844,907
Held-to-maturity debt securities	7,216,527	7,250,095	9,026,352
Proceeds from sales of available-for-sale debt securities	10,600,771	—	—
Purchases of available-for-sale debt securities	(13,276,632)	(5,992,171)	(4,395,557)
Purchases of held-to-maturity debt securities	—	(4,319,414)	(12,923,386)
Purchase of Federal Home Loan Bank of Des Moines stock	(104,500)	(400,200)	(4,600)
Net decrease (increase) in loans	(4,659,009)	4,965,430	(18,327,985)
Proceeds from life insurance claims	138,804	1,094,246	260,603
Purchase of life insurance policies	(1,500,000)	(2,300,000)	—
Proceeds from sale of other real estate owned	54,426	250,000	1,593,550
Purchases of bank premises and equipment	(264,524)	(263,403)	(291,127)

Net cash provided by (used in) investing activities	2,191,234	5,082,427	(18,620,243)

Cash flows from financing activities:
Net increase (decrease) in deposits	(5,365,913)	(19,185,243)	4,147,967
Net increase in short-term borrowings	2,761,000	7,742,000	—
Federal Home Loan Bank advances	—	2,000,000	—
Dividends paid	(1,028,694)	(868,385)	(814,385)

Net cash provided by (used in) financing activities	(3,633,607)	(10,311,628)	3,333,582

Net increase (decrease) in cash and cash equivalents	2,744,090	(31,707)	(7,790,994)
Cash and cash equivalents at beginning of year	5,348,693	5,380,400	13,171,394

Cash and cash equivalents at end of year	$8,092,783	5,348,693	5,380,400

Supplemental information:
Cash paid for:
Interest	$1,938,802	2,032,347	2,512,721
Income taxes	2,233,000	1,648,484	1,398,000
Noncash transactions – loans transferred to other real estate in settlement of loans	160,000	47,000	68,279

See accompanying notes to consolidated financial statements.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Royal Bancshares, Inc. (the Company) provides a full range of banking services to individual and corporate customers throughout St. Louis County, Missouri through the five branch locations of its wholly owned subsidiary, Royal Banks of Missouri (the Bank). The Company and Bank are subject to competition from other financial and nonfinancial institutions providing financial products throughout the St. Louis County, Missouri area. Additionally, the Company and Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.

The accounting and reporting policies of the Company and Bank conform to generally accepted accounting principles within the banking industry. In compiling the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates that are particularly susceptible to change in a short period of time include the determination of the reserve for possible loan losses and valuation of other real estate owned. Actual results could differ from those estimates.

Following is a description of the more significant of the accounting policies of the Company and Bank:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Accounting

The Company and Bank utilize the accrual basis of accounting, which includes in the total of net income all revenues earned and expenses incurred, regardless of when actual cash payments are received or paid. The Company is also required to report comprehensive income, of which net income is a component. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period, except those resulting from investments by, and distributions to, owners, and cumulative effects of accounting changes recorded directly to retained earnings. The components of accumulated other comprehensive income are as follows at December 31, 2015, 2014, and 2013:

	2015	2014	2013
Net unrealized gains (losses) on available-for-sale securities	$(9,414)	97,724	(487,546)
Cash flow hedge market adjustment	(339,938)	(341,707)	43,696

	(349,352)	(243,983)	(443,850)
Deferred tax effect	(118,780)	(82,954)	(150,909)

	$(230,572)	(161,029)	(292,941)

Cash Flow Information

For purposes of the consolidated statements of cash flows, cash equivalents include cash and due from banks and federal funds sold. Certain balances maintained at other financial institutions generally exceed the level of deposits insured by the Federal Deposit Insurance Corporation.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Earnings per Share

Basic earnings per share data is calculated by dividing net income by the weighted average number of common shares outstanding during the year. The Company had no other instruments that could potentially dilute its earnings per share.

Investments in Debt Securities

The Bank classifies its debt securities into one of three categories at the time of purchase: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities which the Bank has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity, and any equity securities, are classified as available-for-sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or accretion of discounts. Holding gains and losses on trading securities (for which no securities were so designated at December 31, 2015 and 2014) would be included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a component of other comprehensive income in stockholders’ equity until realized. Transfers of securities between categories would be recorded at fair value at the date of the transfer. Unrealized holding gains and losses would be recognized in earnings for transfers into the trading category.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Amortization of premiums and accretion of discounts for mortgage-backed securities are recognized as interest income using the interest method, which considers the timing and amount of prepayments of the underlying mortgages in estimating future cash flows for individual mortgage-backed securities. For other debt securities, premiums and discounts are amortized or accreted over the lives of the respective securities, with consideration of historical and estimated prepayment rates, as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses from the sale of any securities would be included in earnings and derived using the specific identification method for determining the cost of securities sold.

Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are reflected in operations as realized losses. In estimating other-than-temporary impairment losses, management systematically evaluates investment securities for other-than-temporary declines in fair value on a quarterly basis. The analysis requires management to consider various factors, which include the present value of the cash flows expected to be collected compared to the amortized cost of the security, the duration and magnitude of the decline in value, the financial condition of the issuer or issuers, the structure of the security, and the intent to sell the security or whether it is more likely than not that the Bank would be required to sell the security before its anticipated recovery in market value.

Loans

Interest on loans is credited to income based on the principal amount outstanding. Loans are considered delinquent whenever interest and/or principal payments have not been received when due. The recognition of interest income is discontinued when, in management’s judgment, the interest is not collectible in the normal course of business. Subsequent payments received on such loans are applied to principal if any doubt exists as to

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected. The Company considers a loan impaired when all amounts due, both principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. When measuring impairment for impaired loans, the expected future cash flows of an impaired loan are discounted at the loan’s effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan; however, the Company measures impairment based on the fair value of the collateral, using observable market prices, if foreclosure is probable.

Loan origination fees and certain direct loan origination costs are deferred and recognized as an adjustment to interest income over the lives of the related loans using the interest method.

The reserve for possible loan losses is available to absorb loan charge-offs. The reserve is increased by provisions charged to operations and is reduced by loan charge-offs less recoveries. Loans are partially or fully charged off when Bank management believes such amounts are uncollectible, either through collateral liquidation or cash payment. Management utilizes a systematic, documented approach in determining the appropriate level of the reserve for possible loan losses. The level of the reserve reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political, and regulatory conditions; and probable losses inherent in the current loan portfolio. The determination of the appropriate level of the reserve for possible loan losses inherently involves a degree of subjectivity and requires the Bank to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of the Bank’s control, may require an increase in the reserve for possible loan losses.

Management believes the reserve for possible loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on changes in economic conditions. Additionally, various regulatory agencies, as an integral part of the examination process, periodically review the Bank’s reserve for possible loan losses. Such agencies may require the Bank to add to the reserve for possible loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

Bank Premises and Equipment

Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation of premises and equipment is computed over the expected lives of the assets using the straight-line method. Estimated useful lives are 40 years for buildings, and three to ten years for building improvements, furniture, fixtures, and equipment. Expenditures for major renewals and improvements of bank premises and equipment are capitalized, and those for maintenance and repairs are expensed as incurred. Interest expense incurred on construction in progress is capitalized.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Bank premises and equipment and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets using observable market prices. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less estimated costs to sell.

Other Real Estate Owned

Other real estate owned represents property acquired through foreclosure, or deeded to the Bank in lieu of foreclosure, for loans on which borrowers have defaulted as to payment of principal and interest. Properties acquired are initially recorded at the lower of the Bank’s cost or fair value using observable market prices, less estimated selling costs. Valuations are periodically performed by management, and an allowance for losses is established by means of a charge to noninterest expense if the carrying value of a property exceeds its fair value, less estimated selling costs. Subsequent increases in the fair value, less estimated selling costs, are recorded through a reversal of the allowance, but not below zero. Costs related to development and improvement of property are capitalized, while costs relating to holding the property are expensed. All of the Bank’s other real estate owned at December 31, 2015 was comprised of residential real estate. The Bank had no residential real estate loans in process of foreclosure at December 31, 2015.

Federal Home Loan Bank Stock

Included in other assets at December 31, 2015 and 2014 are equity securities totaling $1,006,800 and $902,300, respectively, representing common stock of the Federal Home Loan Bank of Des Moines. The Bank is a member of the Federal Home Loan Bank of Des Moines, which is administered by the Federal Housing Finance Board. As a member of the Federal Home Loan Bank system, the Bank must maintain a minimum investment in the capital stock of the Federal Home Loan Bank of Des Moines. The stock is recorded at cost, which represents redemption value.

Intangible Assets

Goodwill is the excess of cost over the fair value of net assets acquired, which relates to the acquisition of a banking operation in 1980. Goodwill is the Company’s only intangible asset with an indefinite useful life, and the Company is required to test the intangible asset for impairment on an annual basis. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. No impairment write-down was required in 2015 or 2014.

Income Taxes

The Company and Bank file consolidated federal and state income tax returns. Applicable income taxes are computed based on reported income and expenses, adjusted for permanent differences between reported and taxable income. Penalties and interest assessed by income taxing authorities would be included in income tax expense in the year assessed, unless such amounts relate to uncertain tax positions. The Company had no uncertain tax positions at December 31, 2015 or 2014.

The Company and Bank use the asset and liability method of accounting for income taxes, in which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period which includes the enactment date.

The Company has not had its consolidated federal and state income tax returns examined by the Internal Revenue Service or State of Missouri for several years. The Company’s consolidated federal and state income tax returns are generally subject to examination by the Internal Revenue Service and State of Missouri for three years after they are filed.

Mortgage Banking Operations

The Company’s mortgage banking operations include the origination of long-term, fixed-rate residential mortgage loans for sale in the secondary market. Upon receipt of an application for a residential real estate loan, the Company generally locks in an interest rate with the applicable investor and, at the same time, locks into an interest rate with the customer. This practice minimizes the Company’s exposure to risk resulting from interest rate fluctuations. Upon disbursement of the loan proceeds to the customer, the loan is delivered to the applicable investor. Sales proceeds are generally received shortly thereafter. Therefore, no loans held for sale are included in the Company’s loan portfolio at any point in time, except those loans for which the sale proceeds have not yet been received. Such loans are maintained at the lower of cost or fair value, based on the outstanding commitments from the applicable investors for such loans. Gains and losses on the sale of these loans and the effects of market adjustments are included in noninterest income in the consolidated statements of income. The Company does not retain the servicing of these loans sold in the secondary market.

Financial Instruments

For purposes of information included in note 13 regarding disclosures about financial instruments, financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both: (a) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (b) conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

Derivative Instruments and Hedging Activities

The Company uses derivative instruments to assist in the management of interest rate sensitivity and to modify the repricing, maturity, and option characteristics of certain assets and liabilities. The only derivative instruments used by the Company are interest rate swaps. Derivative instruments are required to be measured at fair value and recognized as either assets or liabilities in the consolidated financial statements. Fair value represents the payment the Company would receive or pay if the item were sold or bought in a current transaction. Fair values are generally based on market quotes. The accounting for changes in fair value (gains or losses) of a hedged item is dependent on whether the related derivative is designated and qualifies for “hedge accounting.” The Company assigns derivatives to one of three categories at the purchase date: fair value hedge, cash flow hedge, or nondesignated derivatives, and performs an assessment of the expected and ongoing hedge effectiveness of any derivative designated as a fair value hedge or cash flow hedge. Derivatives are included in other assets and other liabilities in the consolidated balance sheets.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following is a summary of the Company’s accounting policies for derivative financial instruments and hedging activities:

Cash Flow Hedges

Derivatives designated as cash flow hedges are accounted for at fair value. The effective portion of the change in fair value is recorded net of taxes as a component of other comprehensive income in stockholders’ equity. Amounts recorded in other comprehensive income are subsequently reclassified into interest income or expense when the underlying transaction affects earnings. The ineffective portion of the change in fair value is recorded in noninterest income or expense. Interest rate swap agreements are accounted for on an accrual basis, with the net interest differential being recognized as an adjustment to interest income or interest expense of the related asset or liability.

Fair Value Hedges

For derivatives designated as fair value hedges, the fair value of the derivative instrument and related hedged item is recognized through the related interest income or expense, as applicable, except for the ineffective portion, which is recorded in noninterest income or expense. All changes in fair value are measured on a monthly basis. Interest rate swap agreements are accounted for on an accrual basis, with the net interest differential being recognized as an adjustment to interest income or interest expense of the related asset or liability. The Company had no fair value hedges at December 31, 2015 or 2014.

Nondesignated Derivatives

Certain derivative financial instruments would not be designated as cash flow or fair value hedges for accounting purposes. These nondesignated derivatives would not meet the criteria for hedge accounting treatment. Changes in the fair value of these instruments would be recorded in noninterest income or expense at the end of each reporting period. The Company had no nondesignated derivatives at December 31, 2015 or 2014.

Fair Value Measurements

The Company uses fair value measurements to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods, including market, income, and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried and/or reported at fair value are classified and disclosed in one of the following three categories:

•	Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

•	Level 2 – Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

•	Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or value assigned to such assets or liabilities.

While certain assets and liabilities may be recorded on a nonrecurring basis at the lower of cost or fair value as described above (e.g., impaired loans, loans held for sale, other real estate owned), the only assets or liabilities recorded at fair value on a recurring basis are the Bank’s investments in available-for-sale debt securities, life insurance policies, and derivative financial instruments. No other assets or liabilities are recorded at fair value on a recurring or nonrecurring basis. Derivative financial instruments and life insurance policies are valued using Level 1 valuation inputs. The Bank’s available-for-sale debt securities are measured at fair value using Level 2 valuation inputs. For these debt securities, the market valuation utilizes several sources which include observable inputs rather than “significant unobservable inputs” and, therefore, fall into the Level 2 category, and are based on dealer quotes, market spreads, the U.S. Treasury yield curve, trade execution data, market consensus prepayment speeds, credit information, and the bonds’ terms and conditions at the security level.

The following tables summarize the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2015 and 2014:

	December 31, 2015
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Assets:
Investments in available-for-sale debt securities:
Obligations of U.S. government agencies and corporations	$—	991,340	—	991,340
Obligations of states and political subdivisions	—	2,781,348		2,781,348
U.S. agency residential mortgage-backed securities	—	12,405,610	—	12,405,610

Total available-for-sale debt securities	—	16,178,298	—	16,178,298
Life insurance policies	19,871,846	—	—	19,871,846

	$19,871,846	16,178,298	—	36,050,144

Liabilities – derivative financial instruments	$339,938	—	—	339,938

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

	December 31, 2014
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Assets:
Investments in available-for-sale debt securities:
Obligations of U.S. government agencies and corporations	$—	9,865,795	—	9,865,795
U.S. agency residential mortgage-backed securities	—	7,244,070	—	7,244,070

Total available-for-sale debt securities	—	17,109,865	—	17,109,865
Life insurance policies	17,873,424	—	—	17,873,424

	$17,873,424	17,109,865	—	34,983,289

Liabilities – derivative financial instruments	$341,707	—	—	341,707

Reclassifications

Certain reclassifications have been made to the 2014 and 2013 consolidated financial statement amounts to conform to the 2015 presentation. Such classifications had no effect on the previously reported consolidated net income or stockholders’ equity.

Subsequent Events

The Company has considered all events occurring subsequent to December 31, 2015 for possible disclosures through February 26, 2016, the date these consolidated financial statements were issued.

Effect of Recently Issued Accounting Standards

Following are recently issued accounting standards that may affect the Company in future years:

Troubled Debt Restructurings by a Creditor. In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The ASU requires companies to disclose the amount of foreclosed residential real estate property held and the recorded investment in consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements of the applicable jurisdiction. The ASU also defines when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan and thus when a loan is transferred to foreclosed property. The ASU became effective for interim and annual periods beginning January 1, 2015. The adoption did not have a significant effect on the Company’s consolidated financial statements. In addition, the FASB issued ASU 2014-14, “Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure,” in August 2014. The ASU provides guidance on how to classify and measure foreclosed loans that are government- guaranteed. The objective of the ASU is to reduce diversity in practice by addressing the classification of foreclosed mortgage loans that are fully or partially guaranteed under government programs. These disclosures are required in interim and annual periods beginning January 1, 2015. The adoption did not have a significant effect on the Company’s consolidated financial statements.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Revenue from Contracts with Customers. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The ASU supersedes previous revenue recognition requirements, including most industry-specific revenue recognition guidance in the FASB Accounting Standards Codification. The ASU requires an entity to recognize revenue that depicts the transfer of promised goods or services to customers in an amount reflecting the consideration the entity expects to receive in exchange for those goods or services. The ASU identifies specific steps that entities should apply to achieve this principle. The ASU is effective for interim and annual periods beginning January 1, 2017 and must be applied retrospectively. The Company is in the process of evaluating the impact of this ASU on its consolidated financial statements.

Transfers and Servicing. In June 2014, the FASB issued ASU 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The ASU requires repurchase-to-maturity transactions and repurchase agreements that are part of financing arrangements to be accounted for as secured borrowings. The ASU also requires additional disclosures for certain transfers accounted for as sales. The accounting changes and the disclosures for sales are required to be presented in interim and annual periods beginning January 1, 2015. The ASU also requires disclosures about types of collateral, contractual tenor and potential risks for transactions accounted for as secured borrowings. These disclosures are required in interim and annual periods beginning April 1, 2015. The adoption did not have a significant effect on the Company’s consolidated financial statements.

Stock Compensation. In June 2014, the FASB issued ASU 2014-12, Compensation — Stock Compensation. The ASU requires performance targets contained in stock-based compensation plans that affect vesting and that could be achieved after the requisite service period to be treated as performance conditions. The ASU is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The adoption is not expected to have a significant effect on the Company’s consolidated financial statements.

Recognition and Measurement of Financial Assets and Liabilities. In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Liabilities. The ASU requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The ASU also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value. The ASU also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. For public business entities the amendments in this ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption is not expected to have a significant effect on the Company’s consolidated financial statements.

NOTE 2 – CASH AND DUE FROM BANKS

The Bank is required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. The reserve balances maintained in accordance with such requirements at December 31, 2015 and 2014 were approximately $532,000 and $272,000, respectively.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 – INVESTMENTS IN DEBT SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair value of the Bank’s debt securities classified as available-for-sale at December 31, 2015 and 2014 are as follows:

2015	Amortized cost	Gross unreal- ized gains	Gross unreal- ized losses	Estimated fair value
Obligations of U.S. government agencies and corporations	$1,000,000	—	(8,660)	991,340
Obligations of states and and political subdivisions	2,759,646	30,080	(8,378)	2,781,348
U.S. agency residential mortgage-backed securities	12,428,066	87,774	(110,230)	12,405,610

	$16,187,712	117,854	(127,268)	16,178,298

2014	Amortized cost	Gross unreal- ized gains	Gross unreal- ized losses	Estimated fair value
Obligations of U.S. government agencies and corporations	$9,968,113	108,414	(210,732)	9,865,795
U.S. agency residential mortgage-backed securities	7,044,028	210,072	(10,030)	7,244,070

	$17,012,141	318,486	(220,762)	17,109,865

The amortized cost and estimated fair value of debt securities classified as available-for-sale at December 31, 2015, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without prepayment penalties.

		Estimated
	Amortized cost	fair value
Due in less than one year	$—	—
Due one year through five years	1,000,000	991,340
Due after five years through ten years	1,845,907	1,855,292
Due after ten years	913,739	926,056
U.S. agency residential mortgage-backed securities	12,428,066	12,405,610

	$16,187,712	16,178,298

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The amortized cost, gross unrealized gains and losses, and estimated fair value of the Bank’s debt securities classified as held-to-maturity at December 31, 2015 and 2014 are as follows:

2015	Amortized cost	Gross unreal- ized gains	Gross unreal- ized losses	Estimated fair value
Obligations of U.S. government agencies and corporations	$15,078,227	112,050	(351,924)	14,838,353
Obligations of states and political subdivisions	8,742,769	244,694	(4,584)	8,982,879
U.S. agency residential mortgage-backed securities	6,590,874	297,371	—	6,888,245

	$30,411,870	654,115	(356,508)	30,709,477

2014	Amortized cost	Gross unreal- ized gains	Gross unreal- ized losses	Estimated fair value
Obligations of U.S. government agencies and corporations	$17,081,646	168,629	(390,534)	16,859,741
Obligations of states and political subdivisions	10,190,842	316,422	(15,783)	10,491,481
U.S. agency residential mortgage-backed securities	10,509,266	449,546	—	10,958,812

	$37,781,754	934,597	(406,317)	38,310,034

The amortized cost and estimated fair value of debt securities classified as held-to-maturity at December 31, 2015, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized cost	Estimated fair value
Due in less than one year	$945,850	950,237
Due one year through five years	6,846,520	6,997,121
Due after five years through ten years	7,403,158	7,462,282
Due after ten years	8,625,468	8,411,592
U.S. agency residential mortgage-backed securities	6,590,874	6,888,245

	$30,411,870	30,709,477

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Provided below is a summary of securities which were in an unrealized loss position at December 31, 2015 and 2014:

	Less than 12 months		12 months or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
2015	fair value	losses	fair value	losses	fair value	losses
Obligations of U.S government agencies and corporations	$6,398,372	149,647	5,281,050	210,937	11,679,422	360,584
Obligations of states and political subdivisions	1,663,621	12,962	—	—	1,663,621	12,962
U.S. agency residential mortgage-backed securities	7,679,627	110,230	—	—	7,679,627	110,230

	$15,741,620	272,839	5,281,050	210,937	21,022,670	483,776

	Less than 12 months		12 months or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
2014	fair value	losses	fair value	losses	fair value	losses
Obligations of U.S government agencies and corporations	$—	—	18,485,036	601,266	18,485,036	601,266
Obligations of states and political subdivisions	249,608	392	1,236,683	15,391	1,486,291	15,783
U.S. agency residential mortgage-backed securities	1,060,132	10,030	—	—	1,060,132	10,030

	$1,309,740	10,422	19,721,719	616,657	21,031,459	627,079

Obligations of U.S. government agencies and corporations and U.S. agency residential mortgage-backed securities with unrealized losses are primarily issued from and guaranteed by the Federal Home Loan Bank, Federal National Mortgage Association, or Federal Home Loan Mortgage Corporation. The obligations of states and political subdivisions in an unrealized loss position are primarily comprised of municipal bonds with adequate credit ratings, underlying collateral, and cash flow projections. The unrealized losses associated with these securities are not believed to be attributed to credit quality, but rather to changes in interest rates and temporary market movements. In addition, the Bank does not intend to sell the securities with unrealized losses, and it is not more likely than not that the Bank will be required to sell them before recovery of their amortized cost bases, which may be at maturity.

The carrying value of debt securities pledged to secure public funds, and for other purposes amounted to $21,504,594 and $26,723,593 at December 31, 2015 and 2014, respectively. The Bank has also pledged letters of credit from the Federal Home Loan Bank of Des Moines totaling $16,200,000 as additional collateral to secure public funds at December 31, 2015.

Proceeds from the sale of certain available-for-sale securities during 2015 totaled $10,600,771, resulting in gross gains of $201,535 and gross losses of $134,614. The Bank sold no securities in 2014 or 2013.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 – LOANS

The composition of the loan portfolio at December 31, 2015 and 2014 is as follows:

	2015	2014
Commercial:
Real estate	$240,295,865	230,232,709
Other	23,771,603	27,069,359
Real estate:
Construction	14,676,709	21,849,644
Residential	50,506,075	46,173,878
Consumer	9,954,994	9,392,018

	$339,205,246	334,717,608

The Bank grants commercial, industrial, residential, and consumer loans throughout the St. Louis County, Missouri area. The Bank does not have any particular concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated in and secured by real estate in the St. Louis County, Missouri area, particularly commercial and construction real estate. The ability of the Bank’s borrowers to honor their contractual obligations is dependent upon the local economy and its effect on the real estate market. Included in consumer loans are overdrafts of $12,262 and $21,770 at December 31, 2015 and 2014, respectively.

The following describe the risk characteristics relevant to each of the portfolio segments:

Commercial real estate loans are secured by various commercial property types, a majority of which are owner-occupied and in the Bank’s market area. The Bank originates commercial real estate loans with a typical term of three or five years with an adjustable rate feature generally tied to the three- or five-year U.S. Treasury bill index or the prime commercial rate as quoted by The Wall Street Journal. These loans are typically amortized over 15 or 20 years. Strict underwriting standards are in place that include, but are not limited to, independent appraisals, cash flow analyses, creditworthiness, experience, and management.

Commercial business loans vary in type and include secured and unsecured commercial business loans for the purpose of financing equipment acquisition, expansion, working capital, and other general business purposes. The terms of these loans are generally for less than seven years. The loans are either negotiated on a fixed-rate basis or carry variable interest rates indexed to the prime commercial rate as quoted by The Wall Street Journal or the one- three-, or five-year U.S. Treasury bill. Commercial credit decisions are based upon a complete credit review of the borrower. A determination is made as to the borrower’s ability to repay in accordance with the proposed loan terms, as well as an overall assessment of the credit risks involved. Personal guarantees of borrowers are generally required. In evaluating a commercial business loan, the Bank considers debt service capabilities, actual and projected cash flows, and the borrower’s inherent industry risks.

Construction lending generally involves a greater degree of risk than the Bank’s other real estate lending. The construction phase of a loan generally lasts nine months. As with the Bank’s other loan types, the underwriting standards validate proper loan-to-value coverage and the borrower’s ability to service the debt. Prior to approval of the construction loan, the Bank ensures the borrower has the approval, capacity, and wherewithal to handle the permanent financing.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Residential real estate loans are predominantly collateralized by properties located in the Bank’s market area. The Bank adheres to strict underwriting standards that have been reviewed by the Board of Directors and the banking regulators. The underwriting standards include, but are not limited to, repayment capacity, creditworthiness, proper loan-to-value coverage, and correct lien positions supported by title policies.

Multifamily real estate loans are generally secured by apartment buildings and rental properties. Multifamily real estate loans are typically offered with interest rates that adjust after one, three, or five years. The interest rate adjustments are tied to either a U.S. Treasury bill index or to the prime commercial rate as quoted by The Wall Street Journal. When originating multifamily real estate loans, the Bank evaluates the qualifications and financial condition, profitability, and expertise of the borrower, as well as the value and condition of the mortgaged property securing the loans. The Bank also considers the financial resources of the borrower, the borrower’s experience in owning and managing similar properties, the cash flow the property generates (i.e., the gross rental income minus associated expenses), and the debtor’s global obligations, to determine sustainable repayment capacity. Multifamily real estate loans are carefully underwritten to ensure proper valuation of the property, as well as the ability to service the debt.

Home equity lines of credit are designed for owner-occupied homes. These are typically junior liens, thus the Bank pays particular attention to the loan-to-value coverage and the debt service capacity of the borrower. Typical underwriting standards are followed to ensure safe and sound lending.

Consumer loans are underwritten in a manner that verifies the borrower’s capacity to pay, credit- worthiness, and proper valuation of the collateral. The structure of the loan is dependent on the purpose and collateral being pledged as security.

The aggregate amount of loans to executive officers and directors and their related interests was $13,275,045 and $9,340,908 at December 31, 2015 and 2014, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. A summary of activity for loans to executive officers and directors and their related interests for the year ended December 31, 2015 is as follows:

Balance, December 31, 2014	$9,340,908
New loans made	7,582,613
Payments received	(3,648,476)

Balance, December 31, 2015	$13,275,045

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Following is a summary of activity in the reserve for possible loan losses and the recorded investment in loans by portfolio class and category based on impairment method for the years ended December 31, 2015, 2014, and 2013 (in thousands of dollars):

	2015
	Commercial	Commercial	Real estate	Residential
	real estate	other	construction	real estate	Consumer	Unallocated	Total
Reserve for possible loan losses:
Beginning balance	$3,045	543	81	266	18	611	4,564
Charge-offs	(24)	—	—	(101)	—	—	(125)
Recoveries	13	2	1	—	—	—	16
Provision	763	(51)	(21)	(39)	—	(606)	46

Ending balance	$3,797	494	61	126	18	5	4,501

Reserve allocations:
Individually evaluated for impairment	$2,369	345	—	3	—	—	2,717
Collectively evaluated for impairment	1,428	149	61	123	18	5	1,784

Ending balance	$3,797	494	61	126	18	5	4,501

Loans:
Individually evaluated for impairment	$21,704	372	—	644	—		22,720
Collectively evaluated for impairment	218,592	23,399	14,677	49,862	9,955		316,485

Ending balance	$240,296	23,771	14,677	50,506	9,955		339,205

	2014
	Commercial	Commercial	Real estate	Residential
	real estate	other	construction	real estate	Consumer	Unallocated	Total
Reserve for possible loan losses:
Beginning balance	$5,141	249	61	206	17	346	6,020
Charge-offs	(1,363)	(34)	—	(188)	—	—	(1,585)
Recoveries	103	—	20	6	—	—	129
Provision	(836)	328	—	242	1	265	—

Ending balance	$3,045	543	81	266	18	611	4,564

Reserve allocations:
Individually evaluated for impairment	$1,753	474	—	120	—	—	2,347
Collectively evaluated for impairment	1,292	69	81	146	18	611	2,217

Ending balance	$3,045	543	81	266	18	611	4,564

Loans:
Individually evaluated for impairment	$25,037	643	—	582	1		26,263
Collectively evaluated for impairment	205,196	26,426	21,850	45,592	9,391		308,455

Ending balance	$230,233	27,069	21,850	46,174	9,392		334,718

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

	2013
	Commercial	Commercial	Real estate	Residential
	real estate	other	construction	real estate	Consumer	Unallocated	Total
Reserve for possible loan losses:
Beginning balance	$6,206	297	61	226	17	360	7,167
Charge-offs	(1,477)	(48)	—	(20)	—	—	(1,545)
Recoveries	13	—	—	—	—	—	13
Provision	399	—	—	—	—	(14)	385

Ending balance	$5,141	249	61	206	17	346	6,020

Reserve allocations:
Individually evaluated for impairment	$2,820	162	—	159	1	—	3,142
Collectively evaluated for impairment	2,321	87	61	47	16	346	2,878

Ending balance	$5,141	249	61	206	17	346	6,020

Loans:
Individually evaluated for impairment	$29,534	327	—	683	7		30,551
Collectively evaluated for impairment	207,113	22,943	23,219	48,527	8,916		310,718

Ending balance	$236,647	23,270	23,219	49,210	8,923		341,269

A summary of impaired loans by category as of December 31, 2015 and 2014 is as follows (in thousands of dollars):

		Recorded	Recorded
	Unpaid	investment	investment	Total		Average	Interest
	principal	with no	with	recorded	Related	recorded	income
2015	balance	reserve	reserve	investment	reserve	investment	recognized
Commercial:
Real estate	$22,593	—	21,704	21,704	2,369	23,371	307
Other	746	—	372	372	345	518	—
Real estate:
Construction	—	—	—	—	—	—	—
Residential	732	—	644	644	3	613	6
Consumer	—	—	—	—	—	1	—

	$24,071	—	22,720	22,720	2,717	24,503	313

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

		Recorded	Recorded
	Unpaid	investment	investment	Total		Average	Interest
	principal	with no	with	recorded	Related	recorded	income
2014	balance	reserve	reserve	investment	reserve	investment	recognized
Commercial:
Real estate	$31,108	238	24,799	25,037	1,753	27,286	548
Other	1,033	—	643	643	474	495	16
Real estate:
Construction	—	—	—	—	—	—	—
Residential	593	—	582	582	120	633	14
Consumer	2	—	1	1	—	4	—

	$32,736	238	26,025	26,263	2,347	28,418	578

Following is a summary of past-due loans by type and by number of days delinquent at December 31, 2015 and 2014 (in thousands of dollars):

							Recorded
							investment >
	30-59	60-89	Greater than				90 days past
	days	days	90 days	Total		Total	due and
2015	past due	past due	past due	past due	Current	Loans	accruing
Commercial:
Real estate	$—	—	7,395	7,395	232,901	240,296	—
Other	—	—	357	357	23,414	23,771	—
Real estate:
Construction	—	—	—	—	14,677	14,677	—
Residential	490	28	374	892	49,614	50,506	—
Consumer	203	50	—	253	9,702	9,955	—

Total	$693	78	8,126	8,897	330,308	339,205	—

							Recorded
							investment >
	30-59	60-89	Greater than				90 days past
	days	days	90 days	Total		Total	due and
2014	past due	past due	past due	past due	Current	Loans	accruing
Commercial:
Real estate	$1,523	—	6,788	8,311	221,922	230,233	—
Other	3	45	72	120	26,949	27,069	—
Real estate:
Construction	—	—	—	—	21,850	21,850	—
Residential	86	10	254	350	45,824	46,174	—
Consumer	136	—	—	136	9,256	9,392	—

Total	$1,748	55	7,114	8,917	325,801	334,718	—

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Following is a summary of loans on nonaccrual status by type at December 31, 2015 and 2014 (in thousands of dollars):

	2015	2014
Commercial:
Real estate	$14,729	12,299
Other	2,376	77
Real estate:
Construction	—	—
Residential	1,652	427
Consumer	54	28

	$18,811	12,831

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, collateral support, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually on a continuous basis by classifying the loans as to credit risk. The Bank uses the following definitions for risk ratings:

•	Watch – Loans classified as watch have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.

•	Substandard – Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have well- defined weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•	Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing factors, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered pass-rated loans.

The following table presents the credit risk profile of the Company’s loan portfolio based on rating category as of December 31, 2015 and 2014 (in thousands of dollars):

	2015
	Commercial	Commercial	Real estate	Residential
Grade	real estate	other	construction	real estate	Consumer	Total
Pass	$215,362	22,913	14,677	49,639	9,955	312,546
Watch	3,230	486	—	223	—	3,939
Substandard	21,704	372	—	644	—	22,720
Doubtful	—	—	—	—	—	—

Total	$240,296	23,771	14,677	50,506	9,955	339,205

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

	2014
	Commercial	Commercial	Real estate	Residential
Grade	real estate	other	construction	real estate	Consumer	Total
Pass	$204,994	26,487	21,850	44,618	9,391	307,340
Watch	202	—	—	913	—	1,115
Substandard	25,037	582	—	643	1	26,263
Doubtful	—	—	—	—	—	—

Total	$230,233	27,069	21,850	46,174	9,392	334,718

The Bank seeks to assist customers that are experiencing financial difficulty by renegotiating loans within lending regulations and guidelines. A loan modification is considered a troubled debt restructuring when a concession has been granted to a borrower experiencing financial difficulties. The Bank’s modifications generally include interest rate adjustments, and amortization and maturity date extensions. These modifications allow the borrowers short-term cash relief to allow them to improve their financial condition. The Bank’s troubled debt restructured loans are considered impaired and are individually evaluated for impairment as part of the reserve for possible loan losses as described above.

The following table presents information regarding loan modifications during the years ended December 31, 2015, 2014, and 2013 which met the definition of troubled debt restructured loans (in thousands of dollars):

	2015			2014			2013
		Pre-	Post-		Pre-	Post-		Pre-	Post-
		modification	modification		modification	modification		modification	modification
		outstanding	outstanding		outstanding	outstanding		outstanding	outstanding
	Number	recorded	recorded	Number	recorded	recorded	Number	recorded	recorded
	of loans	balance	balance	of loans	balance	balance	of loans	balance	balance
Commercial:
Real estate	—	$—	—	1	$1,276	1,276	—	$—	—
Other	—	—	—	—	—	—	1	46	45
Real estate:
Construction	—	—	—	—	—	—	—	—	—
Residential	—	—	—	—	—	—	1	95	94
Consumer	—	—	—	—	—	—	2	19	16

	—	$—	—	1	$1,276	1,276	4	$160	155

There Bank had no troubled debt restructured loans that defaulted during the years ended December 31, 2015, 2014, and 2013 within twelve months of their restructuring. Additionally, the Bank had no commitments to extend additional credit on any loans classified as troubled debt restructured loans at December 31, 2015.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 5 – BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment at December 31, 2015 and 2014 is as follows:

	2015	2014
Land	$1,508,590	1,508,590
Buildings and improvements	7,026,368	6,928,983
Furniture, fixtures, and equipment	4,389,783	4,363,197

	12,924,741	12,800,770
Less accumulated depreciation	8,065,181	7,737,451

	$4,859,560	5,063,319

Amounts charged to noninterest expense for depreciation aggregated $468,283, $509,415, and $478,813 for the years ended December 31, 2015, 2014, and 2013, respectively.

The Bank leases certain premises to unaffiliated third parties under short-term leases which can be canceled upon 30 to 60 days’ written notice. Rental income was $30,000, $30,000, and $49,433 for the years ended December 31, 2015, 2014, and 2013, respectively.

NOTE 6 – DEPOSITS

A summary of interest-bearing deposits at December 31, 2015 and 2014 is as follows:

	2015	2014
Interest-bearing transaction accounts	$150,232,944	148,711,093
Savings	20,081,665	19,829,801
Time deposits:
$100,000 and over	87,872,786	84,567,570
Other time deposits	33,491,597	39,286,457

	$291,678,992	292,394,921

Deposits of executive officers, directors, and their related interests at December 31, 2015 and 2014 totaled $48,077,330 and $45,089,524, respectively.

Interest expense on deposits for the years ended December 31, 2015, 2014, and 2013 is summarized as follows:

	2015	2014	2013
Interest-bearing transaction accounts	$912,285	984,899	1,229,276
Savings	41,140	44,326	54,202
Time deposits:
$100,000 and over	613,890	539,882	595,517
Other time deposits	297,937	398,528	601,680

	$1,865,252	1,967,635	2,480,675

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Time deposits meeting or exceeding the FDIC insurance coverage limit of $250,000 totaled $42,981,592 and $38,092,000 at December 31, 2015 and 2014, respectively. Following are the maturities of time deposits for each of the next five years and in the aggregate at December 31, 2015:

Year ending December 31:
2016	$94,503,261
2017	17,378,111
2018	6,375,923
2019	2,238,003
2020	869,085

$121,364,383

NOTE 7 – INCOME TAXES

The components of income tax expense for the years ended December 31, 2015, 2014, and 2013 are as follows:

	2015	2014	2013
Current:
Federal	$1,597,226	1,401,997	1,376,760
State and local	242,976	108,030	258,669
Deferred	150,798	406,873	334,671

	$1,991,000	1,916,900	1,970,100

A reconciliation of expected income tax expense computed by applying the federal statutory rate of 34% to income before applicable income taxes, for the years ended December 31, 2015, 2014, and 2013 is as follows:

	2015	2014	2013
Expected statutory federal income tax	$2,104,850	2,338,090	2,096,489
State and local tax, net of related federal benefit	160,364	71,300	170,722
Tax-exempt interest income	(89,290)	(87,662)	(95,330)
Life insurance policies	(216,262)	(365,382)	(216,632)
Other, net	31,338	(39,446)	14,851

	$1,991,000	1,916,900	1,970,100

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2015 and 2014 are as follows:

	2015	2014
Deferred tax assets:
Reserve for possible loan losses	$1,219,449	1,239,682
Deferred compensation	738,323	798,171
Unrealized net holding losses on available-for-sale securities	3,201	—
Cash flow hedge	115,579	116,180
Nonaccrual loans	551,083	661,135
Other, net	26,931	24,222

Total deferred tax assets	2,654,566	2,839,390

Deferred tax liabilities:
Bank premises and equipment	(135,406)	(154,782)
Short-term prepaid expenses	(63,398)	(87,397)
Unrealized net holding gains on available-for-sale securities	—	(33,226)
Net deferred loan fees	(132,584)	(125,835)

Total deferred tax liabilities	(331,388)	(401,240)

Net deferred tax assets	$2,323,178	2,438,150

The Company is required to provide a valuation reserve on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has not established a valuation reserve at December 31, 2015 and 2014, due to management’s belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of deferred tax assets.

NOTE 8 – SHORT-TERM BORROWINGS

The Company had short-term borrowings of $10,503,000 and $7,742,000 from the Federal Home Loan Bank of Des Moines for the years ended December 31, 2015 and 2014, respectively. The Bank may obtain short-term advances for 90 days or less from the Federal Home Loan Bank of Des Moines and the Federal Reserve Bank of St. Louis and purchase funds on an overnight basis to satisfy short-term liquidity needs. The average balances, weighted average interest rates paid, and maximum month-end amounts outstanding for the years ended December 31, 2015, 2014, and 2013 for funds purchased are as follows:

	2015	2014	2013
Average balance	$9,473,938	8,273,302	1,552,604
Weighted average interest rate paid during the year	0.31%	0.31%	0.32%
Maximum amount outstanding at any month-end	$25,033,000	18,385,000	10,430,000
Average interest rate at year-end	0.41%	0.28%	—

NOTE 9 – FEDERAL HOME LOAN BANK BORROWINGS

At December 31, 2015, the Bank had a $2,000,000 outstanding advance with the Federal Home Loan Bank of Des Moines, with a fixed rate of interest of 0.84%, and a maturity date of October 5, 2016. At December 31, 2015, the Bank maintained a line of credit in the amount of $103,710,893 with the Federal Home Loan Bank of Des Moines

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

and had availability under that line of $75,007,893. Federal Home Loan Bank of Des Moines advances are secured under a blanket agreement which assigns all Federal Home Loan Bank of Des Moines stock, and one- to four-family mortgages and commercial real estate loans, which totaled $177,581,521 at December 31, 2015.

NOTE 10 – EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution 401(k) plan to provide retirement benefits to eligible employees. Contributions made by the Company under the plan for the years ended December 31, 2015, 2014, and 2013 were $109,753, $95,993, and $90,629, respectively.

The Company also maintains a nonqualified deferred compensation plan under which eligible participants are permitted to defer a portion of salaries and wages as specified in voluntary elections made by such participants. No Company contributions were made in 2015, 2014, or 2013.

The Company established a Phantom Stock Plan in February 2007 in which certain executive employees of the Company and Bank receive awards at the discretion of the compensation committee of the Board of Directors. The Phantom Stock Plan is embodied in a written agreement which includes provisions for the benefits to be provided at retirement or in the event of death, disability, or termination prior to retirement. The awards are converted to imaginary units of Company stock, which are valued annually based on the book value of the Company’s outstanding shares, with the base book value established as of December 31, 2006. The phantom stock units under the Phantom Stock Plan will vest at the rate of 20% per year from the original grant date. Vested amounts accrued for such benefits are payable to the executive employees at retirement, or to the employee’s beneficiary in the event of death. Total compensation expense charged for the Phantom Stock Plan for 2015, 2014, and 2013 was $64,615, $94,388 and $74,959, respectively.

The Company also entered into deferred compensation agreements with certain executive employees of the Company and Bank in 2006. The deferred compensation agreements provide for the deferral of annual deferred compensation bonuses, calculated as a fixed percentage of the Bank’s pretax earnings for each year and credited to deferred compensation accounts maintained in the names of the executive employees. No interest is credited on the balances maintained in the deferred compensation accounts. The executive employees are fully vested in the balances maintained in the deferred compensation accounts, and such amounts are payable to the executive employees at retirement or disability or to the employee’s beneficiary in the event of death. A liability of $1,294,688 and $1,460,368 for amounts accrued under the deferred compensation agreements was included in other liabilities in the consolidated balance sheets at December 31, 2015 and 2014, respectively.

To fund certain of the Company’s employee benefit plans, the Bank has purchased flexible-premium universal life insurance policies on the lives of officers of the Bank (payable upon death to the Bank), with the Bank paying single one-time premiums at the inception of the policies. Each life insurance policy has a cash surrender value feature that allows the Bank to receive an amount in cash upon cancelation or lapse of the policy. The cash surrender value of the policies increases monthly, based upon an interest factor (net of mortality), administration, and early termination costs that are inherent in the contracts.

NOTE 11 – LITIGATION

During the normal course of business, various legal claims have arisen which, in the opinion of management, will not result in any material liability to the Company.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 12 – PARENT COMPANY FINANCIAL INFORMATION

Bank dividends are the principal source of funds for the payment of dividends by the Company to its stockholders and for debt servicing. The Bank is subject to regulations by regulatory authorities that require the maintenance of minimum capital requirements. As of December 31, 2015, there are no regulatory restrictions other than the maintenance of minimum capital standards (as discussed in note 14), as to the amount of dividends the Bank may pay.

Following are condensed balance sheets as of December 31, 2015 and 2014 and the related condensed schedules of income and cash flows (in thousands of dollars) for the years then ended of the Company (parent company only):

	2015	2014
Condensed Balance Sheets
Assets:
Cash	$133	293
Investment in subsidiary bank	59,441	56,220
Income tax receivable	417	537
Goodwill	200	200

Total assets	$60,191	57,250

Liabilities:
Accounts payable	$71	69
Deferred compensation payable	1,295	1,460
Dividends payable	398	572

Total liabilities	1,764	2,101
Total stockholders’ equity	58,427	55,149

Total liabilities and stockholders’ equity	$60,191	57,250

	2015	2014
Condensed Schedules of Income
Revenue:
Cash dividends from subsidiary bank	$1,049	901
Management fees from subsidiary bank	252	246

Total revenue	1,301	1,147

Expenses:
Salaries and benefits	157	171
Legal and professional fees	571	167
Miscellaneous expenses	16	14

Total expenses	744	352

Income before income tax benefit and equity in undistributed net income of subsidiary bank	557	795
Income tax benefit	171	41

	728	836
Equity in undistributed net income of subsidiary bank	3,472	4,124

Net income	$4,200	4,960

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

	2015	2014
Condensed Schedules of Cash Flows
Cash flows from operating activities:
Net income	$4,200	4,960
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary bank	(3,472)	(4,124)
Other, net	141	(227)

Cash provided by operating activities	869	609
Cash flows for financing activities – dividends paid	(1,029)	(868)

Net decrease in cash	(160)	(259)
Cash at beginning of year	293	552

Cash at end of year	$133	293

NOTE 13 – DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

The Bank issues financial instruments with off-balance sheet risk in the normal course of the business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on the consolidated balance sheets. Following is a summary of the Company’s off-balance sheet financial instruments at December 31, 2015 and 2014:

	2015	2014
Financial instruments for which contractual amounts represent:
Commitments to extend credit	$51,327,419	29,538,137
Standby letters of credit	616,017	565,775

	$51,943,436	30,103,912

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Of the total commitments to extend credit at December 31, 2015, $12,121,588 was made at fixed rates of interest. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but is generally residential or income-producing commercial property or equipment, and/or certificates of deposit, on which the Bank generally has a superior lien.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company utilizes interest rate swap derivatives as one method to manage some of its interest rate risks from recorded financial assets and liabilities. These derivatives are utilized when they can be demonstrated to effectively hedge a designated asset or liability and such asset or liability exposes the Company to interest rate risk. The decision to enter into an interest rate swap is made after considering the asset/liability mix of the Company, the desired asset/liability sensitivity, and interest rate levels. Prior to entering into a hedge transaction, the Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective for undertaking the various hedge transactions.

The Company records its derivatives as either assets or liabilities in the consolidated balance sheets and requires measurement of those instruments at fair value through adjustments to the hedged items, other comprehensive income, or current earnings, as appropriate.

In October 2013, the Bank entered into an interest rate swap agreement with a notional amount of $5,000,000 to manage the interest rate risk on certain public fund deposits. The swap agreement, which matures October 31, 2023, provides for the Bank to pay a fixed rate of interest of 2.75% and to receive a variable rate of interest equivalent to 98% of the average federal funds rate for the month. Amounts paid or received under this swap agreement are accounted for on an accrual basis and recognized as interest expense of the related liability.

Cash flow hedges are accounted for at fair value. The effective portion of the change in the cash flow hedge’s gain or loss is reported as a component of other comprehensive income. The ineffective portion of the change to the cash flow hedge’s gain or loss is recorded in earnings on each monthly measurement date. The cash flow hedge was considered effective and, accordingly, no gain or loss was recorded in earnings in 2015 or 2014.

The notional amounts of derivative financial instruments do not represent amounts exchanged by parties and, therefore, are not a measure of the Company’s credit exposure through its use of these instruments. The credit exposure represents the accounting loss the Company would incur in the event the counterparties failed completely to perform according to the terms of the derivative financial instruments and the collateral held to support the credit exposure was of no value. At December 31, 2015 and 2014, the Company had pledged securities with carrying values of $500,000 as collateral in connection with its interest rate swap agreements.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Following is a summary of the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2015 and 2014:

	2015		2014
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value	Fair value measurements
Balance sheet assets:
Cash and due from banks	$7,829,389	7,829,389	5,348,693	5,348,693	Carrying amount
Interest-earning deposits in other financial institutions	2,676,901	2,676,901	3,405,938	3,405,938	Carrying amount
Federal funds sold	263,394	263,394	—	—	Carrying amount
Investments in debt securities	46,590,168	46,887,775	54,891,619	55,419,899	Level 2 inputs
Loans, net	334,406,701	346,306,716	329,953,692	342,015,877	Level 3 inputs
Accrued interest receivable	951,029	951,029	1,063,414	1,063,414	Carrying amount
Life insurance policies	19,871,846	19,871,846	17,873,424	17,873,424	Level 1 inputs

	$412,589,428	424,787,050	412,536,780	425,127,245

Balance sheet liabilities:
Deposits	$347,832,728	347,617,678	353,198,641	353,343,853	Level 3 inputs
Accrued interest payable	148,808	148,808	175,854	175,854	Carrying amount
Short-term borrowings	10,503,000	10,503,000	7,742,000	7,742,000	Carrying amount
Federal Home Loan Bank borrowings	2,000,000	1,987,121	2,000,000	1,978,444	Level 3 inputs
Derivative financial instruments	339,938	339,938	341,707	341,707	Level 1 inputs

	$360,824,474	360,596,545	363,458,202	363,581,858

Fair values are calculated using one or more input types, as defined in note 1. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

Cash and Other Short-Term Instruments

For cash and due from banks, interest-earning deposits in other financial institutions, federal funds sold, accrued interest receivable (payable), and short-term borrowings, the carrying amount is a reasonable estimate of fair value, as such instruments are due on demand and/or reprice in a short time period.

Investments in Debt Securities

Fair values are based on quoted market prices or dealer quotes.

Loans

For certain homogeneous categories of loans, such as residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and with the same remaining maturities. Impaired loans are valued at the fair value of the underlying collateral, using observable market prices, less costs to sell. Mortgage loans held for sale are valued at the amount committed by the applicable investor.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Life Insurance Policies

The fair value of insurance contracts is based on quotes of cash surrender values provided by the carriers.

Deposits

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Borrowings

Rates currently available to the Bank with similar terms and remaining maturities are used to estimate the fair value of Federal Home Loan Bank advances.

Derivative Financial Instruments

The fair value of derivative financial instruments is based on quoted market prices by the counterparty and verified by the Company using public pricing information.

Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms which are competitive in the markets in which it operates.

NOTE 14 – REGULATORY MATTERS

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total capital, Tier 1 capital, and Common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). By regulation, the capital adequacy guidelines for bank holding companies with total consolidated assets of less than $500 million are applied on a bank-only basis. Accordingly, the Company’s consolidated capital levels are not subject to such guidelines at December 31, 2015; however, such guidelines will become applicable should the Company’s consolidated total assets grow to over $500 million. Company management believes, as of December 31, 2015, that the Bank meets all capital adequacy requirements to which it is subject.

ROYAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

As of December 31, 2015, the most recent notification from the applicable regulatory authorities categorized the Bank as a well-capitalized bank under the regulatory framework for prompt corrective action. To be categorized as a well-capitalized bank, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Common equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that Bank management believes have changed the Bank’s risk category.

The Bank’s actual capital amounts and ratios at December 31, 2015, 2014, and 2013 are presented in the following table:

	Actual		For capital adequacy purposes		To be well- capitalized under prompt corrective action provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands of dollars)
Total capital
(to risk-weighted assets):
2015	$63,938	17.07%	$29,969	≥8.0%	$37,461	≥10.0%
2014	$60,288	17.04%	$28,301	≥8.0%	$35,377	≥10.0%
2013	$56,242	15.70%	$28,660	≥8.0%	$35,825	≥10.0%
Tier 1 capital
(to risk-weighted assets):
2015	$59,390	15.85%	$22,477	≥6.0%	$29,969	≥8.0%
2014	$55,864	15.79%	$14,151	≥4.0%	$21,226	≥6.0%
2013	$51,745	14.44%	$14,330	≥4.0%	$21,495	≥6.0%
Common equity
Tier 1 capital
(to risk-weighted assets):
2015	$59,390	15.85%	$16,857	≥4.5%	$24,350	≥6.5%
2014	N/A	N/A	N/A	N/A	N/A	N/A
2014	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 capital
(to average assets):
2015	$59,390	14.41%	$16,484	≥4.0%	$20,605	≥5.0%
2014	$55,864	13.45%	$16,613	≥4.0%	$20,767	≥5.0%
2013	$51,745	12.23%	$16,918	≥4.0%	$21,148	≥5.0%

NOTE 15 – PENDING ACQUISITION

On November 12, 2015, the Company entered into an Agreement and Plan of Merger to purchase 100% of the outstanding capital stock of Frontenac Bancshares, Inc. in Earth City, Missouri. The total purchase price will consist of cash and Company common stock totaling approximately $27,000,000. The acquisition is subject to regulatory and Frontenac Bancshares, Inc. shareholder approval, and is expected to close in the third quarter of 2016. Frontenac Bancshares, Inc. and its wholly owned banking subsidiary, Frontenac Bank, had total consolidated assets of approximately $286,122,000, and total equity of approximately $23,897,000 at December 31, 2015, with four locations in St. Louis and St. Charles Counties in metropolitan St. Louis, Missouri. Company management believes this acquisition will provide the Company with greater asset size and capabilities to better compete in the St. Louis metropolitan banking market.

Annex G

State of Missouri Jason Kander, Secretary of State Corporations Division PO Box 778 / 600 W. Main St., Rm. 322 Jefferson City, MO 65102

Statement of Correction for a

General Business or Nonprofit Corporation

(Submit with filing fee of $10.00)

1.	The name of the corporation is Frontenac Bancshares, inc. Charter #: 00512161

2.	The state/country under whose laws it was organized is: Missouri

3.	Type of document being corrected (or filed copy attached): Amendment of Articles of Incorporation

4.	The error is corrected as follows: See attached.

5.	The reason for such correction is: The class of stock was incorrectly stated on the original filing.

6.	Date the original document was filed with the Missouri Secretary of State: 12/18/2012

In Affirmation thereof, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ Robert D. Roberson	Robert D. Roberson	Pres & CEO	02-11-16
Authorized Signature	Printed Name	Title	Date

Name and address to return filed document:

Name:	Justine Lanciault

Address:	600 Washington Ave., Suite 2500

City, State, and Zip Code:	St. Louis, MO 63101

Corp. 60 (11/2008)

ATTACHMENT TO STATEMENT OF CORRECTION

OF

FRONTENAC BANCSHARES, INC.

6. If the amendment changed the number or par value of authorized shares having a par value, the amount in dollars of authorized shares having a par value as changed is:

The number and par value of authorized shares was changed to: Ten Million (10,000,000) shares of Common stock, each having a par value of One Cent ($0.01) per share and Three Million (3,000,000) shares of Preferred stock, each having a par value of One Cent ($0.01), One Hundred Thirty Thousand Dollars ($130,000.00) in authorized capital.

EXHIBIT A

TO AMENDMENT OF ARTICLES OF INCORPORATION

OF

FRONTENAC BANCSHARES, INC.

Article Three, Section (A) of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to read as follows:

(A)	The corporation shall have authority to issue Thirteen Million (13,000,000) aggregate shares of stock. The number, class and par value, if any, of shares which the corporation has authority to issue is as follows:

Number	Class	Par Value
10,000,000	Common	$0.01
3,000,000	Preferred	$0.01

File Number: 00512161 Date Filed: 12/18/2012 Robin Carnahan Secretary of State

AMENDMENT OF ARTICLES OF INCORPORATION

OF

FRONTENAC BANCSHARES, INC.

SECRETARY OF STATE

CORPORATIONS DIVISION

STATE OF MISSOURI

1600 W. MAIN STREET, ROOM 322

P.O. BOX 778

JEFFERSON CITY, MO 65102

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1. The present name of the corporation is Frontenac Bancshares. The name under which the corporation was originally organized was Frontenac Bancshares, Inc.

2. An amendment to the corporation’s Articles of Incorporation was adopted by the corporation’s shareholders on November 16, 2012.

3. Article Three, Section (A) of the corporation’s Articles of Incorporation is deleted in its entirety and replaced as set forth on Exhibit A attached hereto.

4. Of the 1,840,000 shares of stock of the corporation outstanding, 1,840,000 of such shares were entitled to vote on such amendment. The number of outstanding shares of each class entitled to vote thereon as a class were as follows:

Class	Number of Outstanding Shares
Common	1,840,000

5. The number of shares voted for and against the amendments was as follows:

Class	No. Voted For	No. Voted Against
Common	1,098,502.5	-0-

6. If the amendment changed the number or par value of authorized shares having a par value, the amount in dollars of authorized shares having a par value as changed is:

The number and par value of authorized shares was changed to Ten Million (10,000,000) shares of Common stock, each having a par value of One Cent ($0.01) per share, amounting in the aggregate to, including the Three Million (3,000,000) shares of Preferred Stock, each having a par value of One Cent ($0.01), One Hundred Thirty Thousand Dollars ($130,000.00) in authorized capital.

State of Missouri
Amend/Restate - Gen Bus 3 Page(s)

EXHIBIT A

TO AMENDMENT OF ARTICLES OF INCORPORATION

OF

FRONTENAC BANCSHARES, INC.

Article Three, Section (A) of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to read as follows:

(A)	The corporation shall have authority to issue Ten Million (10,000,000) shares of Common stock. The number, class and par value, if any, of shares which the corporation has authority to issue is as follows:

Number	Class	Par Value
10,000,000	Common	$0.01
3,000,000	Common	$0.01

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any series below the number of issued shares of that class, the following is a statement of the manner in which such reduction is to be effected:

N/A

8. If the effective date of the amendment is to be a date other than the date of filing of the certificate of amendment with the Secretary of State, then the effective date, which shall be no more than ninety (90) days following the filing date, shall be specified:

N/A

IN WITNESS WHEREOF, the undersigned President has executed this instrument on the 16 day of November, 2012.

FRONTENAC BANCSHARES, INC.

By:	/s/ Robert D. Roberson
Name:	Robert D. Roberson
Title:	President & CEO

2

STATE OF MISSOURI	)
)SS
COUNTY OF ST. LOUIS	)

I, Dana R. Drummond, a notary public, do hereby certify that on this 16 day of November, 2012, appeared before me Robert D. Roberson, who, being by me first duly sworn, declared that he is the President & CEO of Frontenac Bancshares, Inc., that he signed the foregoing document as President & CEO of the corporation, and that the statements therein contained are true.

/s/ Dana R. Drummond
Notary Public

(Notarial Seal)

3

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FRONTENAC BANCSHARES, INC.

Pursuant to Section 351.106 of The General and Business Corporation Law of Missouri, the following Amended and Restated Articles of Incorporation correctly set forth the corresponding provisions of the Articles of Incorporation as theretofore amended, and supersede the original articles of incorporation and all amendments thereto:

ARTICLE ONE

The name of the corporation is FRONTENAC BANCSHARES, INC.

ARTICLE TWO

The name and address of the corporation’s registered agent in Missouri is:

 William M. Bolster

30 Oak Park Drive

           St. Louis, Missouri 63141

ARTICLE THREE

(A)	The corporation shall have authority to issue 8,000,000 aggregate shares of stock. The number, class and par value, if any, of shares which the corporation has authority to issue is as follows:

Number	Class	Par Value
5,000,000	Common	$0.01
3,000,000	Preferred	$0.01

(B)	The preferences, qualifications, limitations, restrictions and special or relative rights, including convertible rights, if any, in respect to the shares of each class are as follows:

Common Stock: Subject to the rights of the shares of Preferred Stock, established as hereinafter set forth, and the other provisions of these Amended and Restated Articles of Incorporation, shares of Common Stock shall have all of the powers and rights as are provided by The General and Business Corporation Law of Missouri and as are customarily attendant to such shares. Anything herein to the contrary notwithstanding, shareholders shall have cumulative voting rights.

Preferred Stock: Subject to any limitations prescribed by law, the Board of Directors may issue, in one or more class or series, shares of preferred stock, with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or other special or relative rights as shall be fixed from time to time by the Board of Directors, including, without limitation, the following:

(i) The distinctive serial designation and the number of shares constituting such series (e.g., “Series A Preferred Stock” or “Series [year] Convertible Preferred Stock”);

(ii) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

(iii) The voting powers, full or limited, if any, of the shares of such series;

(iv) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such stock may be redeemed;

(v) The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(vi) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

(vii) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and

(viii) The price or other consideration for which the shares of such series shall be issued.

Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issuance of any particular class or series of preferred stock, the number of shares of stock of any such class or series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such class or series then outstanding) by a resolution or resolutions adopted by the Board of Directors.

Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issuance of any particular class or series of preferred stock, preferred stock redeemed or otherwise acquired by the corporation shall assume the status of authorized but unissued preferred stock, shall be unclassified as to class or series and may thereafter, subject to the provisions of this Article Three and to any restrictions contained in any resolution or resolutions of the Board of Directors providing for the issue of any such class or series of preferred stock, be reissued in the same manner as other authorized but unissued preferred stock.

ARTICLE FOUR

The extent to which the preemptive right of a shareholder to acquire additional shares is limited or denied is as follows:

No holder of stock of the corporation shall have any preemptive right or otherwise be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock, or securities convertible into stock, of any class whatsoever, whether now or hereafter authorized, and all such additional shares of stock or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors, in its absolute discretion, may deem advisable.

ARTICLE FIVE

The name and place of residence of each original incorporator is as follows:

 William M. Bolster

30 Oak Park Drive

           St. Louis, Missouri 63141

2

ARTICLE SIX

The number of Directors to constitute the initial Board of Directors shall be 6; provided, however, that such number may be fixed, from time to time, at not less than a minimum of 5 nor more than a maximum of 15, by, or in the manner provided in, the Bylaws of the corporation, and any such change shall be reported to the Secretary of State of the State of Missouri within thirty (30) calendar days of such change.

ARTICLE SEVEN

The duration of the corporation is perpetual.

ARTICLE EIGHT

The corporation is formed for the following purposes:

(A) To acquire, hold, and dispose of shares of banking and other corporations from time to time in accordance with applicable laws, and to engage in and conduct any form of service or mercantile enterprise not contrary to law, and including all aspects thereof and all acts and actions incidental thereto.

(B) To apply for, secure, acquire by assignment, transfer, purchase or otherwise, and to exercise, carry out and enjoy any charter, license, power, authority, franchise, concession, rights or privileges, which any government or authority or any corporation or other public body may be empowered to grant; and to pay for, aid in and contribute toward carrying the same into effect and to appropriate any of the corporation’s shares of stock, bonds and assets to defray the necessary costs, charges and expenses thereof.

(C) To borrow and loan money with or without security and to issue, sell, or pledge bonds, promissory notes, debentures and other obligations and evidences of indebtedness secured or unsecured.

(D) To contract for its own account and to guarantee the performance of any contract or the obligation of any person, firm, corporation, association or entity.

(E) To acquire the goodwill, rights and property and to undertake the whole or any part of the assets or liabilities of any person, firm, association or corporation, to pay for the same in cash, the stock of this corporation, bonds or otherwise; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired, and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

(F) To purchase, hold, sell, assign, transfer, mortgage, pledge, or otherwise hold and possess or otherwise dispose of, shares of capital stock of, or any bonds, securities, or evidence of indebtedness created by any other corporation or corporations of this state or any other state, country, nation or government, and while owner of said stock to exercise all the rights, powers and privileges of ownership including the right to vote thereon.

(G) To purchase, acquire, use, lend, lease or hold, improve, operate, hypothecate, mortgage, sell or convey, and otherwise deal in and dispose of property of all kinds, both real and personal, including patents and patent rights from the United States and/or foreign countries, license privileges, inventions, franchises, improvement processes, copyrights, trademarks and trade names, and service marks relating to or useful in connection with the business of this corporation.

(H) Subject to the limitations of The General and Business Corporation Law, to purchase, hold, sell, transfer, dispose of or deal in shares of its own capital stock.

3

(I) In general, and in addition to all of the foregoing, to carry on any business in connection with the aforesaid powers and purposes, and to further have and exercise all of the powers conferred by The General and Business Corporation Law, and to do any and all things hereinbefore set forth to the same extent as natural persons might or could do.

The foregoing clauses are to be construed both as objects and powers. It is hereby expressly provided that the foregoing enumeration of specific powers may not be held to limit or restrict in any manner the powers of the corporation, nor will the corporation be required to exercise all of such powers at any one time.

ARTICLE NINE

Except as otherwise specifically provided by statute, all powers of management and direct control of the corporation shall be vested in the Board of Directors.

ARTICLE TEN

(A) This corporation shall indemnify each of its Directors and Officers to the full extent specified by Section 351.355 of the Revised Statues of Missouri, as amended from time to time, or any successor statute thereto (the “Indemnification Statute”) and, in addition, shall indemnify each of them against all expenses (including, without limitation, all attorneys’ fees, judgments, fines and amounts paid in settlement) incurred by each Director or Officer in connection with any claim (including without limitation any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of this corporation or any other corporation) by reason of the fact that such Director or Officer is or was serving this corporation or at the request of this corporation in any of the capacities referred to in the Indemnification Statute or arising out of such Director’s or Officer’s status in any such capacity, provided that this corporation shall not indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or to the extent that such indemnification shall otherwise be finally adjudged to be prohibited by applicable law.

(B) This corporation may, to such extent as it deems appropriate and as may be permitted by the Indemnification Statute, indemnify any other person referred to in the Indemnification Statute against any such expenses incurred by such person in connection with any such claim by reason of the fact that such person is or was serving this corporation, or at the request of this corporation, in any of such capacities or arising out of such person’s status in any such capacity.

(C) This corporation is authorized to give or supplement any of the aforesaid indemnifications by bylaw, agreement or otherwise and fund them by insurance to the extent it deems appropriate. Amounts to be paid under this Article shall be disbursed at such times and upon such procedures as this corporation shall determine. All such indemnification shall continue as to any person who has ceased to serve in any of the aforesaid capacities and shall inure to the benefit of the heirs, devisees and personal representatives of such person. The Indemnification provided for under Section A or given or supplemented under this Section C of this Article Ten shall survive elimination or modification of this Article with respect to any such expenses incurred in connection with claims arising out of acts or omissions occurring prior to such elimination or modification and persons to whom such indemnification is given shall be deemed to have commenced or continued their services in reliance upon all of the foregoing, and shall be entitled to rely upon such indemnification as a contract with this corporation, and/or as a third party beneficiary with respect to this Article Ten.

ARTICLE ELEVEN

The power to alter, amend or repeal the bylaws of the corporation is vested in the corporation’s Board of Directors.

4

Annex H

AMENDED AND RESTATED BYLAWS OF

FRONTENAC BANCSHARES, INC.

ARTICLE I

OFFICES

The principal office of the Corporation is to be located at 801 South Lindbergh, St, Louis, 63131. The Corporation may also have offices and branch offices at such other places within and without the State of Missouri as the board of directors of the Corporation may from time to time designate and the business of the Corporation may require.

ARTICLE II

SHAREHOLDERS

2.1. Place of Meeting. Any annual or special meeting of the shareholders of the Corporation is to be held at such place within or without the State of Missouri as may be designated by the board of directors or executive committee of the Corporation or in a waiver of notice executed by all shareholders of the Corporation entitled to vote at such meeting. If there is a failure to designate a place for such meetings, the same is to be held at the principal place of business of the Corporation.

2.2. Meetings. The annual meeting of the Corporation’s shareholders is to be held each year on the fourth Thursday of April, or on such other date not more than 120 days after the end of the Corporation’s fiscal year as the Board of Directors may determine, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. Special meetings of the shareholders may be called at any time by the Corporation’s chairman or president or upon the vote of a majority of the directors of the Corporation at a meeting duly called and held, or by the holders of not less than 66 2/3% of all the outstanding shares of the Corporation.

2.3. Quorum of Outstanding Shares. A majority of the outstanding shares of the Corporation entitled to vote at any meeting of the Corporation’s shareholders represented in person or by proxy at such meeting constitutes a quorum of shareholders of the Corporation. In no event may a quorum consist of less than a majority of the outstanding shares of the Corporation entitled to vote. Less than such quorum has the right successively to adjourn the meeting to a specified date not longer than 90 days after such adjournment, and no notice need be given of such adjournment to shareholders of the Corporation not present at the meeting. Every decision of a majority of such quorum is valid as a corporate act of the Corporation unless a higher shareholder vote is required by applicable law.

2.4. Notice of Shareholders’ Meetings. Written or printed notice of each meeting of shareholders stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered or given not less than 10 nor more than 50 days before the date of the meeting, either personally or by mail. Notice of an annual meeting of the Corporation’s shareholders is to be given by the secretary of the Corporation. Notice of a special meeting of the Corporation’s shareholders is to be given by the secretary of the Corporation or the person calling the meeting. Any notice of a shareholders’ meeting sent by mail is deemed delivered when deposited in the United States mail, with postage thereon prepaid, addressed to each shareholder at his address as it appears on the records of the Corporation. Attendance of a shareholder at any meeting constitutes a waiver of notice of such meeting except where a shareholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

2.5. Waiver of Notice. Any notice required by these Bylaws may be waived by the persons entitled thereto by signing a waiver of notice before or after the time of such meeting and such waiver is equivalent to the giving of such notice.

2.6. Closing of Transfer Books or Fixing of Record Date. The board of directors of the Corporation has the power to close the transfer books of the Corporation for a period not exceeding 70 days preceding the date of any meeting of shareholders or the date of payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of shares goes into effect. However, in lieu of closing the stock transfer books, the board of directors may fix in advance a date, not exceeding 70 days preceding the dates of the aforenamed occurrences, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares. In such case, such shareholders, and only such shareholders as are shareholders of the Corporation of record on the date of closing the transfer books or on the record date so fixed, are entitled to notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after such date of closing of the transfer books or such record date so fixed. If the board of directors does not close the transfer books or set a record date for the determination of the shareholders entitled to notice of, and to vote at, a meeting of shareholders, only the shareholders who are shareholders of record at the close of business on the 20th day preceding the date of the meeting are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting. However, if prior to the meeting written waivers of notice of the meeting are signed and delivered to the Corporation by all of the shareholders of record at the time the meeting is convened, only the shareholders who are shareholders of record at the time the meeting is convened are entitled to vote at the meeting and any adjournment of the meeting.

2.7. List of Voters. A complete list of all shareholders entitled to vote at any annual and special meeting of the Corporation’s shareholders is to be compiled at least ten days before such meeting by the officer or agent having charge of the transfer books for shares of stock of the Corporation. Such list is to be compiled in alphabetical order with the address and the number of shares held by each shareholder. The list must be kept on file in the registered office of the Corporation for a period of at least ten days prior to such meeting and must be open to inspection by any stockholder for such period during usual business hours. Such list must also be present and kept open at the time and place of such meeting and is subject to the inspection of any shareholder during such meeting. The original share ledger or transfer book, or a duplicate thereof kept in Missouri, is prima facie evidence as to who are the shareholders of the Corporation entitled to examine such list or share ledger or transfer book, or to vote at any meeting of shareholders. Failure to comply with the requirements of this section does not affect the validity of any action taken at such meeting.

2.8. Proxies. A shareholder may, at any annual or special meeting, vote either in person or by proxy executed in writing by the shareholder or his duly authorized attorney in fact. Such proxy must be filed with the secretary of the Corporation before or at the time of the meeting. No proxy is valid after 11 months from the date of execution unless otherwise provided in the proxy.

2.9. Voting of Shares. Each outstanding share of stock having voting rights is entitled to one vote upon each matter submitted to a vote at any meeting of the shareholders of the Corporation.

2.10. Voting of Shares of Certain Holders.

(a)	Shares of stock in the name of another corporation, foreign or domestic, are to be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe, or in the absence of such provision, as the board of directors of such corporation may determine.

(b)	Shares of stock in the name of a deceased person are to be voted by his executor or administrator in person or by proxy.

(c)	Shares of stock in the name of a guardian, curator or trustee are to be voted by such fiduciary either in person or by proxy provided the books of the Corporation show the stock to be in the name of such fiduciary in such capacity.

(d)	Shares of stock in the name of a receiver are to be voted by such receiver, and shares held by, or in the control of, a receiver are to be voted by such receiver without the transfer thereof into his name, if such voting authority is contained in an appropriate order of the court by which such receiver was appointed.

(e)	Shares of stock which have been pledged are to be voted by the pledgor until the shares of stock have been transferred into the name of the pledgee, and thereafter, the pledgee is entitled to vote the shares so transferred.

2.11. Cumulative Voting. Shareholders of the Corporation shall not be permitted to cumulate their votes in elections for directors of the Corporation.

2.12. Informal Action by Shareholders. Any action required by The General and Business Corporation Law of Missouri to be taken at a meeting of the shareholders of the Corporation, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if all of the shareholders entitled to vote with respect to the subject matter thereof sign written consents that set forth the action so taken. Such consents have the same force and effect as a unanimous vote of the shareholders at a meeting duly held, and may be stated as such in any certificate or document filed with the Secretary of State of the State of Missouri or any other state in the United States of America. The Corporation’s secretary is to file such consents with the minutes of the meetings of the shareholders of the Corporation.

2.13. Rules of Meetings. The chairman of the board of directors of the Corporation is to preside at all meetings of the shareholders, or, in his absence, one of the vice-chairmen or president of the Corporation is to preside. If none of the chairman, vice chairmen or president are available, the party who called the meeting is to preside.

2.14. Notice of Shareholder Proposals. Any shareholder proposal relating to action to be taken at an annual meeting of shareholders, including nominations for directors, must be received by the Corporation at its main office not later than 90 days prior to the first anniversary of the annual meeting of shareholders for the prior year.

ARTICLE III

BOARD OF DIRECTORS

3.1. General Powers. The business, property and affairs of the Corporation is to be controlled and managed by its board of directors.

3.2. Number, Election, Duration and Vacancies. The board of directors of the corporation shall consist of no fewer than 5 directors and no more than 15 directors. Each director shall serve for a term of one year and shall hold office for such term until his or her successor has been elected and qualified. In case of the death or resignation or disqualification of one or more of the directors, a majority of the remaining directors are to fill such vacancy or vacancies until the successor or successors are elected at the next annual meeting of the shareholders. A director elected to fill a vacancy is to serve as such until the next annual meeting of the shareholders.

3.3. Quorum. A majority of the board of directors of the Corporation constitutes a quorum for the transaction of business at a meeting of the board of directors, and the act of the majority of such quorum present at any such meeting is the act of the board of directors.

3.4. Meetings. The annual meeting of the board of directors is to be held at the same place as the annual meeting of the shareholders of the Corporation and immediately following such meeting. In the event of adjournment of such annual meeting of the board of directors because a quorum is not present or otherwise, such meeting may be held, without further notice, at any place within or without the State of Missouri as may be designated by the directors adjourning such meeting, provided a quorum is then present at such next meeting, but in no event may such meeting be conducted later than 30 days after the annual meeting of shareholders. All other meetings of the board of directors are to be held at the principal place of business of the Corporation or at such other place within or without the State of Missouri as may be designated by the board of directors or by the executive committee in absence of such designation by the board of directors. Regular meetings of the board of directors may be held without notice at such time and place as may be determined by the board of directors. Special meetings of the board of directors may be held at any time upon the call of the president or of any two directors.

3.5. Notice. Notice of any special meeting of the board of directors must be given at least two days prior thereto in writing delivered personally or mailed to each director. Notice given by mail is deemed to be delivered one day after deposited in the United States mail in a sealed envelope so addressed with postage thereon prepaid. Notice to a director may be waived by executing a written waiver thereof or by attendance at any meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened. Notice or waiver of notice of any regular or special meeting of the board of directors may but need not state the business to be transacted nor the purpose thereof, except as otherwise required by these Bylaws.

3.6. Compensation. Directors may, by resolution of the shareholders, receive a stated salary for their services. Directors may also be allowed, by resolution of the board of directors, a fixed sum and expenses of attendance, if any, for attendance at any meeting of the board of directors. Nothing contained herein precludes a director from serving the Corporation in any other capacity and receiving compensation therefor.

3.7. Presumption of Assent. A director of the Corporation is presumed to have assented to the action taken on any corporate matter at a board of directors meeting at which he is present, unless his dissent is entered in the minutes of the meeting or unless he forwards such dissent by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. A director who voted in favor of such action may not so dissent.

3.8. Action by Unanimous Consent of Directors. In accordance with Section 351.340 of The General and Business Corporation Law of Missouri, if all the directors severally or collectively consent in writing to any action taken or to be taken by the directors, such consents have the same force and effect as a unanimous vote of the directors at a meeting duly held, and may be stated as such in any certificate or document filed with the Secretary of State of the State of Missouri or any other state in the United States of America. The secretary of the Corporation is to file such consents with the minutes of the meetings of the board of directors. Formal meetings of the directors need not be held where the action of all the directors are consented to in writing.

3.9. Resignation or Disqualification.

(f)	A director may resign at any time for any reason. Any such resignation must be in writing and must be delivered to the chairman of the board, the president or the secretary of the Corporation. A resignation is effective upon such delivery.

(g)	A director may be removed only for cause and only upon the vote of persons owning at least a majority of the outstanding voting stock entitled to vote generally in the election of directors. The removal procedure is to be conducted at a meeting of the shareholders called for expressly called for such purpose.

3.11 Rules of Meetings. The chairman of the board of directors of the Corporation is to preside at all meetings of the shareholders, or, in his absence, one of the vice-chairmen or president of the Corporation is to preside. If none of the chairman, vice chairmen or president are available, the party who called the meeting is to preside.

3.12 Conflicts of Interest. Every contract or transaction between the Corporation and one or more of its directors or officers (or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest) shall be approved in accordance with the provisions of Section 351.327, R.S.Mo., as amended.

3.13 Tele-Participation in Meetings. Directors may participate in a meeting of the board of directors by means of a conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other. Participation in a meeting in this manner constitutes presence in person at the meeting.

ARTICLE IV

COMMITTEES

4.1. Executive Committee. An executive committee, consisting of the chairman, the vice-chairmen, the president and the executive vice president, is commissioned to serve at the pleasure of the board, and the chairman of the Corporation shall act as chairman thereof.

(a)	Between meetings of the board of directors, the executive committee, if it is created, possesses and may exercise any and all powers of the board of directors in the management of the business and affairs of the Corporation, except (i) the appointment of directors to fill vacancies pursuant to Section 3.2, (ii) the election and removal of officers pursuant to Sections 5.2 and 5.3, respectively, or (iii) amendment of the Bylaws of the Corporation.

(b)	The executive committee is to keep a complete record of its activities and regularly report them to the board of directors at every meeting thereof. All actions taken by the executive committee are subject to revision, alteration or change by the board of directors, provided that rights of third persons may not be affected thereby.

(c)	A majority of the executive committee constitutes a quorum for the transaction of business at any meeting of the executive committee.

(d)	The affirmative vote of a majority of the members of the executive committee in attendance at a duly convened meeting shall constitute the act of the executive committee, provided, however, that such majority include at least two of the Chairman and Vice-Chairmen.

(e)	The executive committee may determine the time and place for its meetings, the notice necessary therefore and its rules of procedure.

4.2. Other Committees. The board of directors, by resolution, may provide for such other committees as it deems necessary or desirable to serve at its pleasure and to have such powers and perform such functions as may be assigned to them.

ARTICLE V

OFFICERS

5.1. Enumeration. Officers of the Corporation are the chairman, one or more vice- chairmen, a president, one or more vice presidents, secretary, treasurer and one or more assistants to the secretary and treasurer.

5.2. Election and Term. Officers are to be elected at the first meeting of the board of directors following the annual meeting of the shareholders, and hold office at the pleasure of the board of directors until their successors are elected or until they are removed as provided herein. The office of vice president and assistant secretaries and assistant treasurers may be elected by the board of directors at any meeting thereof to hold office at the pleasure of the board of directors. If more than individual will hold any office, the board of directors shall determine the seniority of each at the time of the election.

5.3. Removal. An officer of the Corporation elected by the board of directors may be removed with or without cause at any time only by a vote of the board of directors. The officer may be removed only upon the vote of a majority of the directors present at such meeting, provided there is a quorum. However, if the officer to be removed is a director, he may not vote on his removal. Such removal is without prejudice to the contract rights, if any, of such officer.

5.4. Vacancies. A vacancy in any office caused by the death, resignation or removal of the officer or otherwise may but need not be filled by the board of directors for the unexpired term.

5.5. Compensation. The board of directors is to determine the compensation to be received by the officers of the Corporation and agents appointed by the board of directors, subject to Section 3.12.

5.6. Bond. The board of directors, by resolution, may require the officers and agents of the Corporation, or any of them, to give bond to the Corporation, in sufficient amount and with sufficient surety, to secure the faithful performance of their duties and to comply with such other conditions as the board of directors may from time to time require.

5.7. Resignation. An officer of the Corporation may resign at any time for any reason. Any such resignation must be in writing and be delivered to the chairman of the board, the president officer or the secretary of the Corporation. A resignation is effective upon such delivery.

ARTICLE VI

DUTIES OF OFFICERS

6.1. Chairman. The chairman of the board of directors is to preside at all meetings of the board of directors and has and is to perform such other duties as from time to time may be assigned to him by the board of directors.

6.2. Vice-Chairmen. The vice chairmen, if elected, are to perform the duties and exercise the powers delegated to them by the board of directors or the chairman of the board of directors. In the absence of the chairman, the vice chairmen in order of their seniority are to perform the duties and exercise the powers of the chairman.

6.3. President. The president is to supervise and control the business, property and affairs of the Corporation, subject to the authority hereinabove given to the board of directors, and is to preside at all meetings of the shareholders and of the board of directors in the absence of the chairman of the board. The president is to perform all duties incident to his office, including executing all certificates for shares of stock of the Corporation, deeds, mortgages, bonds, contracts or other instruments, except where the execution thereof is expressly delegated by the board of directors or the Bylaws to another officer or agent of the Corporation, or is required by law to be otherwise executed.

6.4. Vice Presidents. The vice presidents, if elected, are to perform the duties and exercise the powers delegated to them by the board of directors or the president of the Corporation. In the absence of the president, the vice presidents in order of their seniority are to perform the duties and exercise the powers of the president.

6.5. Secretary. The secretary is to attend all meetings of the shareholders, board of directors, and executive committee, and is to record votes and keep minutes of such meetings in one or more books provided for that purpose. In addition, in the absence of the president, the secretary is to perform the duties and exercise the powers of the president if no vice president is elected. He is to give all notices in the manner required by these Bylaws or by law. He is the custodian of the corporate records and corporate seal and, when authorized by the board of directors, executive committee, president or vice president, is to affix the seal to any document or instrument of the Corporation requiring the Corporation’s seal. He has general charge of the stock transfer books of the Corporation and is to keep a list of the post office addresses of each shareholder. He is, in general, to perform all duties incident to the office of secretary and perform such other duties as may be required by the board of directors, executive committee or the president, under whose supervision he is. If the secretary is absent from any meeting, the board of directors or executive committee may select any of their number, or any assistant secretary, to act as temporary secretary.

6.6. Treasurer. The treasurer, if elected, and if no treasurer is elected, then the secretary, has control and custody of the funds and securities of the Corporation. He is to keep and maintain in books and records of the Corporation accurate accounts of receipts and disbursements, and he is to deposit all monies and valuable effects of the Corporation in the name of the Corporation in such depositories as the board of directors or executive committee or president may designate. He is to make disbursements of the funds and securities of the Corporation upon order of the board of directors or executive committee and obtain proper vouchers therefore. He is to report to the board of directors and executive committee, at all meetings thereof, concerning the financial condition of the Corporation and the performance of his duties as treasurer. In general, he is to perform all duties incident to the office of treasurer. He is, upon request of the board of directors or executive committee, to furnish a bond for the faithful performance of his duties in such amount and with such surety as either of them may require.

6.7. Assistant Officers. Any assistant secretaries or assistant treasurers elected by the board of directors have such authority and are to perform such duties as the board of directors may, from time to time, prescribe.

6.8. Subordinate Officers. The board of directors may elect such subordinate officers as it deems necessary or desirable to serve for such period and have such authority and perform such duties as the board of directors may authorize.

ARTICLE VII

CERTIFICATES FOR SHARES AND THEIR TRANSFER

7.1 Certificates for Shares. The board of directors is to prescribe the form of the certificate of stock of the Corporation. The certificate is to be signed by the president or vice president and by the secretary, treasurer or assistant secretary, assistant treasurer or cashier, is to be sealed with the seal of the Corporation and is to be numbered consecutively. The name of the owner of the certificate, the number of shares of stock represented thereby, and the date of issue are to be recorded on the books of the Corporation. Certificates of stock surrendered to the Corporation for transfer are to be canceled, and new certificates of stock representing the transferred shares issued. New stock certificates may be issued to replace lost, destroyed or mutilated certificates upon such terms and with such security to the Corporation as the board of directors may require.

7.2 Transfer of Shares. Shares of stock of the Corporation may be transferred on the books of the Corporation by the delivery of the certificates representing such shares to the Corporation for cancellation, and with an assignment in writing on the back of the certificate executed by the person named in the certificates as the owner thereof, or by a written power of attorney executed for such purpose by such person. The person registered on the books of the Corporation as the owner of shares of stock of the Corporation is deemed the owner thereof and is entitled to all rights of ownership with respect to such shares.

7.3 Transfer Books. Transfer books are to be maintained under the direction of the secretary, showing the ownership and transfer of all certificates of stock issued by the Corporation.

ARTICLE VIII

FISCAL YEAR

The fiscal year of the Corporation is to be established from time to time by resolution of the board of directors of the Corporation.

ARTICLE IX

SEAL

The Corporation is not required to adopt a seal. If a seal is adopted by the Directors, such seal is to be in the form of a circle, and is to have inscribed thereon the name of the Corporation and the words “Corporate Seal” and “Missouri”. The form of the seal of the Corporation may be changed from time to time by resolution of the board of directors.

ARTICLE X

CONTRACTS, LOANS, CHECKS AND DEPOSITS

10.1. Contracts. The board of directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of or on behalf of the Corporation as the board determines, and such authority may be general or confined to specific instances.

10.2. Loans. No loans may be contracted on behalf of the Corporation and no evidences of indebtedness may be issued in the Corporation’s name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.

10.3. Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation are to be signed by such officer or officers, agent or agents of the Corporation and in such manner as from time to time may be determined by resolution of the board of directors.

10.4. Deposits. All funds of the Corporation not otherwise employed are to be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the board of directors may select.

ARTICLE XI

WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to these Bylaws, the articles of incorporation of the Corporation, or the corporate laws of the State of Missouri, a written waiver thereof signed by the person or persons entitled thereto, whether before or after the time stated therein, satisfies such requirement of notice.

ARTICLE XII

INDEMNIFICATION OF OFFICERS AND DIRECTORS

AGAINST LIABILITIES AND EXPENSES IN ACTION

12.1. Indemnification with Respect to Third Party Actions. The Corporation is to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of this Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, taxes and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

12.2. Indemnification with Respect to Actions by or in the Right of the Corporation. The Corporation is to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines, taxes and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. However, no indemnification is to be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Any indemnification under this Section 12.2 (unless ordered by a court) is to be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, partner, trustee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Section 12.2. Such determination is to be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

12.3. Payment of Expenses in Advance of Disposition of Action. Expenses incurred in defending any actual or threatened civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee, partner, trustee or agent to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

12.4. Indemnification Provided in This Article Non-Exclusive. The indemnification provided by this Article is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity while holding such office, and continues as to a person who has ceased to be a director, officer, employee, partner, trustee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

12.5. Definition of “Corporation”. For the purposes of this Article, references to the “Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee, partner, trustee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise stands in the same position under the provisions of this Article with respect to the resulting or surviving corporation in the same capacity.

12.6. Saving Clause. In the event any provision of this Article is held invalid by any court of competent jurisdiction, such holding does not invalidate any other provision of this Article, and any other provisions of this Article is to be construed as if such invalid provision had not been contained in this Article.

ARTICLE XIII

AMENDMENTS

These Bylaws may be amended or repealed and new Bylaws may be adopted by a vote of the majority of shares represented in person or by proxy and entitled to vote at any annual meeting of shareholders or at any special meeting of shareholders setting forth the terms of the proposed Bylaws, amendment, or repeal. The board of directors also has the power to make, alter, amend or repeal these Bylaws to the extent that such power may be vested in the board of directors by the articles of incorporation of the Corporation.

Annex I

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ROYAL BANCSHARES, INC.

The undersigned natural person of the age of eighteen years or more for the purpose of forming a Corporation under The General and Business Corporation Law of Missouri hereby adopts the following Articles of Incorporation:

ARTICLE 1

Name

The name of the Corporation is Royal Bancshares, Inc.

ARTICLE 2

Registered Office and Registered Agent

The address, including street and number, if any, of the Corporation’s initial registered office in this State was 6635 Delmar Boulevard, St. Louis, Missouri 63130, and the name of its initial registered agent at such address was Thomas R. Green.

ARTICLE 3

Capital Stock

The aggregate number of shares which the Corporation shall have authority to issue shall be 285,000 shares, divided into three classes consisting of the following:

150,000 shares of Class A Common stock which shares shall be each of $1.00 par value (the “Class A Common Shares”)

35,000 shares of Class AA Common stock which shares shall be each of $1.00 par value (the “Class AA Common Shares”)

100,000 shares of Preferred Stock which shares shall be each of $1.00 par value (the “Undesignated Preferred Shares”)

The voting rights of the several classes of stock of the Corporation described above shall be as follows:

(a)	The Class A Common Shares and the Class AA Common Shares shall vote together as a single class, except as stated specifically below. They shall be the only voting shares of the Corporation absent the issuance of any series of Undesignated Preferred Shares that have voting rights.

(b)	The Class A Common Shares shall be entitled, voting as a single class, to elect 60 percent of the Directors of the Corporation. If 60 percent is not an integer number of Directors, the number of Directors that the Class A Common Shares shall be entitled to elect shall be the next higher integer number of Directors with respect to the election of all of the Directors. The Directors to be so elected are the “Class A Directors.”

(c)	The Class AA Common Shares shall be entitled, voting as a single class, to elect 40 percent of the Directors of the Corporation. If 40 percent is not an integer number of Directors, the number of Directors that the Class AA Common Shares shall be entitled to elect shall be the next lower integer number of Directors. The Directors to be so elected are the “Class AA Directors.”

Amended and Restates Articles of Incorporation Royal Bancshares, Inc.	Page 1

(d)	Any series of Undesignated Preferred Shares authorized and designated by the Board of Directors shall have only such voting rights as are specifically provided for in the Certificate of Designation respecting such series.

(e)	All actions of the Class A Common and Class AA Common Shares of the Corporation (when voting as a single class) shall require the vote of two-thirds (2/3) of the Class A Common Shares plus the Class AA Common Shares for approval.

(f)	The 60 percent and 40 percent voting rights described in sub-paragraphs (a) and (b) above relating to the election of Directors shall expire two years following the filing of these Amended and Restated Articles of Corporation by the Secretary of State of Missouri. Thereafter, the Class A Common Shares and Class AA Common Shares shall vote as a single class for the election of all of the Directors of the Corporation and on all other matters presented to the shareholders for vote, except, and then only to the extent, that there are any issued and outstanding shares of any series of Undesignated Preferred Shares that have voting rights; and the separate designations of Class A Directors and Class B Directors will no longer be applicable.

(g)	The two-thirds (2/3) requirement for the approval of actions by the Class A Common Shares and Class AA Common Shares (when voting as a single class) described in subparagraph (e) above shall expire two years following the filing of these Amended and Restated Articles of Incorporation by the Secretary of State of Missouri. Thereafter, approval of all actions by the Class A Common Shares and Class AA Common Shares (voting as a single class) shall require a majority vote, except in those circumstances where a larger vote is required by other provisions of these Articles of Incorporation or by law.

The Board of Directors is hereby expressly authorized to provide for and designate, by resolution or resolutions, out of the unissued Undesignated Preferred Shares, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereon, of the shares of such series. The powers, preferences, and relative participating optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereon, if any, may differ from those of any other series at any time outstanding. If no shares of a series have been issued, the Board of Directors, by resolution, may amend the designation respecting such series. Whenever the Board of Directors acts to designate a series, a Certificate of Designation shall be filed in the manner prescribed by Missouri law. Unless otherwise provided in any resolution or resolutions designating a series of Preferred Stock, the number of shares may be increased (but not above the total number of authorized Undesignated Preferred Shares, considering all then outstanding shares of all designated series) or decreased (but not below the number of shares then outstanding) by filing a Certificate of Designation in the manner prescribed by Missouri law.

ARTICLE 4

No Preemptive Rights

No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe for, or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares.

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ARTICLE 5

Incorporator

The name of the incorporator and his place of residence at the time of incorporation are as follows:

Thomas R. Green

#9 Vouga Estates

St. Louis, Missouri 63131

ARTICLE 6

Directors

The property and business of the Corporation shall be controlled and managed by the Board of Directors, except as otherwise provided by the General and Business Corporation Law of Missouri.

The number of Directors to constitute the Board of Directors is 10. Thereafter, the number of Directors shall be fixed by or in the manner provided for in the Bylaws of the Corporation. All Directors shall serve until their successors are elected at the next annual meeting of the shareholders and qualified.

In all elections of Directors, shareholders shall have the right to cumulate votes. While there are two classes of Directors to be elected: (i) each Class A Common shareholder shall be entitled to as many votes as equals the number of Class A Directors to be elected multiplied by the number of Class A Common Shares held by the shareholder; and (ii) each Class AA Common shareholder shall be entitled to as many votes as equals the number of Class B Directors to be elected multiplied by the number of Class AA Common Shares held by the shareholder. When there are no longer separate classes of Directors to be elected (and the Class A Common Shares and the Class B Common Shares are voting as in single class for the election of Directors), each Class A Common shareholder and each Class AA Common shareholder shall be entitled to as many votes as equals total number of Directors to be elected multiplied by the number of Class A Common Shares or Class B Common Shares held by the shareholder.

ARTICLE 7

Corporate Existence

The duration of the Corporation is perpetual.

ARTICLE 8

Corporate Purposes

The nature of the business or purpose to be conducted, transacted, promoted, or carried on by the Corporation is:

(a) To engage in any lawful act, activity, or business for which corporations may be authorized under the General and Business Corporation Law of Missouri, as amended from time to time, including without limitation, engaging in the business of being a bank holding company, including investing the capital stock of banks organized and existing under the laws of the State of Missouri or the United States, as well as investing in the capital stock of other bank holding companies and other financial services businesses.

(b) In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion, or attainment of the business purposes of the Corporation.

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ARTICLE 9

Bylaws of the Corporation

The power to make, alter, amend, or repeal the Bylaws of the Corporation shall be vested in the Board of Directors. The exercise of such power shall require the affirmative vote of two-thirds (2/3) of the Directors comprising the full Board of Directors, until two years following the filing of these Amended and Restated Articles of Incorporation; and thereafter the vote of the majority of the Directors will be required to make, alter, amend, or repeal the Bylaws of the Corporation.

ARTICLE 10

No Shareholder Liability

The shareholders of the Corporation shall not be personally liable for the payment or performance of the debts or other obligations of the Corporation.

ARTICLE 11

Amendment of Articles of Incorporation

The power to amend and alter the Articles of Incorporation of the Corporation shall be vested only in the holders of the Class A Common Shares and the Class AA Common Shares (voting as a single class), except to the extent that in certain circumstances the holders of any other class of stock may be entitled by law to vote. This power may be exercised (after such notice as may be required or waiver thereof) at any annual or special meeting of the holders of the aforementioned shares by a vote of two-thirds (2/3) of such shares as are issued and outstanding and entitled to vote at such meeting until two years following the filing of these Amended and Restated Articles of Incorporation by the Secretary of State of Missouri; and thereafter, the vote required to amend or alter the Articles of Incorporation shall be a majority of the Class A Common Shares and the Class AA Common Shares (voting as a single class), except in circumstances where a higher vote is required by these Articles of Incorporation.

Any person, upon becoming the owner or holder of any shares of stock or other securities issued by the Corporation, does thereby consent and agree that (i) all rights, powers, privileges, obligations or restrictions pertaining to such person or such shares or securities in any way may be altered, amended, restricted, enlarged, or repealed by legislative enactments of the State of Missouri or of the United States hereinafter adopted which have reference to or affect corporations, such shares, securities, or persons, and (ii) the Corporation reserves the right to transact any business of the Corporation, to alter or amend these Articles of Incorporation, or to do any other acts or things as authorized, permitted or allowed by such legislative enactments.

ARTICLE 12

Indemnification

(a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect

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to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees and amounts paid in settlement, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c) To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

(d) Any indemnification under Sections (a) and (b) of this Article, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article. The determination shall be made by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders of the Corporation.

(e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

(f) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(g) The Corporation may give any further indemnity, in addition to the indemnity authorized or contemplated under this Article, including Section (f), to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in these Articles of Incorporation or any duly adopted amendment thereof, or (ii) is authorized, directed, or provided for in any bylaw or agreement of the Corporation

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which has been adopted by a vote of the shareholders of the Corporation, and provided further than no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this Section (g) shall be deemed to limit the power of the Corporation under Section (f) of this Article to enact bylaws or to enter into agreements without shareholder adoption of the same.

(h) The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

(i) For the purpose of this Article, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

(j) For purposes of this Article, the term “other enterprise” shall include employee benefit plans; the term “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term “serving at the request of the Corporation” shall include any service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

(k) Notwithstanding any other provision under this Article, in no event shall the Corporation make any indemnification that is impermissible under federal law or regulation, including, without limitation, 12 U.S.C. §1828 and 12 C.F.R. Part 359, as the same may be amended and/or restated from time to time.

ARTICLE 13

Breach of Fiduciary Duty

No Director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, provided that such provision shall not eliminate or limit the liability of a Director (a) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 351.345 of the General Business and Corporation Law of Missouri, or (d) for any transaction from which the Director derived an improper personal benefit. This Article may not be altered or amended except upon the vote of two-thirds (2/3) of the shares (voting as a single class) entitled to vote for the election of Directors of the Corporation.

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Annex J

AMENDED AND RESTATED BYLAWS

OF

ROYAL BANCSHARES, INC.

(A Missouri Corporation)

ARTICLE I	Offices and Records

ARTICLE II	Corporate Seal

ARTICLE III	Shareholders

ARTICLE IV	Directors

ARTICLE V	Officers

ARTICLE VI	Election of Directors of Subsidiary Banks

ARTICLE VII	Shares

ARTICLE VIII	Indemnification

ARTICLE IX	General Provisions

AMENDMENT AND RESTATEMENT

The Amended and Restated Bylaws set forth below are an amendment and complete restatement of the Bylaws of Royal Bancshares, Inc. They supersede and replace all prior Bylaws, effective as of the date of their adoption.

All references herein to the “Articles of Incorporation” shall be deemed to include these Amended and Restated Articles of Incorporation, as they may be further amended from time to time.

ARTICLE I

Offices and Records

Section 1. Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Corporation in the State of Missouri shall be determined from time to time by the Board of Directors and shall be on file in the appropriate office of the State of Missouri pursuant to applicable provisions of law.

Section 2. Corporate Offices. The Corporation may have such corporate offices, anywhere within and without the State of Missouri as the Board of Directors from time to time may designate or the business of the Corporation may require. The “principal place of business” or “principal business” or “executive office or offices” of the Corporation may also be designated from time to time by the Board of Directors.

Section 3. Records. The Corporation shall keep at its registered office in Missouri, at its principal place of business, or at the office of its transfer agent in Missouri, original or duplicate books in which shall be recorded the number of its shares subscribed, the names of the owners of its shares, the numbers owned of record by them respectively, the amount of shares paid, and by whom, the transfer of said shares with the date of transfer, the amount of its assets and liabilities, and the names and places of residence of its officers, and from time to time such other or additional records, statements, lists, and information as may be required by law.

Section 4. Inspection of Records. A shareholder of the Corporation who is entitled to and demands to inspect the books and records of the Corporation or any direct or indirect subsidiary of the Corporation (collectively, the “Affiliated Corporations” and each an “Affiliated Corporation”) pursuant to any statutory or other legal right may inspect such books and records only during the usual and customary hours of business and in such manner as will not unduly interfere with the regular conduct of the business of any Affiliated Corporation. In order to exercise this right of examination, a shareholder must comply with all requirements pertinent to any statutory and other legal right to inspect the Corporation’s books and records and make written demand upon the Corporation, stating with particularity the books and records sought to be examined and a proper purpose therefor. A shareholder may delegate this right of inspection to such shareholder’s representative on the condition that, if the representative is not a licensed attorney, the shareholder and the representative agree in writing to furnish promptly to the Corporation a true and correct copy of each report with respect to such inspection made by such representative. No shareholder shall use, permit to be used, or acquiesce in the use by others of any information so obtained, to the detriment or competitive position of any Affiliated Corporation, nor shall any shareholder furnish or permit to be furnished any information so obtained to any competitor or prospective competitor of any Affiliated Corporation.

The Corporation may, as a condition precedent to any shareholder’s inspection of the books and records of any Affiliated Corporation, require the shareholder to indemnify the Affiliated Corporations against any loss or damage which may be suffered by any of them arising out of or resulting from any unauthorized disclosure made or permitted to be made by such shareholder or any representative of the shareholder of information obtained in the course of such inspection. The Corporation may, as a further condition precedent to any shareholder

Amended and Restated Bylaws of Royal Bancshares, Inc.

inspection of the books and records of any Affiliated Corporation, also require the shareholder to execute and deliver to the Corporation a confidentiality agreement (in form satisfactory to the Corporation) for the benefit of each Affiliated Corporation in which the shareholder: (i) acknowledges that one or more of the Affiliated Corporations are engaged in a highly competitive economic environment, that the nonpublic books and records of the Affiliated Corporations are secret and confidential, and that the Affiliated Corporations would suffer material adverse financial consequences if competitors or other entities with which the Affiliated Corporations do business should gain access to nonpublic information contained in the books and records; (ii) agrees that the shareholder and the shareholder’s representative will not, directly or indirectly, without the Corporation’s prior written consent, disclose any nonpublic information obtained from the books and records of any Affiliated Corporation to any party other than the shareholder’s representative; and (iii) agrees to instruct any such representative not to disclose, directly or indirectly, without the Corporation’s prior written consent, any such nonpublic information received and that no applicable professional-client privileges shall be waived. The Corporation may also require any representative of a shareholder to sign a confidentiality agreement for the benefit of each Affiliated Corporation containing substantially the provisions described above as a condition precedent to inspection of the books and records of any Affiliated Corporation. As used herein, “nonpublic” information is all information other than: (i) what the Affiliated Corporation has filed with a governmental agency and which (a) was not designated as confidential, secret, proprietary, or the like and (b) is generally open to public inspection in accordance with applicable laws, rules, and regulations; and (ii) what any Affiliated Corporation has released to the press or other media for general publication.

ARTICLE II

Corporate Seal

Section 1. Corporate Seal. The corporate seal, if any, shall have inscribed thereon the name of the Corporation and the words: Corporate Seal—Missouri. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

ARTICLE III

Shareholders

Section 1. Place of Meetings. All meetings of the shareholders shall be held at the principal business office of the Corporation, except such meetings as the Board of Directors to the extent permissible by law expressly determines shall be held elsewhere, in which case such meetings may be held, upon notice thereof as herein provided, at such other place or places, within or without the State of Missouri, as said Board of Directors shall determine and as shall be stated in such notice; and, unless specifically prohibited by law, any meeting may be held at any place and time, and for any purpose if consented to in writing by all of the shareholders entitled to vote thereat.

Section 2. Annual Meeting. An annual meeting of the shareholders shall be held on such day in the months of January, February, March, or April each year, and at such time on that day, as shall be determined by the Board of Directors, at which time the shareholders shall elect directors to succeed those whose terms expire and transact such other business as may properly come before the meeting.

Section 3. Special Meetings. Special meetings of the shareholders may be called by the Chairman of the Board (if any), the President, the Board of Directors, or the holders of a majority of the outstanding shares of all classes entitled to vote at such meeting on the basis of its subject matter, and shall be held on such date and at such time as the Chairman of the Board, the President, or the Board of Directors shall fix.

Amended and Restated Bylaws of Royal Bancshares, Inc.

Section 4. Action in Lieu of Meeting. Unless otherwise restricted by the Articles of Incorporation, these Bylaws, or applicable law, any action required to be taken at a meeting of the shareholders or any other action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent, transmitted in the same manner as notices are provided for herein and setting forth the action to be taken, is given by all of the shareholders. Any such consent by all the shareholders shall have the same effect as a unanimous vote and may be stated as such in any document describing the action taken by the shareholders. The Secretary shall file evidence of the consent with the minutes of meetings of the shareholders. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 5. Notice of Meetings. Written or printed notice stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than fifty days before the date of the meeting. The notice shall be delivered in the manner that notices are provided for herein by or at the direction of the Board of Directors, the Chairman of the Board, the President, or the Secretary to each shareholder of record entitled to vote at such meeting.

Section 6. Presiding Officials. Unless otherwise determined by resolution of the Board of Directors, every meeting of the shareholders for whatever object shall be convened by and presided over by the officers specified elsewhere in these Bylaws.

Section 7. Waiver of Notice. Whenever any notice is required to be given under the provisions of these Bylaws, the Articles of Incorporation of the Corporation, or any law, a waiver thereof in writing signed by the shareholder or shareholders entitled to such notice, whether before, at, or after the time stated therein, shall be deemed the equivalent of the giving of such notice. To the extent provided by law, attendance at any meeting shall constitute a waiver of notice of such meeting.

Section 8. Business Transacted at Annual Meetings. At their annual meeting, the shareholders shall elect directors and may also transact such other business as may be desired, whether or not the same was specified in the notice of the annual meeting, unless the consideration of such other business without its having been specified in the notice of the meeting as one of the purposes thereof is prohibited by law or these Bylaws. Failure to hold the annual meeting of the shareholders at the designated time will not work a forfeiture or dissolution of the Corporation nor will it impair the ability of the directors and officers of the Corporation to continue to conduct the business of the Corporation.

Section 9. Business Transacted at Special Meetings. Business transacted at any special meeting of the shareholders shall be confined to the purposes stated in the notice of such meeting, unless the transaction of other business is consented to by the holders of all the outstanding shares of the Corporation entitled to vote at such meeting.

Section 10. Quorum. Except as may be otherwise provided by law or by the Articles of Incorporation, the holders of a majority of the voting shares issued and outstanding and entitled to vote for the election of directors, whether present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders; provided, where a separate vote by a class or classes is required, the holders of a majority of the outstanding shares of each class or classes, present in person or by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter. If, however, a quorum is not present at any meeting, the shareholders present and entitled to vote shall have the power successively to adjourn the meeting, without notice other than announcement at the meeting, to a specified date not longer than ninety days after such adjournment. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting of which the shareholders were originally notified. However, if the adjournment is for more than thirty days, or, if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given in the manner otherwise provided herein to each shareholder of record

Amended and Restated Bylaws of Royal Bancshares, Inc.

entitled to vote at such adjourned meeting. Withdrawal of shareholders from any meeting shall not cause the failure of a duly constituted quorum at such meeting.

Section 11. Proxies. At any meeting of the shareholders every shareholder having the right to vote shall be entitled to vote in person, or by vesting another person with authority to exercise the voting power of any or all of such shareholder’s shares by executing in writing any voting trust agreement, proxy, or any other type of appointment form or agreement, except as may be expressly limited by law or by the Articles of Incorporation. Any copy, facsimile telecommunication, or other reliable reproduction of any writing referred to in this Section (including Electronic Transmission) may be used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile telecommunication, or other reproduction (including Electronic Transmission) shall be a complete reproduction of the entire original writing. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. The proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting.

Section 12. Voting.

Each shareholder shall have one vote (or such other number of votes as may be specifically provided) for each share entitled to vote under the provisions of the Articles of Incorporation and registered in such shareholder’s name on the books of the Corporation, but in the election of directors, cumulative voting shall apply; that is to say, each shareholder shall have the right to cast as many votes in the aggregate as shall equal the number of voting shares held by such shareholder, multiplied by the number of directors to be elected at such election, and such shareholder may cast the whole number of such votes for any one or more candidates. All other matters, except as required by law or the Articles of Incorporation, shall be determined by a majority of the votes cast; provided, where a separate vote by a class or classes of shareholders is required, the affirmative vote of the holders of a majority of shares of such class or classes who are present in person or by proxy at the meeting will be the act of such class.

Notwithstanding the foregoing, during such time as the Amended and Restated Articles of Incorporation provide for the election of Class A Directors and Class AA Directors, reference shall be made to the Articles of Incorporation regarding specific voting rights and requirements respecting voting by shareholders.

For any action that requires the approval of the holders of a majority or a greater percentage of the votes cast at the meeting, any shareholder who is in attendance at the meeting of the shareholders either in person or by proxy, but who abstains from voting on any matter, shall be deemed present for purposes of determining a quorum but shall not be deemed present or represented at such meeting for purposes of determining whether the holders of a majority or a greater percentage of the votes cast approved the specific action on which the shareholder abstained. For any action that requires the approval of a majority or a greater percentage of the issued and outstanding shares entitled to vote on the action, any shareholder who is in attendance at a meeting of the shareholders either in person or by proxy, but who abstains from voting on any matter, shall be deemed present for purposes of determining a quorum and for any other purpose including whether the action was approved by the holders of the requisite number of shares.

The rights and powers of the holders of any class or series of preferred shares with respect to the election of directors shall be only as may be duly designated with respect to such class or series and as is consistent with the provisions of the Articles of Incorporation.

No person shall be permitted to vote any treasury or other shares belonging to the Corporation.

Shares of the Corporation standing in the name of another corporation, partnership, limited liability company, joint venture, trust, or other entity, whether domestic or foreign, may be voted by such officer (or a comparable position if another form of entity), agent, or proxy as the bylaws or other governance document of

Amended and Restated Bylaws of Royal Bancshares, Inc.

such entity may prescribe, or, in the absence of such provision, as the Board of Directors or other governing body or person(s) of such entity may determine.

Shares of the Corporation standing in the name of a deceased person may be voted by that person’s personal representative either in person or by proxy. Shares of the Corporation standing in the name of a conservator or trustee may be voted by such fiduciary, either in person or by proxy, but no conservator or trustee shall be entitled as such fiduciary to vote shares held by him, her, or it without transfer of such shares into his, her, or its name.

Shares of the Corporation standing in the name of a receiver and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his, her, or its name if authority to do so is contained in an appropriate order of the court by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares transferred.

Shares of the Corporation standing in the names of two or more persons shall be voted or represented in accordance with the vote or consent of a majority of the persons in whose names the shares are registered. If only one such person is present in person or by proxy, such person may vote all of the shares, and all of the shares standing in the names of such persons shall be deemed represented for purposes of determining a quorum. The foregoing provisions shall also apply to shares held by two or more personal representatives, trustees, or other fiduciaries unless the instrument or order appointing them otherwise directs.

Section 13. Registered Shareholders. The Corporation shall be entitled to treat the holder of any shares of the Corporation, as recorded on the stock record or transfer books of the Corporation, as the holder of record and as the holder and owner in fact thereof and, accordingly, shall not be required to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, corporation, partnership, limited liability company, joint venture, trust, or other entity, whether or not the Corporation has express or other notice thereof, except as is otherwise expressly required by law, and the term “shareholder” as used in these Bylaws means one who is a holder of record of shares of the Corporation.

Section 14. Shareholder Lists. A complete list of the shareholders entitled to vote at each meeting of the shareholders, arranged in alphabetical order, with the address of and the number of voting shares held by each, shall be prepared by the officer of the Corporation having charge of the stock transfer books of the Corporation, and shall, for a period of ten days prior to the meeting, be kept on file in the registered office of the Corporation in Missouri, and shall at any time during the usual hours for business be subject to inspection by any shareholder. A similar or duplicate list shall also be produced and kept open for the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Missouri, shall be prima facie evidence as to who are shareholders entitled to examine such list, ledger, or transfer book or to vote at any meeting of shareholders. Failure to comply with the foregoing shall not affect the validity of any action taken at any such meeting.

Section 15. Removal of Directors. Except as otherwise provided in the Articles of Incorporation or by law, the shareholders shall have the power, by an affirmative vote of a majority of the outstanding shares then entitled to vote for the election of directors at any regular meeting or special meeting expressly called for that purpose, to remove any director from office with or without cause. Such meeting shall be held at any place prescribed by law or at any other place which may, under law, permissibly be, and which is, designated in the notice of the special meeting. If cumulative voting applies to the election of directors and if less than the entire Board of Directors is to be removed, no one director may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then voted cumulatively at an election of the entire Board of Directors. However, if the holders of any class of shares, to the exclusion of the holders of any other class of shares, are entitled to elect one or more

Amended and Restated Bylaws of Royal Bancshares, Inc.

directors by the provisions of the Articles of Incorporation, the provisions of this Section will apply, with respect of the removal of a director or directors so elected by that class of shareholders, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.

Section 16. Nomination of Directors. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of the shareholders may be made by or at the direction of the Board of Directors or may be made at a meeting of shareholders by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the procedures set forth in this Section. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made by delivering timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to, or mailed to and received at the principal office of the Corporation, not less than 60 days nor more than 90 days prior to the anniversary of the previous year’s annual meeting of the shareholders; provided that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s annual meeting, a proposal must be received within such time before the annual meeting as shall be established by the Board of Directors. To be valid, such shareholder’s notice to the Secretary must set forth: (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address, and residence address of the person; (b) the principal occupation or employment of the person; (c) the number of shares of the Corporation that are beneficially owned by the person; and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (whether or not the provisions of such Regulation are then applicable to the Corporation); provided, however, that nothing in this Section is intended to create or imply any obligation on the part of the Corporation to include within the Corporation’s proxy solicitation materials, if any, any materials or information regarding persons nominated for election to the Board of Directors by shareholders of the Corporation; and (ii) as to the shareholder giving notice, (a) the name and record address of the shareholder and (b) the number of shares of the Corporation that are beneficially owned by the shareholder. The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Board of Directors to determine the eligibility of such proposed nominee to serve as director of the Corporation. No person will be eligible for election as a director of the Corporation at a meeting of the shareholders unless nominated in accordance with the procedures set forth herein. The chairman of the meeting shall, if the facts warrant, determine and declare that a nomination was not made in accordance with the foregoing procedure, in which case the defective nomination shall be disregarded.

Section 17. Proposals for Annual Meeting. Shareholder proposals intended for presentation at the annual meeting of shareholders must comply with respect to time of submission, contents, and otherwise with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended from time to time (whether or not the provisions of Rule 14a-8 are then applicable to the Corporation). Any shareholder proposal that is advisory or precatory in nature and which requests the Board of Directors to take any action shall require the affirmative vote of a majority of the shares entitled to vote for the election of directors in order for any resolution, shareholder referendum, or the like embodying such proposal to be adopted.

ARTICLE IV

Directors

Section 1. Qualifications and Number. Each director shall be a natural person who is at least eighteen years of age. A director need not be a shareholder, a citizen of the United States, or a resident of the State of Missouri unless required by law or the Articles of Incorporation.

Amended and Restated Bylaws of Royal Bancshares, Inc.

Unless and until changed, the number of directors to constitute the full Board of Directors shall be the same number as is provided for the Board of Directors in the Articles of Incorporation. The Board of Directors shall have the power to change the number of directors by adoption of an appropriate resolution, in which case any notice required by law of any such change shall be duly given.

Those provisions of this Article which pertain to the different rights and privileges of Class A Directors and Class AA Directors (as provided for in the Amended and Restated Articles of Incorporation) shall expire and be of no further force and effect at the same time as the provisions of the Amended and Restated Articles of Incorporation relating to the election of Class A Directors and Class AA Directors expire (the “Expiration Date”). The Class A Directors, the Class AA Directors, and the directors serving after the Expiration Date are referred to generally in these Bylaws as “directors.”

Section 2. Powers of the Board of Directors. The property and business of the Corporation shall be managed by the directors, acting as a Board of Directors. The Board of Directors shall have and is vested with all and unlimited powers and authorities, except as may be expressly limited by law, the Articles of Incorporation, or these Bylaws, to do or cause to be done any and all lawful things for and on behalf of the Corporation (including, without limitation, the declaration of dividends on the outstanding shares of the Corporation and the payment thereof in cash, property or shares), and to exercise or cause to be exercised any or all of its powers, privileges and franchises, and to seek the effectuation of its objects and purposes.

Section 3. Annual Meeting of the Board, Notice. Any continuing members and the newly elected members of the Board of Directors shall meet: (i) as soon as reasonably practicable following the conclusion of the annual meeting of the shareholders for the purpose of appointing officers and for such other purposes as may come before the meeting, and the time and place of such meeting shall be announced at the annual meeting of the shareholders by the chairman of such meeting, and no other notice to any continuing or the newly elected directors shall be necessary in order to legally constitute the meeting, provided a quorum of the directors shall be present; or (ii) if no meeting immediately following the annual meeting of shareholders is announced, at such time and place, either within or without the State of Missouri, as may be suggested or provided for by resolution of the shareholders at their annual meeting and no other notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum of the directors shall be present; or (iii) if not so suggested or provided for by resolution of the shareholders or if a quorum of the directors is present, at such time and place as may be consented to in writing by a majority of any continuing directors and the newly elected directors, provided that written or printed notice of such meeting shall be given to each of any continuing directors and the newly elected directors in the same manner as provided in these Bylaws with respect to the notice for special meetings of the Board of Directors, except that it shall not be necessary to state the purpose of the meeting in such notice; or (iv) regardless of whether or not the time and place of such meeting shall be suggested or provided for by resolution of the shareholders at the annual meeting, at such time and place as may be consented to in writing by all of any continuing directors and the newly elected directors. Each director, upon his or her election, shall qualify by accepting the office of director, and his or her attendance at, or his or her written approval of the minutes of, any meeting of the newly elected directors shall constitute his or her acceptance of such office; or he or she may execute such acceptance by a separate writing, which shall be placed in the minute book. Failure to hold the annual meeting of the Board of Directors at the designated time will not work a forfeiture or dissolution of the Corporation nor will it impair the ability of the directors or officers of the Corporation to continue to conduct the business of the Corporation.

Section 4. Regular Meetings, Notice. Regular meetings of the Board of Directors may be held at such times and places either within or without the State of Missouri as shall from time to time be fixed by resolution adopted by a majority of the full Board of Directors. No notice of any regular meeting need be given other than by announcement at the immediately preceding regular meeting, communicated in writing to all absent directors; provided, however, that written notice of any regular meeting of the Board of Directors stating the place, day, and hour of such meeting shall be given if required by resolution adopted by the Board of Directors. Any business

Amended and Restated Bylaws of Royal Bancshares, Inc.

may be transacted at a regular meeting. Neither the business to be transacted nor the purpose need be specified in any notice or waiver of notice of any regular meeting of the Board of Directors.

Section 5. Special Meetings, Notice. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, the President, or by one-third of the directors (rounded up to the nearest whole number). The place may be within or without the State of Missouri, as designated in the notice.

Written notice of each special meeting of the Board of Directors, stating the place, day, and hour of the meeting shall be given to each director at least two days before the date on which the meeting is to be held. The notice (i) shall be given in the manner provided for in these Bylaws or (ii) may be given telephonically, if confirmed promptly in writing, in which case the notice shall be deemed to have been given at the time of telephonic communication. The notice may be given by any officer directed to do so by any officer having authority to call the meeting or by the director(s) who have called the meeting.

Neither the business to be transacted nor the purpose need be specified in the notice or any waiver of notice of any special meeting of the Board of Directors.

Section 6. Action in Lieu of a Meeting. Unless otherwise restricted by the Articles of Incorporation, these Bylaws, or applicable law, any action required to be taken at a meeting of the Board of Directors or any other action which may be taken at a meeting of the Board of Directors may be taken without a meeting if a consent, transmitted in the same manner as notices are provided for herein and setting forth the action to be taken, is given by all of the directors. Any such consent by all the directors shall have the same effect as a unanimous vote and may be stated as such in any document describing the action taken by the Board of Directors. The Secretary shall file evidence of the consent with the minutes of meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 7. Meetings by Conference Telephone or Similar Communications Equipment. Unless otherwise restricted by the Articles of Incorporation or these Bylaws or by law, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in such manner shall constitute presence in person at such meeting.

Section 8. Quorum; Voting Requirements. At all meetings of the Board of Directors, a majority of the full Board of Directors shall, unless a greater number as to any particular matter is required by the Articles of Incorporation or these Bylaws, constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum, except as may be otherwise specifically provided by law, by the Articles of Incorporation, or by these Bylaws, shall be the act of the Board of Directors. A director who is in attendance at a meeting of the Board of Directors but who abstains from voting on a matter shall not be deemed present at such meeting for purposes of the preceding sentence with respect to such vote, but shall be deemed present at such meeting for all other purposes. Withdrawal by a director from any meeting at which a duly constituted quorum is present shall not cause the failure of the quorum.

Notwithstanding the foregoing, at all times prior to the Expiration Date, the act of two-thirds (2/3) of the directors present at any meeting at which there is a quorum, except as otherwise specifically provided by law, by the Articles of Incorporation, or these Bylaws, shall be the act of the Board of Directors.

Less than a quorum may adjourn a meeting successively until a quorum is present, and no notice of adjournment shall be required.

Amended and Restated Bylaws of Royal Bancshares, Inc.

Section 9. Waiver of Notice; Attendance at Meeting. Any notice provided or required to be given to the directors may be waived in writing by any of them, whether before, at, or after the time stated therein.

Attendance of a director at any meeting shall constitute a waiver of notice of such meeting except where the director attends for the express purpose, and so states at the opening of the meeting, of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 10. Vacancies. If the office of any director is or becomes vacant by reason of the death or resignation of a director, or due to an increase in the number of directors, a majority of the survivors or remaining directors, though less than a quorum, may appoint a director to fill the vacancy until a successor is duly elected at an annual meeting of the shareholders. At all times prior to the Expiration Date: (i) any vacancy respecting a Class A Director shall be appointed by a majority vote of the remaining Class A Directors; and (ii) any vacancy respecting a Class AA Director shall be appointed by a majority vote of the remaining Class AA Directors. The term of office of any such newly appointed director will be until the annual meeting of shareholders in which the terms of directors are scheduled to expire.

Section 11. Executive Committee. The Board of Directors may, by resolution passed by a majority (two-thirds prior to the Expiration Date) of the directors present at any meeting at which there is a quorum, designate an executive committee, such committee to consist of two or more directors of the Corporation. Such committee, except to the extent limited in said resolution, shall have and may exercise all of the powers of the Board of Directors in the management of the Corporation. The members constituting the executive committee shall be determined from time to time by resolution adopted by a majority (two-thirds prior to the Expiration Date) of the full Board of Directors, and any director may vote for himself or herself as a member of the executive committee. In no event, however, shall the executive committee have any authority to amend the Articles of Incorporation, to adopt any plan of merger or consolidation with another entity or entities, to recommend to the shareholders the sale, lease, exchange, mortgage, pledge, or other disposition of all or substantially all of the property and assets of the Corporation if not made in the usual and regular course of its business, to recommend to the shareholders a voluntary dissolution of the Corporation or a revocation thereof, to amend, alter or repeal the Bylaws of the Corporation, to elect or remove officers of the Corporation or members of the executive committee, to fix the compensation of any member of the executive committee, to declare any dividend, or to amend, alter or repeal any resolution of the Board of Directors which by its terms provides that it shall not be amended, altered or repealed by the executive committee.

The executive committee shall keep regular minutes of its proceedings and the same shall be recorded in the minute book of the Corporation. The Secretary or an Assistant Secretary of the Corporation may act as secretary for the executive committee if the executive committee so requests.

Section 12. Other Committees. The Board of Directors may, by resolution passed by a majority (two-thirds prior to the Expiration Date) of the directors present at any meeting at which there is a quorum, designate one or more standing or ad hoc committees, each committee to consist of one or more of the directors of the Corporation and such other person(s) as may be appointed as advisory members under authority provided in the resolution. Each such committee, to the extent provided in the resolution and permitted by law, shall have and may exercise the power of the Board of Directors. The members constituting each such committee shall be determined from time to time by resolution adopted by a majority (two-thirds prior to the Expiration Date) of the full Board of Directors, and any director may vote for himself or herself as a member of any such committee.

Each such committee shall, to the extent required by resolution of the Board of Directors (or, in the absence of any such resolution, to the extent a majority of its members determines is appropriate) keep minutes of its proceedings and the same shall be recorded in the minute book of the Corporation. The Secretary or Assistant Secretary of the Corporation may act as secretary for any such committee if the committee so requests.

Amended and Restated Bylaws of Royal Bancshares, Inc.

Section 13. Compensation of Directors and Committee Members. Directors and members of all committees shall receive such compensation for their services as may be determined from time to time by resolution adopted by the Board of Directors, as well as such expenses, if any, as may be allowed pursuant to resolution adopted from time to time by the Board of Directors. No such resolution shall be deemed voidable or invalid by reason of the personal or pecuniary interest of the directors or any director in adopting it. Nothing herein contained shall be construed to preclude any director or committee member from serving the Corporation in any other capacity and receiving compensation therefor.

Section 14. Reliance Upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committee of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 15. Advisory Directors. The Board of Directors of the Corporation may appoint one or more Advisory Directors from time to time, whose function shall be to provide advice and counsel to the members of the Corporation’s Board of Directors on matters brought to the attention of the Advisory Directors. No Advisory Director shall have any vote on any matter to be decided by the Board of Directors, and no Advisory Director shall have any responsibility to the Corporation or its shareholders to take or not to take any action on behalf of the Corporation. Notwithstanding the foregoing, each Advisory Director shall be entitled to the same indemnification against claims and losses as is provided for regular members of the Corporation’s Board of Directors pursuant to the Articles of Incorporation and the other provisions of the these Bylaws.

ARTICLE V

Officers

Section 1. Officers—Who Shall Constitute. The officers of the Corporation shall include a President and a Secretary and may also include a Chairman of the Board, a Vice Chairman of the Board, one or more Vice Presidents, a Treasurer, one or more Assistant Secretaries, and one or more Assistant Treasurers. The Board of Directors shall elect a President and a Secretary at each annual meeting of the Board of Directors, which shall follow the annual meeting of the shareholders. The Board of Directors, from time to time, may also elect one or more of the other prescribed officers as it deems advisable, but need not elect any officers other than a President and a Secretary. The Board of Directors may, if it desires, further identify or describe any one or more of such officers and/or their order of seniority.

An officer need not be a shareholder unless required by law or the Articles of Incorporation. Any two or more of such offices may be held by the same person.

An officer shall be deemed qualified when he or she enters upon the duties of the office to which he or she has been elected or appointed and furnishes any bond required by the Board of Directors; but the Board of Directors may also require such person to accept any such office and promise faithfully to discharge the duties of such office in writing. Each elected officer shall hold his or her position at the pleasure of the Board of Directors or for such term as the Board of Directors may specify.

Section 2. Term of Office. Each officer of the Corporation shall hold his or her office for the term for which he or she was elected, or until his or her successor is elected and qualified or he or she resigns or is removed by the Board of Directors, whichever first occurs.

Amended and Restated Bylaws of Royal Bancshares, Inc.

Section 3. Appointment of Officers and Agents—Terms of Office. The Board of Directors from time to time may also appoint such other officers and agents for the Corporation as it deems necessary or advisable. Each appointed officer and agent shall hold his or her position at the pleasure of the Board of Directors or for such term as the Board of Directors may specify, and each shall exercise such powers and perform such duties as are determined from time to time by the Board of Directors or by an elected officer empowered by the Board of Directors to make such determination.

Section 4. Removal. Any officer or agent elected or appointed by the Board of Directors, and any employee, may be removed or discharged by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 5. Salaries and Compensation. Salaries and compensation of all elected officers of the Corporation shall be fixed, increased or decreased by the Board of Directors, but this power may, unless prohibited by law, be delegated by the Board to the Chairman of the Board of Directors or to the President (except as to his or her own compensation), or to a committee. Salaries and compensation of all other appointed officers and agents, and employees of the Corporation, may be fixed, increased or decreased by the Board of Directors or a committee thereof, but until action is taken with respect thereto by the Board of Directors or a committee thereof, the same may be fixed, increased or decreased by the Chairman of the Board, the President, or by such other officer or officers to the extent any of them may be empowered by the Board of Directors or a committee thereof to do so.

Section 6. Delegation of Authority to Hire, Discharge. The Board of Directors, from time to time, may delegate to the Chairman of the Board, the President, or any other officer or executive employee of the Corporation, authority to hire, discharge, and fix and modify the duties, salary, or other compensation of employees of the Corporation under their jurisdiction; and the Board of Directors may delegate to such officer or executive employee similar authority with respect to obtaining and retaining for the Corporation the services of attorneys, accountants, and other experts.

Section 7. The Chairman of the Board and the President. Unless the Board of Directors provides otherwise, the President shall be the chief executive officer of the Corporation; provided, the Board of Directors may name the Chairman of the Board as the chief executive officer of the Corporation, in which case the President shall be the chief operating officer of the Corporation. If the Chairman of the Board is designated as the chief executive officer, the Chairman of the Board will be authorized to do any act required by law to be done by the President of the Corporation after written notice of his or her designation as chief executive officer has been filed in writing with the Secretary of State of Missouri, as required by Mo.Rev.Stat. §351.360, as such section may be amended and/or restated from time to time.

Except as otherwise provided for in these Bylaws, the Chairman of the Board, or in his or her absence, the President, shall convene and preside over all meetings of the shareholders and of the Board of Directors. Whichever of them is serving as chief executive officer shall have general and active management of the business of the Corporation. Both the Chairman of the Board of Directors and the President shall carry into effect all directions and resolutions of the Board of Directors.

Either may execute all bonds, notes, debentures, mortgages and other contracts requiring a seal, under the seal of the Corporation, and may cause the seal to be affixed thereto, and all other instruments for and in the name of the Corporation, except that if, by law, such instruments are required to be executed only by the President, the President alone may execute them.

Amended and Restated Bylaws of Royal Bancshares, Inc.

Either, when authorized to do so by the Board of Directors, may execute powers of attorney from, for, and in the name of the Corporation, to such proper person or persons as he or she may deem fit, in order that thereby the business of the Corporation may be furthered or action taken as may be deemed by the Chairman of the Board and/or the President necessary or advisable in furtherance of the interests of the Corporation.

Either, except as may be otherwise directed by the Board of Directors, shall be authorized to attend meetings of shareholders or owners of other corporations or entities to represent this Corporation thereat and to vote or take action with respect to the shares or ownership interests of any such corporation or entity owned by this Corporation in such manner as the Chairman of the Board and/or the President shall deem to be for the interest of the Corporation or as may be directed by the Board of Directors.

The Chairman of the Board and, in his or her absence, the President, shall, unless the Board of Directors otherwise provides, be ex officio a member of all standing committees. Each of said officers shall have such general executive powers and duties of supervision and management as are usually vested in the office of a managing executive of a corporation, provided that if the Chairman of the Board is designated by the Board of Directors as the chief executive officer, the President shall report to the Chairman of the Board.

Each shall have such other or further duties and authority as may be prescribed elsewhere in these Bylaws or from time to time by the Board of Directors, and the Board of Directors may from time to time divide the responsibilities, duties, and authority between them to such extent as it may deem advisable.

Section 8. The Vice Chairman of the Board. In the absence of the Chairman of the Board, the Vice Chairman of the Board shall preside at meetings of the shareholders and of the Board of Directors (prior to the President so serving). The Vice Chairman of the Board shall have such other or further duties and authority as the Board of Directors may determine from time to time.

Section 9. Vice Presidents. The Vice Presidents, in the order of their seniority as determined by the Board of Directors, shall, in the absence, disability or inability to act of the Chairman of the Board and the President, perform the duties and exercise the powers of the Chairman of the Board and the President, and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 10. The Secretary and Assistant Secretaries. The Secretary shall attend all sessions of the Board of Directors and except as otherwise provided for in these Bylaws, all meetings of the shareholders, and shall record or cause to be recorded all votes taken and the minutes of all proceedings in a minute book of the Corporation to be kept for that purpose. The Secretary shall perform like duties for the executive and other standing committees when requested by the Board of Directors or such committee to do so.

The Secretary shall have the principal responsibility to give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors, but this shall not lessen the authority of others to give such notice as is authorized elsewhere in these Bylaws.

The Secretary shall see that all books, records, lists and information, or duplicates, required to be maintained at the registered office or at some office of the Corporation in Missouri, or elsewhere, are so maintained.

The Secretary shall keep in safe custody the seal of the Corporation, and when duly authorized to do so, shall affix the same to any instrument requiring it, and when so affixed, shall attest the same by his or her signature.

The Secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in these Bylaws or from time to time by the Board of Directors or the President, under whose direct supervision the Secretary shall be.

Amended and Restated Bylaws of Royal Bancshares, Inc.

The Secretary shall have the general duties, powers and responsibilities of a Secretary of a corporation.

The Assistant Secretaries, in the order of their seniority, in the absence, disability, or inability to act of the Secretary, shall perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 11. The Treasurer and Assistant Treasurers. The Treasurer shall have responsibility for the safekeeping of the funds and securities of the Corporation, and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall keep, or cause to be kept, all other books of account and accounting records of the Corporation, and shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

The Treasurer shall disburse, or permit to be disbursed, the funds of the Corporation as may be ordered, or authorized generally, by the Board of Directors and shall render to the chief executive officer of the Corporation and the directors, whenever they may require it, an account of all his transactions as Treasurer and of those under the Treasurer’s jurisdiction, and of the financial condition of the Corporation.

The Treasurer shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in these Bylaws or from time to time by the Board of Directors.

The Treasurer shall have the general duties, powers and responsibility of a Treasurer of a corporation, and shall be the chief financial and accounting officer of the Corporation.

If required by the Board of Directors, the Treasurer shall give the Corporation a bond in a sum and with one or more sureties satisfactory to the Board of Directors for the faithful performance of the duties of the Treasurer office, and for the restoration to the Corporation, in the case of the Treasurer’s death, resignation, retirement, or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control which belong to the Corporation.

The Assistant Treasurers in the order of their seniority shall, in the absence, disability or inability to act of the Treasurer, perform the duties and exercise the powers of the Treasurer, and shall perform such other duties as the Board of Directors shall from time to time prescribe.

Section 12. Bond. At the option of the Board of Directors, any officer may be required to give bond for the faithful performance of such officer’s duties.

Section 13. Checks and Other Instruments. All checks, drafts, notes, acceptances, bills of exchange and other negotiable and non-negotiable instruments and obligations for the payment of money, and all contracts, deeds, mortgages and all other papers and documents whatsoever, unless otherwise provided for by these Bylaws, shall be signed by such officer or officers or such other person or persons and in such manner as the Board of Directors from time to time shall designate. If no such designation is made, and unless and until the Board of Directors otherwise provides, the Chairman of the Board or the President and the Secretary, or the Chairman of the Board or the President and the Treasurer, shall have power to sign all such instruments for, and on behalf of and in the name of the Corporation, which are executed or made in the ordinary course of the Corporation’s business.

Section 14. Duties of Officers May be Delegated. If any officer of the Corporation shall be absent or unable to act, or for any other reason the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, some or all of the functions, duties, powers and responsibilities of any officer to any other officer, or to any other agent or employee of the Corporation or other responsible person, provided a majority of the then sitting Board of Directors concurs therein.

Amended and Restated Bylaws of Royal Bancshares, Inc.

ARTICLE VI

Election of Directors of Subsidiary Banks

At all times prior to the Expiration Date, the following provisions shall apply regarding the election of directors of any bank 80 percent or more of the voting shares of which are owned (directly or indirectly) by the Corporation:

(a)	The Class A Directors, acting by majority vote among themselves, shall be entitled to cause the Corporation to vote 60 percent of the bank voting shares that the Corporation owns for the election of bank directors; and

(b)	The Class AA Directors, acting by majority vote among themselves, shall be entitled to cause the Corporation to vote 40 percent of the bank voting shares that the Corporation owns for the election of bank directors.

(c)	If cumulative voting applies regarding the election of directors of the bank, the votes to be cast by the Class A Directors and the Class AA Directors shall be coordinated and cumulated so as to best attempt to achieve the intention (i) that 60 percent of the bank directors be elected in accordance with the desires of the Class A Directors and (ii) that 40 percent of the bank directors be elected in accordance with the desires of the Class AA Directors.

After the Expiration Date, the foregoing provisions of this Article shall no longer be in effect.

ARTICLE VII

Shares

Section 1. Payment for Shares. The Corporation shall not issue shares except for (i) money paid, (ii) labor done or services actually received, or (iii) property actually received; provided, however, that shares may also be issued (iv) in consideration of the cancellation of valid bona fide antecedent debts, (v) as stock dividends, (vi) pursuant to stock splits, reverse stock splits, stock combinations, reclassifications of outstanding shares into shares of another class or classes, exchanges of outstanding shares for shares of another class or classes, or (vii) other bona fide changes respecting outstanding shares. No note or obligation given by any shareholder, whether secured by deed of trust, mortgage or otherwise shall be considered as payment of any part of any share or shares.

Section 2. Certificates for Shares. The shares of the Corporation shall be represented by certificates or, if authorized by the Board of Directors, may be issued without certificates. Authorization to issue shares in uncertificated form shall not affect outstanding shares already represented by a certificate until the certificate is surrendered to the Corporation. Unless otherwise determined by the Board of Directors, each shareholder, upon written request to the Secretary of the Corporation, shall be entitled to a certificate or certificates representing the number of shares held by such shareholder in the Corporation.

Within a reasonable time after the issuance or transfer of uncertificated shares, if and as long as the same is required by law, the Corporation shall send to the registered owner thereof a written statement of the designation, relative rights, preferences, and limitations of the shares of each class authorized to be issued and the other information required by law to be set forth in or stated on certificates for stock.

The certificates for shares of the Corporation shall be numbered, shall be in such form as may be prescribed by the Board of Directors in conformity with law, and shall be entered in the stock books of the Corporation as they are issued, and such entries shall show the name and address of the person, corporation, partnership, limited liability company, joint venture, trust, or other entity to whom each certificate is issued. Each certificate shall have printed, typed, or written thereon the name of the person, corporation, partnership, limited liability

Amended and Restated Bylaws of Royal Bancshares, Inc.

company, joint venture, trust, or other entity to whom it is issued, and number of shares represented thereby and shall be signed by the Chairman of the Board or the President or a Vice President, and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation and sealed with the seal of the Corporation, which seal may be facsimile, engraved, or printed. If the Corporation has a registrar, a transfer agent, or a transfer clerk who actually signs such certificates, the signature of any of the other officers above mentioned may be facsimile, engraved, or printed. In case any such officer who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such officer were an officer at the date of its issue.

Each certificate for capital stock surrendered to the Corporation for exchange or transfer shall be cancelled and no new certificate or certificates or uncertificated shares shall be issued in exchange for any existing certificate, other than pursuant to Section 3, until such existing certificate shall have been cancelled.

Section 3. Lost or Destroyed Certificates. In case of the loss or destruction of any certificate for shares of the Corporation, upon due proof of the registered owner thereof or such person’s representative, by affidavit of such loss or otherwise, the Chairman of the Board or the President and Secretary may issue a duplicate certificate or replacement certificate or uncertificated shares in its place, upon the Corporation being fully indemnified therefor. Any such officer may request the posting of an indemnity bond in favor of the Corporation whenever and to the extent deemed appropriate as a precondition to the issuance of any duplicate or replacement certificate or any uncertificated replacement shares.

Section 4. Transfers of Shares, Transfer Agent, Registrar. All transfers of capital stock shall be made on the books of the Corporation only upon delivery to the Corporation or its transfer agent of a written direction of the registered holder of the shares, in person or by such holder’s attorney lawfully constituted in writing, and, if such shares are certificated, upon surrender of the certificate or certificates representing such shares duly endorsed. The stock record book and other transfer records shall be in the possession of the Secretary (or other person appointed and empowered by the Board of Directors to do so) or of a transfer agent or clerk for the Corporation. The Corporation, by resolution of the Board of Directors, may from time to time appoint a transfer agent, and, if desired, a registrar, under such arrangements and upon such terms and conditions as the Board of Directors deems advisable; but until and unless the Board of Directors appoints some other person or entity as its transfer agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the Secretary of the Corporation (or other person appointed and empowered by the Board of Directors) shall be the transfer agent or clerk of the Corporation, without the necessity of any formal action of the Board of Directors, and the Secretary or other person shall perform all of the duties thereof.

Section 5. Closing of Transfer Books, Record Date. The Board of Directors shall have the power to close the stock transfer books of the Corporation for a period not more than seventy days preceding the date of any meeting of the shareholders, the date for payment of any dividend, the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date not exceeding seventy days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof, or entitled to receive payment of the dividends, or entitled to the allotment of rights, or entitled to exercise the rights in respect of the change, conversion, or exchange of shares. In such case, only the shareholders who are shareholders of record on the date of closing of the transfer books or on the record date so fixed shall be entitled to such notice of, and to vote at, the meeting, and any adjournment thereof, or to receive payment of the dividend, or to receive the allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the date of closing of the transfer books or the record date fixed as aforesaid. If the Board of Directors does not close the transfer books or

Amended and Restated Bylaws of Royal Bancshares, Inc.

set a record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting, and any adjournment of the meeting, the record date shall be the date that is twenty days previous to the meeting; except that if, prior to the meeting, written waivers of notice of the meeting are signed and delivered to the Corporation by all of the shareholders of record at the time the meeting is convened, only the shareholders who are shareholders of record at the time the meeting is convened shall be entitled to vote at the meeting and at any adjournment of the meeting. If the Board of Directors does not set a record date with respect to any dividend, allotment of rights, or exercise of rights in respect of the change, conversion, or exchange of shares, the record date for such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6. Fractional Share Interests or Scrip. The Corporation may issue fractions of a share and it may issue a certificate for a fractional share, or by action of the Board of Directors, the Corporation may issue in lieu thereof scrip or other evidence of ownership which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip or other evidence of ownership aggregating a full share. A certificate for a fractional share shall (but scrip or other evidence of ownership shall not, unless otherwise provided by resolution of the Board of Directors) entitle the holder to all of the rights of a shareholder, including without limitation the right to exercise any voting right, or to receive dividends thereon or to participate in any of the assets of the Corporation in the event of liquidation. The Board of Directors may cause such scrip or evidence of ownership (other than a certificate for a fractional share) to be issued subject to the condition that it shall become void if not exchanged for share certificates before a specified date, or subject to the condition that the shares for which such scrip or evidence of ownership is exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of such scrip or evidence of ownership, or subject to any other condition which the Board of Directors may deem advisable.

ARTICLE VIII

Indemnification

The Corporation shall indemnify each director, officer, employee, or agent to the extent provided for in the Articles of Incorporation of the Corporation and permitted under The General and Business Corporation Law of Missouri, each as amended from time to time. Notwithstanding the foregoing, in no event shall the Corporation make any indemnification that is impermissible under federal law or regulation, including, without limitation, 12 U.S.C. §1828 and 12 C.F.R. Part 359, as each may be amended and/or restated from time to time.

ARTICLE IX

General Provisions

Section 1. Fixing of Capital, Transfers of Surplus. Except as may be specifically otherwise provided in the Articles of Incorporation, the Board of Directors is expressly empowered to exercise all authority conferred upon it or the Corporation by any law or statute, and in conformity therewith, relative to:

The determination of what part of the consideration received for shares of the Corporation shall be capital;

Increasing capital;

Transferring surplus to capital;

The consideration to be received by the Corporation for its shares; and

All similar or related matters;

provided that any concurrent action or consent by or of the Corporation and its shareholders required to be taken or given pursuant to law shall be duly taken or given in connection therewith.

Amended and Restated Bylaws of Royal Bancshares, Inc.

Section 2. Dividends. Ordinary dividends upon the shares of the Corporation, subject to the provisions of the Articles of Incorporation and applicable law, may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the Corporation.

Liquidating dividends or dividends representing a distribution of paid-in surplus or a return of capital shall be made only when and in the manner permitted by law.

Section 3. Creation of Reserves. Before the payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their reasonable discretion, think proper as a reserve fund or funds, to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall determine in the best interests of the Corporation, and the Board of Directors may abolish any such reserve in the manner in which it was created.

Section 4. Fiscal Year. The Board of Directors shall have the paramount power to fix, and from time to time, to change, the fiscal year of the Corporation. In the absence of action by the Board of Directors, however, the fiscal year of the Corporation shall be determined and signified by the filing of the Corporation’s first federal income tax return, and shall so continue until such time, if any, as the fiscal year shall be changed by the Board of Directors.

Section 5. Notices. Except as otherwise specifically provided herein with respect to notice to shareholders or otherwise, or as otherwise required by law, all notices required to be given by any provision of these Bylaws shall be in writing and shall be deemed to have been given: (i) when received if delivered in person; (ii) on the date of acknowledgment or confirmation of receipt if sent by e-mail, facsimile, or other Electronic Transmission; (iii) one day after delivery, properly addressed and fees prepaid, to a reputable courier for same day or overnight delivery; or (iv) two days after being deposited, properly addressed and postage prepaid, in the United States mail. The term “Electronic Transmission” means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the recipient.

Section 6. Amendments to the Bylaws. The Bylaws of the Corporation may be repealed, amended, altered, and/or restated from time to time in the manner specified in the Articles of Incorporation.

Amended and Restated Bylaws of Royal Bancshares, Inc.

CERTIFICATE

I, the undersigned Secretary of the Corporation, hereby certify that the foregoing Amended and Restated Bylaws were duly adopted by the Board of Directors of Royal Bancshares, Inc. on the                      day of             , 20    .

Dated as of the                      day of             , 20    .

Secretary of the Corporation

Amended and Restated Bylaws of Royal Bancshares, Inc.

Frontenac Bank

2015-2017

Strategic Business Plan

Building Relationships...
Your Community...
Your Bank.

Frontenac Bank Strategic Business Plan 2015-2017

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Frontenac Bank Strategic Business Plan 2015-2017

I.	Introduction

Frontenac Bank must continue to improve asset quality while simultaneously growing top line revenue.

The Frontenac Bank Management Team is presenting the following update to the 2015-2017 Strategic Business Plan to the Board of Directors for their review, approval, and full engagement over the next three years. This plan outlines a clear path to increased profitability and shareholder value.

The management team continues a two phase strategy to first stabilize and then to profitably grow Frontenac Bank.

The 2013-2014 plan called for reducing non performing assets, growing top-line revenue and resolving the trust preferred securities interest deferral. The plan and results are summarized below.

Major 2014 achievements included reduction of non performing assets and the resolution of deferred trust preferred securities interest. The 2014 Plan results exceeded the targets in the KPI categories of:

	Target	Results
Tier I Capital	9.57%	9.88%
Asset quality	—	Achieved
Texas ratio	45.0%	29.0%
Non accrual assets	6.30%	3.30%

The targets missed included net income before income tax and non-interest income.

The new plan presents the strategy to:

•	Improve asset quality

•	Grow top-line revenue

•	Formulate plans

The Management Team is highly committed to this strategic plan and is very pleased to present the members of the Board and other select investors with a plan that translates into an excellent opportunity to make a quality investment in Frontenac Bank.

This strategic plan also includes clear and measureable annual milestones that enable both an accurate assessment of progress and the ability to take corrective action as necessary.

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Frontenac Bank Strategic Business Plan 2015-2017

II.	Frontenac Bank Strategy Statements - Phase I and Phase II

Phase I - 2015 Strategy Statement Improve asset quality while growing top line revenue to generate capital for the Phase II Strategy.

Phase I of our strategy assumes the following:

•	The bank organization will remain committed to improving asset quality to reduce risk and increase earning assets.

•	The commercial real estate portfolio has stabilized and will subsequently increase with a focus on owner occupied real estate and a reduction in investor owned real estate.

•	The diversification of the loan portfolio will expand with emphasis on residential real estate and commercial and industrial lending. Lending to 1-4 family residential construction projects for presold opportunities will be deployed.

•	The Bank will increase its top line revenue by:

1.	Loans are a major source of top line revenue. Consequently, increasing outstanding loan balances is a main component of the plan. The 2015 plan forecasts new loan production of $30 million and net portfolio growth of $20 million. The Lender 2015 strategic focus includes:

•	Changing the portfolio mix to reduce commercial investment real estate (ORE) and to increase consumer, owner occupied and commercial and industrial with balanced growth.

•	Deepen new existing relationships for incremental revenue growth.

•	Full integration of the entire team including retail to grow market share.

•	Employee and client retention.

•	Maintenance of current loan portfolio yield.

•	The aforementioned focus items result in the following objectives:

•	Center of Influence (COI) defined calling program

•	Loan growth

•	Loan portfolio diversification

•	Increase in core deposits

•	Increase in business fee income

•	The tactics for success include:

•	High engagement approach

•	Business lead lists – calls tracked/monitored weekly

•	Weekly sales meeting with prospect/suspect discussions

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Frontenac Bank Strategic Business Plan 2015-2017

•	Center of Influence (COI) defined calling program

•	Bank Board director partnership

•	Share and celebrate successes – learn from failures

•	Deal teams – integrate Kim into the plans

•	Tailored incentive plan, and

•	Defined calling goals

2.	Retail is the primary source of deposits and fee income. The Bank’s asset liability exposure risk is well managed with acceptable risk levels. Interest rate trends cannot be predicted, but the likelihood of increased rates is high. The Bank has developed the following funding strategy to be implemented if and when rates increase:

The Bank, through the course of the financial crisis and great recession, repositioned our deposit portfolio. Previous to the financial crisis, the Bank had relied significantly on wholesale funding option (>100M) to support the rapid growth of loans. Driven by regulatory and liquidity concerns, the Bank began replacing these funds with callable consumer certificates in 2008 and early 2009, sacrificing interest expense to meet liquidity needs.

Liquidity pressure lessened in mid 2009 as the Bank’s assets were purposefully and systematically reduced, which allowed the Bank to call non relational certificates, and begin a statistical significant reduction of reliance on high-cost certificates for funding needs.

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Frontenac Bank Strategic Business Plan 2015-2017

As certificate balances were reduced the Bank strategically re-introduced a premium money market to capture maturing and called certificates, as well as attracting new clients/dollars. Leveraging money markets, a low rate environment and reducing its reliance on certificates, allowed the Bank the opportunity to correct historically high cost of funding ending 2014 at 60 basis points.

Strategically looking forward, our historical funding performance helps define the future opportunities, as well as recognizing the inherent risks embedded in the portfolio.

Opportunities-Core Deposits

Continuing to hold cost of funding will be critical to marginalize pressure on the net interest margin. The most practical way of accomplishing will be to continue to drive core checking relationships (DDA,/NOW) extending the trend of the last four years.

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Frontenac Bank Strategic Business Plan 2015-2017

The Bank, in response to the Dodd Frank Act’s releasing the prohibition of paying interest on business accounts, brought to market an interest bearing business account (business community) in an effort to create an attraction tool to overcome “safety” concerns, coupled with an emphasis on a consumer relational account (Diamond Club). The efforts, introduced in 2010, have aided the bank to overcome the diminishing DDA/NOW balances caused by safety concerns beginning in 2010, and have resulted in a four year growth rate of 44% (11.5% average growth per year).

The Bank will continue to focus on driving DDA/NOW core balances, sustaining corresponding activities and behaviors to achieve similar annual growth rates with intent of achieving greater success stimulated from a relational asset growth strategy.

We will continue to leverage our relational MMDAs to source low cost funding for our asset growth as appropriate according to our interest rate risk modeling. Our markets supports these efforts (wealthy, savers), and historically we have proven capable. (see above)

In addition to DDA/NOW/MMDA focus, the Bank will continue the historical trend of reducing its reliance on non-core funding. At the end of 2014, the Bank held no broker deposits on its balance sheet. The Bank, however, has leveraged the listing services market to improve RSA/RSL ratios due to the lack of demand for longer maturities by the consumer. The intentions will be to slowly allow the listing service CDs to mature and continue to replace with similar maturity in-market CDs.

Inherent Risk-Rising Rates

The perpetual low rate environment of the last five years has benefited the Bank greatly in repositioning its funding portfolio, as well as reducing its cost of funding. However, it is inevitable that rates will increase in the future, if not near future. The Bank’s growing dependence (documented above) on money markets balances, while intentional and beneficial, creates additional interest rate risk in light of impending rising rates.

We recognize that a portion of the MMDA balances can be defined as “surge” balances – or balances that typically would be invested in another vehicle (equities, CDs, etc.). A significant rise in rates may cause these balances to return to “normal” behavior and be invested elsewhere. The

Bank has sufficient alternative funding sources available to offset abrupt funding demands (Internet, FHLB, etc.), and significantly more options since late 2014. A slow, long term correction of surge balances will be offset with a similar strategy that will be utilized addressing minimizing interest expense on the remaining non-surge balances.

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Frontenac Bank Strategic Business Plan 2015-2017

The Bank’s strategy to offset rising funding costs, in a rising rate environment, is critical, and will be driven by identifying rate sensitive vs. non rate sensitive balances within the non-surge MMDA balance. Our strategy will be either offensive (attracting new dollars and retaining) or defensive (retaining existing) and leverage a “New Premium MMDA” for either. The chart below models a defensive strategy.

New Premium MM	Current		Strategy 1				Strategy 2
Account	Rate	Maturities	Rate	Ret %	Ret$	Beta	Rate	Ret %	Ret$	Beta
<10,000P	0.02%	250	0.43%	100%	250	0.21	0.02%	100%	250	—
<50,000P	0.19%	3.4	0.73%	100%	3.4	0.27	0.56%	81%	2.750	0.19
<250,000P	0.30%	18.8	1.60%	100%	18.8	0.65	1.12%	75%	14.100	0.41
>250,000P	0.41%	4.8	1.70%	100%	4.8	0.65	1.22%	75%	3.500	0.41
<10,000 DC	0.02%	35	0.43%	100%	35	0.21	0.02%	100%	35	—
<50,000 DC	0.27%	2.358	0.84%	100%	2.358	0.29	0.64%	81%	1.900	0.19
<250,000DC	0.48%	31.712	1.78%	100%	31.712	0.65	1.30%	75%	23.800	0.41
>250,000 DC	0.55%	41.931	1.84%	100%	41.931	0.65	1.36%	75%	31.500	0.41
<10,000 NEW							0.43%		351
>10,000 NEW							0.84%		3.000
>50,000 NEW							1.78%		10.000
>250,000NEW							1.84%		12.000

Total/Average	0.45%	103,286	1.71%	100%	103.286		1.35%	100%	103,286

	Balance	Expense	Cost	Benchmark	Sp[read	Beta	Ballpark Duration (years)
Strategy1	103,286	1,764	1.71%	2.63%	0.92%	0.63
Strategy 2	103,286	1,393	1.35%	2.63%	1.28%	0.45

Marginal Cost	—	-371	0.00%	2.63%	-2.63%

Marginal Cost Model Summary

BETA Deposit Study FTN Dated 12/12

Strategy 1 Defensive (refrain all balances). Strategy 2—Identify non rate sensitive—New Premium MMDA

Marginal cost of the additional funds was 0.00%. Benchmark is 2.63%.

Benchmark 36 mos treasury (35 mos decay rate study)

			Mkt Rate Increase		2.00%

The model above lists the tiers and corresponding rates and balances of the Bank’s Platinum (P), and Diamond Club (DC) in December 2014. Total balances are $103,286,000 with an average combined cost of .46%. A market rate increase is modeled at 200 basis points with the benchmark established utilizing current (December 2014) three year Treasury prices at .63%. This index was chosen as the Bank’s decay study indicates that its MMDA balances historically have a three year “life.”

Strategy 1 models the expected increase in costs in a 200 basis point rate increase environment. In order for the Bank to retain balances (100%) as competition re-prices, the Bank will have to follow suit. An aggressive average re-pricing of 63% of the market rate is utilized (beta). Matching competition, and re-pricing its entire MMDA portfolio, increases the Bank’s expense by 271% when compared to current. This strategy is successful in that it retains balances yet does not leverage the opportunity to segregate non-rate sensitive balances (balances not as inclined to move based on rate change), which implies that the Bank would be incurring more interest expense than necessary by re-pricing its entire portfolio.

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Frontenac Bank Strategic Business Plan 2015-2017

Strategy 2 models the segregation of non-rate sensitive balances from rate sensitive balances through the introduction of a New Premium MMDA. The Bank would hold the MMDA portfolio’s Beta to an average of 45 basis points, which reflects more similar to its historical deposit rate study Beta of 41 basis points. In marginalizing the increase, and establishing the New Premium MMDA to retain rate sensitive clients (or attract new) to maintain similar balance levels, the Bank is able to reduce the impact of the market increase 29% or by $371,000. This savings would be critical in a rising rate environment to allow the asset side of the balance sheet the opportunity to leverage the market increase.

The Bank understands the importance of being properly prepared for the future, and focusing on core deposit growth (DDA, NOW, MMDA), while reducing its reliance on listing services CDs, will remain our central focus as our historical performance has indicated our capability to do so. We will remain prepared, with product(s) ready to go to market in a raising rate environment to ensure we minimize the impact it would have on margin. Proper preparedness will prevent poor performance, and we are prepared.

3.	Fee income will be increased by the following:

•	Small Business Association (SBA) lending will continue to be a focus.
•	Non deposit investment products (NDIP) will be a source of commission.
•	Secondary market lending will continue.

4.	The Bank has contracted with a public relations expert. The goals are to:

•	Improve the Bank’s reputation

•	Announce the Bank is seeking new clients

•	Increase the franchise value to a potential acquirer.

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Frontenac Bank Strategic Business Plan 2015-2017

Phase II Strategy Statement Establish Frontenac Bank as THE Business Owner and Family Bank* with a Wealth Management Organization supporting and growing the client base.

Phase II of our strategy is strength based and assumes that we can leverage the following advantages:

•	Four strategically located Branches

•	Large number of Households and Small Family Owned Businesses within a 3 mile radius of the branches

•	Existing Small Business Clients with loans and deposits.

•	Network of Board Relationships

•	Cachet of the Frontenac Bank Name

We have defined the profile of our target clients as Households within a 3 mile radius of the branch and Business Owners (their employees) and their families with:

•	A focus on small to mid-size business owners and their families.

•	A Banking relationship that includes both loans/ lines of credit for working capital needs and deposits.

•	A need for multiple services or products (3-4) from the bank.

•	A Business Owner that has or desires to have a significant lending relationship with the bank.

•	A customer that may not be a lending customer but has a need for other banking services or Wealth Management Services.

•	A Business that has a proven track record of success and has been in business for 3 years or more.

•	The business has the capacity to generate between $2 and $10 million in annual revenues.

•	An employer that typically has 100 or fewer employees.

•	An Owner that is seeking a trusted partner relationship from his banker and values being treated like a customer at a larger bank with $20 million on deposit.

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Frontenac Bank Strategic Business Plan 2015-2017

III.	Vision and Mission Statements

Our Vision

To be the most TRUSTED Business Owner and Family Community

Bank in the Midwest providing solutions which contribute

significantly to the success of our clients, our shareholders and our employees.

Our Mission To Deliver Relevant Banking Solutions to Our Clients by clearly Understanding Both Their Business and Family with a Genuine Commitment to Their Success.

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Frontenac Bank Strategic Business Plan 2015-2017

IV.	Frontenac Bank Differentiators

•	At Frontenac Bank, we hold ourselves accountable for knowing more about our client’s business than any other financial services organization.

•	Our demonstrated resilience and stability in the most turbulent of times.

•	We have a physical presence in the wealthiest communities where business owners live and/or work.

•	There is a special cachet that accompanies the name “Frontenac Bank.”

•	We will have a sophisticated technology infrastructure providing 24x7 access for clients making us unique among community banks.

•	Our employees – always personable, never rushed and driven to add value.

V.	Frontenac Bank Culture Statement

Our Culture

We are banking professionals dedicated to the success of our clients, their families, and the communities in which we work. We hold ourselves to the highest level of accountability to ensure a superior experience for our clients. We provide an open and honest climate to support one another as a cohesive team to meet these expectations.

We care about one another and desire to see our people succeed and be inspired in their careers at Frontenac Bank.

Individuals who thrive best in our company are genuine, “whatever it takes” kind of people who are serious about their work, contribute to the team’s Esprit dé Corps (morale), and are driven to deliver the success of Frontenac Bank.

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Frontenac Bank Strategic Business Plan 2015-2017

VI.	Organization

The key critical success factor in the accomplishment of this amended plan (Phase II) will be for management and the board to be clear, in lock step and accountable for achieving this strategy. Alignment from the Board to the teller will be crucial.

In addition, every employee at Frontenac Bank will need to undergo a significant shift in focus to achieve the full potential of Phase II.

The shift will include the following:

•	Relationship building (versus transaction handling)

•	New business organization mindset

•	New product knowledge, e.g., cash management, simple investment products, mortgage loans, etc.

•	Multitasking, i.e., servicing and selling

•	Enhanced focus on execution

The most significant change will be felt by the Branch Managers and Credit Lending groups.

Today’s organization structure may need to be modified to enable the successful execution of Phase II of the plan. Staffing increases planned for 2012 plan were achieved. Employees may also be repositioned into modified or expanded roles as the bank shifts its focus and begins to establish itself as a community bank supporting the small to mid-size Business Owner and their family. The new organization will require a new and expanded role for our lenders as they transition to the Business Relationship Manager role. Staff will be top graded as necessary. Regulatory training and processes will remain a top priority. This training is being enhanced into specific technical and process training to insure our staff has the necessary skills for their expanded roles.

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Frontenac Bank Strategic Business Plan 2015-2017

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Frontenac Bank Strategic Business Plan 2015-2017

VII.	Market Overview

LOCATIONS Earth City 3330 Rider Trail Drive South Earth City, MO 63045	Frontenac Bank is focused on serving the small-to-medium sized businesses located in the St. Louis Region through four strategically located branches. This market, for the most part, is not expected to grow with possible minor exceptions in select areas, e.g., Clayton, Jefferson County, etc. (where the increase will also be relatively modest).

Frontenac 801 S. Lindbergh Blvd. St. Louis, MO 63131	A key factor over the planning period will be the continuation of the fierce competition between banks. Overall St. Louis has a very high density of banks (1 per 2,800 households versus a national average of 1 per 10,800 households) based on 2007 population numbers.

St. Charles 2625 W. Clay St. St. Charles, MO 63301	In the absence of any significant market growth, Frontenac Bank will need to grow by attracting clients from other banks by providing better, unmatched solutions.

Kirkwood 301 N. Kirkwood Rd Kirkwood, MO 63122	A high potential target area for acquiring additional new clients is large banks (Assets > $1 billion) who are sometimes vulnerable to losing small and medium size businesses to smaller more responsive banks like Frontenac Bank who can provide a more personalized and relevant, positive banking experience.

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Frontenac Bank Strategic Business Plan 2015-2017

VIII.	Strategy Pathways to Success

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Frontenac Bank Strategic Business Plan 2015-2017

IX.	Strategic Priorities – Phase II: 2015-2017

1. Define and Establish Formidable Wealth Management Capabilities

We began our entry into the Wealth Management area in 2011 with the introduction of a Fixed Annuity product. In 2014, the Bank added full service brokerage partnering with Investment Professionals, Inc. An experienced, registered representative with a book of business has been hired. The implementation of this strategy will continue to grow revenue as prospects turn into relationships.

2. Further Strengthen the Loan Officer Team as Relationship Development Managers.

As recently as 2013, the loan portfolio was continuing to be reduced. In 2014, the net growth of the loan portfolio was $8 million or 4%. The gross 2014 loan production was significantly higher. The 2015 plan was previously detailed in Phase I. In 2016 and 2017, the strategy is to continue the 2015 focus whereby the diversification of the portfolio continues to pivot away from commercial real estate. With the expectation the 2015 production will be achieved, similar growth is forecasted for 2016 and 2017. The limiting constraints are capital, competition and the economy.

Personnel enhancements in 2014 further lay the foundation to execute this strategy. The new chief lending officer is well versed in all phases of lending, but also has a high expertise in commercial and industrial lending. The promotion of the chief credit officer will bolster credit and risk management. The separation of these functions allows better control of credit and a focus on business development.

3. Identify and Penetrate the Specific Community Based Businesses Where Frontenac Bank is Located.

Frontenac Bank is located in some of the most attractive communities in the St. Louis Region. With branch locations in Frontenac, Kirkwood, St. Charles and Earth City the Bank is well positioned to capitalize on its strategy of serving business owners and their families. Frontenac Bank is committed to the Communities it serves and the businesses and owners who live and work in these areas.

4. Highlight and Leverage the Frontenac Bank Board.

The Board will play a significant role in the future growth of the Bank. While the critical risk management issues are expected to be resolved, as we enter Phase II of the planning period, the Board’s corporate governance role and focus on financial management and strategic planning will continue to be significant. In addition, the Board will play an important role in on-going business development through strategic referrals to the Bank.

In 2014, the Board was reduced by four retirements and the addition of two new directors. This trend will continue in 2015 as quality candidates are located.

5. Staff Development

Management must demonstrate an unwavering commitment to building a culture of Personal Responsibility, Respect and Client Focus. Strong leaders and new skills for all employees will be needed to serve the Business Owners, their families and our community.

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The Bank substantially increased training in 2013 and the increases continue. The 2015 training budget was maintained at $28,000. The staff development training is managed by the compliance officer. The majority of the training budget is allocated to technical and regulatory training. In 2015 and beyond, the training will focus on several core areas, namely consumer lending, information technology security and credit.

The Relationship Based Banking program (subsequent explanation) will deploy a Team Staff Development to further enhance the Bank’s mission of delivering relevant banking solutions.

6. Business Development

The Business Development strategy can be summarized by three questions and deploying the correct answers:

1.	Why would someone bank with Frontenac – what is unique about the Bank?

2.	Why would someone work for the Bank?

3.	Why would somebody invest their money with the Bank?

Now that the Bank’s balance sheet has been stabilized, our income and subsequent capital levels will be dependent on our ability to prospect and source potential clients, and ultimately earn their entire financial relationships.

Critical to our development efforts will be our ability to concentrate on prospects that

1.	diversify our loan portfolio (not non owner occupied commercial real estate)

2.	lower our cost of deposit (cash management services)

3.	help elevate our non interest income levels (SBA, secondary market, insurance, etc.).

Our resources, both financial and human, remain constrained for 2015 and in the foreseeable future, and while remaining cognizant of that, have developed the following strategies recognizing the imperative nature of their execution.

Business Development Officer was recruited from BMO Harris. The BDO has significant prospecting experience prior to coming to the Bank in 2014, and has proven successful in driving new business while tenured here. The BDO’s focus will be to individually make connections directly with prospects and centers of influences, uncover opportunities, and make the appropriate lines of business introductions. Individual and joint calling efforts will be essential to the successful execution.

Market Deal Teams were implemented in mid 2013 and continues. The purpose is clearly defined as a weekly scheduled, concise and productive exchange of information among the market (branch) teams to facilitate the strengthening of client and prospect relationships with actionable takeaways and peer accountability for follow through. Executive “sponsorship” and role modeling (joint calls, etc.) will re-enforce line of business partnership and accountability.

Community Involvement will continue to be leveraged in the markets we serve, focusing on Kirkwood and St. Charles, as the largest opportunities exist in these markets as they have more dynamic/active organizations.

Limited Advertising will be deployed to attract deposit relationships as the Bank’s funding needs dictate. The diamond club relationship product will be leveraged as it promotes a full relationship and has higher balance requirements.

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While not discounting our products, facilities, or branding efforts, we understand that at the core of successful business development efforts is that people bank with people, and we are committed to making connections with prospects that will drive profitable relationships and achieve our business development goals.

7. Capital Plan

To insure the Bank has adequate capital reserves, a minimum Tier I capital ratio of 8.5% is required. Furthermore, the international trend to increase capital is acknowledged. As of December 31, 2014, the Tier I Capital is estimated to be $26,000,000 and the average assets are $268,000,000. Therefore, the Tier I Capital ratio is 9.88%.

The following capital plan takes into account the Bank’s strategic plan and how these relate to the Bank’s objectives:

•	Loan growth expectations;

•	Future sources and uses of funds;

•	Dividend policy and parent obligations

Finally, the Capital Plan considers the time horizons and the Bank’s macroeconomic factors which are generally the economic and regulatory environment. The ultimate objective of capital planning is to insure the Bank can meet its capital requirements at all times in a forward looking manner – including throughout a possible reasonably severe economic recession.

The capital sources and uses are illustrated in the following table:

Tier I Capital Percent

	12-31-14	2015	2016	2017
Target Capital (EOY)	8.50%	8.50%	9.00%	9.25%
Available Capital BOY	9.88%	9.95%	9.98%	9.95%

Surplus (Required)	1.38%	1.45%	0.98%	0.70%

Requirements:		bp
Growth	—	(28)	(69)	(73)
Trust Preferred	—	—	(15)	(16)
Cushion	—	(10)	(10)	(10)

Total Required	—	(38)	(94)	(99)
Surplus (Required)	—	145	98	70
Income Contribution	—	53	75	98

Net Required (surplus)	—	(160)	(79)	(69)

Total Amount Required	—	—	—
Parent Amount Required	—	—	—
Bank Amount Required	—	—	—
Bank Tier I EOY	$26M	$28M	$30M	$32M
Bank Ave. Assets EOY	$268M	$281M	$302M	326M

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The Capital Plan and the Budget are correlated. Both plan forecasts are dependent on asset quality, loan growth and resulting profitability. The above end of year assets are consistent with the multiyear budget forecast.

The Capital Plan and the Budget were prepared considering three economic scenarios. The scenarios are:

•	Stable economy with annual GDP ranging from 2.5% to 3.5% with gradually increasing interest rates.

•	Significant inflation resulting in significant interest rate increases, or

•	Slowing economy or recession with deflationary pressure on prices and interest rates.

Each scenario contains significant risk. The Bank will utilize the following indices to assist in the determination of the economy’s direction. The Federal Reserve Bank of Philadelphia releases the leading indexes for the 50 states monthly. Historically, this index has accurately forecasted the direction and level of Missouri’s economic growth.

The ISM Manufacturing Index is prepared by the Institute for Supply Management. The ISM Manufacturing Index monitors employment, Production inventories, new orders and supplier deliveries. The values for the index can be between 0 and 100. A value above 50 indicates growth. Less than 50 indicates a slowing in manufacturing activity. A value of 42 or less indicates an economic recession. The most likely scenario is a stable economy. The Capital Plan and the Budget were prepared based on this assumption. If the ISM Index or GDP has significant variances, the Strategic Plan may require revision.

Finally, by way of background, The Federal Reserve ended a program of quantitative easing. The stated Federal Reserve targets of less than 6.0% or less unemployment and inflation of <2% were achieved. As the program was discontinued, it was anticipated interest rates would increase in 2015.

In the stable economy, the Federal Reserve and government address imbalances, generate moderate growth and inflation. The unemployment rate remains less than 6.0% and GDP averages >2.5%. Credit remains readily available at low rates and real estate values stabilize.

A recession with deflationary pressure would increase the pressure on borrowers, leading to even lower demand. Such a scenario would cause prices to decline, specifically real estate. Consequently, loan collateral values would decline requiring additional reserves which would in turn require more capital. The surplus Tier I Capital would provide a cushion in the event this scenario materializes.

The more central banks try to support the process of deleveraging with aggressive monetary policies, the higher the inflation risk. As the economy starts to recover or the public starts to lose trust in money, the Bank could see a sudden spike in inflation. Inflation would increase asset values potentially lowering loan loss reserve requirements. The offset would be deposit cost increasing much faster than asset yields. The loss of income would also require more capital.

While the Bank cannot manage to the unknown, Management and the Board must be vigilant to both internal and external dangers. The Bank will continuously monitor the economic risk factors for any signals deviating from the forecasted stable muddle through economy.

The specific capital plans include:

•	The budget goal is to:

•	Increase income

•	Control losses

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•	Lower nonperforming assets

•	Lower other real estate

•	Increase net interest margin

The effect of the above tactics is to increase income and grow the balance sheet. Growing the balance sheet is a delicate balance between growth and capital. The utmost goal is to achieve and maintain the Tier I Capital ratio greater than 8.5%. Simply, the higher the ratio, the more allowable growth and higher income. Conversely, a rate at or less than 8% would curtail growth requiring other capital enhancements.

8. Succession Plan

The Bank has a Succession Plan for the CEO and Senior Managers to protect the Bank in the event of a natural or personal disaster event. The succession plan insures continuity of management and safeguards operations. A longer range view shows that several key executives could retire in the next five years. This risk is mitigated by the addition of the new senior lender and the promotion of the chief credit officer. The Board determined the future strategy to fill the president position should be postponed to give the recent enhancements in personnel an opportunity to coalesce. The Board will then determine the appropriate skills and traits to seek.

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X.	Three-Year Earnings Performance Metrics

Frontenac Bank’s most critical Strategic Performance metrics are earnings and capital.

This strategic plan is designed to stabilize and then move Frontenac Bank into position to achieve controlled and predictable growth in earnings during the planning period.

The focus of 2015-2017 is to build the strength of Frontenac Bank’s balance sheet in order to provide a solid foundation from which to grow earnings.

Strategic Performance Metrics		Actual 2014	Budget 2015	Budget 2016	Budget 2017

Earnings:	Net Income Before Tax $000	$485	$1,511	$2,265	3,209
	Total Assets ($000)	$272,000	$289,000	$314,000	$337,000
	Return on Average Assets (%)	.18%	0.36%	0.50%	0.68%

Capital:	Tier 1 Capital to Average Assets* (%)	9.88%	9.95%	9.98%	9.95%

Liquidity:	Net Loans to Deposits Ratio (%)	83.00%	88.00%	90.00%	95.00%
	Liquidity (Cash/Assets) (15% Minimum)	19.50%	19.54%	19.15%	17.25%

Asset Quality	Texas Ratio (NPA+ORE/Equity +ALLL)	29.0%	17.0%	7.00%	4.00%
	Non-Accrual Loans + ORE/Total Loans	3.30%	2.10%	0.70%	0.40%
	Net charge-offs ($000)	$617	$362	$750	$780

Growth:	New BOD Referred Targeted Clients	TBD	TBD	TBD	TBD

Profit Drivers:	Net Interest Margin (%)	3.00%	3.07%	3.10%	3.14%
	Transaction Accounts (Percentage)	59.0%	61.0%	60.0%	66.0%
	Non-interest Income	$352	$289	$330	$339

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XI.	Major Assumptions

The following is a summary of the major assumptions behind achieving the objectives for the Three Year Strategic Business Plan (2015-2017).

1.	Maintain the four branches with strategic locations in Earth City, Frontenac, St. Charles and Kirkwood.

2.	Continue to improve asset quality by reducing non performing assets. Risk will be reduced by diversifying the loan portfolio and reducing the commercial real estate concentration.

3.	Growing top-line revenue is a key element in the three year strategic business plan. The high level components of growing top line revenue are:

•	Grow the outstanding loan balances and increase performing assets.

•	Increase fee income.

•	Maintain the cost of funds.

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Appendix A

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Income Statement

	Strategic Plan Forecast 2015-2017
	(000’s	)
	Actual

	2014		2015	2016	2017
Cash and Investment	969		968	966	1,031
Loans	8,678		8,992	9,963	11,038

Total Interest Income	9,647		9,961	10,929	12,070
Loan Fees	109		120	120	120
Asset Income	9,757		10,081	11,049	12,190
Interest Expense
Interest Bearing Deposits	1,435		1,576	1,799	1,952
Borrowed Funds/ Fed Funds	119		12	26	38

Total Interest Expense	1,554		1,587	1,824	1,991

Net Interest Income	8,203		8,494	9,225	10,199

Loan Loss Provision	0		300	375	375

Net Interest Income after Provision	8,203		8194	8,850	9,824
Service Charges on Dep Accts	66		72	102	102
Fee Income	51		117	137	137
Extraordinary Income	146		0	0	0
Other Income	89		100	100	100

Total Non-Interest Income	352		289	339	339

Non-Interest Expense
Employee	3,966		4,132	4,183	4,233
Occupancy	902		906	906	906
Data Processing	192		175	175	175
Marketing	46		44	44	44
Extraordinary Expense	719		0	0	0
Other Expense	2,213		2,715	1,616	1,596

Total Non-Interest Expense	8,038		6,973	6,924	69545

Operating Income	517		1,511	2,265	3,209
Federal Tax	5,412		452	699	1,008
State Tax	400		48	79	115

Net Income	6,329		1,010	1,488	2,086

ROA	0.02%		0.36%	0.49%	0.64%

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Income Statement

	Strategic Plan Forecast 2015-2017
	(000’s	)
	Actual

	2014		2015	2016	2017
Assets
Cash & Due	12,442		11,169	12,275	12,315
Fed Funds Sold	0		1,302	4,622	0
Securities	42,951		42,982	42,221	44,973
Loans	199,250		219,257	244,259	269,261
Loan Loss Reserve	-4,590		-4,590	-4,215	-3,810

Net Loans	194,660		214,667	240,044	265,451
Bank Premises & Equipment	6,772		6,469	6,224	6,036
OREO	8,929		5,929	2,000	0
Equity Securities	405		405	405	405
Other Assets	7,166		6,268	6,681	6,195

Total Assets	273,325		289,191	314,473	337,375

Liabilities & Capital
Liabilities
Demand Deposits	8,622		8,622	8,622	8,622
Interest Bearing Deposits	227,771		238,530	260,922	282,235

Total Deposits	236,393		247,152	269,544	290,857
Fed Funds Purchased	393		393	0	0
Borrowed Funds	2,989		7,898	8,989	8,989
Other Liabilities	1,717		1,720	1,723	1,726

Total Liabilities	241,493		256,862	280,256	301,572
Capital
Common Stock	4,877		4,877	4,877	4,877
Surplus	32,017		32,017	27,017	27,017
Undivided Profit	-11,504		-5,175	-835	-1,823
Current Earnings	6,329		1,010	1,488	2,086
Net Unrealized AFS G/L	113		-400	0	0

Total Capital	32,832		32,329	34,217	35,803

Total Liabilities & Capital	273,325		289,191	314,473	337,375

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Key Performance Metrics

	Actual	Forecast

	2014	2015	2016	2017
Net Interest Margin	3.00%	3.07%	3.10%	3.14%
Texas Ratio	29.00%	17.00%	7.00%	4.00%
Net Loans to Deposits	83.00%	88.00%	90.00%	95.00%
NPA/ Loans + OREO	3.30%	2.10%	0.70%	0.40%
ALLL Provision
Charge Offs	$617	$362	$750	$780
Net Loan Growth	$7,723	$20,000	$25,000	25,000
Transaction Deposit
Growth	($6,237)	$10,000	$11,634	$21,048
COD Growth	$2,903	$758	$10,758	$10,758
Average Assets	$267,977	$281,000	$302,000	$326,000

Capital Rollforward	Actual	Forecast
	2014	2015	2016	2017
Total Capital End of Period	31,832	32,329	34,217	35,803
Dividend	—	—	400	500
Less unrealized	113	(400)	0	0
Less Deferred Tax assets	5,249	4,749	3,971	2,848

Tier 1 Capital	26,470	27,980	30,146	32,458

Tier 1 Capital Ratio	9.88%	9.95%	9.98%	9.95%

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Appendix B

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Frontenac Bank

2015 IT Strategic Plan

Date: February 6, 2015

Retail Services Outlook

The bank relies on the services and infrastructure hosted by Fiserv. Since most retail products must integrate with the host, the bank understands that its options for retail products are limited to those offered/developed by Fiserv and its partners.

Internal IT Infrastructure

It is understood by management that Cloud Computing, Mobility and Virtualization are IT trends that can bring value to the bank. To this end, the bank has implemented the following:

Wide Area Network (WAN) and Bandwidth Management

In 2014, the bank replaced its MPLS 1.5Mbps copper network with a Fiber Optic 50MB network. This has relieved network bottlenecks among all the branches which has had a positive impact on staff productivity.

Since all the branches are interconnected by 50MB fiber, there is no longer a need for servers at each branch. Therefore, current 2015 plans include server consolidation by choosing not to replace the Earth City 2003 server, but simply transferring the data hosted on it to another server.

All of the bank’s Fiber circuits are scalable from 2Mbps to 1Gbps and they can be remotely configured without the need for circuit cancellation or replacement.

Internet

At the same time the bank upgraded its WAN network, it also upgraded its main Internet drain from 10Mbps to 50Mbps. It also contracted with a Telco to install and manage a perimeter firewall. This firewall is capable of Unified Threat management and Virtual Private Networking.

The bank also has smaller Internet drains at 3 of its branches with a different Telco. These drains currently have wireless routers connected to them to provide the staff Internet access for their personal devices. However, these same geographically dispersed drains could be manually reconfigured to provide the entire bank Internet access should primary Internet drain become unavailable.

Cloud Services

The bank has a long history of utilizing cloud services as its hosted providers (CSI & Fiserv) which can be defined as private cloud providers. In 2010, the bank, when faced with the decision to hosts its own mail and intranet servers, chose instead to contract with Google Business Apps for all of its mail, email security and Intranet needs. The solution has proven to be a good decision for the bank, as there has been minimal unscheduled downtime and the bank does not need to rely on its current IT vendor to perform maintenance on complex email systems.

Given the positive results of its relationship with Google Business Apps, the bank will continue to explore other cloud based services related to lending, loan/account origination, imaging and project management.

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Virtualization

The bank understands that organizations that have successfully virtualized their servers and desktops typically have lower implementation and ongoing management costs while improving their IT BCP posture. In 2015, the bank intends to virtualize its Kisker server so that it can better leverage its hardware investment while allowing the IT vendor to quickly restore network services in the event of an unplanned hardware or environmental disruption.

Looking forward, the bank is open to introducing desktop virtualization, but it will need to work with all of its current vendor relationships, as their software must be able to run in a terminal server environment. Even if some of the bank’s vendors do not support virtualization today, this doesn’t mean that they may not be planning to be compliant with virtualization standards in the future.

Virtual Private Networking

The bank realizes that the ability to work from remote locations could extend the bank’s market presence while allowing its staff to be more productive. With the bank’s new perimeter firewall, it now has the ability to have remote VPN connections protected by 2-step verification.

This functionality will be extremely useful as the bank begins to virtualize its desktop experience.

Cellular WAN Backup

Following the disasters of the Joplin Tornado and Hurricane Sandy, cellular networks were able to recover more quickly than wired communication networks that must utilize utility poles.

Because of this, the bank is considering contracting with AT&T to provide backup cellular LTE modems so that its remote branches could continue to function in the event of a disruption to the primary Fiber WAN infrastructure.

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Information Technology Budget

2015-2016

Description	Priority	2015	2016
Virtualization Kisker Server	7	$3,100
Deploy terminal server & VPN	5		$5,300
Upgrade 25 workstation CPUs	9	$6,000
Upgrade to subscription Office 2014	9	$9,000
Deploy additional dual monitors	4		$2,200
Update 2 Cisco switches to 1 GP	5		$5,000
Lenox Shield
Hardware	10	$3,500
Monthly	10	$500
Zix Gateway in lieu Postini	?
Dependent on Google	?
Subscription		$5,600
Hardware		$3,800
Enhance Cloud usage	5		Unknown

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Articles of Incorporation, as amended

2.2	Bylaws

6.1	Form of Employment Agreement by and between Royal Banks of Missouri and Robert Roberson

7.1	Amended and Restated Agreement and Plan of Merger by and among Frontenac Bancshares, Inc., Royal Bancshares, Inc. and Royal Acquisition LLC, effective as of November 12, 2015 (incorporated by reference to Appendix A of the Proxy Statement/Offering Circular which is included in Part II of this Form 1-A)

10.1	Power of Attorney (included as part of the signature pages herewith)

11.1	Consent of Cummings, Ristau & Associates, P.C. (independent registered public accounting firm of Royal Bancshares, Inc.)

11.2	Consent of Cummings, Ristau & Associates, P.C. (independent registered public accounting firm of Frontenac Bancshares, Inc.)

11.3	Consent of Sandler O’Neill + Partners, LP (financial advisor of Royal Bancshares, Inc.)

11.4	Consent of Sheshunoff & Co. Investment Banking, L.P. (financial advisor of Frontenac Bancshares, Inc.)

11.5	Consent of Polsinelli PC (included in Exhibit 12.1)

12.1	Legal Opinion of Polsinelli PC

12.2	Opinion of Polsinelli PC as to certain tax matters

15.1	Merger Consideration Election Form

15.2	Form of Proxy of Frontenac Bancshares, Inc.

15.3	Draft Offering Statement on Form 1-A submitted March 18, 2016

15.4	Comment Letter of the Securities and Exchange Commission dated April 13, 2016

15.5	Response Letter of Royal Banks of Missouri dated April 22, 2016

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 22, 2016.

ROYAL BANCSHARES, INC.

By:	/s/ Mitchell P. Baden
Mitchell P. Baden Assistant Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Stephen A. Baden and Mitchell P. Baden, or either of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within offering statement, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities stated and on the 22nd day of April, 2016.

/s/ Stephen A. Baden
Stephen A. Baden President and Director (Principal Executive Officer)

/s/ Bethany Davis
Bethany Davis Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Stephen J. Pessin
Stephen J. Pessin Chairman

/s/ Ira Bergman
Ira Bergman Vice President and Director

/s/ Anthony F. Sansone, Sr.
Anthony F. Sansone, Sr. Secretary and Director

/s/ Thomas R. Green
Thomas R. Green Director

/s/ Linda G. Renner
Linda G. Renner Director